Filed pursuant to Rule 424(b)(4)

Registration No. 333-271403

PROSPECTUS

Neptune Wellness Solutions Inc.

4,415,162 Common Shares

Pre-Funded Warrants to Purchase 7,706,050 Common Shares

Common Warrants to Purchase 12,121,212 Common Shares

19,827,262 Common Shares Underlying the Common Warrants and Pre-Funded Warrants

We are offering on a “reasonable best efforts basis” 12,121,212 of our common shares, no par value per share (“Common Shares”), together with warrants (“Common Warrants”) to purchase up to 12,121,212 Common Shares pursuant to this prospectus at the public offering price of $0.33 per Common Share and accompanying Common Warrant. Each Common Share, or a pre-funded warrant in lieu thereof, is being sold together with a Common Warrant to purchase one Common Share. Each Common Warrant is exercisable to purchase one Common Share at an exercise price of $0.33 will be exercisable upon issuance and will expire five years from the date of issuance.

We are also offering to certain purchasers whose purchase of Common Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Shares immediately following the consummation of this offering or if the purchaser shall otherwise elect, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants (“Pre-Funded Warrants” and, collectively with the Common Warrants, the “Warrants”), in lieu of Common Shares that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Shares or as such purchaser shall otherwise elect. Each Pre-Funded Warrant will be exercisable for one Common Share. The purchase price of each Pre-Funded Warrant and the accompanying Common Warrant will be equal to the price at which one Common Share and the accompanying Common Warrant are sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per Common Share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of Common Shares we are offering will be decreased on a one-for-one basis. Because we will issue one Common Warrant for each Common Share and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of the Common Shares and Pre-Funded Warrants sold. The Common Shares and Common Warrants will be separately issued, but the Common Shares and Common Warrants will be issued and sold together to purchasers as common units (“Common Units”), and the Pre-Funded Warrants and Common Warrants will be separately issued, but the Pre-Funded Warrants and Common Warrants will be issued and sold together to purchasers as pre-funded units (“Pre-Funded Units”).

This offering will terminate on May 15, 2023, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The combined public offering price per Common Share (or Pre-Funded Warrant) and Common Warrants will be fixed for the duration of this offering.

This prospectus also relates to the offering of the Common Shares issuable upon exercise of the Common Warrants and the Pre-Funded Warrants.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

We have engaged A.G.P./Alliance Global Partners (the “Placement Agent”) to act as our exclusive placement agent in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the securities we are offering and the Placement Agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the Placement Agent the fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement. We will bear all costs associated with the offering. See “Plan of Distribution” on page 109 of this prospectus for more information regarding these arrangements.

Our Common Shares are listed on The Nasdaq Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “NEPT”. On May 10, 2023, the last reported sale price of our Common Shares was $0.405 per share on the Nasdaq. The combined public offering price per Common Shares (or Pre-Funded Warrant) and accompanying Common Warrants was determined between us and investors based on market conditions at the time of pricing and is a discount to the current market price of our common shares. There is no established public trading market for the Pre-Funded Warrants or Common Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Pre-Funded Warrants or Common Warrants on any national securities exchange.

Our business and investing in our securities involve a high degree of risk. See “Risk Factors” beginning on page 16 of this prospectus and in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per	Per Pre-
	Common	Funded
	Share and	Warrant and
	Common Warrant	Common Warrant	Total
Public offering price	$0.33	$0.3299	$3,999,229.36
Placement Agent’s fees(1)	$0.01815	$0.01814	$219,922.94
Net proceeds to us, before expenses(1)	$0.31185	$0.31176	$3,779,306.42

(1)

We have agreed to pay the Placement Agent a total cash fee equal to 5.5% of the gross proceeds of the offering. We will also reimburse the Placement Agent for non-accountable expenses in the amount of $50,000 and for legal and out-of-pocket expenses in the amount of $100,000. See “Plan of Distribution”.

The Placement Agent expects to deliver the securities to the purchasers in the offering on or about May 15, 2023, subject to satisfaction of certain conditions.

Sole Placement Agent

A.G.P.

The date of this prospectus is May 11, 2023.

MARKET AND OTHER INDUSTRY DATA

Certain market and industry data included in this prospectus, including the size of certain markets and our size or position within these markets, including our products, are based on estimates of our management and third-party reports. Management estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate, which, in each case, we believe are reliable.

We are responsible for all of the disclosure in this prospectus and while we believe the data from these sources to be accurate and complete, we have not independently verified data from these sources or obtained third-party verification of market share data and this information may not be reliable. In addition, these sources may use different definitions of the relevant markets. Data regarding our industry is intended to provide general guidance but is inherently imprecise.

Assumptions and estimates of our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors-Risks Relating to our Business and Industry.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the services that we offer. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks, service marks and trade names are the property of their respective owners.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) to register the securities offered hereby under the Securities Act of 1933, as amended (the “Securities Act”). We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we, nor the Placement Agent, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Placement Agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Placement Agent will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless otherwise indicated, all references to “$” or “US$” in this registration statement refer to U.S. dollars, and all references to “C$” refer to Canadian dollars.

Unless the context indicates otherwise, references in this prospectus to the “Company,” the “Corporation,” “Neptune,” “we,” “us,” “our,” and similar terms refer to Neptune Wellness Solutions Inc. and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain information and statements that may constitute forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of U.S. federal securities laws, both of which we refer to as forward-looking statements, including, without limitation, statements relating to certain expectations, projections, new or improved product introductions, market expansion efforts, and other information related to our business strategy and future plans. Forward-looking statements can, but may not always, be identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”, “would”, “should”, “believe”, “objective”, “ongoing”, “assumes”, “goal”, “likely” and similar references to future periods or the negatives of these words and expressions and by the fact that these statements do not relate strictly to historical or current matters. The statements we make regarding the following matters are forward-looking by their nature and are based on certain of the assumptions noted below. Forward-looking statements in this prospectus may include, but are not limited to, statements about expectations regarding being subject to taxation in both Canada and the United States; our ability to obtain additional financing in the future and continue as a going concern; uncertainties related to general economic, political, business, industry, and market conditions, including the ongoing COVID-19 pandemic and military conflict between Russia and Ukraine, inflationary pressures, and geopolitical conflicts, the anticipated benefits from the divestiture of our cannabis business, our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; our expectations regarding potential pursuit of strategic acquisitions, joint venture or partnerships, our ability to retain members of our management team and our employees; competition existing today or that will likely arise in the future; and our ability to satisfy the continued listing requirements of the Nasdaq or any other exchange on which our securities may trade on.

These forward-looking statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including market and economic conditions, the effect of the COVID-19 pandemic, business prospects or opportunities, future plans and strategies, projections, technological developments, anticipated events and trends and regulatory changes that affect us, our customers and our industries. Although the Company and management believe that the expectations reflected in such forward-looking statements are reasonable and based on reasonable assumptions and estimates, there can be no assurance that these assumptions or estimates are accurate or that any of these expectations will prove accurate. Forward-looking statements are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies that could cause actual events to differ materially from those expressed or implied in such statement.

Undue reliance should not be placed on forward-looking statements. Actual results and developments are likely to differ, and may differ materially, from those anticipated by the Company and expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus. Such statements are based on a number of assumptions and risks that may prove to be incorrect, including, without limitation, assumptions about:

●	our ability to successfully manage our liquidity and expenses, and continue as a going concern;
●	the anticipated benefits of the divestiture of our cannabis business;
●	our ability to maintain customer relationships and demand for our products;
●	the impact of current and future substantial litigation, investigations and proceedings;
●	the overall business and economic conditions;
●	the potential financial opportunity of our addressable markets;
●	the competitive environment;
●	the protection of our current and future intellectual property rights;
●	our ability to recruit and retain the services of our key personnel;
●	our ability to develop commercially viable products;

●	our ability to pursue new business opportunities;
●	our ability to obtain financing on reasonable terms or at all;
●	our ability to integrate our acquisitions and generate synergies; and
●	the impact of new laws and regulations in Canada, the United States or any other jurisdiction in which we currently do or intend to do business.

Certain forward-looking statements contained herein and incorporated by reference concerning the Company’s business and operations are based on estimates prepared by the Company using data from publicly available governmental sources as well as from market research and industry analysis and on assumptions based on data and knowledge of the industry in which the Company operates which the Company believes to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. While the Company is not aware of any misstatement regarding any industry or government data presented herein, the industry in which the Company operates involves risks and uncertainties and is subject to change based on various factors. Many factors could cause our actual results, level of activity, performance, achievements, future events or developments to differ materially from those expressed or implied by forward-looking statements, including, without limitation, the factors discussed under “Risk Factors” beginning on page 16, in our Annual Report on Form 10-K for the year ended March 31, 2022, as amended, and in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2022. In particular, you should consider the following risks that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements:

●	our inability to achieve the anticipated benefits of the divestiture of our cannabis business;
●	our inability to continue as a going concern;
●	geopolitical events, such as terrorism, war or other military conflict, including increased uncertainty regarding the ongoing hostility between Russia and the Ukraine and the related impact on macroeconomic conditions as a result of such conflict;
●	changes in our industry;
●	increased competition within the industries that we operate, particularly the nutraceutical, beauty & personal care and organic foods and beverages industries;
●	changes in laws and/or government regulations affecting our business, including tax laws;
●	the political environments in the U.S. and Canada;
●	the COVID-19 pandemic and the efforts to mitigate its effects;
●	systems failures or cybersecurity incidents;
●	exposure to current and future claims and litigation, including product liability claims;
●	exposure to currency fluctuations and restrictions as well as credit risks;
●	potential significant increases in tax liabilities;
●	product liability claims;
●	our inability to attract or retain key personnel or additional employees required for the development and future success of our business;
●	our inability to protect our intellectual property rights;
●	changes in intellectual property laws;
●	our inability to obtain adequate insurance coverage;
●	our reliance on sales to a limited number of customers;
●	our failure to maintain any regulatory approvals, licenses and/or permits required for operating our business;
●	adverse actions by governmental bodies that regulate our products, business or operations;
●	our inability to maintain our liquidity position and manage expenses; and
●	our failure to comply with, or remedy deficiencies with, the listing standards of Nasdaq or other securities exchanges on which our Common Shares are listed and trade.

There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those expressly or impliedly expected or estimated in such statements. Shareholders and investors should not place undue reliance on forward-looking statements as the plans, intentions or expectations upon which they are based might not occur. Although the Company cautions that the foregoing list of risk factors, as well as those risk factors presented under the heading “Risk Factors” and elsewhere in this prospectus, are not exhaustive, shareholders and investors should carefully consider them and the uncertainties they represent and the risks they entail. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. Unless otherwise indicated, forward-looking statements in this prospectus describe our expectations as of the date of this prospectus and, accordingly, are subject to change after such date. We do not undertake to update or revise any forward-looking statements for any reason, except as required by applicable securities laws.

RISK FACTORS SUMMARY

Investing in our securities involves risks. You should carefully consider the risks described under the heading “Risk Factors” beginning on page 16 before deciding to invest in our securities. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of the principal risks we face:

Risks Relating to our Business and Industry

●	We are exposed to risks associated with the divestiture of our cannabis business
●	If we do not manage our supply chain effectively or if there are disruptions in our supply chain, our business and results of operations may be adversely affected.
●	Our future results of operations may be adversely affected by input cost inflation.
●	Our future results of operations may be adversely affected by the availability of natural and organic ingredients.
●	We may not be successful in achieving savings and efficiencies from cost reduction initiatives and related strategic initiatives.
●	COVID-19 has and will continue to impact our operations and could have a material adverse effect on our business, results of operations and financial condition.
●	Increasing awareness of health and wellness are driving changes in the consumer products industry, and if we are unable to react in a timely and cost-effective manner, our results of operations and future growth may be adversely affected.
●	Markets for our products and services are highly competitive, and we may be unable to compete effectively.
●	We may be unable to manage our growth effectively.
●	We depend on significant customers for a substantial portion of our revenue. If we fail to retain or expand our customer relationships or significant customers reduce their purchases, our revenue could decline significantly.
●	Significant interruptions in our access to certain supply chains, for key inputs such as raw materials, electricity, water, and other utilities may impair our operations.
●	Our future success depends on the sales of our consumer products and turnkey solutions products.
●	Our activities rely on certain third-party suppliers, contract manufacturers and distributors, and such reliance may adversely affect us if the third parties are unable or unwilling to fulfill their obligations.
●	Our products may be subject to recalls for a variety of reasons, which could require us to expend significant management and capital resources.
●	We may not meet timelines for project development.
●	Product contamination or tampering or issues or concerns with respect to product quality, safety and integrity could adversely affect our business, reputation, financial condition or results of operations.
●	The Company may have difficulty obtaining insurance to cover its operational risks and, even where available, may not be sufficient to cover losses we may incur.

Risks Relating to Our Accounting and Financial Policies

●	Although our consolidated financial statements have been prepared on a going concern basis, our management believe that our recurring losses and negative cash flows from operations and other factors have raised substantial doubt about our ability to continue as a going concern.
●	We have recorded long-lived asset impairment charges and may be required to record additional charges to future earnings if our long-lived assets become impaired.

Risks Relating to Our Liquidity

●	We are actively managing our liquidity and expenses, including by extending payables due and reducing investment in our businesses, and it is not certain that we will be ultimately successful in developing our business and remaining a going concern.
●	As a result of our failure to timely file our Quarterly Report on Form 10-Q for the quarter ended December 31, 2022, we are currently ineligible to file new short form registration statements on Form S-3, which may impair our ability to raise capital on terms favorable to us, in a timely manner or at all.
●	The Company may have difficulty accessing public and private capital and banking services, which could negatively impact its ability to finance its operations.

Legal and Regulatory Risks Relating to Our Business

●	We identified material weaknesses in our internal control over financial reporting. This may adversely affect the accuracy and reliability of our financial statements and, if we fail to maintain effective internal control over financial reporting, it could impact our reputation, business, and the price of our common shares, as well as lead to a loss of investor confidence in us.
●	As a non-accelerated filer, we are not required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act.
●	The Corporation may be classified as a “passive foreign investment company” for U.S. federal income tax purposes, which would subject U.S. investors that hold the Corporation’s Common Shares to potentially significant adverse U.S. federal income tax consequences.
●	We are subject to laws and regulations and guidelines, including the Food, Drug, and Cosmetic Act in the United States and regulations and guidance promulgated thereunder, changes in which could increase our costs and individually or in the aggregate adversely affect our business.
●	We are subject to risks inherent to the nutraceutical industry.
●	We are subject to anti-money laundering laws and regulations in multiple jurisdictions.
●	Our inability to maintain our regulatory approvals and permits could adversely affect our business and financial results.
●	We are currently, and may in the future be, subject to substantial litigation, investigations and proceedings that could cause us to incur significant legal expenses and result in harm to our business.

Risks Relating to Our Human Resources

●	We may be unable to attract or retain key personnel, and we may be unable to attract, develop and retain additional employees required for our development and future success.
●	We face exposure to fraudulent or illegal activity by officers, directors, employees, contractors, consultants and agents, which may subject us to investigations and legal actions.

Risks Relating to Our Information Technology

●	We must successfully maintain and/or upgrade our information technology systems, and our failure to do so could have a material adverse effect on our business, financial condition or results of operations.
●	We may be exposed to risks and costs associated with security breaches, data loss, credit card fraud and identity theft that could cause us to incur unexpected expenses and loss of revenue as well as other risks.

Risks Relating to Our Intellectual Property

●	Our commercial success depends, in part, on our intellectual property rights and a failure by us to protect our intellectual property may have a material adverse effect on our ability to develop and commercialize our products.

Risks Relating to This Offering and Ownership of Our Common Shares

●	We do not currently intend to pay any cash dividends on our Common Shares in the foreseeable future.
●	We have broad discretion in the use of proceeds from the offering.
●	If there is insufficient liquidity in our Common Shares, it could adversely affect your ability to sell your shares.
●	There is currently no established public trading market for the Warrants.
●	U.S. investors may be unable to enforce certain judgments against us in Canada.
●	Certain Canadian laws could delay or deter a change of control.
●	Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our Common Shares.
●	Our shareholders may be subject to dilution resulting from future offerings of Common Shares by us.
●	Our constating documents permit us to issue an unlimited amount of additional Common Shares or Preferred Shares, which may prevent a third-party takeover or cause our shareholders to experience dilution in the future.
●	Because the Company is a “smaller reporting company,” we may take advantage of certain scaled disclosures available to us, resulting in holders of our securities receiving less Company information than they would receive from a public company that is not a smaller reporting company
●	Any acquisitions, strategic investments, divestures, mergers, or joint ventures we make may require the issuance of a significant amount of equity or debt securities and may not be successful.
●	We have reported negative cash flows from operating activities and may do so in future periods.

●	We may not be able to maintain our operations without additional funding.
●	We are subject to foreign currency fluctuations, which could adversely affect our financial results.
●	This is a reasonable best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.
●	Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement

General Risk Factors

●	Catastrophic events outside of our control, including pandemics, may harm our results of operations or damage our facilities.
●	The market price of the Company’s Common Shares may be highly volatile.

PROSPECTUS SUMMARY

The following summary highlights selected information included in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider or that may be important to you in making an investment decision. You should carefully read the entire prospectus before making an investment in our common shares. You should carefully read this entire prospectus, including the information under, “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

Overview

We are a modern consumer packaged goods (“CPG”) company driven by a singular purpose: to transform the everyday for a healthier tomorrow. Neptune is a diversified health and wellness company with multiple brand units. With a mission to redefine health and wellness, Neptune is focused on building a broad portfolio of high quality, affordable consumer products in response to long-term secular trends and market demand for natural, plant-based, sustainable and purpose-driven lifestyle brands. The Company utilizes a highly flexible, cost efficient manufacturing and supply chain infrastructure that can be scaled up and down or into adjacent product categories to identify new innovation opportunities, quickly adapt to consumer preferences and demand, and bring new products to market through its mass retail partners and e-commerce channels. Leveraging decades of expertise in extraction and product formulation, Neptune is a provider of turnkey product development and supply chain solutions to business customers across several health and wellness verticals, including nutraceuticals and white label consumer packaged goods. Neptune has expanded its operations since June 2020 into several brand units in order to better address its markets. The main brand units are the following: Nutraceuticals, Beauty & Personal Care, and Organic Foods & Beverages. All amounts in this prospectus are in US dollars, unless otherwise noted.

Our Business Strategy

Neptune’s vision is to change consumer habits through the creation and distribution of environmentally friendly, ethical and innovative consumer product goods. Our mission is to redefine health and wellness and help humanity thrive by providing sustainable consumer focused solutions. Despite the decline in global economic activity since the outbreak of the COVID-19 virus, Neptune has taken transformative, and successful, actions to increase its sales, distribution and reach in both the business-to-business (“B2B”) and business-to-consumer (“B2C”) model in the CPG market. Neptune has a dual go-to market B2B and B2C strategy focused on expanding its global distribution reach. We believe the strategy sets Neptune apart from its competition and has started to yield consistent, long-term revenue opportunities for the Company.

The Company’s long-term strategy is focused on the health and wellness sector with an emphasis on select CPG verticals, including Nutraceuticals, Beauty & Personal Care, and Organic Foods & Beverages. Neptune’s current brand portfolio across these verticals include Sprout®, Neptune Wellness™, Forest Remedies®, and MaxSimil®.

Our Products and Markets

Our Nutraceutical, Beauty and Personal Care products and Organic Foods and Beverages are manufactured by third party manufacturers. In order to meet demand for our products, we have developed relationships with selected contract manufacturers. We believe that we are not dependent on any single contract manufacturer and that, if necessary, our current selected contract manufacturers could be replaced with minimal disruption to our operations.

Nutraceuticals

Neptune offers a variety of specialty ingredients, including our licensed specialty ingredient MaxSimil®, a technology that helps increase digestion and absorption of fat-soluble and nutritional ingredients. Additionally, the Company sources a variety of other marine oils, seed oils and specialty ingredients that are available for sale as raw material or transformed into finished products. The Company has recently launched a new line of Vitamin Sprays and Pumps for both children and adults. Neptune is focused on expanding its exclusive Omega-3 delivery technology MaxSimil® while improving growth and profitability in its Nutraceuticals vertical through its brand Biodroga.

Neptune’s core strength is product innovation with a focus on specialty ingredients offered in bulk soft gels and liquid delivery systems. The Company continues to expand its delivery system capabilities with projects for pumps, sprays and roll-ons. All of Neptune’s Nutraceutical products are available under distributors’ private labels, primarily sold in the Canadian and U.S. nutraceutical markets. Neptune, through its nutraceuticals products business, also formulates, develops and provides customers with turnkey nutrition solutions.

The Company sells wellness products to the Beauty & Personal Care market through its Forest Remedies brand. Forest Remedies offers plant-based supplements, including first-of-its kind multi-omega gummies and soft gels with packaging that is 100% plastic-free.

Organic Foods and Beverages

In February 2021, Neptune acquired a controlling interest in Sprout Foods, Inc., an organic plant-based baby food and toddler snack company. Sprout is an integral piece of Neptune’s health and wellness portfolio and represents a key brand within the Organic Foods and Beverages vertical. Since completing the Sprout acquisition, the Company has begun expansion efforts in Sprout’s distribution across substantially all of Target’s U.S. retail stores. The Company also announced, on July 27, 2021, the initial launch of Sprout products into Canada, in Metro grocery stores in the province of Ontario. Neptune further expects to launch Sprout products in North America throughout the remainder of the fiscal year. The Company expects the Neptune/Sprout combination to result in significant incremental revenue growth, with several near and long-term revenue synergy opportunities identified within Neptune’s existing relationships and current sales channels. As described above, Neptune also announced on June 9, 2021, an exclusive multi-year licensing agreement between Sprout and CoComelon, the #1 children’s entertainment and educational show in the world with more than 110 million subscribers worldwide. This co-branded product line is now available on Walmart.com and in 900 Walmart stores. With this launch, Sprout Organics now sells into the top organic baby food retailers in the U.S., accounting for approximately 90 percent of the overall market.

Competition

The nutraceutical, beauty & personal care and organic foods and beverages industries are highly competitive. There are many companies, public and private universities, and research organizations actively engaged in the research and development of products that may be similar to our products. It is probable that the number of companies seeking to develop products similar to our products will increase. Many of these and other existing or potential competitors have substantially greater financial, technical and human resources than we do and may be better equipped to develop, manufacture and market products.

Recent Developments

Liquidity and Going Concern—We are actively managing our liquidity and expenses, including by extending payables due and reducing investment in our businesses. There is substantial doubt about our ability to continue as a going concern. As of May 8, 2023, we had approximately $1.4 million in cash and cash equivalents. We believe our current cash position will be sufficient to operate our business for six to eight weeks under our current business plan. In addition, we are pursuing several cash generating transactions as well as planning for further expense reductions. There can be no assurance that any cash generating transaction will be completed or that our expense reductions measures will be sufficient to allow as to continue operating our business. We need substantial additional funding to continue operating our business. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. We may have to liquidate our assets in the very near term if additional funding is not received in the upcoming months.

Our management has concluded that substantial doubt exists about our ability to continue as a going concern for one year from the issuance date of our latest financial statements, which substantial doubt continues to exist. The net proceeds from this offering are not expected to remove that substantial doubt and as such, there will remain substantial doubt about our ability to continue as a going concern after this offering. We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our cash needs until approximately August 2023.

On July 13, 2022, Sprout Foods, Inc., a Delaware corporation (“Sprout”), a subsidiary of the Company, issued an amended and restated secured promissory note (the “Amended Note”) in favor of NH Expansion Credit Fund Holdings LP, an investment fund managed by Morgan Stanley Expansion Capital (“MSEC”), in the principal amount of $13,000,000. The Amended Note amended and restated the prior promissory note in the principal amount of $10,000,00 in connection with a loan of an additional $3,000,000 to Sprout from MSEC. On May 1, 2023, the MSEC Note maturity date was extended to December 31, 2024, which will bear interest at the rate of 15.0% per annum through and including December 31, 2023, payable in kind, and 10.0% per annum, payable in kind, and 5.0% per annum payable in cash, from and after January 1, 2024.

On October 11, 2022, the Company announced the closing of a registered direct offering of 3,208,557 of its Common Shares and warrants in a concurrent private placement. The Company received gross proceeds of approximately $6.0 million in connection with the offering, before deducting placement agent fees and related offering expenses. The net proceeds to the Company from the offering, after deducting the placement agent fees and expenses, and the Company’s estimated offering expenses, were approximately $5.15 million.

On October 16, 2022, Neptune entered into an asset sale and purchase agreement (the “ASPA”) with a third-party, for its Canadian cannabis business including the Sherbrooke facility, following the planned divestiture of this business announced on June 8, 2022. The aggregate purchase price of the assets sold, net of liabilities assumed, amounted to $3.8 million ($5.15 million CAD). The ASPA closed on November 9, 2022. Some assets were excluded from the ASPA and were written down accordingly. The Company recorded an impairment loss on assets held for sale of $14.5 million in the second quarter interim financial statements for the three and six-months ended September 30, 2022. On November 10, 2022, the Company filed a notice of cessation of cannabis activities with Health Canada and requested that its cannabis processing and research licenses be revoked. As of November 11, 2022, all cannabis was removed from the Sherbrooke facility and the Company no longer possesses or conducts any activities with cannabis. The Company remains liable for the pre- closing activities of the divested cannabis business.

On October 21, 2022, the Company announced that it had agreed to settle and resolve a putative shareholder class action lawsuit filed against Neptune and certain of its current and former officers and directors, captioned Gong v. Neptune Wellness Solutions, Inc. (Case No. 2:21-cv-01386-ENV-ARL) pending in the United States District Court for the Eastern District of New York, for a gross payment to the class of between $4 and $4.25 million, with the exact amount being within the Company’s control and dependent on the type of consideration used. The settlement is subject to court approval and certification by the court of the class.

On January 12, 2023, the Company entered into a Note Purchase Agreement among the purchasers named therein and the Company, pursuant to which the Company issued and sold $4 million in aggregate principal amount of senior secured promissory notes. The notes may be prepaid or redeemed in whole or in part by the Company, subject to the payment of a premium in an amount equal to ten percent of the principal amount of notes being repaid (other than principal in respect of PIK interest), less the aggregate amount of cash interest paid on the Notes being repaid on or before the date of such prepayment.

The notes are due and payable no later than January 12, 2024, unless earlier accelerated in accordance with the terms of the Note Purchase Agreement, with interest accruing at a rate of 16.5% per annum from the date of issuance and payable on the last business day of each calendar month in which the notes are outstanding. For the first six interest payment dates following the initial closing, interest will be paid in kind and thereafter payments shall be made in cash on the interest payment date in arrears. Under the terms of the Note Purchase Agreement, the Company issued to the purchasers of the initial notes warrants to purchase a total of 850,000 common shares of the Company exercisable at an exercise price of $0.53 per share at any time until January 12, 2028. On March 9, 2023, the Company entered into a Waiver and First Amendment to the Notes (the "Waiver Agreement"). The Waiver Agreement waives certain administrative, regulatory and financial statement related covenants as further described in the Waiver Agreement as required by the terms of the Notes. The lender has the right to demand immediate repayment in the event of default. Furthermore, in connection with the Waiver Agreement, the Notes were amended to provide that the Purchasers shall be paid an exit fee in the aggregate amount of $0.2 million, payable as follows: (i) on or prior to May 15, 2023, $0.1 million and (ii) on the Maturity Date (as defined in the Note Purchase Agreement), $0.1 million and the interest rate was increased to 24% for a period extending until the Company meets specified criteria in the Waiver Agreement.

On January 23, 2023, Sprout Foods, Inc. (“Sprout”), a subsidiary of the Company, entered into an Invoice Purchase and Security Agreement (the “PSA”) with Alterna Capital Solutions LLC (the “Lender”) providing for the purchase by the Lender of certain of Sprouts’ accounts receivable. Pursuant to the PSA, Sprout agreed to sell eligible accounts receivable to the Lender for an amount equal to the face amount of each account receivable less a reserve percentage. The maximum amount potentially available to be deployed by the Lender at any given time was $5 million. On April 21, 2023, Sprout and the Lender entered into an Amendment to the Invoice Purchase and Security Agreement (the “Amendment”), and a related Inventory Finance Rider (the “Rider”). The Amendment was entered into to revise the definition of “Collateral” pursuant to the PSA, to include all of Sprout’s inventory, and to increase the maximum amount that is potentially able to be deployed by the Lender pursuant to the PSA and the Rider to $7,500,000. Pursuant to the Rider, the PSA was extended to provide for advances secured by the inventory of Sprout. Subject to the Lender’s discretion and the terms and conditions of the Rider and the PSA, the Lender may make advances to Sprout of an aggregate amount up to and not to exceed, as of any date of determination of (i) 50% of Eligible Inventory (as defined in the Rider) valued at the lower of cost or market value, or (ii) 75% of the net orderly liquidation value of the Eligible Inventory. The PSA and the Rider provide for the payment of fees by Sprout, including a funds usage fee of prime plus 1% with a minimum interest rate of 8% per annum, and includes customary representations and warranties, indemnification provisions, covenants and events of default. The Rider’s initial term is for the term of the PSA, which is twelve (12) months from January 20, 2023, followed by automatic annual renewal terms unless Sprout provides written notice pursuant to the PSA prior to the end of any term.

On April 17, 2023, the Company advised the minority stockholders of Sprout that it intends to exercise its call option (the “Call Option”) to purchase the remaining 49.9% of outstanding equity interests of Sprout, and entered into an agreement with the representative of the minority stockholders of Sprout that provides that the purchase price for the remaining minority shares of common stock, if the option is exercised prior to June 15, 2023, would be $13.0 million, consisting of at least $10.5 million in cash with the remainder payable in Common Shares. The exercise of this Call Option by the Company is subject to the receipt of additional funds, which may include funds borrowed from lenders.

History of the Company

Neptune was incorporated under Part IA of the Companies Act (Québec) on October 9, 1998 under the name Neptune Technologies & Bioresources Inc. Since its incorporation, Neptune has amended its articles of incorporation on numerous occasions. The Company first amended its articles on May 30, 2000 to convert its then issued and outstanding shares into newly-created classes of shares. The Company’s articles were also amended on May 31, 2000 to create Series A Preferred Shares. On August 29, 2000, the Company converted all its issued and outstanding Class A shares into Class B subordinate shares. On September 25, 2000, the Company further amended its share capital to eliminate its Class A shares and converted its Class B subordinate shares into Common Shares. On November 1, 2013, the Company amended its articles of incorporation to reflect certain changes to items relating to board matters. On June 9, 2022, we effected a one for thirty-five (1-for-35) reverse split of our common shares, which we refer to as the “Share Consolidation,” as approved by our Board of Directors. Trading of our common shares on both the Toronto Stock Exchange (“TSX”) and Nasdaq on a post-consolidated basis commenced as of the open of markets on June 13, 2022. On August 15, 2022, the Company voluntarily delisted its Common Shares from the TSX.

Corporate Information

Our principal executive offices are located at 545 Promenade du Centropolis, Suite 100, Laval, Québec, Canada, H7T 0A3 and the telephone number to our offices is (450) 687-2262.

THE OFFERING

Issuer:	Neptune Wellness Solutions Inc.

Common Shares offered by us:	4,415,162 Common Shares

Pre-Funded Warrants offered by us:

We are also offering each purchaser the opportunity to purchase, if the purchaser so chooses, Pre-Funded Warrants, in lieu of Common Shares. We are issuing Pre-Funded Warrants exercisable into an aggregate of 7,706,050 Common Shares. Each Pre-Funded Warrant will be exercisable for one Common Share. The purchase price of each Pre-Funded Warrant is $0.3299, which equals the price per share at which the Common Shares are being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per Common Share. For additional information, see “Description of the Registrant’s Securities to be Registered — Pre-Funded Warrants” on page 91 of this prospectus. This prospectus also relates to the offering of the Common Shares issuable upon exercise of the Pre-Funded Warrants.

Common Warrants offered by us:

We are also offering Common Warrants exercisable into an aggregate of up to 12,121,212 Common Shares. Each Common Warrant will have an exercise price of $0.33 per share, will be exercisable upon issuance and will expire on the five-year anniversary of the original issuance date. The Common Shares and Common Warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. For additional information, see “Description of the Registrant’s Securities to be Registered — Common Warrants” on page 92 of this prospectus. This prospectus also relates to the offering of the Common Shares issuable upon exercise of the Common Warrants.

Common Shares outstanding after this offering:(1)	24,117,552 Common Shares (assuming none of the Common Warrants issued in this offering are exercised and the exercise in full of any Pre-Funded Warrants)

Amendment to outstanding common warrants

In connection with this offering, we have agreed to amend the terms of 8,423,733 existing common warrants previously issued to certain investors in 2022, that are also participating in this offering, to reduce the exercise price of such warrants to $0.33 and to extend the term during which those warrants could remain exercisable until five years following the closing of the offering (unless such warrants expire later than such date). See “Amendment to Outstanding Common Warrants”.

Use of proceeds:

The net proceeds to us from the sale of our Common Shares in this offering will be approximately $3.24 million, and after deducting estimated Placement Agent fees and expenses and estimated offering expenses payable by us. We plan to use the proceeds of the offering, after repayment of debt, for general corporate purposes, which may include (i) working capital, (ii) capital expenditures, (iii) operational purposes, including working capital to accelerate growth of our business and (iv) potential acquisitions in complementary businesses. We may use certain of the proceeds in connection with the exercise of the option to purchase the minority interest of Sprout Foods, Inc. See “Use of Proceeds.”

Risk factors:	See “Risk Factors” on page 16 and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Reasonable best efforts:

We have agreed to issue and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 109 of this prospectus.

Ticker symbol:

Our Common Shares are listed on the Nasdaq under the symbol “NEPT”. There is no established trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

(1)	The number of Common Shares to be outstanding immediately after this offering as shown above is based on 11,996,340 Common Shares outstanding as of May 10, 2023. Unless otherwise indicated, the number of Common Shares presented in this prospectus excludes:
●	680,786 Common Shares issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $70.10 per Common Share;
●	12,197,670 Common Shares issuable upon the exercise of outstanding warrants having a weighted-average exercise price of $10.64 per Common Share;
●	4,308 deferred share units;
●	2,789 restricted share units; and
●	any additional Common Shares that are available for future issuance under our equity compensation plans.

Unless otherwise indicated, this prospectus assumes no exercise of the Common Warrants or Pre-Funded Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the other information set forth in this registration statement, including our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our Common Shares. If any of the events or developments described below occur, our business, financial condition, or results of operations could be materially or adversely affected. As a result, the market price of our Common Shares could decline, and investors could lose all or part of their investment. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Notes Regarding Forward-Looking Statements.”

Risks Relating to our Business and Industry

We are exposed to risks associated with the divestiture of our cannabis business.

On October 16, 2022, we entered into an Asset Purchase Agreement with PurCann Pharma, Inc., pursuant to which PurCann Pharma, Inc. agreed to purchase substantially all of the assets relating to our Canadian cannabis business, including our processing plant and property located in Sherbrooke, Quebec. The sale of our cannabis business closed on November 9, 2022. We may not fully realize the anticipated benefits of this disposition. Further, we face continued liability for the pre-closing activities of the divested cannabis business, which we agreed to assume as part of the transaction. Additionally, we may be unable to collect any accounts receivable retained from our cannabis business.

The terms of our indebtedness restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The Note Purchase Agreement, as amended (the “Note Purchase Agreement”), governing the promissory notes (the “2023 Notes”) that we issued on January 12, 2023 contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to incur liens, make investments, loans, advances and acquisitions, incur additional indebtedness or guarantees, pay dividends on capital stock or redeem, repurchase or retire capital stock, engage in transactions with affiliates, sell assets, including capital stock of our subsidiaries, alter the business we conduct, alter their organizational documents, and consolidate or merge.

We defaulted on the conditions of the Note Purchase Agreement and entered into a Waiver and First Amendment to the Notes (the "Waiver Agreement") on March 9, 2023. The Waiver Agreement waives certain administrative, regulatory and financial statement related covenants as required by the terms of the Notes. Furthermore, in connection with the Waiver Agreement, the Notes were amended to provide that the Purchasers shall be paid an exit fee in the aggregate amount of $200,000, payable as follows: (i) on or prior to May 15, 2023, $100,000 and (ii) on the Maturity Date (as defined in the Note Purchase Agreement), $100,000 and the interest rate has increased to 24% for a period extending until the Company meets specified criteria in the Waiver Agreement.

A breach of the covenants under the Note Purchase Agreement, or any replacement facility, could result in an event of default under the applicable indebtedness, unless we obtain a waiver to avoid such default. If we are unable to obtain a waiver, such an event of default may allow the creditors to accelerate the related debt and may result in the acceleration of or default under any other debt to which a cross-acceleration or cross-default provision applies. In the event that we breach one or more covenants, our lender may declare an event of default and require that we immediately repay all amounts outstanding, terminate any commitment to extend further credit and foreclose on the collateral granted to it to collateralize such indebtedness. The occurrence of any of these events could restrict our operations, which could have a material adverse effect on our business, financial condition and results of operations. In the event our lenders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

While the Note Purchase Agreement was amended to provide for a waiver of certain defaults, there can be no guarantee that we will not breach covenants in the Note Purchase Agreement or the 2023 Notes in the future. In the event that we breach one or more covenants, our lender may declare an event of default and require that we immediately repay all amounts outstanding, terminate any commitment to extend further credit and foreclose on the collateral granted to it to collateralize such indebtedness. The occurrence of any of these events could restrict our operations, which could have a material adverse effect on our business, financial condition and results of operations.

If we do not manage our supply chain effectively or if there are disruptions in our supply chain, our business and results of operations may be adversely affected.

The success of our business depends, in part, on maintaining a strong sourcing and manufacturing platform and efficient distribution channels. The inability of any supplier of raw materials, independent contract manufacturer or third-party distributor to deliver or perform for us in a timely or cost-effective manner could cause our operating costs to increase and our profit margins to decrease, especially as it relates to our products that have a short shelf life. We must continuously monitor our inventory and product mix against forecasted demand or risk having inadequate supplies to meet consumer demand as well as having too much inventory on hand that may reach its expiration date and become unsaleable.

We must also manage our third-party distribution, warehouse and transportation providers to ensure they are able to support the efficient distribution of our products to retailers. A disruption in transportation services could result in an inability to supply materials to our or our co-manufacturers’ facilities or finished products to our distribution centers or customers. Activity at third-party distribution centers could be disrupted by a number of factors, including labor issues, failure to meet customer standards, natural disasters or financial issues affecting the third-party providers. In particular, the Russia-Ukraine war and recent labor market shortages impacting our industry have created operating challenges in making our products available to customers and consumers, and such challenges may persist.

Our future results of operations may be adversely affected by input cost inflation.

Many aspects of our business have been, and may continue to be, directly affected by volatile commodity costs and other inflationary pressures. Agricultural commodities and ingredients are subject to price volatility which can be caused by commodity market fluctuations, crop yields, seasonal cycles, weather conditions, temperature extremes and natural disasters (including due to the effects of climate change), pest and disease problems, changes in currency exchange rates, imbalances between supply and demand, and government programs and policies among other factors. Volatile fuel costs translate into unpredictable costs for the products and services we receive from our third-party providers including, but not limited to, distribution costs for our products and packaging costs.

Our future results of operations may be adversely affected by the availability of natural and organic ingredients.

Our ability to ensure a continuing supply of natural and organic ingredients at competitive prices depends on many factors beyond our control, such as the number and size of farms that grow natural and organic crops, climate conditions, increased demand for natural and organic ingredients by our competitors, changes in national and world economic conditions, currency fluctuations and forecasting adequate need of seasonal ingredients.

The natural and organic ingredients that we use in the production of our products (including, among others, vegetables, fruits, nuts and grains) are vulnerable to adverse weather conditions and natural disasters, such as floods, droughts, water scarcity, temperature extremes, wildfires, frosts, earthquakes and pestilences. Natural disasters and adverse weather conditions can lower crop yields and reduce crop size and crop quality, which in turn could reduce our supplies of natural and organic ingredients or increase the prices of those ingredients. Such natural disasters and adverse weather conditions can be caused or exacerbated by climate change, and the spate of recent extreme weather events, including historic droughts, heatwaves, extreme cold and flooding, presents an alarming trend. If our supplies of natural and organic ingredients are reduced, we may not be able to find enough supplemental supply sources on favorable terms, if at all, which could impact our ability to supply products to our customers and adversely affect our business, financial condition and results of operations.

We also compete with other manufacturers in the procurement of natural and organic product ingredients, which may be less plentiful in the open market than conventional product ingredients. This competition may increase in the future if consumer demand for natural and organic products increases. This could cause our expenses to increase or could limit the amount of products that we can manufacture and sell.

We may not be successful in achieving savings and efficiencies from cost reduction initiatives and related strategic initiatives.

Our strategy includes identifying areas of cost savings and operating efficiencies to expand profit margins and cash flow. As part of our identification of operating efficiencies, we may continue to seek to dispose of businesses and brands that are less profitable or are otherwise less of a strategic fit within our core portfolio.

We may not be successful in fully implementing our productivity plans or realizing our anticipated savings and efficiencies, including potentially as a result of factors outside our control. Additionally, we may not be able to identify or negotiate divestiture opportunities on terms acceptable to us. If we are unable to fully realize the anticipated savings and efficiencies of our cost reduction initiatives and related strategic initiatives, our profitability may be materially and adversely impacted.

COVID-19 has and will continue to impact our operations and could have a material adverse effect on our business, results of operations and financial condition.

The global outbreak of the novel strain of the coronavirus known as COVID-19 has resulted in governments worldwide enacting emergency measures to combat the spread of the virus, including public health directives and orders in the United States, or the U.S., Canada and the European Union that, among other things and for various periods of time, directed individuals to shelter at their places of residence, directed businesses and governmental agencies to cease non-essential operations at physical locations, prohibited certain non-essential gatherings and events and ordered cessation of non-essential travel. The public health crisis caused by COVID-19 and the measures taken and continuing to be taken by governments, businesses and the public have, and we expect will continue to have, certain negative impacts on our business operations, and could have a material adverse effect on our business, results of operations and financial condition. The duration and impact of the COVID-19 outbreak is unknown at this time, as is the efficacy of the government and central bank interventions.

The full extent to which COVID-19 may impact our business, including our operations and the market for our securities and our financial condition, will depend on future developments, which are highly uncertain and cannot be predicted at this time. These include the duration, severity and scope of the outbreak, and further action taken by the government and other third parties in response to COVID-19 or new variants thereof. In particular, COVID-19 and government efforts to curtail COVID-19 could impede our production facilities, increase operating expenses, result in loss of sales, affect our supply chains, impact performance of contractual obligations or could require additional expenditures to be incurred. While most of these restrictions have since been lifted or eased, increases in new COVID-19 cases, including as a result of new COVID-19 variants, may lead to restrictions being reinstated, or new restrictions imposed.

Future remote work policies and similar government orders or other restrictions on the conduct of business operations related to the COVID-19 pandemic may negatively impact productivity and may disrupt our ongoing research and development activities, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. We have and continue to update our operational procedures and safety protocols at our facilities to comply with mandates and guidance from governmental authorities. If such measures are not effective or governmental authorities implement further restrictions, we may be required to take more extreme action, which could include short or long-term closures of our facilities or reductions in workforce. These measures may impair our production levels or cause us to close or severely limit production at one or more facilities. Further, our operations could be adversely impacted if suppliers, contractors, customers and/or transportation carriers are restricted or prevented from conducting business activities.

Consumer demand for our products may also be impacted by COVID-19 as a result of reductions in consumers’ disposable income associated with layoffs, and work or pay limitations due to mandatory social distancing and lockdown measures implemented by government authorities. As demand for our products decreases, we may be required to record additional asset impairments, including an impairment of the carrying value of our goodwill, along with other accounting charges.

Given the ongoing and dynamic nature and significance of COVID-19 and its impact globally, we are not able to enumerate all potential risks and uncertainties to our business or financial condition. Any of the negative impacts of COVID-19, including those described above, alone or in combination with others, may have a material adverse effects on our business, results of operations or financial condition. Further, any of these negative impacts, alone or in combination with others, could exacerbate many of the other risk factors outlined in this prospectus, our annual report on Form 10-K filed with the Commission on July 8, 2022 and in other reports that we file with the Commission from time to time.

Increasing awareness of health and wellness are driving changes in the consumer products industry, and if we are unable to react in a timely and cost-effective manner, our results of operations and future growth may be adversely affected.

We must continually anticipate and react, in a timely and cost-effective manner, to changes in consumer preferences and demands, including changes in demand driven by increasing awareness of health and wellness and demands for transparency or cleaner labels with respect to product ingredients by consumers and regulators. Consumers, especially in developed economies such as the U.S. and Canada, are rapidly shifting away from products containing artificial ingredients to all-natural, healthier alternatives. In addition, there has been a growing demand by consumers, non-governmental organizations and, to a lesser extent, governmental agencies to provide more transparency in product labeling and our customers have been taking steps to address this demand, including by voluntarily providing product-specific ingredients disclosure. These two trends could affect the types and volumes of our ingredients and compounds that our customers include in their consumer product offerings and, therefore, affect the demand for our products. If we are unable to react to or anticipate these trends in a timely and cost-effective manner, our results of operations and future growth may be materially adversely affected.

Markets for our products and services are highly competitive, and we may be unable to compete effectively.

Our products and services, including our consumer products, are offered in highly competitive markets that may be characterized by aggressive price competition and resulting downward pressure on gross margins, frequent introduction of new products and services, short product life cycles, evolving industry standards and government regulations, continual improvement in product price and performance characteristics, rapid adoption of technological advancements by competitors and price sensitivity on the part of consumers and businesses.

Additionally, our consumer products may compete on the basis of product performance, brand recognition and price. Advertising, promotion, merchandising and packaging also have significant impacts on consumer purchasing decisions. A newly introduced consumer product (whether improved or newly developed) usually encounters intense competition requiring substantial expenditures for advertising, sales promotion and trade merchandising. If a product gains consumer acceptance, it typically requires continued advertising, promotional support and product innovations to maintain its relative market position. If our advertising, marketing and promotional programs are not effective or adequate, our net sales may be negatively impacted.

Some of our competitors are larger than us and have greater financial resources. These competitors may be able to spend more aggressively on advertising and promotional activities, introduce competing products more quickly and respond more effectively to changing business and economic conditions than we can. Competitive activity may require the Company to increase its spending on advertising and promotions and/or reduce prices, which could lead to reduced sales, margins and net earnings.

We may be unable to manage our growth effectively.

Our future financial performance and our ability to commercialize our products and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to continue to improve our operational and financial systems, managerial controls and procedures and we will need to continue to expand, train and manage our technology and workforce. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales functions. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed.

To support our growth, we may have to further increase our investment in technology, facilities, personnel and financial and management systems and controls. We may also have to further expand our procedures for monitoring and assuring our compliance with applicable regulations, and may need to integrate, train and manage a growing employee base. The expansion of our existing businesses, and expansion into new businesses and the resulting growth of our employee base will increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in identifying or implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

We depend on a few significant customers for a substantial portion of our revenue. If we fail to retain or expand our customer relationships or significant customers reduce their purchases, our revenue could decline significantly.

For the twelve-month period ended March 31, 2022 and nine-month period ended December 31, 2022, one customer accounted for 10.26% and 10.7% of revenue, respectively, and one customer accounted for 14.86% and 13.99% of revenue for the twelve-month period ended March 31, 2021 and nine-month period ended December 31, 2021, respectively.

We believe that our operating results for the foreseeable future will continue to depend on sales to a small number of customers. These customers have no purchase commitments and may cancel, change or delay purchases with little or no notice or penalty. As a result of this customer concentration, our revenue could fluctuate materially and could be materially and disproportionately impacted by purchasing decisions of these customers or any other significant customer. In the future, these customers may decide to purchase less product from us than they have in the past, may alter purchasing patterns at any time with limited notice, or may decide not to continue to purchase our products at all, any of which could cause our revenue to decline materially and materially harm our financial condition and results of operations. If we are unable to diversify our customer base, we will continue to be susceptible to risks associated with customer concentration.

In addition, the Company is subject to credit risk of its customers, and its profitability and cash flow are dependent on receipt of timely payments from clients. Any delay in payment by the Company’s customers may have an adverse effect on the Company’s profitability, working capital and cash flow. There is no assurance that the Company will be able to collect all or any of its trade receivables in a timely matter. If any of the Company’s clients face unexpected situations such as financial difficulties, the Company may not be able to receive full or any payment of the uncollected sums or enforce any judgment debts against such clients, and the Company’s business, results of operations and financial condition could be materially and adversely affected.

Significant interruptions in our access to certain supply chains, for key inputs such as raw materials, electricity, water, and other utilities may impair our operations.

Our business is dependent on a number of key inputs and their related costs (certain of which are sourced in other countries and on different continents), including raw materials, supplies and equipment related to our operations, as well as electricity, water and other utilities. Governments may regulate or restrict the flow of our labor or our products, and the Company’s operations, suppliers, customers, and distribution channels could be severely impacted. Any significant future government-mandated or market-related interruption, price increase or negative change in the availability or economics of the supply chain for key inputs and, in particular, rising or volatile energy costs could curtail or preclude our ability to continue production. In addition, our operations would be significantly affected by a prolonged power outage.

No assurances can be given that we will be successful in maintaining our required supply of materials, labor, equipment, parts, and components. See also “COVID-19 has and will continue to impact our operations and could have a material adverse effect on our business, results of operations and financial condition”.

Our future success depends on the sales of our consumer products and turnkey solutions products.

We derive a large portion of our revenues from the sale of our turnkey solutions products and expect to derive an increasing portion of our revenues from the sale of consumer products. Our investments in and strategies used for our brand marketing are critical to achieve brand awareness with current customers, educate potential new customers and convert potential new customers into customers. However, there can be no assurance that our principal products will continue to receive, maintain or increase market acceptance. The inability to successfully commercialize our turnkey solutions and specialty ingredient products, in the future, for any reason, would have a material adverse effect on our financial condition, prospects and ability to continue operations. The overall commercialization success of our products depends on several factors, including:

●	continued market acceptance of our products by the nutraceutical market;
●	the amount of resources devoted by our distribution partners to continue the commercialization efforts of our products in our core geographic markets;
●	maintaining supply of our products to meet the purchase orders of our distribution partners;
●	receipt of regulatory approvals, as applicable, for our products from regulatory agencies in certain territories in which we wish to expand our commercialization efforts;
●	continuing compliance with applicable regulations;
●	the number of competitors in our market; and
●	protecting and enforcing our intellectual property and avoiding patent infringement claims.

Our activities rely on certain third-party suppliers, contract manufacturers and distributors, and such reliance may adversely affect us if the third parties are unable or unwilling to fulfill their obligations.

For our consumer product and nutraceutical activities, we purchase certain important ingredients and raw materials from third-party suppliers and, in certain cases, we engage contract manufacturers to supply us with finished products. Part of our strategy is to enter into and maintain arrangements with third parties related to the development, testing, production, packaging, and commercialization of our products to our customers which are then responsible for the marketing and distribution of the products. Our revenues are dependent to a great extent on the successful efforts of these third parties. Entering into strategic relationships can be a complex process and our interests and the interests of our partners may not be or remain aligned with our interests.

Real or perceived quality control problems with raw materials outsourced from certain regions or finished products manufactured by contract manufacturers could negatively impact consumer confidence in our products or expose us to liability. In addition, disruption in the operations of any such supplier or manufacturer or material increases in the price of raw materials, for any reason, such as changes in economic and political conditions, tariffs, trade disputes, regulatory requirements, import restrictions, loss of certifications, power interruptions, fires, hurricanes, drought or other climate-related events, war, or other events, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Also, currency fluctuations could result in higher costs for raw materials purchased abroad.

The Company and any third-party manufacturers engaged by the Company to perform manufacturing services are subject to laws and regulations, including current Good Manufacturing Practices regulations (“cGMP”), which are enforced by the U.S. Food and Drug Administration, or the FDA, and other regulatory authorities. The Company and its third-party manufacturers may be unable to comply with cGMP or other regulatory requirements. A failure to comply with these requirements may result in fines, product recalls or seizures and related publicity requirements, injunctions, total or partial suspension of production, civil penalties, warning or untitled letters, import or export bans or restrictions and criminal prosecution and penalties. Any of these penalties could delay or prevent the promotion, marketing, or sale of the Company’s products. If the safety of any products manufactured by or supplied to the Company is compromised due to the manufacturer’s failure to adhere to applicable laws or for other reasons, the Company may not be able to successfully sell its products and our business, financial condition and operations may be materially adversely affected.

Some of our current and future partners may decide to compete with us, refuse or be unable to fulfill or honor their contractual obligations to us, or change their plans to reduce their commitment to, or even abandon, their relationships with us. There can be no assurance that our partners will market our products successfully or that any such third-party collaboration will be on favorable terms. We may not be able to control the amount and timing of resources our partners devote to our potential products. In addition, we may incur liabilities relating to the distribution and commercialization of our products. While the agreements with such customers generally include customary indemnification provisions indemnifying us for liabilities relating to third-party manufacturing or packaging of our potential products, there can be no assurance that these indemnification rights will be sufficient in amount, scope or duration to fully offset the potential liabilities associated with our potential products. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition or results of operations.

Our products may be subject to recalls for a variety of reasons, which could require us to expend significant management and capital resources.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, adulteration, unintended harmful side effects, or interactions with other substances, packaging safety, and inadequate or inaccurate labeling disclosure. If any of the products produced by or for us are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. As a result of any such recall, our sales may be significantly affected and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention or damage our reputation and goodwill or that of our products or brands.

Additionally, product recalls may lead to increased scrutiny of our operations by regulatory agencies and authorities, requiring further management attention, increased compliance costs and potential legal fees, fines, penalties and other expenses.

We may not meet timelines for project development.

The Company’s business is dependent on a number of key inputs and their related costs including raw materials and supplies related to its operations, as well as electricity, water and other utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition operating results, and timelines for project development of the Company. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, operating results, and timelines for project development of the Company.

Product contamination or tampering or issues or concerns with respect to product quality, safety and integrity could adversely affect our business, reputation, financial condition or results of operations.

Product contamination or tampering, or allegations of product contamination or tampering or product quality issues (whether or not valid) with respect to products in our portfolio may reduce demand for such products, and cause production and delivery disruptions or increase costs, which could adversely affect our business, reputation, financial condition or results of operations. Moreover, even if allegations of product contamination or tampering or suggestions that our products were not fit for consumption or use are meritless, the negative publicity surrounding assertions against us or products in our portfolio or processes could adversely affect our reputation or brands. Our business could also be adversely affected if consumers lose confidence in product quality, safety and integrity generally, even if such loss of confidence is unrelated to products in our portfolio.

Any of the foregoing could adversely affect our business, reputation, financial condition or results of operations. In addition, if we do not have adequate insurance, if we do not have enforceable indemnification from suppliers, manufacturers, distributors, joint venture partners or other third parties or if indemnification is not available, the liability relating to such product claims or disruption as a result of recall efforts could materially adversely affect our business, financial condition or results of operations.

The Company may have difficulty obtaining insurance to cover its operational risks and, even where available, may not be sufficient to cover losses we may incur.

The Company may have difficulty obtaining the various insurances that are desired to operate its business, which may expose the Company to additional risk and financial liability. Insurance that is otherwise readily available, such as general liability, and directors’ and officers’ insurance, may be more difficult to find, and more expensive, because of the regulatory regime applicable to our industry. There are no guarantees that the Company will be able to find such insurance coverage in the future, or that the cost will be affordable. If the Company is unable to obtain insurance coverage on acceptable terms, it may prevent it from entering into certain business sectors, may inhibit growth, and may expose the Company to additional risks and financial liabilities.

Moreover, our current and expected business activities expose us to the risk of liabilities arising from our operations. For example, we may be liable for claims brought by users of our products or by employees, customers or other third parties for personal injury or property damage occurring in the course of our operations. We seek to minimize these risks through various insurance contracts from third-party insurance carriers. However, our insurance coverage is subject to large individual claim deductibles, individual claim and aggregate policy limits, and other terms and conditions. We retain an insurance risk for the deductible portion of each claim and for any gaps in insurance coverage. We do not view insurance, by itself, as a material mitigant to these business risks.

We cannot assure that our insurance will be sufficient to cover our losses. Any losses that insurance does not substantially cover could have a material adverse effect on our business, results of operations, financial condition and cash flows. The insurance industry has become more selective in offering some types of insurance, such as product liability, product recall, property and directors’ and officers’ liability insurance. Our current insurance program is consistent with both our past level of coverage and our risk management policies. However, we cannot assure that we will be able to obtain comparable insurance coverage on favorable terms, or at all, in the future.

Risks Relating to Our Accounting and Financial Policies

Although our consolidated financial statements have been prepared on a going concern basis, our management believe that our recurring losses and negative cash flows from operations and other factors have raised substantial doubt about our ability to continue as a going concern.

Our consolidated financial statements for the twelve-month period ended March 31, 2022 and three and nine-month periods ended December 31, 2022 were prepared on a going concern basis, which presumes that the Company will continue realizing its assets and discharging its liabilities in the normal course of business for the foreseeable future. Thus, our consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Our recurring losses, negative cash flow, need for additional financing and the uncertainties surrounding our ability to raise such financing, raise substantial doubt about our ability to continue as a going concern. For the twelve-month period ended March 31, 2022 and nine-month period ended

December 31, 2022, the Company incurred a net loss of $84.4 million and $44.3 million, respectively, negative cash flows from operations of $54.3 million and $20.7 million, respectively, and had an accumulated deficit of $323.2 million and $357.1 million as at March 31, 2022 and December 31, 2022, respectively. Our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital, enter into critical contractual relations with third parties, meet our obligations as they become due and otherwise execute our business strategy. The Company currently has no committed sources of financing available. If we are unable to raise additional financing, increase sales or reduce expenses we will be unable to continue to fund our operations, develop our products, realize value from our assets, or discharge our liabilities in the normal course of business. If we become unable to continue as a going concern, we could have to liquidate our assets, and potentially realize significantly less than the values at which they are carried on our financial statements, and shareholders could lose all or part of their investment in our Common Shares.

This offering is being made on a reasonable best efforts basis, and we may sell fewer than all of the securities offered hereby and may receive significantly less in net proceeds from this offering. Assuming that we receive net proceeds of $3.24 million from this offering, we believe that the net proceeds from this offering will meet our cash needs until approximately August 2023. The net proceeds from this offering are not expected to remove that substantial doubt and as such, there will remain substantial doubt about our ability to continue as a going concern after this offering. If we have insufficient capital to operate our business under our current business plan, we have contingency plans for our business that include, among other things, the delay of the introduction of new products, a reduction in headcount, and a reduction of the expansion of our distribution networks, which is expected to substantially reduce revenue growth and delay our profitability. There can be no assurance that our implementation of these contingency plans will not have a material adverse effect on our business.

We have recorded significant long-lived asset impairment charges and may be required to record additional charges to future earnings if our long-lived assets become impaired.

As of December 31, 2022, our goodwill balance was $14.4 million and our intangible asset balance was $17.3 million, which represented 22.5% and 27.1% respectively of total consolidated assets. The Company recorded an impairment loss of $7.6 million for goodwill and $2.6 million for intangibles in the nine months ended December 31, 2022. We are required to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our intangible assets and/or goodwill may not be recoverable include a decline in share price and market capitalization, slower growth rates in our industry or our own operations, and/or other materially adverse events that have implications on the profitability of our business or business verticals.

In addition, the Company announced that it had entered into a binding agreement for the sale of its Canadian cannabis business, including the Sherbrooke building, for C$5.15 million to be paid to the Company in cash, which transaction closed on November 9, 2022. The Company recorded a loss on remeasurement of the assets to fair value less cost of sale in the amount of $15.3 million in the nine-months ended December 31, 2022.

We may be required to record additional charges during the period in which any impairment of our goodwill, intangible assets or other long-lived assets is determined which could have a material adverse impact on our results of operations. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities.

In some cases, we cannot determine with any certainty whether we have priority of invention in relation to any new product or new process covered by a patent application or if we were the first to file a patent application for any such new invention. Furthermore, in the event of patent litigation there can be no assurance that our patents would be held valid or enforceable by a court of competent jurisdiction or that a court would rule that the competitor’s products or technologies constitute patent infringement.

Moreover, part of our technological know-how constitutes trade secrets. We require that our employees, consultants, advisers and collaborators sign confidentiality agreements. However, these agreements may not provide adequate protection in the event of unauthorized use or disclosure of our trade secrets, know-how or other proprietary information.

Claims that our technology or products infringe on intellectual property rights of others could be costly to defend or settle, could cause reputational injury and would divert the attention of our management and key personnel, which in turn could have a material adverse effect on our business, results of operations, financial condition and cash flows. Any adverse outcome of such litigation or settlement of such a dispute could subject us to significant liabilities, could put one or more of our patents at risk of being invalidated or interpreted narrowly, could put one or more of our pending patent applications at risk of not issuing, or could facilitate the entry of generic products. Any such litigation could also divert our research, technical and management personnel from their normal responsibilities.

Risks Relating to Our Liquidity

We are actively managing our liquidity and expenses, including by extending payables due and reducing investment in our businesses, and it is not certain that we will be ultimately successful in developing our business and remaining a going concern.

As of the date of this prospectus, we are actively managing our liquidity and expenses, and there is substantial doubt that our current cash position will be sufficient to continue as a going concern. The Company currently has minimal available cash balances, and we are also continuing to incur expenses that will cause us to expend cash in the short term. Payables are now in excess of available cash balances and payments of payables are not being made as the amounts become due for certain suppliers. As of May 8, 2023, we have approximately $1.4 million in cash and cash equivalents, which is expected to be sufficient to operate the business for the next six to eight weeks under the current business plan. The Company requires funding in the very near term in order to continue its operations. If the Company is unable to obtain funding in the near-term, it may have to cease operations and liquidate its assets. We have no arranged sources of financing available to us. Our failure to obtain any required additional financing on favorable terms, or at all, would have a material adverse effect on our business, financial condition and results of operations. We are pursuing several cash generating transactions, including the strategic plan described herein, as well as further expense reduction measures, but there can be no assurance that any transaction will be completed or that our expense reduction measures will be sufficient to continue as a going concern.

As a result of our failure to timely file our Quarterly Report on Form 10-Q for the quarter ended December 31, 2022, we are currently ineligible to file new short form registration statements on Form S-3, which may impair our ability to raise capital on terms favorable to us, in a timely manner or at all.

Form S-3 permits eligible issuers to conduct registered offerings using a short form registration statement that allows the issuer to incorporate by reference its past and future filings and reports made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, Form S-3 enables eligible issuers to conduct primary offerings “off the shelf” under Rule 415 of the Securities Act. The shelf registration process, combined with the ability to forward incorporate information, allows issuers to avoid delays and interruptions in the offering process and to access the capital markets in a more expeditious and efficient manner than raising capital in a standard registered offering pursuant to a Registration Statement on Form S-1. The ability to register securities for resale may also be limited as a result of the loss of Form S-3 eligibility.

As a result of our failure to timely file our Quarterly Report on Form 10-Q for the quarter ended December 31, 2022, we are currently ineligible to file new short form registration statements on Form S-3 and, absent a waiver of the Form S-3 eligibility requirements, we will no longer be permitted to use our existing registration statement on Form S-3. As a consequence, we might not be permitted to sell all of the amount of securities we could otherwise sell prior to such time, subject to the limits of General Instruction I.B.6. of Form S-3, which could adversely affect our operations and financial results.

Our inability to use Form S-3 may significantly impair our ability to raise necessary capital to run our operations and execute on our strategy. If we seek to access the capital markets through a registered offering during the period of time that we are unable to use Form S-3, we may be required to publicly disclose the proposed offering and the material terms thereof before the offering commences, we may experience delays in the offering process due to SEC review of a Form S-1 registration statement and we may incur increased offering and transaction costs and other considerations. Disclosing a public offering prior to the formal commencement of an offering may result in downward pressure on our share price. If we are unable to raise capital through a registered offering, we would be required to conduct our equity financing transactions on a private placement basis, which may be subject to pricing, size and other limitations imposed under Nasdaq rules, or seek other sources of capital.

The Company may have difficulty accessing public and private capital and banking services, which could negatively impact its ability to finance its operations.

The Company anticipates that funding sources may be available pursuant to private and public offerings of equity and/or debt and bank lending. However, if equity and/or debt financing was not available in the public capital markets, then the Company expects that it would have access to raise equity and/or debt financing privately. There can be no assurance that additional financing, if raised privately or publicly, will be available to the Company when needed or on terms which are acceptable, or that the Company’s existing indebtedness would not impact its ability to obtain such additional financing. The Company’s inability to raise financing to fund capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon future profitability. If the Company cannot achieve profitability, it may be forced to cease operations and you may suffer a total loss of your investment.

Legal and Regulatory Risks Relating to Our Business

We identified material weaknesses in our internal control over financial reporting. This may adversely affect the accuracy and reliability of our financial statements and, if we fail to maintain effective internal control over financial reporting, it could impact our reputation, business, and the price of our common shares, as well as lead to a loss of investor confidence in us.

The Company has and may continue to fail to maintain the adequacy of its internal controls over financial reporting as such standards are modified, supplemented or amended from time to time, and the Company cannot ensure that it will conclude on an ongoing basis that it has effective internal controls over financial reporting. The Company’s failure to satisfy the requirements of Canadian and United States legislation on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements or in a cease trade order, which in turn could harm the Company’s business and negatively impact the trading price and market value of its shares or other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause it to fail to meet its reporting obligations.

The Company also has and may continue to fail to maintain the adequacy of its disclosure controls. Disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company in reports filed with securities regulatory agencies is recorded, processed, summarized and reported on a timely basis and is accumulated and communicated to the Company’s management, as appropriate, to allow timely decisions regarding required disclosure.

No evaluation can provide complete assurance that the Company’s financial and disclosure controls will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be reported. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. The effectiveness of the Company’s controls and procedures could also be limited by simple errors or faulty judgements.

Material weaknesses in the Company’s internal control over financial reporting were determined to exist at March 31, 2022 and these material weaknesses have not been remediated to date. The Company’s management, including the Chief Executive Officer and Chief Financial Officer, concluded that our internal control over financial reporting was not effective as of March 31, 2022 due to the presence of these material weaknesses, and during the quarter ended September 30, 2022, additional material weaknesses were identified. While intend to adopt new and revised controls to remediate these weaknesses, if these and other controls fail to adequately remediate these material weaknesses, it could result loss of investor confidence, which could lead to a decline in our share price. In addition, if we do not maintain adequate financial and management personnel, processes, and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our share price and harm our ability to raise capital. Failure to accurately report our financial performance on a timely basis could also jeopardize our continued listing on Nasdaq or any other exchange on which our common shares may be listed.

As a non-accelerated filer, we are not required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act.

We are a non-accelerated filer under the Securities Exchange Act of 1934 (the “Exchange Act”) and we are not required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. Therefore, our internal controls over financial reporting will not receive the level of review provided by the process relating to the auditor attestation included in annual reports of issuers that are subject to the auditor attestation requirements. In addition, we cannot predict if investors will find our common shares less attractive because we are not required to comply with the auditor attestation requirements. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and trading price for our common shares may be negatively affected.

The Corporation may be classified as a “passive foreign investment company” for U.S. federal income tax purposes, which would subject U.S. investors that hold the Corporation’s Common Shares to potentially significant adverse U.S. federal income tax consequences.

If the Corporation is classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in any taxable year, U.S. investors holding the Corporation’s Common Shares generally will be subject, in that taxable year and all subsequent taxable years (whether or not the Corporation continued to be a PFIC), to certain adverse

U.S. federal income tax consequences. The Corporation will be classified as a PFIC in respect of any taxable year in which, after taking into account its income and gross assets (including the income and assets of 25% or more owned subsidiaries), either (i) 75% or more of its gross income consists of certain types of “passive income” or (ii) 50% or more of the average quarterly value of its assets is attributable to “passive assets” (assets that produce or are held for the production of passive income). Based on our current operations, income, assets and certain estimates and projections, including as to the relative values of our assets, including goodwill, which is based on the expected price of our Common Shares, the Corporation believes that it was not a PFIC for the taxable year ended March 31, 2022. The determination of the Corporation’s status as a PFIC for the fiscal year ending March 31, 2023 cannot be made at this time. Because the Corporation’s PFIC status must be determined annually with respect to each taxable year and will depend on the composition and character of the Corporation’s assets and income, including the Corporation’s use of proceeds from offerings, and the value of the Corporation’s assets (which may be determined, in part, by reference to the market value of Common Shares, which may be volatile) over the course of such taxable year, the Corporation may be a PFIC in any taxable year. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that the Corporation will not be a PFIC for any future taxable year. In addition, it is possible that the U.S. Internal Revenue Service may challenge the Corporation’s classification of certain income and assets as non-passive, which may result in the Corporation being or becoming a PFIC in the current or subsequent years.

If the Corporation is a PFIC for any year during a U.S. Holder’s (as defined below in “Certain U.S. Federal Income Tax Considerations”) holding period, then such U.S. Holder generally will be required to treat any gain realized upon a disposition of Common Shares, or any “excess distribution” received on its Common Shares, as ordinary income, and to pay an interest charge on a portion of such gain or distribution, unless the U.S. Holder makes a timely and effective “qualified electing fund” election (“QEF Election”) or a “mark-to-market” election with respect to its Common Shares. A U.S. Holder who makes a QEF Election generally must report on a current basis its share of the Corporation’s net capital gain and ordinary earnings for any year in which the Corporation is a PFIC, whether or not the Corporation distributes any amounts to its shareholders. However, U.S. Holders should be aware that if the Corporation determines that it is a PFIC for this year or any future taxable year, the Corporation can make no assurances that it would provide the information necessary for U.S. Holders to make a QEF Election. Thus, U.S. Holders may not be able to make a QEF Election with respect to their Common Shares. A U.S. Holder who makes a mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer’s basis therein. Each U.S. Holder should consult its own tax advisors regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

We are subject to laws and regulations and guidelines, changes in which could increase our costs and individually or in the aggregate adversely affect our business.

We are subject to laws and regulations affecting our operations in a number of areas. These laws and regulations affect the Company’s activities in areas including, but not limited to, organic food and beverage products, dietary supplements, consumer protection, labor, intellectual property ownership and infringement, import and export requirements, and environmental, health and safety.

The successful execution of our business objectives is contingent upon compliance with all applicable laws and regulatory requirements and obtaining all other required regulatory approvals, which may be onerous and expensive. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation and the expansion of the Company’s business, could individually or in the aggregate make the Company’s products and services less attractive to our customers, delay the introduction of new products, or cause the Company to implement policies and procedures designed to ensure compliance with applicable laws and regulations. There can be no assurance that the Company’s officers, directors, employees, contractors, or agents will not violate such laws and regulations or our policies and procedures.

We are subject to risks inherent to the nutraceutical industry.

We are heavily dependent on the export of products to the United States. The FDA is able to block the import entry of any product that violates or appears to violate U.S. law.  Future changes in U.S. requirements and interpretations of those requirements, coupled with FDA’s authority to block import entry based only on an apparent violation of the law, increases the possibility that our products may not have full access to the U.S. market and poses additional risks to our business.

We are subject to anti-money laundering laws and regulations in multiple jurisdictions.

The Company will be subject to a variety of laws and regulations in Canada and in the United States that involve money laundering, financial recordkeeping and proceeds of crime, including the U.S. Currency and Foreign Transactions Reporting Act of 1970 (commonly known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), as amended and the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States and Canada.

If any of the Company’s investments, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such investments in the United States or Canada were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize the ability of the Company to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while the Company has no current intention to declare or pay dividends on its Common Shares in the foreseeable future, the Company may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

Our inability to maintain our regulatory approvals and permits or failure to comply with applicable regulations could adversely affect our business and financial results.

The Company is required to obtain and maintain certain federal and state permits, licenses and approvals in the jurisdictions where its products are manufactured and/or sold and to comply with extensive regulations governing its business, including FDA regulations. There can be no assurance that the Company will be able to obtain or maintain necessary licenses, permits or approvals or continue to comply with applicable regulations. Any material delay or inability to receive these items is likely to delay and/or inhibit the Company’s ability to conduct its business, and would have an adverse effect on its business, financial condition and results of operations.

We are currently, and may in the future be, subject to substantial litigation, investigations and proceedings that could cause us to incur significant legal expenses and result in harm to our business.

We and our subsidiaries are subject to federal, state, local, foreign and provincial health, safety, and labeling laws and regulations, including but not limited to the federal Food, Drug, and Cosmetic Act and regulations promulgated by the FDA; laws and regulations promulgated by the United States Department of Agriculture; the National Organic Program; and state, local, foreign, and provincial law equivalents. In addition, the California Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65) and implementing regulations impose testing and warning requirements for products containing any chemical known to the State of California to cause cancer and/or reproductive toxicity. Product recall laws and regulations also apply to our products.

The failure by us to comply with applicable health, safety, and labeling requirements could result in fines, penalties, injunctions, product recalls, enforcement actions, third-party claims for property damage and personal injury, regulatory or judicial orders requiring corrective measures, and attorneys’ fees associated with prosecuting such actions, which could have a material adverse effect on our business, financial condition, or results of operations.

We rely on contract manufacturers to produce products in compliance with applicable health, safety, and labeling requirements. Further, as with any consumer-facing company selling food or nutraceutical products, there is always a chance of microbial contamination even under the most stringent manufacturing practices; thus, the risk of fines, penalties, injunctions, product recalls, enforcement actions, third-party claims for property damage and personal injury, regulatory or judicial orders requiring corrective measures, and attorneys’ fees associated with prosecuting such actions is heightened where the company is not actively involved in the manufacturing practices.

On February 4, 2021, the United States House of Representatives Subcommittee on Economic and Consumer Policy, Committee on Oversight and Reform (“Subcommittee”), published a report, “Baby Foods Are Tainted with Dangerous Levels of Arsenic, Lead, Cadmium, and Mercury” (the “Report”), which stated that, with respect to Sprout, a company in which Neptune acquired a 50.1% stake, “Independent testing of Sprout Organic Foods has confirmed that their baby foods contain concerning levels of toxic heavy metals.” The Report further stated that after receiving reports alleging high levels of toxic metals in baby foods, the Subcommittee requested information from Sprout but did not receive a response. On February 11, 2021, the Subcommittee contacted Sprout, reiterating its requests for documents and information about toxic heavy metals in Sprout’s baby foods.

Sprout provided an initial response to the Subcommittee on February 25, 2021. The pending inquiries and potential findings could have a material adverse effect on our business, financial condition, or results of operations.

On March 16, 2021, a purported class action, captioned Marvin Gong v. Neptune Wellness Solutions, et al., was filed in the United States District Court for the Eastern District of New York against the Company and certain of its current and former officers. On

October 21, 2022, the Company announced that it had agreed to settle and resolve the lawsuit for a gross payment to the class of between $4 and $4.25 million, with the exact amount being within the Company’s control and dependent on the type of consideration used. The settlement was subject to court approval and certification by the court of the class. On March 16, 2023, the settlement offer was accepted and the first payment in the amount of $500,000 was paid on March 22, 2023. Two additional payments of $500,000 each are due 30 days and 60 days after the first payment. The rest is payable either in cash ($2,500,000) or in shares ($2,750,000) at Neptune’s election, within 31 days after the Final Approval Order is entered.

We also are subject to federal, state, local, foreign and provincial laws, rules and regulations concerning advertising and marketing, including but not limited to those prohibiting unfair, deceptive, and/or abusive trade practices. Violations of advertising and marketing requirements can result in fines, penalties, injunctions, disgorgement of profits, full restitution for injury suffered by consumers, rescission of contracts, enforcement actions, regulatory or judicial orders requiring corrective measures, and attorneys’ fees associated with prosecuting such actions.

Accordingly, we are exposed to potential liabilities and reputational risk associated with litigation, regulatory proceedings and government investigations and enforcement actions for the failure of us to comply with applicable health, safety, and labeling requirements and advertising and marketing requirements. Any adverse judgment in or settlement of any pending or any future litigation or investigation could result in payments, fines and penalties that could adversely affect our business, results of operations and financial condition and which may not be covered by insurance. Regardless of the merits of the claims and the outcome, legal proceedings have resulted in, and may continue to result in, significant legal fees and expenses as well as diversion of management’s and employee time and other resources, and adverse publicity. Such proceedings could also adversely affect our business, results of operations and financial condition. If the Company is unsuccessful in its defense of material litigation claims or is unable to settle the claims, the Company may be faced with significant monetary damage awards or other remedies against it including injunctive relief that could have a material adverse effect on the Company’s business, financial condition and results of operations. Administrative or regulatory actions against the Company or its employees could also have a material adverse effect on the Company’s business, financial condition and results of operations. For more information on our pending legal proceedings, see “Legal Proceedings.”

Risks Relating to Our Human Resources

We may be unable to attract or retain key personnel, and we may be unable to attract, develop and retain additional employees required for our development and future success.

Our success is largely dependent on the performance of our management team and certain employees and our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. The loss of the services of any key personnel, or an inability to attract other suitably qualified persons when needed, could prevent us from executing on our business plan and strategy, and we may be unable to find adequate replacements on a timely basis, or at all. We do not currently maintain key-person insurance on the lives of any of our key personnel.

We face exposure to fraudulent or illegal activity by officers, directors, employees, contractors, consultants and agents, which may subject us to investigations and actions.

We are exposed to the risk that any of our officers, directors, employees, independent contractors and consultants and our subsidiaries may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate (i) government regulations, (ii) manufacturing standards, (iii) federal, state, local, and foreign healthcare fraud and abuse laws and regulations, or (iv) laws that require the true, complete and accurate reporting of financial information or data. It may not always be possible for us to identify and deter misconduct by our officers, directors, employees and other third parties, and the precautions taken by us to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply such laws or regulations. We cannot provide assurance that our internal controls and compliance systems will protect us from acts committed by our officers, directors, employees, agents or business partners in violation of U.S. or Canadian federal, provincial or state or local laws. If any such actions are instituted against us, and we are not successful in defending or asserting our rights, those actions could have a material impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could have a material adverse effect on our business, financial condition, results of operations or prospects.

Risks Relating to Our Information Technology

We must successfully maintain and/or upgrade our information technology systems, and our failure to do so could have a material adverse effect on our business, financial condition or results of operations.

We rely on various information technology systems to manage our operations. Over the last several years, we have implemented, and we continue to implement, modifications and upgrades to such systems, including changes to legacy systems, replacing legacy systems with successor systems with new functionality, and acquiring new systems with new functionality. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, including impairment of our ability to fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to or integrating new systems into our current systems. These implementations, modifications, and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the difficulties with implementing new technology systems may cause disruptions in our business operations and have a material adverse effect on our business, financial condition, or results of operations.

We may be exposed to risks and costs associated with security breaches, data loss, credit card fraud and identity theft that could cause us to incur unexpected expenses and loss of revenue as well as other risks.

The Company’s operations are increasingly dependent on IT systems and the management of information; thus, the protection of customers, employees, suppliers and other business data is critical. A portion of our sales require the collection of certain customer data, such as credit card information. In order for our sales channel to function, we and other parties involved in processing customer transactions must be able to transmit confidential information, including credit card information, securely over public networks. The use of credit payment systems makes us more susceptible to a risk of loss, particularly with respect to an external security breach of customer information controlled by us, or by third parties under arrangements with us (including those with whom we have strategic alliances). Despite of all efforts, the Company experienced a cyber-attack in July 2021 as a consequence of increased digital interactions with customers, suppliers and consumers, and changes in ways of working of our employees and these external stakeholders due to the COVID-19 outbreak. Also, we are particularly reliant on service providers and thus the impact of COVID-19 on their operations also imposed a risk for us. Cyber-attacks will continue to impose threats to our operations.

In addition, federal, state, provincial and international laws and regulations govern the collection, retention, sharing, and security of data that we manage. The regulatory environment surrounding information security and privacy has been increasingly demanding in recent years and may see the imposition of new and additional requirements by provincial, state, and federal governments as well as foreign jurisdictions in which we do business. Compliance with these requirements may result in cost increases due to necessary systems changes and the development of new processes to meet these requirements by us.

In the event of a security breach, theft, leakage, accidental release or other illegal activity with respect to employees, customers, suppliers or other company data, we could become subject to various claims, including those arising out of thefts and fraudulent transactions, and may also result in the suspension of credit card services. This could cause consumers to lose confidence in our security measures, harm our reputation as well as divert management attention, and expose us to potentially unreserved claims and litigation. Any loss in connection with these types of claims could be substantial. If our electronic payment systems are damaged or cease to function properly, we may have to make significant investments to fix or replace them, and we may suffer interruptions in our operations in the interim. In addition, we are reliant on these systems, not only to protect the security of the information stored, but also to appropriately track and record data. Any failures or inadequacies in these systems could expose us to significant unreserved losses, which could materially and adversely affect our earnings and the market price of securities. Our brand reputation would likely be damaged as well.

Risks Relating to Our Intellectual Property

Our commercial success depends, in part, on our intellectual property rights and a failure by us to protect our intellectual property may have a material adverse effect on our ability to develop and commercialize our products.

Our success depends in part on our ability to develop products, obtain patents, protect our trade secrets and operate without infringing third-party exclusive rights or without others infringing our exclusive rights or those granted to us under license. The patent position of a corporation is generally uncertain and involves complex legal, factual and scientific issues, several of which remain unresolved. We do not know whether we will be able to develop other patentable proprietary technology and/or products. Furthermore, we cannot be completely certain that our future patents, if any, will provide a definitive and competitive advantage or afford protection against competitors with similar technology. Furthermore, we cannot give any assurance that such patents will not be challenged or circumvented by others using alternative technology or whether existing third-party patents will prevent us from marketing our products. In addition, competitors or potential competitors may independently develop, or have independently developed products as effective as ours or invent or have invented other products based on our patented products.

If third-party licenses are required, we may not be able to obtain them, or if obtainable, they may not be available on reasonable terms. Furthermore, we could develop or obtain alternative technologies related to third-party patents that may inadvertently cover their products. Inability to obtain such licenses or alternative technologies could delay the market launch of certain of our products, or even prevent us from developing, manufacturing or selling certain products. In addition, we could incur significant costs in defending ourselves in patent infringement proceedings initiated against us or in bringing infringement proceedings against others.

Risks Relating to This Offering and Ownership of Our Common Shares

We do not currently intend to pay any cash dividends on our Common Shares in the foreseeable future.

We have never paid any cash dividends on our Common Shares. We do not anticipate paying any cash dividends on our Common Shares in the foreseeable future because, among other reasons, we currently intend to retain any future earnings to finance our business. The future payment of cash dividends will be dependent on factors such as cash on hand and achieving profitability, the financial requirements to fund growth, our general financial condition and other factors our board of directors may consider appropriate in the circumstances. Until we pay cash dividends, which we may never do, our shareholders will not be able to receive a return on their Common Shares unless they sell them.

We have broad discretion in the use of proceeds from the offering.

Our management will have broad discretion with respect to the application of net proceeds received by us from the sale of the Common Shares and Warrants under this prospectus supplement and may spend such proceeds in ways that do not improve our results of operations or enhance the value of the Common Shares and Warrants. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business or cause the price of our Common Shares to decline.

If there is insufficient liquidity in our Common Shares, it could adversely affect your ability to sell your shares.

Shareholders of the Company may be unable to sell significant quantities of Common Shares into the public trading markets without a significant reduction in the price of their Common Shares, or at all. There can be no assurance that there will be sufficient liquidity of the Common Shares on the trading market, and that the Company will continue to meet the listing requirements of the Nasdaq or achieve listing on any other public stock exchange. There can be no assurance that an active and liquid market for the Common Shares will be maintained and an investor may find it difficult to resell Common Shares.

There is currently no established public trading market for the Warrants.

There is no established public trading market for the Warrants, and we do not expect such a market to develop. In addition, we do not plan on making an application to list the Warrants on the Nasdaq, or any other securities exchange or other trading system. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants, and the extent of issuer regulation. Except in limited circumstances specified in the Warrants, holders of the Warrants will not be entitled to any voting rights, dividends or other rights as shareholders of the Company, prior to the exercise of their Warrants. In addition, the Warrants have an exercise price of $0.33 per Common Share, will be exercisable immediately, and will expire five years following the date of issuance. If the price of the Common Shares does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

U.S. investors may be unable to enforce certain judgments against us in Canada.

Neptune is a corporation existing under the Business Corporations Act (Québec). A number of our directors and officers are residents of Canada or other jurisdictions outside of the United States, and substantially all of our assets are located outside the United States. As a result, it may be difficult to effect service within the United States upon the Company or upon its directors and officers. Execution by United States courts of any judgment obtained against the Company or any of the Company’s directors or officers in United States courts may be limited to the assets of such companies or such persons, as the case may be, located in the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon civil liability and the civil liability of the Company’s directors and executive officers under the United States federal securities laws. The Company has been advised that a judgment of a U.S. court predicated solely upon civil liability under United States federal securities laws or the securities or “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. However, there may be doubt as to the enforceability in Canada against these non-U.S. entities or their controlling persons, directors and officers who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal or state securities laws.

Certain Canadian laws could delay or deter a change of control.

The Investment Canada Act (Canada) subjects an acquisition of control of a corporation by a non-Canadian to government review if the value of the assets as calculated pursuant to the legislation exceeds a threshold amount.

A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to be a net benefit to Canada. Any of the foregoing could prevent or delay a change of control and may deprive or limit strategic opportunities for our shareholders to sell their shares.

Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our Common Shares.

If we fail to continue to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq will take steps to de-list our Common Shares. The per share price of our Common Shares has declined below the minimum bid price threshold required for continued listing. Such a de-listing would likely have a negative effect on the price of our Common Shares and would impair your ability to sell or purchase our Common Shares when you wish to do so, as well as adversely affect our ability to issue additional securities and obtain additional financing in the future.

On December 29, 2022, we received a deficiency notice from Nasdaq (the “Deficiency Notice”) informing us that our Common Shares have failed to comply with the $1.00 minimum bid price required for continued listing under Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”) based upon the closing bid price of our Common Shares for the 30 consecutive business days prior to the date of the Deficiency Notice. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were given 180 calendar days from December 29, 2022, or until June 27, 2023, to regain compliance with Rule 5550(a)(2). If at any time before June 27, 2023, the bid price of our Common Shares closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq will provide written confirmation that we have regained compliance.

Our common shares may be de-listed if we do not regain compliance with Rule 5550(a)(2) by June 27, 2023 and our shareholders could face significant material adverse consequences, including:

●	Limited availability or market quotations for our common shares;
●	Reduced liquidity of our common shares;
●	Determination that our common shared are “penny stock”, which would require brokers trading in our common shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common shares;
●	Limited amount of news and analysts’ coverage of us; and
●	Decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

In the event of a de-listing, however, we would take actions to restore our compliance with Nasdaq Marketplace Rules, but we can provide no assurances that the listing of our Common Shares would be restored, that our Common Shares will remain above the Nasdaq minimum bid price requirement or that we otherwise will remain in compliance with the Nasdaq Marketplace Rules.

Our shareholders may be subject to dilution resulting from future offerings of Common Shares by us.

We may raise additional funds in the future by issuing Common Shares or equity-linked securities. Holders of our securities have no pre-emptive rights in connection with such further issuances. Our board of directors has the discretion to determine if an issuance of our capital stock is warranted, the price at which such issuance is to be affected and the other terms of any future issuance of capital stock. In addition, additional common shares will be issued by us in connection with the exercise of warrants, options or grant of other equity awards granted by us. Such additional equity issuances could, depending on the price at which such securities are issued, substantially dilute the interests of the holders of our existing securities. After giving effect to the sale by us of (i) 4,415,162 of our Common Shares and accompanying Common Warrants to purchase 4,415,162 of our Common Shares at the public offering price of $0.33 per Common Share and accompanying Common Warrant, and (ii) Pre-Funded Warrants to purchase 7,706,050 Common Shares and accompanying Common Warrants to purchase 7,706,050 Common Shares at a the public offering price of $0.3299 per Pre-Funded Warrant and accompanying Common Warrant, and after deducting Placement Agent fees and expenses and estimated offering expenses payable by us and assuming full exercise of the Pre-Funded Warrants, you will experience immediate dilution of $1.02 per share, representing the difference between the public offering price per share and our as adjusted net tangible book value per share as of December 31, 2022 after giving effect to this offering. See the section entitled “Dilution” appearing elsewhere in this prospectus supplement for a more detailed illustration of the dilution you would incur if you participate in this offering.

Our constating documents permit us to issue an unlimited amount of additional Common Shares or Preferred Shares, which may prevent a third-party takeover or cause our shareholders to experience dilution in the future.

Our constating documents authorize us to issue an unlimited number of Common Shares and an unlimited number of preferred shares (“Preferred Shares”). Our board of directors has the authority to cause us to issue additional Common Shares and Preferred Shares and to determine the special rights and restrictions of the shares of one or more series of our Preferred Shares, each without consent of our shareholders. The issuance of any such securities may result in a reduction of the book value or market price of our Common Shares. Given the fact that we operate in a capital-intensive industry with significant working capital requirements, we may be required to issue additional Common Shares or other securities that are dilutive to existing shareholders in the future in order to continue our operations, which may result in dilution to existing shareholders. Further, any such issuances could result in a change of control or a reduction in the market price for our Common Shares. Additionally, the rights of the holders of Common Shares will be subject to, and may be adversely affected by, the rights of holders of any Preferred Shares that may be issued in the future. For example, Preferred Shares typically rank senior to Common Shares as to dividend rights, liquidation preference or both and may be convertible into Common Shares. Lastly, our ability to issue Preferred Shares could make it more difficult for a third-party to acquire a majority of our outstanding voting shares, particularly in the event we issue Preferred Shares with special voting rights, the effect of which may be to deprive our shareholders of a control premium that might otherwise be realized in connection with an acquisition of us.

Because the Company is a “smaller reporting company,” we may take advantage of certain scaled disclosures available to us, resulting in holders of our securities receiving less Company information than they would receive from a public company that is not a smaller reporting company

We are a “smaller reporting company” as defined in the Exchange Act. As a smaller reporting company, we may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) our common shares held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and our common shares held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. To the extent we take advantage of any reduced disclosure obligations, it may make it harder for investors to analyze the Company’s results of operations and financial prospectus in comparison with other public companies.

As a smaller reporting company, we are permitted to comply with scaled-back disclosure obligations in our SEC filings compared to other issuers, including with respect to disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We have elected to adopt the accommodations available to smaller reporting companies. Until we cease to be a smaller reporting company, the scaled-back disclosure in our SEC filings will result in less information about our company being available than for other public companies.

If investors consider our common shares less attractive as a result of our election to use the scaled-back disclosure permitted for smaller reporting companies, there may be a less active trading market for our common shares and our share price may be more volatile.

Any acquisitions, strategic investments, divestures, mergers, or joint ventures we make may require the issuance of a significant amount of equity or debt securities and may not be successful.

As part of our business strategy, we expect to selectively pursue strategic acquisitions, as well as additional strategic and other investments such as joint ventures or partnerships, to obtain additional businesses, products and/or technologies, capabilities, and personnel. Acquisitions and other investments present challenges, including geographical coordination, personnel integration and retention of key management personnel, systems integration, the potential disruption of each company’s respective ongoing businesses, possible inconsistencies in standards, controls, procedures, and policies, unanticipated costs of terminating or relocating facilities and operations, unanticipated expenses relating to such integration, contingent obligations, and the reconciliation of corporate cultures. Those operations could divert management’s attention from the business, cause a temporary interruption of or loss of momentum in the business, and adversely affect our results of operations and financial condition. The inability to consummate and integrate new acquisitions on advantageous terms, or the failure to achieve a favorable return on our strategic and other investments, could adversely affect our ability to grow and compete effectively. Additionally, if we make one or more acquisitions in which the consideration includes the Company’s securities, we may be required to issue a substantial amount of equity, debt, warrants, convertible instruments, or other similar securities. Such an issuance could result in dilution to shareholders or increase our interest expense and other expenses.

We have reported negative cash flows from operating activities and may do so in future periods.

The Company reported negative cash flow from operating activities of $54.3 million, $56.6 million, and $20.7 million for the fiscal years ended March 31, 2022 and March 31, 2021 and the nine-month period ended December 31, 2022, respectively. The Company has historically and may also continue to have negative cash flow from operating activities until sufficient levels of sales are achieved. The Company cannot guarantee that future positive cash flow from operating activities will be obtained. In addition, negative cash flows may continue longer than the Company has planned for which could cause liquidity issues.

The Company may also be unable to obtain borrowings in an amount sufficient to enable them to pay debt or to fund other liquidity needs. If sufficient liquidity is not obtained, the Company may need to refinance or restructure all or a portion of its debt on or before maturity, sell assets or borrow money or issue equity, which may not be possible on terms satisfactory to the Company, or at all. If the Company continues to report negative cash flows from operating activities, or any failure to obtain any required additional financing on favorable terms, or at all, such events could have a material adverse effect on the business, financial condition, and results of operation of the Company.

We may not be able to maintain our operations without additional funding.

As of December 31, 2022, Neptune had $3.4 million of cash and cash equivalents. We had negative cash flows from operating activities of $54.3 million during the twelve-month period ended March 31, 2022 and $20.7 million during the nine-month period ended December 31, 2022. As of May 8, 2023 the cash balance is expected to be sufficient to operate the business for the next six to eight weeks under the current business plan. The Company requires funding in the very near term in order to continue its operations. If the Company is unable to obtain funding in the near-term, it may have to cease operations and liquidate its assets. We may be unable to generate sufficient cash flow from operations or to obtain future borrowings in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. If we do not have sufficient liquidity, we may need to refinance or restructure all or a portion of our debt on or before maturity, sell assets or borrow more money or issue equity, which we may not be able to do on terms satisfactory to us or at all. In addition, any refinancing could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations. We may also try to raise the necessary capital through securities offerings, however these may entail significant downsides, due to limitations on use of registration statements on Form S-3. For more information on our inability to use Form S-3, see "Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial and Capital Management—Capital Resources." Such offerings are subject to market conditions and are beyond our control.

We are subject to foreign currency fluctuations, which could adversely affect our financial results.

We are exposed to the financial risk related to the fluctuation of foreign exchange rates and the degrees of volatility of those rates. Currency risk relates to the portion of our business transactions denominated in currencies other than the Canadian dollar.

For the twelve-month period ended March 31, 2022, approximately 70% of our revenues were in U.S. dollars, and most of our expenses, including the purchase of raw materials, were in U.S. dollars. If the value of the United States dollar fluctuates significantly more than expected in the foreign exchange markets, our operating results and financial condition may be adversely affected.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for one year from closing, subject to certain exceptions; (iii) agreement to not enter into any financings for 90 days from closing; and (iv) indemnification for breach of contract.

General Risk Factors

Catastrophic events outside of our control, including pandemics, may harm our results of operations or damage our facilities.

A catastrophic events, or the perception of such events, such as earthquakes, tsunamis, floods, typhoons, fires, power disruptions or other natural or manmade disasters, computer viruses, cyber-attacks, terrorist attacks, wars (such as the ongoing military conflict between Russia and Ukraine), riots, civil unrest or other conflicts, or an outbreak of a public health crisis including epidemics, pandemics (such as the COVID-19 pandemic), outbreaks of new infectious diseases or viruses, or related events that can result in volatility and disruption to global supply chains, operations, mobility of people, patterns of consumption and service, and the financial markets could disrupt the Company’s operations, or those of its material contractors. Such disruptions could impair production or distribution of the Company’s potential products, damage inventory or our facilities, interrupt critical functions or otherwise materially adversely affect its business, which could materially harm the Company’s financial condition or results of operations.

The market price of the Company’s Common Shares may be highly volatile.

The stock market, from time-to-time, experiences significant price and volume fluctuations unrelated to the operating performance of particular companies. Future announcements concerning the Company, its competitors, including those pertaining to financing arrangements, government regulations, developments concerning regulatory actions affecting the Company, litigation, additions or departures of key personnel, cash flow, and economic conditions and political factors in Canada and the United States may have a significant impact on the market price of the Company’s Common Shares. In addition, there can be no assurance that the Company’s Common Shares will continue to be listed on Nasdaq.

The market price of the Company’s Common Shares could fluctuate significantly for many other reasons, including for reasons unrelated to the Company’s specific performance, such as reports by industry analysts, investor perceptions, or negative announcements by its subscribers, competitors or suppliers regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other large companies within its industry experience declines in their stock price, the share price of the Company’s Common Shares may decline as well. In addition, when the market price of a company’s shares drops significantly, shareholders often institute securities class action lawsuits against the company.

Litigation resulting from these claims could be costly and time-consuming and could divert the attention of management and other key personnel from the Company’s business and operations. The complexity of any such claims and the inherent uncertainty of commercial or class action, litigation increases these risks. In recognition of these considerations, the Company could suffer significant litigation expenses in defending any of these claims and enter into settlement agreements. If the Company is unsuccessful in its defense of material litigation claims or is unable to settle the claims, the Company may be faced with significant monetary damage awards or other remedies against it including injunctive relief that could have a material adverse effect on the Company’s business, financial condition and results of operations. Administrative or regulatory actions against the Company or its employees could also have a material adverse effect on the Company’s business, financial condition and results of operations.

USE OF PROCEEDS

We estimate the net proceeds to us in this offering will be approximately $3.24 million, after deducting the Placement Agent fees and expenses and estimated offering expenses payable by us. However, because this is a reasonable best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the Placement Agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. The table below depicts how we plan to utilize the proceeds, after deducting Placement Agent fees and expenses and estimated offering expenses payable by us.

Use of Proceeds
Repayment of debt(1)	$2,100,000.00
General corporate purposes	$1,144,306.42
Total:	$3,244,306.42

(1) Represents a mandatory prepayment of $2.0 million, together with an exit fee of $100,000 (the “Mandatory Repayment”), not including applicable interest and other fees, payable pursuant to a senior secured notes financing for gross proceeds of $4.0 million with CCUR Holdings, Inc. and Symbolic Logic, Inc. that was entered into on January 12, 2023. The notes mature on January 12, 2024 and bear interest at a rate of 16.5% per annum. Proceeds from the notes were used for general corporate purposes. For purposes of this table, the full amount of this Mandatory Repayment has been specified, but we may seek a reduction of the amount required to be prepaid.

These estimates exclude the proceeds, if any, from the exercise of Common Warrants issued in this offering. If all of the Common Warrants issued in this offering were to be exercised in cash at the exercise price of $0.33 per common share, we would receive additional proceeds of approximately $4.0 million. We cannot predict when or if these Common Warrants will be exercised. It is possible that these Common Warrants may expire and may never be exercised. Additionally, the Common Warrants contain a cashless exercise provision that permit exercise of Common Warrants on a cashless basis at any time where there is no effective registration statement under the Securities Act of 1933, as amended, covering the issuance of the underlying shares.

We plan to use the proceeds of the offering, after repayment of debt, for general corporate purposes, which may include (i) working capital, (ii) capital expenditures, (iii) operational purposes, including working capital to accelerate growth of our business and (iv) potential acquisitions in complementary businesses. While we do not currently have any agreement with respect to an acquisition, we intend to evaluate potential opportunities and could use proceeds of the offering to invest in one or more complementary businesses. The principal reasons for this offering are to increase our working capital, improve our ability to access the capital markets in the future, and to provide capital for general corporate purposes.

Pursuant to the Third Amended and Restated Stockholders’ Agreement entered into with the minority shareholders of Sprout, we have the option to purchase the minority shares of common stock (the “Call Option”) at any time until December 31, 2023, or March 31, 2024 if we provide notice of an extension. We have entered into an agreement with the representative of the minority stockholders of Sprout that provides that the purchase price for the remaining minority shares of common stock, if the Call Option is exercised prior to June 15, 2023, would be $13.0 million, consisting of at least $10.5 million in cash with the remainder payable in Common Shares. We may use certain proceeds of this offering towards the exercise the Option, subject to the receipt of additional funds, which may include funds borrowed from lenders.

Due to the uncertainties inherent in our business, we cannot estimate with certainty the exact amounts of the net proceeds from this offering that may be used for any purpose. As a result, our management will have broad discretion in applying the net proceeds from this offering.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2022 as follows:

•	on an actual basis;
•

on a pro forma basis to give effect to the issuance of an aggregate of 217,995 common shares to investors in January and February 2023 and the incurrence of additional debt subsequent to December 31, 2022; and

•

on a pro forma as adjusted basis to reflect our receipt of the net proceeds our sale and issuance of 4,415,162 Common Shares and Pre-Funded Warrants to purchase 7,706,050 Common Shares (and assuming no exercise of the Common Warrants) in this offering based on the public offering price of $0.33 per Common Share and accompanying Common Warrant after deducting estimated Placement Agent fees and expenses and estimated offering expenses payable by us.

The as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in, or incorporated by reference into, this prospectus.

	As of December 31, 2022
			Pro forma as
	Actual	Pro forma(1)	Adjusted (2)
	(In thousands, except share and per share data)

Liability related to warrants	$1,444	$1,780	6,268
Operating lease liabilities (including current portion)	$2,720	$2,720	2,720
Loans and borrowings (including current portion)	$15,937	$19,901	$19,901
Other liability	$23	$(74)	(74)
Shareholders’ equity:
Share capital, without par value, 11,778,392 shares issued and outstanding as of December 31, 2022, actual; 11,996,387 shares issued and outstanding, proforma; shares issued and 24,117,552 outstanding, proforma as adjusted	321,792	322,006	322,006
Preferred shares, no par value; no shares outstanding, actual; no shares outstanding, proforma; and no shares outstanding proforma as adjusted	—	—	—
Warrants	$6,118	$6,118	6,118
Additional paid-in capital	$57,303	$57,303	57,303
Accumulated other comprehensive loss	$(14,539)	$(14,539)	(14,539)
Deficit	$(357,075)	$(357,192)	(358,288)
Total equity attributable to equity holders of the Company	$13,599	$13,695	12,452
Non-controlling interest	$2,326	$2,326	2,326
Total shareholders’ equity	$15,924	$16,021	14,778
Total capitalization	$36,048	$40,348	43,593

(1)  The Pro forma basis includes several assumptions related to the effect on capitalization of events occurring after December 31, 2022. The Pro forma basis gives effect to: (1) the issuance of an aggregate of 217,995 common shares to investors in January and February 2023; (2) the issuance on January 13, 2023 of senior secured notes financing for gross proceeds of $4,000,000 with CCUR Holdings, Inc. and Symbolic Logic, Inc. and warrants to purchase an aggregate of 850,000 of our Common Shares. The fair value of the warrants are estimated for purposes of this table and recorded as “liability related to warrants”; and (3) In March 2023,

$300,000 of secured promissory notes and warrants to purchase an aggregate of 111,111 common share, which for purposes of this table has been presented fully within the “Loans and Borrowing”.

(2)  As the accounting treatment of the Warrants and the allocation between equity and liability components has not yet been determined, it is assumed for the purposes of the Pro forma as Adjusted capitalization that all of the proceeds have been allocated to the derivative warrant liabilities and therefore, all of the estimate placement agent fees and expenses and estimated offering expenses have been allocated to deficit. In addition, if the fair value of the derivative warrant liabilities exceeds the total proceeds of this offering, a loss would be recorded upon initial recognition of this offering, which loss is not reflected in the deficit in the above table.

The number of our Common Shares to be outstanding immediately after this offering is based on 11,778,392 Common Shares outstanding as of December 31, 2022 and excludes:

●	680,786 Common Shares issuable upon the exercise of stock options outstanding as of December 31, 2022, at a weighted average exercise price of $70.10 per Common Share;
●	11,236,554 Common Shares issuable upon the exercise of warrants outstanding as of December 31, 2022, at a weighted average exercise price of $11.50 per Common Share;
●	4,308 deferred share units;
●	2,789 restricted share units;
●	217,995 Common Shares and 961,111 Common Shares issuable upon the exercise of warrants issued after December 31, 2022; and
●	any additional Common Shares that are available for future issuance under our equity compensation plans.

DILUTION

If you purchase Common Shares and Warrants in this offering, you will experience dilution to the extent of the difference between the combined public offering price per Common Share and related Warrant in this offering and our net tangible book value (deficit)  per Common Share. Net tangible book value (deficit) per Common Share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding Common Shares. As of December 31, 2022, our net tangible book value (deficit) was approximately $(15.8 million), or approximately $(1.34) per Common Share.

After giving effect to the sale by us of Common Shares and Warrants in this offering at the combined public offering price of $0.33 per Common Share and related Warrant, after deducting the estimated Placement Agent fees and expenses and estimated offering expenses payable by us, our as adjusted net tangible book value (deficit) as of December 31, 2022 would have been approximately $(16.4 million), or approximately $(0.69) per Common Share. The as adjusted net tangible book value has been computed assuming exercise in full of the Pre-Funded Warrants and no exercise of the Common Warrants. This represents an immediate increase in net tangible book value (deficit) of $0.65 per Common Share to existing shareholders and an immediate dilution of $1.02 per share to new investors purchasing Common Shares and related Warrants in this offering, attributing none of the combined public offering price to the Common Warrants offered hereby. The following table illustrates this per Common Share dilution:

	Per Common
	Share and
	Warrant	Total
Public offering price per Common Share and related Common Warrant	$0.33	$
Net tangible book value (deficit) per Common Share as of December 31, 2022	$(1.34)
Increase in net tangible book value per Common Share after this offering	$0.65
As adjusted net tangible book value (deficit) per Common Share after this offering	$(0.69)
Dilution per Common Share to new investors	$1.02		$(15,815,705)

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options or warrants having a per share exercise price less than the per Common Share and related Common Warrant offering price to the public in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

The number of our Common Shares to be outstanding immediately after this offering is based on 11,778,392 Common Shares outstanding as of December 31, 2022 and excludes:

●	680,786 Common Shares issuable upon the exercise of stock options outstanding as of December 31, 2022, at a weighted average exercise price of $70.10 per Common Share;
●	11,236,554 Common Shares issuable upon the exercise of warrants outstanding as of December 31, 2022, at a weighted average exercise price of $11.50 per Common Share;
●	4,308 deferred share units;
●	2,789 restricted share units;
●	217,995 Common Shares and 961,111 Common Shares issuable upon the exercise of warrants issued after December 31, 2022; and
●	any additional Common Shares that are available for future issuance under our equity compensation plans.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Our Common Shares trade under the symbol “NEPT” on Nasdaq.

The following table sets forth the high and low intraday sales prices per Common Share as reported on Nasdaq beginning on April 1, 2020 and taking into account the Share Consolidation that took effect on June 13, 2022:

		Low Trading Price	High Trading Price
Period		($)	($)
Year Ending March 31, 2023
Fourth Quarter	(March 31, 2023)	$0.29	$1.04
Third Quarter	(December 31, 2022)	$0.23	$1.92
Second Quarter	(September 30, 2022)	$1.00	$3.74
First Quarter	(June 30, 2022)	$1.34	$1.41
Year Ended March 31, 2022
Fourth Quarter	(March 31, 2022)	$7.35	$19.60
Third Quarter	(December 31, 2021)	$12.25	$22.40
Second Quarter	(September 30, 2021)	$19.25	$41.30
First Quarter	(June 30, 2021)	$37.10	$55.30
Year Ended March 31, 2021
Fourth Quarter	(March 31, 2021)	$45.15	$110.25
Third Quarter	(December 31, 2020)	$52.15	$86.80
Second Quarter	(September 30, 2020)	$73.85	$113.05
First Quarter	(June 30, 2020)	$35.70	$110.25

As of May 8, 2023, we had 42 shareholders of record based on the records of our transfer agent, which does not include beneficial owners of our Common Shares whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

Dividends

We do not anticipate paying any dividend on our Common Shares in the foreseeable future. We presently intend to retain future earnings to finance the expansion and growth of our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements and other factors the Board of Directors deems relevant. In addition, the terms of any future debt or credit facility may preclude us from paying dividends.

Securities Authorized for Issuance under Equity Compensation Plans

Information about our equity compensation plans, as set forth in this prospectus under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters”, is incorporated herein by reference.

Unregistered Sales of Equity Securities

Except as set forth below, since May 8, 2020, we have not sold any securities that were not registered under the Securities Act.

(1)	In March 2023, we issued warrants to purchase common shares of the Company to one accredited investor which permits the investor to purchase an aggregate of 111,111 of our common shares at an exercise price of $0.54.
(2)	In February 2023, we issued to three accredited investors an aggregate of 146,330 of our common shares in connection with loans to Sprout Foods, Inc.
(3)

In January 2023, we issued (i) 71,665 common shares to our financial advisor in connection with our strategic review and (ii) to two accredited investors the January 2023 Warrants, which permits the investors to purchase an aggregate of 850,000 of our common shares at an exercise price of $0.53 per common share.

(4)

In October 2022, we issued to accredited investors the Series E Warrants in the Private Placement, which permits the investors to purchase an aggregate of 6,417,114 of our common shares at an exercise price of $1.62 per common share.

(5)	In July and September 2022, we issued to two accredited investors an aggregate of 409,435 common shares in connection with loans to Sprout Foods, Inc.
(6)	In June 2022 we issued 7,104 common shares to our financial advisor in connection with our proposed divestiture of our Canadian cannabis business.
(7)	In October 2020, we issued 462,963 common shares and 300,926 warrants to purchase common shares at an offering of $75.60 per share to institutional investors.

Repurchases of Equity Securities

We did not repurchase any of our equity securities during the years ended March 31, 2022 and 2021 or the interim period ended December 31, 2022.

BUSINESS

Overview

General

Neptune Wellness Solutions Inc. (“Neptune”, the “Company”, “we”, “us” or “our”) is a modern consumer packaged goods (“CPG”) company driven by a singular purpose: to transform the everyday for a healthier tomorrow. Neptune is a diversified and fully integrated health and wellness company with multiple brand units. With a mission to redefine health and wellness, Neptune is focused on building a broad portfolio of high quality, affordable consumer products in response to long-term secular trends and market demand for natural, plant-based, sustainable and purpose-driven lifestyle brands. The Company utilizes a highly flexible, cost-efficient manufacturing and supply chain infrastructure that can be scaled up and down or into adjacent product categories to identify new innovation opportunities, quickly adapt to consumer preferences and demand, and bring new products to market through its mass retail partners and e-commerce channels. Leveraging decades of expertise in extraction and product formulation, Neptune is a provider of turnkey product development and supply chain solutions to business customers across several health and wellness verticals, including nutraceuticals and white label consumer packaged goods. Neptune has expanded its operations since June 2020 into several brand units in order to better address its markets. The main brand units are the following: Nutraceuticals, Beauty & Personal Care, and Organic Foods & Beverages. All amounts in this prospectus are in US dollars, unless otherwise noted.

History

Neptune was incorporated under Part IA of the Companies Act (Québec) on October 9, 1998 under the name Neptune Technologies & Bioresources Inc. Since its incorporation, Neptune has amended its articles of incorporation on numerous occasions. The Company first amended its articles on May 30, 2000 to convert its then issued and outstanding shares into newly-created classes of shares. The Company’s articles were also amended on May 31, 2000 to create Series A Preferred Shares. On August 29, 2000, the Company converted all its issued and outstanding Class A shares into Class B subordinate shares. On September 25, 2000, the Company further amended its share capital to eliminate its Class A shares and converted its Class B subordinate shares into Common Shares. On November 1, 2013, the Company amended its articles of incorporation to reflect certain changes to items relating to board matters. The Company’s Common Shares are listed and posted for trading on the Nasdaq under the symbol, “NEPT”.

On June 9, 2022, we effected a one for thirty-five (1-for-35) reverse split of our common shares, which we refer to as the “Share Consolidation,” as approved by our Board of Directors. Trading of our common shares on both the TSX and Nasdaq on a post-consolidated basis commenced as of the open of markets on June 13, 2022. On August 15, 2022, the Company voluntarily delisted its Common Shares from the TSX.

Our Properties and Operations

The following table sets forth the Company’s principal physical properties:

Type	Material Properties Location	Leased / Owned
Office	Laval, Québec	Leased
Office	Vaudreuil, Québec	Leased
Office / Laboratory	Laval, Québec	Leased
Office	Jupiter, Florida	Leased

Our headquarters is located in leased offices in Laval, Québec, where our general and administrative departments primarily operate. We also lease laboratory space in Laval, Quebec where testing and development of many of our products takes place. On December 5, 2022, our U.S. operations opened an office in Jupiter, Florida which serves as the U.S. headquarters.

We previously owned a production facility in Sherbrooke, Quebec where we conducted our cannabis operations including laboratory testing. On October 17, 2022, we announced that we had entered into a binding agreement for the sale of our cannabis business, which would include the sale of our cannabis brands and the Sherbrooke building in one or more transactions. The disposition of our cannabis operations occurred on November 9, 2022. We believe the divestment of the cannabis assets will allow us to realize significant cost savings and operational streamlining from redirected resources towards our simplified corporate structure.

We also have leased offices in Vaudreuil, Province of Québec, Canada, which have been sub-leased to a third-party tenant.

Business Strategy

Neptune’s vision is to change consumer habits through the creation and distribution of environmentally friendly, ethical and innovative consumer product goods. Our mission is to redefine health and wellness and help humanity thrive by providing sustainable consumer focused solutions. Despite the decline in global economic activity since the outbreak of the COVID-19 virus, Neptune has taken transformative, and successful, actions to increase its sales, distribution and reach in both the B2B and B2C model in the CPG market. Neptune has a dual go-to market B2B and B2C strategy focused on expanding its global distribution reach. The strategy sets Neptune apart from its competition and has started to yield consistent, long-term revenue opportunities for the Company.

The Company’s long-term strategy is focused on the health and wellness sector with an emphasis on select CPG verticals, including Nutraceuticals, Beauty & Personal Care, and Organic Foods & Beverages. Neptune’s current brand portfolio across these verticals include Sprout®, Neptune Wellness™, Forest Remedies®, and MaxSimil®.

On May 28, 2021, Neptune announced a multi-year licensing agreement between Sprout and CoComelon, the world’s leading children’s entertainment brand, owned and operated by Moonbug Entertainment. In addition, on July 27, 2021, an initial launch was announced for Sprout products into Canada, in Metro grocery stores in the province of Ontario. In September 2022, Sprout launched its up-age meal products.

Neptune’s future will be focused on brand creation, accelerating organic growth with emphasis on increased efficiency and margin expansion. This will be complemented by accretive acquisitions with a proven track record of operational excellence. On July 22, 2021, the Company launched Forest Remedies’ plant-based Omega 3-6-9 gummies and soft gels. Neptune is focused on expanding its exclusive Omega-3 delivery technology MaxSimil® while improving growth and profitability in its Nutraceuticals vertical. The MaxSimil® product lineup will be expanded with the launch of two new consumer products: MaxSimil® with CoQ10 and MaxSimil® with Curcumin. Additionally, the Company launched a new consumer line of Vitamin Sprays and Pumps for both children and adults with selected retail partners. To support anticipated accelerated growth, the Nutraceuticals U.S. sales force has been expanded to maximize awareness and distribution of the capabilities and expertise in nutraceuticals, including prebiotics and probiotics, and proteins within this important vertical.

Products, Principal Markets, Methods of Distribution and Brands

Products

Our Nutraceutical, Beauty and Personal care products and Organic Foods and Beverages are manufactured by third party manufacturers. In order to meet demand for our products, we have developed relationships with selected contract manufacturers. For Biodroga we mainly buy all the raw materials we supply to our third-party manufacturers Our largest co-manufacturers for Biodroga makes approximately 35% of our annual production requirements. For Sprout, 90% of raw materials are purchased by the third-party manufacturers based on our specifications. The largest Sprout co-manufacturer makes about 40% of our annual requirements. We believe that we are not dependent on any single contract manufacturer and that, if necessary, our current selected contract manufacturers could be replaced with minimal disruption to our operations.

Our quality control staff requires full disclosure on the part of our suppliers and we periodically conduct on-site audits of their facilities. For strategic reasons, certain of our key raw materials are sourced from single suppliers. However, in the event that we were unable to source an ingredient from a current supplier, we believe that we could generally obtain the same ingredient or an equivalent from an alternative supplier, with minimal disruption to our operations.

Markets

Nutraceuticals

Neptune offers a variety of specialty ingredients, including our licensed specialty ingredient MaxSimil®, a technology that helps increase digestion and absorption of fat-soluble and nutritional ingredients. Additionally, the Company sources a variety of other marine oils, seed oils and specialty ingredients that are available for sale as raw material or transformed into finished products. The Company has recently launched a new line of Vitamin Sprays and Pumps for both children and adults. Neptune is focused on expanding its exclusive Omega-3 delivery technology MaxSimil® while improving growth and profitability in its Nutraceuticals vertical through its brand Biodroga.

Neptune’s core strength is product innovation with a focus on specialty ingredients offered in bulk soft gels and liquid delivery systems. The Company continues to expand its delivery system capabilities with projects for pumps, sprays and roll-ons. All of Neptune’s Nutraceutical products are available under distributors’ private labels, primarily sold in the Canadian and U.S. nutraceutical markets. Neptune, through its nutraceuticals products business, also formulates, develops and provides customers with turnkey nutrition solutions.

The Company sells wellness products to the Beauty & Personal Care market through its Forest Remedies brand. Forest Remedies offers plant-based supplements, including first-of-its kind multi-omega gummies and soft gels with packaging that is 100% plastic-free. Neptune announced, on March 10, 2022, the launch of its Forest Remedies Multi Omega 3-6-9 line of supplements into more than 340 Sprouts Farmers Market stores across the U.S. This distribution agreement marks another important milestone in our efforts to transform Neptune into a high-growth branded CPG company.

Organic Foods and Beverages

In February 2021, Neptune acquired a controlling interest in Sprout Foods, Inc., an organic plant-based baby food and toddler snack company. Sprout is an integral piece of Neptune’s health and wellness portfolio and represents a key brand within the Organic Foods and Beverages vertical. Since completing the Sprout acquisition, the Company has begun expansion efforts in Sprout’s distribution across substantially all of Target’s U.S. retail stores. The Company also announced, on July 27, 2021, the initial launch of Sprout products into Canada, in Metro grocery stores in the province of Ontario. Neptune further expects to launch Sprout products in North

America throughout the remainder of the fiscal year. The Company expects the Neptune/Sprout combination to result in significant incremental revenue growth, with several near and long-term revenue synergy opportunities identified within Neptune’s existing relationships and current sales channels. As described above, Neptune also announced on June 9, 2021, an exclusive multi-year licensing agreement between Sprout and CoComelon, the #1 children’s entertainment and educational show in the world with more than 110 million subscribers worldwide. This co-branded product line is now available on Walmart.com and in 900 Walmart stores and has been very well-received. With this launch, Sprout Organics now sells into the top organic baby food retailers in the U.S., accounting for approximately 90 percent of the overall market.

Sales and Distribution

Nutraceutical Products

The Company sells its nutraceutical products mainly in bulk softgels or liquids to multiple distributors and customers, who commercialize these products under their private label. While the Company may have orders in place with approximately 100 different distributors and customers at any one time, the majority of the Company’s sales are concentrated with a small group of distributors and customers. Agreements with these distribution partners may be terminated or altered by them unilaterally in certain circumstances.

The Company sells its Beauty and Personal Care products through distributors and directly to retail outlets in the United States. It also sells its products online through its own website forestremedies.com as well as e-commerce sites.

Organic Foods and Beverages

The Company, though its Sprout subsidiary, sells its products to mass retailers, grocery stores and other retail outlets, as well as online through e-commerce sites and its own website sproutorganics.com.

Our B2C Brand Portfolio Strategy

We are currently working on accelerating brand equity for our brand portfolio:

Biodroga™. Neptune, through its Biodroga subsidiary, provides product development and turnkey solutions (4PL) to its customers throughout North America. Biodroga offers a full range of services, whether it is leveraging our global network of suppliers to find the best ingredients or developing unique formulations that set our customers apart from their competition. Biodroga’s core products are MaxSimil, various Omega-3 fish oils and other nutritional products, as well as softgel solutions.

MaxSimil. Neptune has an exclusive license to use the patented nutritional ingredient, MaxSimil, an omega-3 fatty acid delivery technology that uses enzymes that mimic the natural human digestive system to predigest omega-3 fatty acids. The Journal of Nutrition, by the Oxford University Press, recently released the results of a clinical study that evidences MaxSimil’s superior absorption as compared with standard fish oil supplements. MaxSimil was first introduced to the market in 2018, and is sold as a straight omega-3 supplement with standard and unique concentration of EPA/DHA. MaxSimil is also starting to be presented in combination with specialty ingredients such as Curcumin and Vitamin K2.

Forest Remedies®. Under our Forest Remedies® brand, we offer first-of-their kind vegan multi-omega gummies and soft gels with packaging that is 100% plastic-free. Launched on March 10, 2022, our Forest Remedies Multi Omega 3-6-9 line of supplements is available into more than 340 Sprouts Farmers Market stores across the U.S. This distribution agreement marks another important milestone in our efforts to transform Neptune into a high-growth branded CPG company.

Sprout®. Neptune entered a new market with the Neptune/Sprout combination. Sprout has created a trusted organic baby food brand with a comprehensive range of products that are always USDA certified organic, non-GMO and contain nothing artificial. Sprout’s products target four segments: Stage 2 (children 6 months and up), Stage 3 (children 8 months and up), Toddler (children aged 12 months and up) and Snacks (children 8 months and up). Since our acquisition of a controlling interest in Sprout, the Company has begun expansion efforts in Sprouts’ distribution substantially in all of Target’s U.S. retail stores. The Company also announced on July 27, 2021, its initial launch into the Canadian market through its partnership with food retailer Metro Inc. Certain toddler snacks under this brand label are now available in Metro grocery stores in the province of Ontario.

Competition

The nutraceutical, beauty & personal care and organic foods and beverages industries are highly competitive. There are many companies, public and private universities, and research organizations actively engaged in the research and development of products that may be similar to our products. It is probable that the number of companies seeking to develop products similar to our products will increase. Many of these and other existing or potential competitors have substantially greater financial, technical and human resources than we do and may be better equipped to develop, manufacture and market products.

We seek to differentiate our products and marketing from our competitors based on product quality, customer service, marketing support, pricing and innovation, and believe that our strategy enables us to effectively compete in the marketplace. For additional information regarding the competitive nature of our businesses, see “Risks Related to Our Business” under the heading “Risk Factors” of this prospectus.

Regulatory

Our Nutraceutical, Beauty, Personal Care and Organic Food and Beverage businesses are subject to varying degrees of regulation by a number of government authorities in Canada and the U.S., including Health Canada, the FDA, the Federal Trade Commission (FTC), the Consumer Product Safety Commission, the U.S. Department of Agriculture, and the Environmental Protection Agency. Various provincial, state and local agencies in areas where we operate and in which our products are sold also regulate our business. The areas of our business regulated by both these and other authorities include, among others:

●	product claims and advertising;
●	product labels;
●	product ingredients;
●	how we manufacture, package, distribute, import, export, sell and store our products; and
●	our classification as an essential business and our right to continue operations during government shutdowns.

Health Canada and the FDA, in particular, regulate the formulation, manufacturing, packaging, storage, labeling, promotion, distribution and sale of vitamins and other nutritional supplements in Canada and the U.S., while other agencies regulate marketing and advertising claims. Under Health Canada and FDA rules, companies that manufacture, package, label, distribute or hold nutritional supplements are required to meet certain GMP’s to ensure such products are of the quality specified and are properly packaged and labeled. We are committed to meeting or exceeding the standards set by Health Canada and the FDA and believe we are currently operating within the mandated GMP.

Health Canada and he FDA also regulate the labeling and marketing of dietary supplements and nutritional products, including the following:

●	the identification of dietary supplements or nutritional products and their nutrition and ingredient labeling;
●	requirements related to the wording used for claims about nutrients, health claims, and statements of nutritional support;
●	labeling requirements for dietary supplements or nutritional products for which “high potency” and “antioxidant” claims are made;
●	notification procedures for statements on dietary supplements or nutritional products; and
●	premarket notification procedures for new dietary ingredients in nutritional supplements.

We are also subject to a variety of other regulations in Canada and the U.S., including those relating to health, safety, bioterrorism, taxes, labor, employment, import and export, the environment and intellectual property. All of these regulations require significant financial and operational resources to ensure compliance, and we cannot assure you we will always be in compliance despite our best efforts to do so or that complying will not become prohibitively costly to our business.

Intellectual Property

We constantly evaluate the importance of obtaining intellectual property protection for our technology brands, products, applications and processes and maintaining trade secrets. When applicable to our business and products, we seek to obtain, license and enforce patents, protect our proprietary information and maintain trade secret protection without infringing the proprietary rights of third parties. We also make use of trade secrets, proprietary unpatented information and trademarks to protect our technology and enhance our competitive position.

Brand Names and Trademarks

Sprout®, NurturMe®, Nosh!®, Neptune Wellness™, MaxSimil®, Forest Remedies®, and Ocean Remedies® are trademarks of the Company.

Licenses

On January 31, 2020, Neptune entered into an exclusive, worldwide, and royalty-bearing licensing agreement with SCF Pharma Inc. for the development, manufacturing, formulation, distribution, sub-licensing and sale of the MaxSimil® technology in nutraceutical products.

On May 28, 2021, Sprout Foods entered into a multi-year licensing agreement with Moonbug, providing Sprout with an exclusive license to utilize certain properties relating to CoComelon®, the world’s leading children’s entertainment brand, owned and operated by Moonbug, with Sprout products. The licensing agreement, which expires December 31, 2023, will automatically extend until December 31, 2026 provided there has not been a material breach of the agreement, the Company does not provide notice of an intent to not extend by October 1, 2023, and the Company has accrued royalties of $195,000 or more under the agreement before October 1, 2023.  The Company expects to meet the minimum royalty threshold later this year, on time.

Employees

As of December 31, 2022, we had 73 employees working at our business offices in Jupiter and Laval, or remotely, down from 161 employees at March 31, 2022. Our employees possess specialized skills and knowledge, which we believe are valuable assets of the Company. As of December 31, 2022, 25 of our employees were in Canada while 48 were in the United States. We also had 22 temporary personnel. None of our employees was represented by a union. We consider our relations with our employees to be good and our operations have never been interrupted as the result of a labor dispute.

Seasonality

In addition to general economic factors, we are impacted by seasonal factors and trends such as major cultural events and other unpredictable matters. Although we believe the impact or seasonality on our consolidated results of operations is minimal, our quarterly results may vary significantly in the future due to the timing of nutraceutical contract manufacturing orders as well promotions and ordering patterns of our other customers. We cannot provide assurance future revenues will follow historical patterns. The market price of our common shares may be adversely affected by these factors.

Business Update

Financial Positioning

We are taking the steps necessary to shore up cash reserves in the immediate term and position our balance sheet properly to fund our growth initiatives as we push towards profitability. To this end, we have explored multiple options to balance the need for providing near-term financial stability while ensuring we continue to build long-term shareholder value. As a result, we have entered into three agreements for the purchase and sale of Common Shares and pre-funded warrants in October 2022, June 2022 and March 2022. Taking into account all considerations, we believe these actions are in the best interest of the company and will benefit shareholders in the long-

term. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations  –  Going Concern. Unless otherwise specified, all dollar amounts are in US dollars (“USD”).

Growth Drivers

We remain enthusiastic about the growth prospects of our business, with opportunity across all three of our core verticals. We have successfully made the transition to a fully-integrated consumer packaged goods company with a diverse suite of better-for-you brands, available in some of the country’s largest retail chains. At the same time, we are driving consumer relevance by pursuing the right strategic partnerships for co-branded product lines and expanding our product offerings in key wellness categories.

Major Distribution Gains

Since acquiring a majority stake in Sprout Organics in February 2021, we have expanded Sprout baby foods and toddler snacks substantially, both online and in store at major retailers like Target and Walmart. Earlier in March 2022, we announced the launch of our Forest Remedies Multi Omega 3-6-9 line of supplements into more than 340 Sprouts Farmers Market stores across the U.S. This distribution agreement marks another important milestone in our efforts to transform Neptune into a high-growth branded CPG company.

Strategic Partnerships

In February 2022, we brought Walmart a first-of-its-kind collaboration between Sprout Organics and popular kids’ entertainment platform CoComelon. This co-branded product line is now available on Walmart.com and in 900 Walmart stores, and has been very well-received. With this launch, Sprout Organics now sells into the top organic baby food retailers in the U.S., accounting for approximately 90 percent of the overall market.

Investing in Our Prospects

On November 15, 2021 we initiated a strategic review and made some big changes to get on track to becoming a profitable diversified CPG company. These actions have taken effect, and we are starting to see the results. The third quarter of fiscal year 2022 was the first quarter where we posted a positive gross margin since transitioning to a CPG-focused model. The third quarter of fiscal year 2022 was the first quarter where we posted a positive gross margin since transitioning to a CPG-focused model. The third quarter of fiscal year 2023, consolidated gross profit margin was 15.4% of net sales up from 11.3% for the same period last year. For the nine-month period ended December 31, 2022 the gross profit margin was 0.2% up from (4.9)% for the same period of the prior year. However, there can be no assurances that revenue growth will continue.

While the global market can be unstable during turbulent times, we are taking steps to ensure we remain well- positioned to execute against our stated plan: controlling our costs while pursuing high-growth opportunities. To that effect, Neptune announced on June 8, 2022 the launch of a new CPG focused strategic plan to reduce costs, improve the Company’s path to profitability and enhance current shareholder value. This plan focuses on two primary actions: (1) the divestiture of the Canadian cannabis business and (2) a realignment of focus and operational resources toward increasing the value of Neptune’s consumer products business. With the divestiture of its cannabis business, Neptune is renewing its focus on the core brands – Sprout Organics and Biodroga Solutions – that align closely with future consumer trends and show a greater potential for future growth and profitability.

On October 16, 2022, Neptune entered into an asset sale and purchase agreement (the “ASPA”) with a third- party, for its Canadian cannabis business including the Sherbrooke facility, following the divestiture of this business announced on June 8, 2022. The aggregate purchase price of the assets sold, net of liabilities assumed, amounted to approximately $3.8 million ($5.15 million CAD). The ASPA closed on November 9, 2022. Some assets were excluded from the ASPA and were written down accordingly. The completion of the divestiture of our cannabis business is a critical milestone in executing upon our strategy to become a leading CPG company. The sale of the cannabis assets will allow us to realize significant cost savings and operational streamlining from redirected resources towards our simplified corporate structure, as we focus on Sprout as the key growth driver for Neptune going forward.

Recent Corporate Developments

Neptune’s Presence in Canada’s Cannabis Market

During the year ended on March 31, 2022, Neptune supplied the market with premium cannabis extracts and dried flower, under its Mood Ring™ and PanHash™ brands, and completed its launch of all significant regulated product categories. All cannabis products were manufactured and packaged at the Company’s purpose-built facility in Sherbrooke, Quebec. On June 8, 2022, the Company announced a planned accelerated divestiture of the Canadian cannabis business and that the Company would focus on winding up its cannabis operations pending one or more sales transactions. Following this announcement, all assets and liabilities related to the Canadian cannabis business were respectively shown under assets held for sale and liabilities directly associated with assets held for sale on Neptune’s balance sheet. Further information on those assets and liabilities can be found in note 2(d) of the condensed consolidated interim financial statements for the nine-month period ended December 31, 2022. On October 16, 2022, Neptune entered into an asset sale and purchase agreement (the “ASPA”) with a third-party, for its Canadian cannabis business including the Sherbrooke facility, following the planned divestiture of this business announced on June 8, 2022. The aggregate purchase price of the assets sold, net of liabilities assumed, amounted to approximately $3.8 million ($5.15 million CAD). The ASPA closed on November 9, 2022. Some assets were excluded from the ASPA and were written-down accordingly, on October 17, 2022 we announced that we had entered into a binding agreement for the sale of our cannabis business and the sale closed on November 9, 2022.

Launch of a New CPG Focused Strategic Plan

On June 8, 2022, Neptune announced the launch of a new Consumer Packaged Goods (“CPG”) focused strategic plan to reduce costs, improve the Company’s path to profitability and enhance current shareholder value. This plan builds on the Company’s initial strategic review that took place in fall of 2021 and focuses on two primary actions: (1)  divestiture  of  the Canadian cannabis business and (2)  a realignment of focus and operational resources toward increasing the value of Neptune’s consumer products business. With the divestiture of its cannabis business, Neptune has renewed its focus on its core brands – Sprout Organics and Biodroga Solutions – that align closely with future consumer trends and show a greater potential for future growth and profitability.

Neptune Announces New Line of CoComelon® Co-Branded Products

Neptune announced on May 26, 2022 a new line up of CoComelon co-branded organic snack bars for toddlers. The snack bars are the latest innovation in the Sprout Organics x CoComelon product line launched in 2022, which features a range of organic baby and toddler food pouches and toddler snacks. New snack bars will be available online and at select retailers nationwide. Sprout Organics CoComelon Snack Bars are available in two flavor combinations: Banana and Banana with Peas and Carrots. Each snack bar contains a blend of unsweetened fruits, veggies and gluten-free oats and packs an impressive 4g of plant-based protein and 2g of dietary fiber to help fuel growing bodies.

Changes to Management

As part of the Company’s renewed focus on its CPG brands and Sprout Organics in particular, Neptune announced on June 8, 2022 that Sarah Tynan, Sprout’s Chief Customer Officer, was promoted to CEO of Sprout. Ms. Tynan has been instrumental in garnering big distribution gains for Sprout, including Walmart and Target, and leading the highly successful CoComelon partnership. She brings deep sales experience and business acumen, including previous roles at Newell Brands and Unilever, and will continue to drive the Sprout business forward.

On June 14, 2022, Neptune announced the appointment of Raymond Silcock as Chief Financial Officer, effective July 25, 2022. Mr. Silcock, who is based out of Neptune’s Jupiter, Florida office, previously served as Executive Vice President and Chief Financial Officer at Perrigo Plc, as well as CFO at Diamond Foods, The Great Atlantic and Pacific Tea Company, UST Inc., and Cott Corporation. In addition, he has previously served as Chair of both Audit and Strategy Committees on several Boards including Pinnacle Foods Inc., American Italian Pasta Company, Prestige Brands and Bacardi Limited. Mr. Silcock replaces Randy Weaver who was Interim CFO up to July 22, 2022.

Receipt of Nasdaq Notifications

On November 15, 2022, the Company filed a Notification of Late Filing on Form 12b-25 (the “Form 12b-25”) with the SEC, which stated that it was unable to file its Form 10-Q for the quarter ended September 30, 2022 by the prescribed due date without unreasonable effort or expense because it required additional time to finalize its financial statements to be included in the Form 10-Q. The Company did not file its Form 10-Q by the fifth calendar day delay after the prescribed due date. On November 22, 2022, the Company received a Deficiency Notice from Nasdaq indicating that, as a result of not having timely filed the Form 10-Q with the SEC, the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires timely filing of all required periodic financial reports with the SEC. The Deficiency Notice had no immediate effect on the listing or trading of the Company’s common shares on the Nasdaq. The Deficiency Notice indicated that the Company could regain compliance with the Listing Rule at any time prior to January 23, 2023 by filing the Form 10-Q. If the Company failed to file the Form 10-Q by such date, the Company could submit a plan to regain compliance with the Listing Rule prior to such date and, following receipt of such plan, Nasdaq may grant an extension of 180 calendar days from the Form 10-Q due date, or until May 15, 2023, for the Company to regain compliance. On December 20, 2022, the Company filed its Form 10-Q for the quarter ended December 31, 2022 and, thereby, regained compliance with the Listing Rule.

On February 15, 2023, the Company filed a Form 12b-25 with the SEC, which stated that it was unable to file its Form 10-Q for the quarter ended December 31, 2022 by the prescribed due date without unreasonable effort or expense because it required additional time to finalize its financial statements to be included in the Form 10-Q. The Company did not file its Form 10-Q by the fifth calendar day delay after the prescribed due date. On February 23, 2023, the Company received a Deficiency Notice from Nasdaq indicating that, as a result of not having timely filed the Form 10-Q with the SEC, the Company is not in compliance with the Listing Rule, which requires timely filing of all required periodic financial reports with the SEC. The Deficiency Notice had no immediate effect on the listing or trading of the Company’s common shares on the Nasdaq. The Deficiency Notice indicated that the Company could regain compliance with the Listing Rule at any time prior to April 24, 2023 by filing the Form 10-Q. If the Company failed to file the Form 10-Q by such date, the Company may submit a plan to regain compliance with the Listing Rule prior to such date and, following receipt of such plan, Nasdaq may grant an extension of 180 calendar days from the Form 10-Q due date, or until August 21, 2023, for the Company to regain compliance. On March 30, 2023, the Company filed its Form 10-Q for the quarter ended December 31, 2022 and, thereby, regained compliance with the Listing Rule.

On December 29, 2022, we received a Deficiency Notice from Nasdaq informing us that our Common Shares have failed to comply with the $1.00 minimum bid price required for continued listing under Nasdaq Listing Rule 5550(a)(2) based upon the closing bid price of our Common Shares for the 30 consecutive business days prior to the date of the Deficiency Notice. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were given 180 calendar days from December 29, 2022, or until June 27, 2023, to regain compliance with Rule 5550(a)(2). If at any time before June 27, 2023, the bid price of our Common Shares closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq will provide written confirmation that we have regained compliance.

Change in Auditor

On November 4, 2021, the Company announced the appointment of KPMG LLP (“KPMG”) as its independent registered public accounting firm, effective October 22, 2021, following the resignation of Ernst & Young LLP (“EY”) on September 23, 2021. The appointment of KPMG was made after a thorough evaluation process and has been approved by Neptune’s Board of Directors and its Audit Committee. KPMG replaces EY as Neptune’s independent registered public accounting firm for the fiscal year ending March 31, 2022. Previously, on July 10, 2020, the Company dismissed KPMG and proposed EY as its independent registered public accounting firm, which was effective following the Company’s annual and special meeting of shareholders held on August 12, 2020.

Loss of Foreign Private Issuer Status

As of September 30, 2021, the Company was no longer considered a foreign private issuer and accordingly, such change in status required the Company to file as a U.S. domestic filer, effective April 1, 2022, and comply with all periodic disclosures and reporting requirements of the Exchange Act applicable to U.S. domestic issuers, including the requirement to transition from IFRS to US GAAP for the year ended March 31, 2022. The Company was also required to modify certain of its policies to comply with governance practices associated with U.S. domestic issuers. As a result, the loss of foreign private issuer status increases the Company’s legal and financial compliance costs and make some activities more time consuming and costly.

Closing of a $5,000,000 Registered Direct Offering Priced At-The-Market Under Nasdaq Rules

On June 22, 2022, Neptune announced that it entered into definitive agreements with several institutional investors for the purchase and sale of an aggregate of 1,300,000 Common Shares and 645,526 pre-funded warrants to purchase up to an aggregate of 645,526 Common Shares (the “June 2022 Pre-Funded Warrants”) of the Company, and two series of warrants each to purchase up to 1,945,526 Common Shares (for an aggregate of 3,891,052 Common Shares) (the “Series C Warrants ” and “Series D Warrants ,” and together, the “June 2022 Warrants ”), at an offering price of $2.57 per share and accompanying warrants in a registered direct offering priced at-the-market under Nasdaq rules (the “June 2022 Offering”). The June 2022 Warrants each have an exercise price of $2.32 per share and were immediately exercisable upon issuance. The Series D Warrants will expire two years following the date of issuance and the Series C Warrants will expire five years following the date of issuance. The gross proceeds from the June 2022 Offering were $5 million, prior to deducting placement agent’s fees and other offering expenses payable by Neptune and assuming none of the June 2022 Warrants are exercised for cash. Neptune intends to use the net proceeds from the offering for working capital and other general corporate purposes. The offering closed on June 23, 2022. The June 2022 Pre-Funded Warrants issued in the offering were fully exercised on June 24, 2022 for $64.55. Additionally, on October 6, 2022, 972,763 Series C common share purchase warrants were amended to provide for an extended expiration date of June 23, 2029.

Expansion of the Existing Secured Promissory Notes

On July 13, 2022, Neptune announced that Sprout Foods Inc. (“Sprout”), the Company’s organic plant-based baby food and toddler snack company, has entered into an amendment of each of its existing Secured Promissory Notes to expand from $22.5 million to a maximum of $37.5 million, allowing for up to $13 million of future lending. In connection with this amendment, investment funds managed by Morgan Stanley Expansion Capital (“Morgan Stanley” or “MSEC”) have agreed to immediately commit an additional $3 million under the expanded Secured Promissory Notes to Sprout. This amount was received July 13, 2022. The funds from the expanded facility are intended to be used for the general working capital needs of Sprout and the repayment of certain existing Sprout debt payable to Neptune. Effective April 18, 2023, the MSEC Note maturity date was extended to December 31, 2024, and which will bear interest at the rate of 15.0% per annum through and including December 31, 2023, payable in kind, and 10.0% per annum, payable in kind, and 5.0% per annum payable in cash, from and after January 1, 2024. The other Notes will mature on February 1, 2024 and will bear interest at 10% per annum, increasing by 1.00% every three months during the term of the Secured Promissory Notes. MSEC was issued 372,670 common shares of Neptune, of an approximate value of $0.6 million in connection with this expansion. On November 8, 2022, Sprout entered into an agreement to issue an additional $525,000 of Secured Promissory Notes, on the same terms as the Secured Promissory Note discussed. In connection with this financing, Neptune issued common shares to the holders of these Secured Promissory Notes for a value of $105,000.

Closing of a $6,000,000 Registered Direct Offering Priced At-The-Market Under Nasdaq Rules and Concurrent Private Placement

On October 6, 2022, Neptune announced that it entered into definitive agreements with institutional investors for the purchase and sale of 3,208,557 Common Shares pursuant to a registered direct offering priced at-the-market under Nasdaq rules and warrants to purchase up to 6,417,114 Common Shares in a concurrent private placement. The combined purchase price for one Common Share and one warrant was $1.87. The warrants have an exercise price of $1.62 per Common Share, are exercisable immediately following the date of issuance and expire five years from the date of issuance. The aggregate gross proceeds from the offering and the concurrent private placement were approximately $6.0 million, before deducting fees and other estimated expenses, for net proceeds of approximately $5.1 million.  The offering and concurrent private placement closed on October 11, 2022.

Closing of a Debt Financing

On January 13, 2023, Neptune announced that it has closed on a senior secured notes financing (such notes, the "Notes") for gross proceeds of $4.0 million with CCUR Holdings, Inc. and Symbolic Logic, Inc. (collectively, the "Noteholders"). The Notes will mature 12 months from the initial closing and bear interest at a rate of 16.5% per annum. The notes are secured by the assets of Neptune excluding the assets of Sprout. Interest will be payable in kind on the first 6 monthly payment dates after the initial closing date and thereafter will be payable in cash. Pursuant to the terms of the Notes, the Company also issued to the Noteholders warrants to purchase an aggregate of 850,000 shares of Neptune Common Shares, with each warrant exercisable for 5 years following the initial issuance at a price of $0.53 per common share. On March 9, 2023, the Company entered into a Waiver and First Amendment to the Notes (the "Waiver Agreement"). The Waiver Agreement waives certain administrative, regulatory and financial statement related covenants as further described in the Waiver Agreement as required by the terms of the Notes. The lender has the right to demand immediate repayment in the event of default. Furthermore, in connection with the Waiver Agreement, the Notes were amended to provide that the Purchasers shall be paid an exit fee in the aggregate amount of $0.2 million, payable as follows: (i) on or prior to May 15, 2023, $0.1 million and (ii) on the Maturity Date (as defined in the Note Purchase Agreement), $0.1 million and the interest rate was increased to 24% for a period extending until the Company meets specified criteria in the Waiver Agreement.

Accounts Receivable Factoring Facility

On January 25, 2023, Neptune announced that its organic baby food brand subsidiary, Sprout Organics, has entered into an accounts receivable factoring facility with Alterna Capital Solutions, LLC ("Alterna"). The maximum available is $5 million. The terms of the agreement include a Funds Usage Fee of prime plus 1% with a minimum interest rate of 8% per annum. Alterna was granted a security interest in Sprout’s accounts receivable. The agreement will remain in effect for a 12-month period, effective January 23, 2023, and will be automatically renewed. Neptune provided a commercial guaranty in connection with this agreement.

Additional Information

The Company’s head office and registered office is located at 545 Promenade du Centropolis, Suite 100, Laval, Québec, Canada, H7T 0A3. The Company’s website address is www.neptunecorp.com. The information provided on the Neptune website is not part of this or any other report we file with or furnish to the SEC. The Exchange Act requires us to file reports, proxy statements, and other information with the SEC. These materials may be obtained electronically by accessing the SEC’s home page at www.sec.gov.

Our Code of Conduct is available on our website, www.neptunewellness.com. We will post on our website amendments to the Code of Conduct or waivers from its provisions, if any, which are applicable to any of our directors or executive officers in accordance with the requirements of the SEC or Nasdaq.

The information on our website is not a part of, nor is it incorporated by reference, into this prospectus. Further, our references to the URLs for these websites are intended to be inactive textual references only.

LEGAL PROCEEDINGS

The Company is engaged from time-to-time in various legal proceedings and claims that have arisen in the ordinary course of business. The outcome of such proceedings and claims against the Company is subject to future resolution, including the uncertainties of litigation. Based on information currently known to the Company, the most significant outstanding proceedings and claims are as follows:

(i)	In September 2020, Neptune submitted a claim and demand for arbitration against Peter M. Galloway and PMGSL Holdings, LLC (collectively “PMGSL”) in accordance with the SugarLeaf Asset Purchase Agreement (“APA”) dated May 9, 2019 between Neptune, PMGSL, Peter M. Galloway and Neptune Holding USA, Inc. Separately, PMGSL submitted a claim and demand for arbitration against Neptune. The Neptune claims and PMGSL claims have been consolidated into a single arbitration and each are related to the purchase by Neptune of substantially all of the assets of the predecessor entities of PMGSL Holdings, LLC. Neptune is claiming, among other things, breach of contract and negligent misrepresentation by PMGSL in connection with the APA and is seeking, among other things, equitable restitution and any and all damages recoverable under law. PMGSL is claiming, among other things, breach of contract by Neptune and is seeking, among other things, payment of certain compensation contemplated by the APA. A merit hearing in the arbitration started in April 2022 with a further week of testimony from August 1-5, 2022. On June 15, 2022, a one-day hearing took place on Neptune’s motion to enforce a settlement agreement reached on April 2021 (which was repudiated by PMGSL in June 2021). Following oral argument on July 7, 2022, that motion was denied. While Neptune believes there is no merit to the claims brought by PMGSL, a judgment in favor of PMGSL may have a material adverse effect on our business and Neptune intends to continue vigorously defending itself.
(ii)	On February 4, 2021, the United States House of Representatives Subcommittee on Economic and Consumer Policy, Committee on Oversight and Reform (the “Subcommittee”), published a report, “Baby Foods Are Tainted with Dangerous Levels of Arsenic, Lead, Cadmium, and Mercury” (the “Report”), which stated that, with respect to Sprout, “independent testing of Sprout Organic Foods has confirmed that their baby foods contain concerning levels of toxic heavy metals.” The Report further stated that after receiving reports alleging high levels of toxic metals in baby foods, the Subcommittee requested information from Sprout but did not receive a response. On February 11, 2021, following the acquisition of a 50.1% stake in Sprout by Neptune, the Subcommittee contacted Sprout, reiterating its requests for documents and information about toxic heavy metals in Sprout’s baby foods. Sprout provided an initial response to the Subcommittee on February 25, 2021 and is cooperating with the Subcommittee requests.
(iii)	Further, on February 24, 2021, the Office of the Attorney General of the State of New Mexico (“NMAG”) delivered to Sprout a civil investigative demand requesting similar documents and information with regards to the Report and the NMAG’s investigation into possible violations of the False Advertising Act of New Mexico. Sprout is responding to the requests of the NMAG.
(iv)	Since February 2021, several putative consumer class action lawsuits have been brought against Sprout alleging that its products (the “Products”) contain unsafe and undisclosed levels of various naturally occurring heavy metals, namely lead, arsenic, cadmium and mercury. Sprout has denied the allegations in these lawsuits and contends that its baby foods are safe and properly labeled. The claims raised in these lawsuits were brought in the wake of the highly publicized Report. All such putative class actions have since been dismissed.
(v)	In addition to the consumer class actions discussed above, Sprout is currently named in three lawsuits (filed in California State Court on June 16, 2021, filed in Hawaii State Court on January 9, 2023 and filed in Nevada Federal Court on March 3, 2023, respectively) alleging some form of personal injury from the ingestion of Sprout’s Products, purportedly due to unsafe and undisclosed levels of various naturally occurring heavy metals. These lawsuits generally allege injuries related to neurological development disorders such as autism spectrum disorder and attention deficit hyperactivity disorder. Sprout denies that its Products contributed to any of these injuries. In addition, the Office of the Attorney General for the District of Columbia (“OAG”) sent a letter to Sprout dated October 1, 2021, similar to letters sent to other baby food manufacturers, alleging potential labeling and marketing misrepresentations and omissions regarding the health and safety of its baby food products, constituting an unlawful trade practice. Sprout has agreed to meet with the OAG and will vigorously defend against the allegations.
(vi)	On March 16, 2021, a purported shareholder class action was filed in United States District Court for the Eastern District of New York against the Company and certain of its current and former officers alleging violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, with respect to the Company’s acquisition of SugarLeaf Labs, Inc. On October 21, 2022, the Company announced that it had agreed to settle and resolve the purported shareholder class action for a gross payment to the class of between $4 and $4.25 million, with the exact amount being within the Company’s control and dependent on the type of consideration used. The settlement was subject to court approval and certification by the court of the class. On March 16, 2023 the settlement offer was accepted and the first payment in the amount of $500,000 was paid on March 22, 2023. Two additional payments of $500,000 each are due 30 days and 60 days after the first payment. The rest is payable either in cash ($2,500,000) or in shares ($2,750,000) at Neptune’s election, within 31 days after the Final Approval Order is entered.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All references in this management’s discussion and analysis of financial condition and results of operations, or MD&A, to the “Company”, “Neptune”, “we”, “us”, or “our” refer to Neptune Wellness Solutions Inc., unless otherwise indicated or the context requires otherwise. The following MD&A is for the year ended March 31, 2022 and for the three and nine months ended December 31 2022 and should be read in conjunction with the audited consolidated financial statements for the year ended March 31, 2022 and 2021 and the unaudited condensed consolidated interim financial statements for the three and nine months ended December 31, 2022 and 2021 included in this Registration Statement/prospectus (collectively, the “Financial Statements”), which have been prepared by management in accordance with GAAP as issued by the FASB. All dollar amounts refer to U.S. dollars, except as stated otherwise. Unless otherwise stated herein, all share and per share numbers relating to the Company’s Common Shares prior to the effectiveness of the Reverse Share Split have been adjusted to give effect to the Reverse Share Split.

All amounts in the tables contained in this MD&A are in millions of dollars, except for basic and diluted income (loss) per share which are shown in dollars.

Going Concern

The Company’s condensed consolidated interim financial statements have been prepared on a going concern basis, which presumes that the Company will continue realizing its assets and discharging its liabilities in the normal course of business for the foreseeable future. The Company has incurred significant operating losses and negative cash flows from operations since inception. To date, the Company has financed its operations primarily through the public offering and private placement of Common Share units, consisting of Common Shares and warrants, and convertible debt, the proceeds from research grants and research tax credits, and the exercises of warrants, rights and options. For the  nine-month period ended December 31, 2022, the Company incurred a net loss of $44.3 million and negative cash flows from operations of $20.7 million, and had an accumulated deficit of $357.1 million as of December 31, 2022. For the year ended March 31, 2022, the Company incurred a net loss of $84.4 million and negative cash flows from operations of $54.3 million. Furthermore, as at December 31, 2022, the Company’s current liabilities and expected level of expenses for the next twelve months exceed cash on hand of $3.4 million and its total current liabilities exceed its total current assets. Accordingly, the Company is required to actively manage its liquidity and expenses and payments of payables are not being made as the amounts become due for certain suppliers.

The Company currently has no committed sources of financing available other than from transactions completed after period-end from the sale of its Canadian cannabis business (see note 2(d)) and the debt financing and the accounts receivable factoring facility (see note 18 to the financial statements for the three and nine months ended December 31, 2022).

As of the date the financial statements for the three and nine months ended December 31, 2022 were authorized for issuance, the cash balance is expected to be sufficient to operate the business for the next one to two months under the current business plan. The Company requires funding in the very near term in order to continue its operations. If the Company is unable to obtain funding in the near-term, it may have to cease operations and liquidate its assets.

These conditions cast substantial doubt about the Company’s ability to continue as a going concern.

Going forward, the Company will seek additional financing in various forms. To achieve the objectives of its business plan, Neptune plans to raise the necessary funds through additional securities offerings and the establishment of strategic alliances. The ability of the Company to complete the needed financing and ultimately achieve profitable operations is dependent on a number of factors outside of the Company’s control. The Company’s business plan is dependent upon, among other things, its ability to achieve and maintain profitability, continue to obtain adequate ongoing debt and/or equity financing to finance operations within and beyond the next twelve months. See note 18 to the financial statements for the three and nine months ended December 31, 2022 regarding a new debt issuance in January 2023 and related waiver.

While the Company has been successful in obtaining financing from public issuances and private placements, there is no certainty as to future financings.

The consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the going concern basis not be valid. These adjustments could be material.

Recent Financings

On January 25, 2023, Neptune announced that its organic baby food brand subsidiary, Sprout Organics, has entered into an accounts receivable factoring facility with Alterna. The maximum available is $5 million. The terms of the agreement include a Funds Usage Fee of prime plus 1% with a minimum interest rate of 8% per annum. Alterna was granted a security interest in Sprout's accounts receivable. The agreement will remain in effect for a 12-month period, effective January 23, 2023, and will be automatically renewed. Neptune provided a commercial guaranty in connection with this agreement.

On January 13, 2023, Neptune announced that it has closed on a senior secured notes financing (such notes, the "Notes") for gross proceeds of $4.0 million with CCUR Holdings, Inc. and Symbolic Logic, Inc. (collectively, the "Noteholders"). The Notes will mature 12 months from the initial closing and bear interest at a rate of 16.5% per annum. The notes are secured by the assets of Neptune excluding the assets of Sprout. Interest will be payable in kind on the first 6 monthly payment dates after the initial closing date and thereafter will be payable in cash.  Pursuant to the terms of the Notes, the Company also issued to the Noteholders warrants to purchase an aggregate of 850,000 shares of Neptune Common Shares, with each warrant exercisable for 5 years following the initial issuance at a price of $0.53 per common share (the “January 2023 Warrants ”). On March 9, 2023, the Company entered into a Waiver and First Amendment to the Notes (the "Waiver Agreement"). The Waiver Agreement waives certain administrative, regulatory and financial statement related covenants as further described in the Waiver Agreement as required by the terms of the Notes. The lender has the right to demand immediate repayment in the event of default. Furthermore, in connection with the Waiver Agreement, the Notes were amended to provide that the Purchasers shall be paid an exit fee in the aggregate amount of $0.2 million, payable as follows: (i) on or prior to May 15, 2023, $0.1 million and (ii) on the Maturity Date (as defined in the Note Purchase Agreement), $0.1 million and the interest rate was increased to 24% for a period extending until the Company meets specified criteria in the Waiver Agreement.

On November 8, 2022, Sprout entered into three agreements to issue an additional $550,000 of Secured Promissory Notes, on the same terms as the Secured Promissory Note entered into with MSEC discussed in note 9. In connection with this financing, Neptune issued, on February 15, 2023, 144,330 Common Shares to the holders of these Secured Promissory Notes for a value of $0.1 million.

On October 16, 2022, Neptune entered into an asset sale and purchase agreement (the “ASPA“) with a third-party, for its Canadian cannabis business including the Sherbrooke facility, following the planned divestiture of this business announced on June 8, 2022.  The purchase price of the assets sold, net of liabilities assumed, amounted to approximately $3.8 million ($5.15 million CAD). The ASPA closed on November 9, 2022.  Some assets were excluded from the ASPA, and were written-down accordingly. The completion of the divestiture of our cannabis business is a critical milestone in executing upon our strategy to become a leading CPG company. The sale of the cannabis assets will allow us to realize significant cost savings and operational streamlining from redirected resources towards our simplified corporate structure, as we focus on Sprout as the key growth driver for Neptune going forward.

On October 11, 2022, Neptune announced that it entered into definitive agreements with institutional investors for the purchase and sale of 3,208,557 Common Shares pursuant to a registered direct offering priced at-the-market under Nasdaq rules (the “October 2022 RDO”), and warrants to purchase up to 6,417,114 Common Shares (the “Series E Warrants”) in a concurrent private placement (the "October 2022 Private Placement,” and with the October 2022 RDO, the “October 2022 Offerings”). The combined purchase price for one Common Share and one Series E Warrant is $1.87. The Series E Warrants have an exercise price of $1.62 per Common Share, will be exercisable immediately following the date of issuance and will expire five years from the date of issuance. The aggregate gross proceeds from the October 2022 Offerings were approximately $6.0 million, before deducting fees and other estimated expenses, for net proceeds of approximately $5.1 million. The Company expects to use the net proceeds from the October 2022 Offerings for working capital and other general corporate purposes. The October 2022 Offerings closed on October 11, 2022.

On August 26, 2022, Sprout entered into an additional $250,000 Secured Promissory Note, which is on the same terms as the Secured Promissory Note entered into with MSEC discussed above. Neptune issued 36,765 common shares for a value of $75,736 in connection with this Secured Promissory Note in connection with this commitment.

On July 13, 2022, Sprout entered into an amendment of each of its existing Secured Promissory Notes. In connection with this amendment, investment funds managed by Morgan Stanley Expansion Capital (“Morgan Stanley” or “MSEC”) agreed to immediately commit an additional $3.0 million in Secured Promissory Notes to Sprout. On May 1, 2023, the MSEC Note maturity date was extended to December 31, 2024, which will bear interest at the rate of 15.0% per annum through and including December 31, 2023, payable in kind, and 10.0% per annum, payable in kind, and 5.0% per annum payable in cash, from and after January 1, 2024. The amended Secured Promissory Notes may be converted, in whole or in part, at any time upon the mutual consent of Sprout, the Company and MSEC, into common shares of the Company. MSEC was issued 372,670 common shares of Neptune, of a value of $570,185, in connection with this commitment.

On June 22, 2022, Neptune announced the closing of the June 2022 Offering for the purchase and sale of an aggregate of 1,300,000 Common Shares, 645,526 June 2022 Pre-Funded Warrants and the Series C Warrants and Series D Warrants, with each series eligible to purchase up to an aggregate of 1,945,526 Common Shares, at an offering price of $2.57 per share and accompanying warrants in a registered direct offering priced at-the-market under Nasdaq rules. The June 2022 Warrants each have an exercise price of $2.32 per share and are immediately exercisable upon issuance. The Series D Warrants will expire two years following the date of issuance and the Series C Warrants will expire five years following the date of issuance. The gross proceeds from the June 2022 Offering were $5 million, prior to deducting placement agent’s fees and other offering expenses payable by Neptune and assuming none of the June 2022 Warrants are exercised for cash. Neptune intends to use the net proceeds from the offering for working capital and other general corporate purposes. The June 2022 Pre-Funded Warrants issued in the offering were fully exercised on June 24, 2022 for $64.55. Additionally, on October 6, 2022, 972,763 Series C common share purchase warrants were amended to provide for an extended expiration date of June 23, 2029.

On March 14, 2022, Neptune announced that it had closed a registered direct offering (the “March 2022 Offering”) with a single strategic consumer-focused institutional investor for the purchase and sale of (i) 528,572 Common Shares and (ii) 185,714 pre-funded warrants (the “March 2022 Pre-Funded Warrants”), with each Pre-Funded Warrant exercisable for one Common Share. The Common Shares and the March 2022 Pre-Funded Warrants were sold together with Series A Warrants (the “Series A Warrants”) to purchase up to an aggregate of 714,286 Common Shares and Series B Warrants (the “Series B Warrants” and collectively with the Series A Warrants, the “March 2022 Warrants”) to purchase up to an aggregate of 714,286 Common Shares. Each Common Share and the accompanying March 2022 Common Warrants were sold together at a combined offering price of $11.20, and each March 2022 Pre-Funded Warrant and the accompanying March 2022 Warrants were sold together at a combined offering price of $11.20, for aggregate gross proceeds of $8.0 million before deducting fees and other offering expenses. The March 2022 Pre-Funded Warrants were funded in full at closing except for a nominal exercise price of $0.0035 and were exercisable commencing on the closing date. The Series A Warrants have an exercise price of $11.20 per share and are exercisable six months after the closing date, and will expire five and one-half years from the date of issuance. The Series B Warrants have an exercise price of $11.20 per share and are exercisable six months after the closing date, and expire 18 months from the closing date. The March 2022 Pre-Funded Warrants were exercised in full on March 29, 2022 for gross proceeds of $650.

Selected Consolidated Annual and Quarterly Information

Selected Consolidated Financial Information (in millions, except per share data)

The following tables set out selected consolidated financial information and are prepared in accordance with US GAAP.

	Three-month periods ended		Twelve-month periods ended
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021
	$	$	$	$
Total revenues	11.532	4.669	48.797	35.400
Adjusted EBITDA (recasted)[1]	(12.762)	(32.523)	(53.258)	(60.450)
Net loss	(36.662)	(43.540)	(84.425)	(124.264)
Net loss attributable to equity holders of the Corporation	(31.942)	(42.445)	(74.972)	(123.170)
Net loss attributable to non-controlling interest	(4.720)	(1.094)	(9.453)	(1.094)
Basic and diluted loss per share	(7.47)	(0.29)	(17.50)	(35.86)
Basic and diluted loss per share attributable to equity holders of the Corporation	(6.51)	(0.29)	(15.54)	(35.55)
Basic and diluted loss per share attributable to non-controlling interest	(0.96)	(0.01)	(1.96)	(0.32)

	As at	As at	As at
	March 31, 2022	March 31, 2021	March 31, 2020
	$	$	$
Total assets	104.955	186.948	120.060
Working capital[2]	7.071	54.718	15.346
Non-current financial liabilities	13.800	14.593	4.854
Equity attributable to equity holders of the Corporation	48.116	115.368	102.962
Equity attributable to non-controlling interest	12.722	22.178	—

1

The Adjusted EBITDA is a non-GAAP measure. It is not a standard measure endorsed by US GAAP requirements. A reconciliation to the Company’s net loss is presented below. In the quarter ended September 30, 2022, the Company recast comparative Adjusted EBITDA to conform to its current definition. As a result, the following adjustments were removed in the current and comparative quarters: litigation provisions, business acquisition and integration costs, signing bonus, severance and related costs, D&O insurance and write-down of inventories and deposits.

2

Working capital is calculated by subtracting current liabilities from current assets. Because there is no standard method endorsed by US GAAP, the results may not be comparable to similar measurements presented by other public companies. Current assets as at March 31, 2022, 2021 and 2020 were $37.388, $89.528 and $27.589 respectively, and current liabilities as at March 31, 2022, 2021 and 2020 were $30.317, $34.809 and $12.243 respectively.

The following table sets out selected consolidated financial information (in millions, except per share data).

	Three-month periods ended		Nine-month periods ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	$	$	$	$
Total revenues	12.209	14.668	40.468	37.265
Adjusted EBITDA[1]	(5.057)	(14.188)	(30.087)	(40.483)
Net loss	(0.497)	(16.805)	(44.290)	(47.763)
Net loss attributable to equity holders of the Company	1.288	(15.009)	(33.894)	(43.030)
Net income (loss) attributable to non-controlling interest	(1.786)	(1.796)	(10.396)	(4.733)
Basic and diluted income (loss) per share attributable to common shareholders of the Company	0.06	(3.14)	(4.01)	(9.03)

	As at	As at	As at
	December 31,	March 31,	March 31,
	2022	2022	2021
	$	$	$
Total assets	63.968	104.955	186.948
Working capital[2]	(1.633)	7.071	54.718
Non-current financial liabilities	18.189	13.800	14.593
Equity attributable to equity holders of the Company	13.598	48.116	115.368
Equity attributable to non-controlling interest	2.326	12.722	22.178

[1]	The Adjusted EBITDA is a non-GAAP measure. It is not a standard measure endorsed by US GAAP requirements. A reconciliation to the Company’s net loss is presented below.
[2]

Working capital is calculated by subtracting current liabilities from current assets. Because there is no standard method endorsed by US GAAP, the results may not be comparable to similar measurements presented by other public companies. Current assets as at December 31, 2022, March 31, 2022 and March 31, 2021 were $28.222, $37.388 and $89.528 respectively, and current liabilities as at December 31, 2022, March 31, 2022 and March 31, 2021 were $29.855, $30.317 and $34.809 respectively.

Consolidated Financial Analysis

Non-GAAP Financial Performance Measures

The Company uses one adjusted financial measure, Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) to assess its operating performance. This non-GAAP financial measure is presented in a consistent manner, unless otherwise disclosed. The Company uses this measure for the purposes of evaluating its historical and prospective financial performance, as well as its performance relative to competitors. The measure also helps the Company to plan and forecast for future periods as well as to make operational and strategic decisions. The Company believes that providing this information to investors, in addition to its GAAP financial statements, allows them to see the Company’s results through the eyes of management, and to better understand its historical and future financial performance. Neptune’s method for calculating Adjusted EBITDA may differ from that used by other corporations.

A reconciliation of net loss to Adjusted EBITDA is presented below.

Adjusted EBITDA

Although the concept of Adjusted EBITDA is not a financial or accounting measure defined under US GAAP and it may not be comparable to other issuers, it is widely used by companies. Neptune obtains its Adjusted EBITDA measurement by excluding from its net loss the following items: net finance costs (income), depreciation and amortization, and income tax expense (recovery). Other items such as equity classified stock-based compensation, non-employee compensation related to warrants, impairment losses on non-financial assets, revaluations of derivatives, costs related to conversion from IFRS to US GAAP and other changes in fair values are also added back to Neptune’s net loss. The exclusion of net finance costs (income) eliminates the impact on earnings derived from non-operational activities. The exclusion of depreciation and amortization, stock-based compensation, non-employee compensation related to warrants, impairment losses, revaluations of derivatives and other changes in fair values eliminates the non-cash impact of such items, and the exclusion of costs related to conversion from IFRS to US GAAP, together with the other exclusions discussed above, present the results of the on-going business. From time to time, the Company may exclude additional items if it believes doing so would result in a more effective analysis of underlying operating performance. Adjusting for these items does not imply they are non-recurring. For purposes of this analysis, the Net finance costs (income) caption in the reconciliation below includes the impact of the revaluation of foreign exchange rates.

In Q4 2022, the Company added the costs related to the conversion from IFRS to US GAAP as an adjustment to the definition of Adjusted EBITDA.

In the quarter ended September 30, 2022, the Company recast comparative Adjusted EBITDA to conform to the current definition. As a result, the following adjustments were removed in the current and comparative quarters: litigation provisions, business acquisition and integration costs, signing bonus, severance and related costs, D&O insurance and write-down of inventories and deposits.

Adjusted EBITDA1 reconciliation, in millions of dollars, for the year ended March 31, 2022

	Three-month periods ended		Twelve-month periods ended
	Recast -March 31, 2022	Recast -March 31, 2021	Recast -March 31, 2022	Recast -March 31, 2021
Net loss for the period	$(36.662)	$(43.540)	$(84.425)	$(124.264)
Add (deduct):
Depreciation and amortization	1.656	2.425	6.791	8.830
Acceleration of amortization of long-lived non-financial assets	—	(0.156)	—	10.552
Revaluation of derivatives	1.247	(3.856)	(7.035)	(7.975)
Net finance costs	1.691	1.119	2.823	5.012
Equity classified stock-based compensation	1.565	2.505	7.817	9.885
Non-employee compensation related to warrants	—	0.244	0.179	1.904
System migration, conversion, implementation	(0.001)	—	0.327	—
Costs related to cybersecurity incident	—	(0.022)	—	1.500
Impairment loss on long-lived assets	17.177	8.814	19.581	37.753
Costs related to conversion from IFRS to US GAAP	0.577	—	0.577	—
Change in revaluation of marketable securities	—	(0.178)	0.107	(0.169)
Income tax expense (recovery)	(0.012)	0.122	—	(3.478)
Adjusted EBITDA[1]	$(12.762)	$(32.523)	$(53.258)	$(60.450)

1 The Adjusted EBITDA is not a standard measure endorsed by US GAAP requirements.

Adjusted EBITDA reconciliation, in millions of dollars, for the three-month and nine-month periods ended December 31, 2022

	Three-month periods ended		Nine-month periods ended
	December 31, 2022	Recast - December 31, 2021	December 31, 2022	Recast - December 31, 2021

Net loss for the period	$(0.497)	$(16.805)	$(44.290)	$(47.763)
Add (deduct):
Depreciation and amortization	0.662	1.515	2.391	5.136
Revaluation of derivatives	(8.368)	(1.245)	(16.084)	(8.707)
Net finance costs (income)	1.868	0.962	(0.732)	1.557
Equity classified stock-based compensation	1.005	1.014	2.832	6.252
Non-employee compensation related to warrants	—	0.025	—	0.179
System migration, conversion, implementation	—	0.328	—	0.328
Impairment loss on long-lived assets	0.271	—	25.781	2.415
Change in revaluation of marketable securities	—	0.018	—	0.108
Income tax expense	0.002	—	0.015	0.012
Adjusted EBITDA[1]	$(5.057)	$(14.188)	$(30.087)	$(40.483)

1 The Adjusted EBITDA is not a standard measure endorsed by US GAAP requirements.

Operating Segments

The Company’s management structure and performance is measured based on a single segment, which is the consolidated level, as this is the level of information used in internal management reports that are reviewed by the Company’s Chief Operating Decision Maker.

Geographical information for the year ended March 31, 2022

Revenue is attributed to geographical locations based on the origin of customers’ location.

	Three-month periods ended		Twelve-month periods ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
	Total Revenues	Total Revenues	Total Revenues	Total Revenues
Canada	$3.527	$0.512	$12.447	$13.434
United States	7.686	3.982	35.330	20.856
Other countries	0.319	0.175	1.020	1.110
	$11.532	$4.669	$48.797	$35.400

The Company’s property plant and equipment, intangible assets and goodwill are attributed to geographical locations based on the location of the assets.

	Property, plant		As at March 31, 2022
	and equipment	Goodwill	Intangible assets
Canada	$20.725	$2.626	$2.353
United States	0.723	19.542	19.302
Total	$21.448	$22.168	$21.655

	Property, plant		As at March 31, 2021
	and equipment	Goodwill	Intangible assets
Canada	$35.645	$2.614	$3.793
United States	1.701	22.839	22.164
Total	$37.346	$25.453	$25.957

Geographical information for the quarter ended December 31, 2022

Revenue is attributed to geographical locations based on the origin of customers’ location.

	Three-month periods ended		Nine-month periods ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	Total Revenues	Total Revenues	Total Revenues	Total Revenues

Canada	$1.348	$4.560	$7.075	$8.920
United States	10.597	9.832	32.626	27.644
Other countries	0.264	0.276	0.767	0.701
	$12.209	$14.668	$40.468	$37.265

The Company’s property plant and equipment, intangible assets, goodwill and assets held for sale are attributed to geographical locations based on the location of the assets.

			As at
	Property, plant		December 31, 2022
	and equipment	Goodwill	Intangible assets
Canada	$0.537	$2.424	$1.688
United States	1.326	11.972	15.655
Total	$1.863	$14.396	$17.343

			As at
	Property, plant		March 31, 2022
	and equipment	Goodwill	Intangible assets
Canada	$20.725	$2.626	$2.353
United States	0.723	19.542	19.302
Total	$21.448	$22.168	$21.655

Results Analysis for the Year Ended March 31, 2022

Adoption of US GAAP—Comparative Period Amounts

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). Comparative figures, which were previously presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, have been adjusted as required to be compliant with the Company’s accounting policies under US GAAP.

Revenues

Consolidated revenue summary, in millions of dollars:

	March 31,		Changes
	2022	2021	Changes in $	Changes in %
Three-month periods ended	11.5	4.7	6.9	147%
Twelve-month periods ended	48.8	35.4	13.4	38%

Total consolidated revenues for the three-month period ended March 31, 2022 amounted to $11.5 million representing an increase of $6.9 million or 147% compared to $4.7 million for the three-month period ended March 31, 2021.

For the twelve-month period ended March 31, 2022, consolidated revenues totaled $48.8 million representing an increase of $13.4 million or 38% compared to $35.4 million for the twelve-month period ended March 31, 2021.

When compared to the previous quarter, the consolidated revenues decreased by $3.1 million or 21%, which was mainly attributable to timing of shipping of nutraceuticals products (decrease of $1.3 million) as well as decrease of cannabis products sales ($1.5 million) due to the Company’s cash restrictions preventing prepayment to its suppliers.

Three-month period ended March 31, 2022 compared to March 31, 2021

Food and beverages revenues represented a $3.8 million increase in comparison to the three-month period ended March 31, 2021, resulting from the sales growth efforts as well as the CoComelon partnership. Revenues for the cannabis market increased by $1.9 million as Neptune has expanded its product portfolio in its existing markets with new cannabis products in comparison to last year.

Twelve-month period ended March 31, 2022 compared to March 31, 2021

For the twelve-month period ended March 31, 2022, the $13.4 million increase was mainly attributable to decreases of revenues from Health and Wellness products offset by an increase in the Food and Beverages revenues. Health and Wellness revenues decreased by $10.9 million due to a reduction in sales in hand sanitizers and other COVID-19 related products by the Company. This was offset by the addition of $23.2 million of Food and Beverages revenues, representing average quarterly sales for the first three quarters of fiscal 2022 of over $8 million, which were due to the acquisition of Sprout in the last quarter of fiscal 2021 that were not present in full in the comparative fiscal year.

Geographic Revenues

From a geographic point of view, revenues for the current quarter increased by $3.0 million or 589% in Canada, increased by $3.7 million or 93% in the United States and increased by $0.1 million or 82% for other countries (all royalty revenues) compared to the quarter ended March 31, 2021.

Revenues for the year decreased by $1.0 million or 7% in Canada, increased by $14.5 million or 69% in the United States and decreased by $0.1 million or 8% for other countries (all royalty revenues) compared to the twelve-month period ended March 31, 2021.

The increase of revenue in Canada for the quarter variance is mainly due to the repositioning of the Cannabis business from the B2B Cannabis market to the B2C Cannabis market, which is in a growth state. However, the Company announced its planned divestiture of Cannabis business in June 2022. The decrease in revenue in Canada for the year to date variance is mainly due to timing of shipment to customers for nutraceutical products. The increase in revenues for the twelve month period ended March 31, 2022 in the United States is due to an increase in sales in Sprout (acquired on February 10, 2021).

Gross Profit (Loss)

Gross profit (loss) is calculated by deducting the cost of sales from total revenues. Cost of sales consists primarily of costs incurred to manufacture products, including sub-contractors, freight expenses and duties on raw materials, storage and handling costs and lab testing on raw materials, and to acquire finished goods.

Consolidated gross profit (loss) summary, in millions of dollars

	March 31,		Changes
	2022	2021	Changes in $	Changes in %
Three-month periods ended	(5.7)	(18.6)	12.9	69%
Twelve-month periods ended	(7.5)	(27.4)	19.8	72%

The consolidated gross profit (loss) for the three-month period ended March 31, 2022 amounted to $(5.7) million compared to $(18.6) million for the three-month period ended March 31, 2021, an improvement of $12.9 million or 69%.

As for the twelve-month period ended March 31, 2022, the consolidated gross profit (loss) amounted to $(7.5) million compared to $(27.4) million for the twelve-month period ended March 31, 2021, an improvement of $19.8 million or 72%.

Three-month period ended March 31, 2022 compared to March 31, 2021

The change for the quarter is mainly attributable to reduction in sales and related cost of sales from the Health and Wellness products, increases in volumes of sales from cannabis products, and an increase in sales from food and beverages resulting from the acquisition of Sprout on February 10, 2021. For Health and Wellness products, there was a $15.0 million reduction in the gross loss of Health and Wellness products in the December 31, 2021 period, resulting from a reduction in sales in hand sanitizers and other COVID-19 related products by the Company as part of its strategic review plan. The gross margin for cannabis products declined by $1.9 million for the March 31, 2022 period which was driven by the repositioning of the business.

Twelve-month period ended March 31, 2022 compared to March 31, 2021

As for the twelve-month period ended March 31, 2022, the improvement is mainly attributable to reduction in sales and related cost of sales from the Health and Wellness products and partially offset by inventory write-downs as well as government wage subsidies. For the March 31, 2022 period, the gross loss improved by $19.8 million for the Health and Wellness products resulting from the reduction in sales in hand sanitizers and other COVID-19 related products, a gross margin improvement of $25.6 million. The gross loss improvement was partially offset by an increased gross loss from cannabis sales of $3.6 million. During the last six months of fiscal 2021, the Company was also ceasing placing order in its SugarLeaf facility in North Carolina for the B2B market in the USA, due to a continuous decline in pricing and demand. This resulted in a decrease of gross margin loss of $1.0 million for the period ended March 31, 2022 in comparison to 2021.

Gross Margin Percentage

For the three-month periods ended March 31, 2022 and 2021, the consolidated gross margin went from (398.8)% in 2021 to (49.4)% in 2022, an increase of 349.4%. As for the twelve-month periods ended March 31, 2022 and 2021, the consolidated gross margin went from (77.3)% in 2021 to (15.4%) in 2022, an increase of 61.9%.

All changes in gross margins result from the changes in revenues and gross profit (loss), and are described above.

Research and Development (“R&D”) Expenses

Three-month period ended March 31, 2022 compared to March 31, 2021

For the quarter ended March 31, 2022, the consolidated R&D expenses net of tax credits and grants amounted to $0.2 million, compared to $0.6 million for the quarter ended March 31, 2021, a decrease of $0.4 million or 67% mainly due to the recognition of the warrants issued to non-employees for co-development recognized over the services rendered.

Twelve-month period ended March 31, 2022 compared to March 31, 2021

Consolidated R&D expenses net of tax credits and grants amounted to $0.9 million in the twelve-month period ended March 31, 2022 compared to $1.9 million for the same period the prior year, a decrease of $1 million or 54% mainly due to the recognition of the warrants issued to non-employees for co-development recognized over the services rendered.

Selling, General and Administrative (“SG&A”) Expenses

Three-month period ended March 31, 2022 compared to March 31, 2021

Consolidated SG&A expenses net of subsidies for the quarter ended March 31, 2022 amounted to $10.6 million compared to $18.3 million for the same period the prior year, a decrease of $7.7 million or 42% primarily due to the benefits of the strategic review and continued cost controls.

Twelve-month period ended March 31, 2022 compared to March 31, 2021

Regarding the twelve-month period ended March 31, 2022 compared to the same period in 2021, consolidated SG&A expenses net of subsidies amounted to $60.5 million compared to $63.8 million, a decrease of $3.3 million or 5% primarily from cost reduction measures related to the previously announced strategic review partially offset by higher legal and other costs.

Finance costs

Three-month period ended March 31, 2022 compared to March 31, 2021

Net finance costs, foreign exchange, change in revaluation of marketable securities and derivatives revaluations amounted to a loss of $2.9 million for the quarter ended March 31, 2022, compared to a gain of $2.9 million for the three-month period ended March 31, 2021, a change of $5.9 million or 201% for the quarter ended March 31, 2022. The variation for this period is mainly attributable to the revaluation of warrant liabilities as well as foreign exchange impact. The gain on revaluation of the warrants was primarily driven by the decrease in the Company’s stock price.

Twelve-month period ended March 31, 2022 compared to March 31, 2021

As for the twelve-month period ended March 31, 2022, the net finance costs, foreign exchange, change in revaluation of marketable securities and derivatives revaluations amounted to a gain of $4.1 million, compared to a gain of $3.1 million for the twelve-month period ended March 31, 2021, a change of $1 million or 31% for the twelve-month period ended March 31, 2022. The variation for this period is mainly attributable to an improvement in foreign currency losses partially offset by lower gains on the revaluation of warrants.

Income taxes

For the three-month periods ended March 31, 2022 and 2021, income tax expense (recovery) were nil. As the other entities are in carry forward loss positions, there is no impact to income taxes for the twelve-month period ended March 31, 2022.

Net loss

Three-month period ended March 31, 2022 compared to March 31, 2021

For the quarter ended March 31, 2022, the net loss amounted to $36.7 million compared to $43.5 million for the quarter ended March 31, 2021, a decrease of $6.8 million or 16%. The Company’s execution of its strategic review plan by refocusing on its core businesses is primarily responsible for the lower loss.

Twelve-month period ended March 31, 2022 compared to March 31, 2021

The net loss for the twelve-month period ended March 31, 2022 totaled $84.4 million compared to $124.3 million for the twelve-month period ended March 31, 2021, a decrease of $39.8 million or 32%. The Company’s execution of its strategic review plan of refocusing over its core products and businesses and lower impairments and asset write-downs have decreased the loss.

Adjusted EBITDA

Three-month period ended March 31, 2022 compared to March 31, 2021

Recasted Consolidated Adjusted EBITDA loss decreased by $19.7 million or 60.6% for the quarter ended March 31, 2022 to a recasted Adjusted EBITDA loss of $12.8 million compared to $32.5 million for the quarter ended March 31, 2021. The decrease in recasted Adjusted EBITDA loss for the quarter ended March 31, 2022 compared to the quarter ended March 31, 2021 was driven by the quarter’s improved performance over the comparative quarter as explained in the net loss section.

Twelve-month period ended March 31, 2022 compared to March 31, 2021

Recasted Consolidated Adjusted EBITDA loss decreased by $7.2 million or 11.9% for the twelve-month period ended March 31, 2022 to a recasted Adjusted EBITDA loss of $53.3 million compared to $60.5 million for the twelve-month period ended March 31, 2021. The decrease in recasted Adjusted EBITDA loss for the twelve- month period ended March 31, 2022 compared to the twelve-month period ended March 31, 2021 was driven by the quarter’s improved performance over the comparative quarter as explained in the net loss section.

Results Analysis for the Quarter Ended December 31, 2022

Summary of Changes to the Condensed Consolidated Interim Statements of Loss

Three-month period ended December 31, 2022 compared to December 31, 2021

	For the three-month period ended		Changes
	December 31, 2022	December 31, 2021	Changes in $	Changes in %

Total revenues	$12.209	$14.668	(2.459)	-16.8%
Total cost of sales	(10.328)	(13.014)	2.686	20.6%
Gross profit	1.881	1.654	0.227	13.7%
Gross profit margin	15.4%	11.3%	4.1%	36.6%

Research and development expenses, net of tax credits and grants	(0.029)	(0.302)	0.273	90.4%
Selling, general and administrative expenses	(8.727)	(18.429)	9.702	52.6%
Impairment losses	(0.271)	—	(0.271)	100.0%
Other elements of the operating loss	0.085	0.006	0.079	1316.7%
Loss from operating activities	(7.061)	(17.071)	10.010	58.6%

Net finance costs	(1.363)	(0.361)	(1.002)	-277.6%
Foreign exchange gain (loss)	0.525	(0.601)	1.126	187.4%
Loss on issuance and change in fair value of derivatives	7.338	1.246	6.092	488.9%
Other changes in revaluation and fair value	—	(0.018)	0.018	100.0%
Other elements of the loss before income taxes	0.066	—	0.066	100.0%
	6.566	0.266	6.300	2368.4%
Loss before income taxes	(0.495)	(16.805)	16.310	97.1%

Income tax recovery (expense)	(0.002)	—	(0.002)	100.0%
Net loss	(0.497)	(16.805)	16.308	97.0%

Adjusted EBIDTA	(5.057)	(14.188)	9.131	64.4%

Revenues

Consolidated revenue summary, in millions of dollars:

	December 31,		Changes
	2022	2021	Changes in $	Changes in %
Three-month periods ended	12.209	14.668	(2.459)	(16.8)%
Nine-month periods ended	40.468	37.265	3.203	8.6%

Three-month period ended December 31, 2022 compared to December 31, 2021

Total consolidated revenues for the three-month period ended December 31, 2022 amounted to $12.2 million representing a decrease of $2.5 million or 17% compared to $14.7 million for the three-month period ended December 31, 2021. This decrease was primarily due to the Corporation having exited the cannabis business ahead of selling all cannabis assets on November 9, 2022. Cannabis sales were nil, down $3.5 million versus prior year quarter. Partially offsetting this decline, Organic Foods and Beverages revenues in Q3 FY 2023 were up $1.5 million in comparison to the quarter ended December 31, 2021. The principal reason for this increase is higher sales to Walmart, as well as the introduction of the CoComelon license products in additional stores.

Nine-month period ended December 31, 2022 compared to December 31, 2021

For the nine-month period ended December 31, 2022, consolidated revenues totaled $40.5 million, an increase of $3.2 million or 8.6% compared to $37.3 million for the nine-month period ended December 31, 2021. Cannabis sales of $2.7 million were down $3.0 million or 52%, Nutraceutical Products sales increased $0.8 million to $11.8 million while Organic Foods and Beverages sales were up $5.5 million to $25.1 million an increase of 28%. This latter increase was mainly attributable to the expansion of Organic Foods and Beverages Sprout product at Walmart, as well as the introduction of the CoComelon license products in additional stores, and as a result of distribution gains in all markets.

Geographic Revenues

Revenues for the current quarter decreased by $3.2 million or 70.0% in Canada, increased by $0.8 million or 8% in the United States and decreased by $0.01 million or 4% for other countries (royalty revenues) as compared to the quarter ended December 31, 2021.

For the nine-month period ended December 31, 2022 compared to December 31, 2021, revenues decreased by $1.8 million or (21)% in Canada to $7.1 million from $8.9 million. In the United States revenues increased by $5 million or 18% from $27.6 million in 2021 to $32.6 million in 2022 and increased by $0.1 million or 9% from $0.7 million in 2021 to $0.8 million in 2022 for other countries (royalty revenues).

The decrease of revenue in Canada for the current quarter is mainly due to exiting our cannabis business as previously discussed. Increased first half year revenue in the United States is from sales growth of both Nutraceutical Products and Organic Foods and Beverages.

Gross Profit (Loss)

Gross profit (loss) is calculated by deducting the cost of sales from total revenues. Cost of sales consists primarily of costs incurred to manufacture products, including sub-contractors, freight expenses and duties on raw materials, storage and handling costs and lab testing on raw materials, and to acquire finished goods.

Consolidated gross profit (loss) summary, in millions of dollars

	December 31,		Changes
	2022	2021	Changes in $	Changes in %
Three-month periods ended	1.881	1.654	0.227	13.7%
Nine-month periods ended	0.094	(1.841)	1.935	105.1%

Three-month period ended December 31, 2022 compared to December 31, 2021

The gross profit improvement was mainly attributable to improved product mix and a Sprout price increase, as well as continued cost control measures.

Nine-month period ended December 31, 2022 compared to December 31, 2021

For the nine-month period ended December 31, 2022, the consolidated gross profit amounted to $0.09 million compared to $(1.8) million loss for the nine-month period ended December 31, 2021, an improvement of $1.9 million, mainly attributable to increased sales volumes and a price increase on Sprout, together with costs reductions.

Gross Margin Percentage

For the three-month periods ended December 31, 2022 and 2021, the consolidated gross margin went from 11.3% in 2021 to 15.4% in 2022. Changes in gross margins resulted from price increases together with cost reductions.

For the nine-month periods ended December 31, 2022 and 2021, the consolidated gross margin was 0.2% in 2022 from (4.9)% in 2021. A change of 5.2% resulting from increased sales volumes and price increases together with cost reductions.

Research and Development (“R&D”) Expenses

Three-month period ended December 31, 2022 compared to December 31, 2021

For the quarter ended December 31, 2022, the consolidated R&D expenses amounted to $0.03 million, compared to $0.30 million for the quarter ended December 31, 2021.

Nine-month period ended December 31, 2022 compared to December 31, 2021

Consolidated R&D expenses amounted to $0.5 million in the nine-month period ended December 31, 2022, compared to $0.7 million for the same period last year.

Selling, General and Administrative (“SG&A”) Expenses

Three-month period ended December 31, 2022 compared to December 31, 2021

Consolidated SG&A expenses for the quarter ended December 31, 2022, amounted to $8.7 million compared to $18.4 million for the same period prior year, a reduction of $9.7 million or 52.6% primarily from headcount reductions at Sprout and Neptune Wellness (corporate and cannabis.)

Nine-month period ended December 31, 2022 compared to December 31, 2021

For the nine-month period ended December 31, 2022, consolidated SG&A expenses amounted to $35.2 million, compared to $49.9 in the same period in 2021, a decrease of $14.7 million or 29.5%, primarily due to cost reductions from the restructuring and continued cost controls, partly offset by severance and other expenses.

Impairment losses

For the nine-month period ended December 31, 2022, aggregate impairment losses amounted to $25.8 million compared to $2.4 million for the same period last year, an increase of $23.4 million. This increase is primarily due to the divesture from the Cannabis business and the impairment of the goodwill related to Sprout.

Finance costs

Three-month period ended December 31, 2022 compared to December 31, 2021

Net finance costs, foreign exchange and derivatives revaluations amounted to a gain of $6.6 million for the quarter ended December 31, 2022, compared to a gain of $0.3 million for the three-month period ended December 31, 2021, an increase of $6.3 million. The variation for this period is mainly attributable to the impact of the drop in the Company’s share price on the revaluation of derivatives.

Nine-month period ended December 31, 2022 compared to December 31, 2021

For the nine-month period ended December 31, 2022, the net finance costs, foreign exchange and derivatives revaluations amounted to a gain of $16.9 million, compared to a gain of $7.0 million for the same period the previous year, an increase of $9.9 million. The variation for this period is mainly attributable to the effect of the decline in the share price on the revaluation of derivatives.

Income taxes

Income tax expense (recovery) was nominal. As entities are in carry forward loss positions, there is a nominal impact to income taxes for the three and nine-month periods ended December 31, 2022.

Net profit/loss

Three-month period ended December 31, 2022 compared to December 31, 2021

For the quarter ended December 31, 2022, the net loss amounted to $0.5 million compared to a $16.8 million loss for the same quarter last year. This $16.3 million improvement is primarily due to a combination of SG&A reductions ($9.7) million and the gain on the reevaluation of the derivatives, net of the day-one loss on issuance ($7.3) million.

Nine-month period ended December 31, 2022 compared to December 31, 2021

The net loss for the nine-month period ended December 31, 2022 totaled ($44.3) million compared to ($47.8) million for the nine-month period ended December 31, 2021, an improvement of $3.4 million or 7.2%. The improvement is primarily due to reduced SG&A ($14.7) million, foreign exchange gains ($6.9) million, gain on the revaluation of the derivatives, net of the day-one loss on issuance ($12.9) million, mostly offset by impairment losses of ($23.4) million.

Adjusted EBITDA

Three-month period ended December 31, 2022 compared to December 31, 2021

Consolidated Adjusted EBITDA loss improved by $9.1 million for the quarter ended December 31, 2022 to an Adjusted EBITDA loss of ($5.1) million compared to a ($14.2) million loss for the same quarter last year mainly as a result of SG&A reductions as compared to prior year, as discussed above.

Nine-month period ended December 31, 2022 compared to December 31, 2021

Consolidated Adjusted EBITDA loss improved by $10.4 million for the nine-month period ended December 31, 2022 to ($30.1) million compared to a ($40.5) million loss for the same period last year. The decrease in Adjusted EBITDA loss for the nine-month period is due to a reduction in gross loss and SG&A.

Financial and Capital Management for the Year Ended March 31, 2022

Use of Proceeds

The use of proceeds for the three and twelve-month periods ended March 31, 2022 and 2021, in millions of dollars, was as follows:

	Three-month periods ended		Twelve-month periods ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Sources:
Proceeds from the issuance of shares through an At-The-Market Offering	$—	$—	$—	$13.737
Proceeds from the issuance of shares through a Direct Offering	8.000	—	8.000	12.834
Proceeds from the issuance of shares and warrants through a Private Placement	—	—	—	35.301
Proceeds from the issuance of shares and warrants through a Direct Offering Priced At-The-Market and Concurrent Private Placement	—	55.000	—	55.000
Proceeds from exercise of options	0.001	2.653	0.001	7.479
Proceeds from sale of property, plant and equipment	—	0.015	—	0.015
Proceeds from sale of Acasti shares1	—	(0.236)	0.044	—
Maturity of short-term investment1	—	—	—	0.009
Foreign exchange gain on cash and cash equivalents held in foreign currencies	0.052	—	0.001	(0.001)

	8.053	57.432	8.046	124.374

Uses:
Acquisition of a subsidiary, net of cash acquired	—	3.137	—	3.137
Acquisition of property, plant and equipment	0.904	1.937	1.939	6.618
Acquisition of intangible assets	(0.001)	0.156	0.433	0.390
Repayment of loans and borrowings	—	2.458	—	2.458
Costs of issuance of shares	0.637	2.705	0.637	6.174
Withholding taxes paid pursuant to the settlement of non-treasury RSUs	0.440	0.092	1.412	0.717
Foreign exchange loss on cash and cash equivalents held in foreign currencies	(0.001)	6.232	0.390	0.187
Cash flows used in operating activities	10.526	6.187	54.346	56.645
	12.505	22.904	59.157	76.326
Net cash (outflows)	$(4.452)	$34.528	$(51.111)	$48.048

Sources of Funds

For the three-month period ended March 31, 2022, gross proceeds from a direct offering totaling $8.0 million were raised, and the proceeds were used for operating activities resulting in cash outflows of $10.5 million. For the three-month period ended March 31, 2021, gross proceeds from a direct offering of $55.0 million were raised. In the same period, funds were used for the acquisition of a subsidiary, acquisition of equipment, loan repayments and operating activities. During the quarter, there were net cash proceeds of $34.7 million.

For the twelve-month period ended March 31, 2022, gross proceeds of $8.0 million were raised with $54.3 million of cash being used for operating activities and an additional $5.9 million for other purposes bringing net cash outflows in the year to $51.1 million. During the twelve month period ending March 31, 2021, proceeds from financings and other sources totaled $124.4 million with $55.9 million being used to fund operating expenses and an additional $20.4 million for other purposes. Net cash proceeds for the twelve months ended March 31, 2021 were $48.0 million.

At-The-Market Offering

During the three-month period ended June 30, 2020, the Company sold a total of 154,619 shares (5,411,649 pre-consolidation shares) through the At-The-Market offering (the “ATM Offering”) over the Nasdaq stock market, for gross proceeds of $13.7 million and net proceeds of $13.1 million. The shares were sold at the prevailing market prices which resulted in an average of approximately $88.55 per share (or $2.53 per pre-consolidation share). Effective February 16, 2021, the ATM Offering was terminated and Neptune will make no further sales under the ATM Offering. As of that date, Neptune had sold 273,450 of its common shares (9,570,735 pre-consolidation shares) under the ATM Offering, raising approximately $18.6 million in gross proceeds.

Direct Offerings

On March 14, 2022, Neptune issued a total of 528,572 (18,500,000 pre-consolidation) Common Shares, along with 185,715 (6,500,000 pre-consolidation) March 2022 Pre-Funded Warrants, as part of the March 2022 Offering, with each March 2022 Pre-Funded Warrant exercisable for one Common Share. The Common Shares and the March 2022 Pre-Funded Warrants were sold together with 714,286 (25,000,000 pre-consolidation) Series A Warrants and 714,286 (25,000,000 pre-consolidation) Series B Warrants to purchase up to an aggregate of 1,428,572 (50,000,000 pre-consolidation) Common Shares. Each Common Share and March 2022 Pre-Funded Warrants and the accompanying March 2022 Warrants were sold together at a combined offering price of $11.20 (or $0.32 pre-consolidation), for aggregate gross proceeds of $8.0 million before deducting fees and other estimated offering expenses. The March 2022 Pre-Funded Warrants were funded in full at closing except for a nominal exercise price of $0.0035 (or $0.0001 pre-consolidation) and are exercisable commencing on the closing date, and will terminate when such March 2022 Pre-Funded Warrants are exercised in full. The Series A Warrants have an exercise price of $11.20 per share and are exercisable six months after the closing date, and will expire five and one half years from the date of issuance. The Series B Warrants have an exercise price of $11.20 per share and are exercisable six months after the closing date, and expire 18 months from the date of issuance. The March 2022 Pre-Funded Warrants were exercised in full on March 29, 2022 for gross proceeds of $650. The net proceeds of the transaction amounted to $3.6 million.

On July 13, 2020, Neptune entered into definitive agreements with certain healthcare-focused institutional investors for the sale of 136,389 common shares (4,733,584 pre-consolidation shares) at an offering price of $92.75 per share ($2.65 per pre-consolidation share) for gross proceeds of approximately $12.65 million before deducting fees and other estimated offering expenses, pursuant to a registered direct offering. The offering closed on July 15, 2020 with one of its existing institutional investors and two new U.S. institutional investors. The net proceeds of the direct offering were of $12.0 million.

Private Placement

On October 20, 2020, Neptune entered into definitive agreements with certain US healthcare focused institutional investors for a private placement of 462,963 (16,203,700 pre-consolidation) common shares and 300,926 (10,532,401 pre-consolidation) warrants to purchase 300,926 (10,532,401 pre-consolidation) common shares for gross proceeds of approximately $35 million before deducting fees and other estimated offering expenses (the “Private Placement”). Each warrant will entitle the holder thereof to acquire one common share at an exercise price of $78.75 (or $2.25 pre-consolidation) per share for a period beginning on April 22, 2021 through October 22, 2025. The Company used the net proceeds from the Private Placement, which closed on October 22, 2020, for purchase order fulfilment, working capital and other general corporate purposes. The net proceeds of the Private Placement amounted to $32.9 million.

Registered Direct Offering Priced At-The-Market Under Nasdaq Rules and Concurrent Private Placement

On February 17, 2021, Neptune announced it had entered into definitive agreements with institutional investors for the purchase of 785,715 common shares (27,500,000 pre-consolidation shares). The Company also agreed to issue to the investors, in a concurrent private placement, unregistered common share purchase warrants to purchase an aggregate of 196,429 common shares (6,875,000 pre-consolidation shares). Each common share and accompanying quarter of a warrant were sold together at a combined offering price of $70.00 (or $2.00 pre-consolidation), pursuant to a registered direct offering, priced at-the-market under Nasdaq rules, for aggregate gross proceeds of approximately $55.0 million before deducting fees and other estimated offering expenses. The warrants will have an exercise price of $78.75 per share (or $2.25 per pre-consolidation share), will be exercisable commencing on the six-month anniversary of the date of issuance, and will expire 5.5 years from the date of issuance. Proceeds were allocated first to the warrants based on their fair value and then the residual to the common shares, resulting in an initial warrant liability of $6.3 million and $48.7 million recorded in the equity of the Corporation. Purchase warrants are recognized as liabilities, as the exercise price of the warrants is in USD, whereas the Corporation’s functional currency is the Canadian dollar. The net proceeds of the registered direct offering were of $52.0 million. The offering closed on February 19, 2021, following the satisfaction of customary closing conditions and the receipt of regulatory approvals, including the approval of the TSX.

Offerings subsequent to the year end

On June 23, 2022, Neptune closed agreements with several institutional investors for the purchase and sale of an aggregate of 1,300,000 common shares of the Corporation, 645,526 pre-funded warrants and accompanying series of warrants to purchase up to an aggregate of 2,591,052 common shares warrants, at an offering price of $2.57 per share and accompanying warrants in a registered direct offering priced at-the-market under Nasdaq rules. Each series of warrants have an exercise price of $2.32 per share and are immediately exercisable upon issuance. One series of warrants will expire two years following the date of issuance and one series of warrants will expire five years following the date of issuance. The gross proceeds from the offering are $5 million, prior to deducting placement agent’s fees and other offering expenses payable by Neptune. The Prefunded warrants were fully exercised on June 24, 2022 for $64.55.

Financial and Capital Management for the Quarter Ended December 31, 2022

Use of proceeds

The use of proceeds for the three and nine month periods ended December 31, 2022 and 2021, in millions of dollars, was as follows:

	Nine-month periods ended
	December 31,	December 31,
	2022	2021
Sources:
Proceeds from the issuance of shares and warrants through a Direct Offering	$5.000	$—
Proceeds from the issuance of shares and warrants through a Direct Offering Priced At-The-Market and Concurrent Private Placement	6.000	—
Proceeds from sale of Cannabis assets	3.122	—
Proceeds from sale of assets	0.170	—
Proceeds from sale of Acasti shares[1]	—	0.045
Increase in loans and borrowings	3.800	—
	18.092	0.045

Uses:
Acquisition of property, plant and equipment	0.602	1.035
Acquisition of intangible assets	—	0.434
Costs of issuance of shares	1.330	—
Withholding taxes paid pursuant to the settlement of non-treasury RSUs	0.574	0.979
Foreign exchange loss on cash and cash equivalents held in foreign currencies	0.238	0.454
Cash flows used in operating activities	20.670	43.821
	23.414	46.723

Net cash (outflows)	$(5.322)	$(46.678)

Sources and Uses of Funds

Nine-month period ended December 31, 2022 compared to December 31, 2021

For the nine-month period ended December 31, 2022, the increase in loans and borrowings was $3.8 million and direct offerings of $11.0 million; in addition, the Company received $3.3 million for the sale of assets. The proceeds were used for operating activities, primarily inventory procurement, salaries and professional fees.

For the nine-month period ended December 31, 2021, there were no significant sources of funds. In the same period, uses of funds were for operating activities, primarily inventory procurement.

Direct Offering

On June 23, 2022, Neptune closed agreements with several institutional investors for the purchase and sale of an aggregate of 1,300,000 common shares of the Company, 645,526 pre-funded warrants and accompanying series of warrants to purchase up to an aggregate of 2,591,052 common shares warrants, at an offering price of $2.57 per share and accompanying warrants in a registered direct offering priced at-the-market under Nasdaq rules. Each series of warrants have an exercise price of $2.32 per share and are immediately exercisable upon issuance. One series of warrants will expire two years following the date of issuance and one series of warrants will expire five years following the date of issuance. The gross proceeds from the offering were $5.0 million, prior to deducting placement agent’s fees and other offering expenses payable by Neptune. The pre-funded warrants were fully exercised on June 24, 2022 for $65.

On October 11, 2022, the Company closed the October 2022 RDO of 3,208,557 of its Common Shares and Series E Warrants to purchase up to 6,417,114 Common Shares in the October 2022 Private Placement. The combined purchase price for one Common Share and one warrant was $1.87. The Series E Warrants have an exercise price of $1.62 per Common Share, are exercisable immediately following the date of issuance and will expire five years from the date of issuance. The Company received gross proceeds from the October 2022 Offerings of $6.0 million and net proceeds of $5.1 million after deducting the placement agent fees and expenses, and the Company’s offering expenses.

Secured Promissory Notes

On July 13, 2022, Neptune announced that Sprout Foods Inc. ("Sprout"), the Company’s organic plant-based baby food and toddler snack company, entered into an amendment of each of its existing Secured Promissory Notes. In connection with this amendment, investment funds managed by Morgan Stanley Expansion Capital ("Morgan Stanley" or "MSEC") have agreed to immediately commit an additional $3 million in Secured Promissory Notes to Sprout. On May 1, 2023, the MSEC Note maturity date was extended to December 31, 2024, and which will bear interest at the rate of 15.0% per annum through and including December 31, 2023, payable in kind, and 10.0% per annum, payable in kind, and 5.0% per annum payable in cash, from and after January 1, 2024. The amended Secured Promissory Notes may be converted, in whole or in part, at any time upon the mutual consent of Sprout, the Company and MSEC, into common shares of the Company. MSEC was issued 372,670 common shares of Neptune, having a value of $0.6 million in connection with this commitment, for the payment of borrowing costs.

On September 9, 2022, Neptune’s Sprout subsidiary entered in a new $0.25 million Secured Promissory Note agreement. The maturity date of the new note facility is February 1, 2024. The $0.25 million Secured Promissory Note has a 10% interest rate per annum, increasing by 1% per annum every three months during the term of this Secured Promissory Note. The interest will be compounded and added to the principal amount on a quarterly basis. This Secured Promissory Note may be converted, in whole or in part, at any time upon the mutual consent of Sprout, the Company and the holder, into common shares of the Company. Neptune issued 36,765 common shares having a value of $0.1 million in connection with this Secured Promissory Note, for the payment of borrowing costs.

On November 8, 2022, Sprout entered into two agreements to issue an additional $0.55 million of Secured Promissory Notes, on the same terms as the previous Secured Promissory Note discussed above. In connection with these financings, Neptune issued 146,330 common shares for a value of $0.1 million to the holders of these Secured Promissory Notes on February 15, 2023, for the payment of borrowing costs.

Sale of assets

On June 8, 2022, the Company announced a planned divestiture of the Canadian cannabis business and that the Company would focus on winding up its cannabis operations pending one or more sales transactions. The net proceeds from the asset sale and purchase agreement (the “ASPA”) signed with a third-party on October 16, 2022 were $3.1 million. The transaction closed on November 9, 2022. In addition, Neptune received $0.2 million for the sale of assets unrelated to the cannabis business.

Capital Resources for the Fiscal Year Ended March 31, 2022

Liquidity position

As at March 31, 2022, the Company’s liquidity position, consisting of cash and cash equivalents, was $8.7 million. The Company also has a short-term investment of $0.02 million.

Liquidity and Capital Resources

Cash flows and financial condition between the three-month periods ended March 31, 2022 and 2021.

Summary

As at March 31, 2022, cash and cash equivalent totaled $8.7 million, a decrease of $51.1 million or 85% compared to cash and cash equivalents totaling $59.8 million as at March 31, 2021.

Operating activities

During the three-month period ended March 31, 2022 our operating activities used cash of $10.5 million compared to $6.2 million in the three-month period ended March 31, 2021. For the twelve months ended March 31, 2022, our operating activities used cash of $54.3 million compared to $56.6 million in the prior year.

Investing activities

The Company’s business models require low capital expenditures future investments. For the year ended March 31, 2022, $2.3 million was used for investing activities. In the prior year, $10.1 million was used for investing activities.

Financing activities

The Company has been successful in obtaining financing from public issuances, private placements, and related parties. The Company also previously had a term facility for one of its subsidiaries, which was repaid in its entirety during the last quarter of fiscal year 2021 and since then, it has not incurred financing until the $8.0 million Registered Direct Offering closed on March 14, 2022. The Company has limited debt, all of which is subordinated.

On January 28, 2022, a shelf registration statement on Form F-3 (the “Form F-3”) was filed with the SEC, allowing the Company to issue up to $50 million in publicly traded securities within a three-year timeframe. In connection with the Company’s loss of foreign private issuer status, the Company intended to withdraw the Form F-3 following the date of its Annual Report. The Company has preferred shares authorized (none issued) as well unlimited class A shares. As part of financing options, we may choose to issue such classes of shares subject to securities laws restrictions.

As of May 8, 2023, the Company’s current cash position will be sufficient to support its financial needs for the next six to eight weeks. Should the Company’s financing initiatives discussed above not materialize, further actions such as further cost reduction initiatives and Company spinoffs of subsidiaries remain as viable options. These represent short-term and long-term financing options to management. Management believes that, absent any unexpected economic circumstances or other unknown factors, Neptune will be able to obtain sufficient financial resources to fund its current operations to make the investments needed to execute on the Company’s strategic plans. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Going Concern.

The financial commitments and obligations of the Company are limited. Furthermore, certain liabilities, such as the warrant liabilities, are dependent on Neptune’s share price and would only become payable if they are in the money. The warrants, if exercised, settle in common shares of the Company and therefore do impact on the Company’s cash. Indeed, warrant holders are required to pay the cash strike price to exercise the warrant and thus the exercise of warrants would result in a cash infusion to the Company.

Loans and borrowings

On February 10, 2021, as part of the Sprout acquisition, Sprout issued a promissory note of $10.0 million guaranteed by the Company and secured by a first-ranking mortgage on all movable assets of Sprout current and future, corporeal and incorporeal, and tangible and intangible. The outstanding principal balance bears interest at the rate of 10.0% per annum. Interest is accrued and added to the principal amount of the loan. The principal is payable on February 1, 2024.

On July 13, 2022, we announced that Sprout entered into an amendment of each of its existing Secured Promissory Notes. In connection with this amendment, investment funds managed by Morgan Stanley Expansion Capital (“Morgan Stanley” or “MSEC”) invested an additional $3 million in Sprout in exchange for Secured Promissory Notes. On May 1, 2023, the MSEC Note maturity date was extended to December 31, 2024, and which will bear interest at the rate of 15.0% per annum through and including December 31, 2023, payable in kind, and 10.0% per annum, payable in kind, and 5.0% per annum payable in cash, from and after January 1, 2024. The amended Secured Promissory Notes may be converted, in whole or in part, at any time upon the mutual consent of Sprout, the Company and MSEC, into Common Shares of the Company. MSEC was issued 372,670 Common Shares, with a value of $570,185, in connection with this commitment.

In September 2022, we issued to one additional accredited investor 36,765 Common Shares in connection with loans to Sprout Foods, Inc. and the issuance of a Secured Promissory Note.

In June 2022 we issued 7,104 Common Shares to our financial advisor in connection with our proposed divestiture of our Canadian cannabis business.

Equity

Equity consists of the following items:

Capital Resources for the Quarter Ended December 31, 2022

Liquidity position

	March 31,	March 31,
	2022	2021
Share capital	$317.051	$306.618
Warrants	6.080	5.901
Additional paid-in capital	55.981	59.625
Accumulated other comprehensive loss	(7.814)	(8.567)
Deficit	(323.182)	(248.210)
Total equity attributable to equity holders of the Corporation	$48.116	$115.367
Total equity attributable to non-controlling interest	12.722	22.178
Total equity	$60.838	$137.545

As at December 31, 2022, the Company’s liquidity position, consisting of cash and cash equivalents, was $3.4 million. Furthermore, as at December 31, 2022, the Company’s current liabilities and expected level of expenses for the next twelve months exceed cash on hand of $3.4 million and its total current liabilities exceed its total current assets. Accordingly, the Company is required to actively manage its liquidity and expenses and payments of payables are not being made as the amounts become due for certain suppliers. As of the date the financial statements are authorized for issuance, the cash balance is expected to be sufficient to operate the business for only the next one to two months under the current business plan. The Company requires funding in the very near term in order to continue its operations. If the Company is unable to obtain funding in the near-term, it may have to cease operations and liquidate its assets.

Liquidity and Capital Resources

Cash flows and financial condition for the three and six-month periods ended December 31, 2022 and 2021

Summary

As of December 31, 2022, cash and cash equivalent totaled $3.4 million, a decrease of $5.3 million or 61% compared to cash and cash equivalents totaling $8.7 million as of December 31, 2021.

Operating activities

For the quarter ended December 31, 2022, increase in loans and borrowings was $0.55 million and the proceeds from a direct offering of $6.0 million were used for operating activities, primarily inventory procurement, salaries and professional fees.

For the quarter ended December 31, 2021, there were no significant sources of funds. In the same period, funds were used for operating activities, primarily inventory procurement.

For the nine-month period ended December 31, 2022, the increase in loans and borrowings was $3.8 million and direct offerings of $11.0 million. The proceeds were for operating activities, primarily inventory procurement, salaries and professional fees.

For the nine-month period ended December 31, 2021, there were no significant sources of funds. In the same period, uses of funds were for operating activities, primarily inventory procurement.

Investing activities

The Company’s business models require low capital expenditures ("CAPEX") future investments. For the quarter ended December 31, 2022, $3.1 million was provided by investing activities, mainly coming from the proceeds from the sale of the Cannabis assets. In the same period the prior year, $0.5 million was used for investing activities. As for the nine-month period ended December 31, 2022, $2.7 million was provided by investing activities, compared to $1.4 million used by investing activities for the same period the prior year.

Financing activities

The Company has been successful in obtaining financing from public issuances and private placements. The Company also previously had a term facility for one of its subsidiaries, which was repaid in its entirety during the last quarter of fiscal year 2021. Since then, the Company entered into Registered Direct Offerings that closed on March 14, 2022 ($8.0 million), June 23, 2022 ($5.0 million) and October 11, 2022 ($6.0 million). Secured promissory notes totaling $3.8 million were also issued during the nine-month period ended December 31, 2022 by Sprout (including $0.55 million during the last quarter). Subsequently to the quarter ended December 31, 2022, Sprout entered into an accounts receivable factoring facility, for which the maximum available is $5 million, and issued secured senior notes for gross proceeds of $4 million.

As of May 8, 2023, the Company’s current cash position will be sufficient to support its financial needs for the next six to eight weeks. Should the Company’s various financing initiatives such as potential public issuances, private placements, preferred shares issuances, or debt financings not materialize, further actions such as further cost reduction initiatives and Company spinoffs of subsidiaries remain as viable options. See the Going Concern section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Furthermore, certain liabilities, such as the warrant liabilities, are dependent on Neptune’s share price and would only become payable if they are in the money. The warrants, if exercised, settle in common shares of the Company and therefore do impact on the Company’s cash. Unless exercised on a cashless basis (where permitted), warrant holders are required to pay the cash strike price to exercise the warrant and thus the exercise of warrants could result in a cash infusion to the Company.

Loans and borrowings

On February 10, 2021, as part of the Sprout acquisition, Sprout issued a promissory note of $10.0 million guaranteed by the Company and secured by a first-ranking mortgage on all movable assets of Sprout current and future, corporeal and incorporeal, and tangible and intangible. The outstanding principal balance bears interest at the rate of 10% per annum, increasing by 1% per annum every three months during the term of the Secured Promissory Notes. The interest will be compounded and added to the principal amount on a quarterly basis. The principal is payable on February 1, 2024.

On September 9, 2022, Sprout entered in a new $0.25 million Secured Promissory Note agreement. The maturity date of the new note facility is February 1, 2024. The $250,000 Secured Promissory Note has a 10% interest rate per annum, increasing by 1% per annum every three months during the term of this Secured Promissory Note. The interest will be compounded and added to the principal amount on a quarterly basis. This Secured Promissory Note may be converted, in whole or in part, at any time upon the mutual consent of Sprout, the Company and the holder, into common shares of the Company. Neptune issued 36,765 common shares for a value of $0.1 million in connection with this Secured Promissory Note, for the payment of borrowing costs.

On November 8, 2022, Sprout entered into an agreement to issue an additional $0.55 million of Secured Promissory Notes, on the same terms as the Secured Promissory Note entered into with MSEC. On February 15, 2023, in connection with this financing, Neptune issued 146,330 common shares to the holders of these Secured Promissory Notes for a value of $0.1 million.

On January 13, 2023, Neptune announced that it has closed on a senior secured notes financing (such notes, the "Notes") for gross proceeds of $4.0 million with CCUR Holdings, Inc. and Symbolic Logic, Inc. (collectively, the "Noteholders"). The Notes will mature 12 months from the initial closing and bear interest at a rate of 16.5% per annum. The notes are secured by the assets of Neptune excluding the assets of Sprout. Interest will be payable in kind on the first 6 monthly payment dates after the initial closing date and thereafter will be payable in cash. Pursuant to the terms of the Notes, the Company also issued to the Noteholders the January 2023 Warrants to purchase an aggregate of 850,000 shares of Neptune Common Shares, with each warrant exercisable for 5 years following the initial issuance at a price of $0.53 per common share. On March 9, 2023, the Company entered into a Waiver and First Amendment to the Notes (the "Waiver Agreement"). The Waiver Agreement waives certain administrative, regulatory and financial statement related covenants as further described in the Waiver Agreement as required by the terms of the Notes. The lender has the right to demand immediate repayment in the event of default. Furthermore, in connection with the Waiver Agreement, the Notes were amended to provide that the Purchasers shall be paid an exit fee in the aggregate amount of $0.2 million, payable as follows: (i) on or prior to May 15, 2023, $0.1 million and (ii) on the Maturity Date (as defined in the Note Purchase Agreement), $0.1 million and the interest rate was increased to 24% for a period extending until the Company meets specified criteria in the Waiver Agreement.

On January 25, 2023, Neptune announced that its organic baby food brand subsidiary, Sprout Organics, has entered into an accounts receivable factoring facility with Alterna. The maximum available is $5 million. The terms of the agreement include a Funds Usage Fee of prime plus 1% with a minimum interest rate of 8% per annum. Alterna was granted a security interest in Sprout’s accounts receivable. The agreement will remain in effect for a 12-month period, effective January 23, 2023, and will be automatically renewed. Neptune provided a commercial guaranty in connection with this agreement.

Form S-3 Limitations

As a result of our inability to timely file the Quarterly Report for the three and six-months periods ended September 30, 2022 and the three and nine-months periods ended December 31, 2022 under the Securities Exchange Act of 1934, as amended, we will not be eligible to use a registration statement on Form S-3 to conduct public offerings of our securities until we have timely filed all periodic reports with the SEC for a period of twelve months. Our inability to use Form S-3 during this time period may have a negative impact on our ability to access the public capital markets in a timely fashion because we would be required to file a long-form registration statement on Form S-1 and have it reviewed and declared effective by the SEC. This may limit our ability to access the public markets to raise debt or equity.

Equity

Equity consists of the following items (in millions):

	December 31,	March 31,
	2022	2022
Share capital	$321.792	$317.051
Warrants	6.118	6.080
Additional paid-in capital	57.303	55.981
Accumulated other comprehensive loss	(14.540)	(7.814)
Deficit	(357.075)	(323.182)
Total equity attributable to equity holders of the Company	$13.598	$48.116
Total equity attributable to non-controlling interest	2.326	12.722
Total equity	$15.924	$60.838

Contractual Obligations for the Fiscal Year Ended March 31, 2022

The following are the contractual maturities of financial liabilities and other contracts as at March 31, 2022:

Required payments per year	Carrying amount	Contractual Cash flows	Less than 1 year	1 to 3 years	4 to 5 years	March 31, 2022 More than 5 years
Trade and other payables and long-term payables	$22.701	$22.701	$22.701	$—	$—	$—
Lease liabilities[1]	2.705	3.861	0.798	1.612	1.091	0.360
Loans and borrowings[2]	11.648	12.088	1.000	11.088	—	—
Other liability[3]	0.089	15.000	—	—	—	15.000
	$37.143	$53.650	$24.499	$12.700	$1.091	$15.360

(1)	Includes interest payments to be made on lease liabilities corresponding to discounted effect.
(2)	Includes interest payments to be made on loans and borrowings.
(3)	According to the employment agreement with the CEO, a long-term incentive is payable if the Company reaches a level of market capitalization.

Liabilities related to warrants are excluded from the table above, as they are to settled in shares.

Under the terms of its financing agreements, the Company is not required to meet financial covenants.

On November 14, 2021, the Company and its CEO entered into an agreement pursuant to which the CEO’s existing employment agreement was amended to waive the Company’s obligation to procure directors and officers insurance coverage of up to $15 million for the period covering July 1, 2021 to July 31, 2022. The parties agreed that if the Company had successfully completed a strategic partnership prior to December 31, 2021, the CEO would have been entitled to approximately $6.9 million in cash and would have been granted fully vested options to purchase 8.5 million Common Shares. The parties also agreed that if certain contingencies did not occur by December 31, 2021, the parties would negotiate for a period of 30 days and, in the absence of an agreement, would be entitled to a grant of vested restricted stock units (“RSUs”) with a value of approximately $4.7 million (or if the Company is unable to grant such RSUs, then a combination of cash and vested RSUs with equivalent value). On January 31, 2022, the parties agreed to extend the 30-day negotiation period for an additional 30 days. As the strategic partnership was not consummated by December 31, 2021, the CEO will be entitled to the compensation mentioned above. The Company has accrued in trade and other payable the liability to the CEO of $4.7 million as at March 31, 2022. The related charge for the three-month and twelve-month periods ended March 31, 2022 is nil and $4.7 million, respectively, is included in selling general and administrative expenses.

The Company is required to pay royalties of 1% of its revenues in semi-annual instalments, for an unlimited period to the former CEO. A provision of $0.4 million for royalty payments is included in the table above for amounts currently due and is not otherwise included in table above.

Refer also to provisions disclosed in note 11, commitments disclosed in note 22(a) and legal proceedings in note 22(b) of the consolidated financial statements for the years ended March 31, 2022 and 2021.

The Company has no significant off-balance sheet arrangements as at March 31, 2022, other than those mentioned above and the commitments disclosed in note 22 of the consolidated financial statements for the years ended March 31, 2022 and 2021.

Contractual Obligations for the Quarter Ended December 31, 2022

The following are the contractual obligations as at December 31, 2022:

						December 31,
						2022
	Carrying	Contractual	Less than	1 to 3	4 to 5	More than
Required payments per year	amount	Cash flows	1 year	years	years	5 years
Trade and other payables and provisions	$21.984	$21.984	$21.984	$—	$—	$—
Lease liabilities[1]	2.719	2.719	0.490	1.054	0.272	—
Loans and borrowings[2]	15.937	16.477	—	16.477	—	—
Other liability[3]	0.023	15.000	—	—	—	—
	$40.663	$56.180	$22.474	$17.531	$0.272	$—

(1)	Includes interest payments to be made on lease liabilities corresponding to discounted effect.
(2)	Includes interest payments to be made on loans and borrowings.
(3)	According to the employment agreement with the CEO, a long-term incentive is payable if the Company reaches a level of market capitalization.

Liabilities related to warrants are excluded from the table above, as they are to settle in shares.

Under the terms of its financing agreements, the Company is not required to meet financial covenants.

On November 14, 2021, the Company and its CEO entered into an agreement pursuant to which the CEO’s existing employment agreement was amended to waive the Company’s obligation to procure directors and officers insurance coverage of up to $15 million for the period covering July 1, 2021 to July 31, 2022. The parties agreed that if the Company had successfully completed a strategic partnership prior to December 31, 2021, the CEO would have been entitled to approximately $6.9 million in cash and would have been granted fully vested options to purchase 8.5 million shares of the Company’s Common Shares. As the strategic partnership was not consummated by December 31, 2021, the CEO is entitled to a grant of vested RSUs with a value of approximately $0.0 million. The balance of the liability accrual to the CEO is $0.0 million as at December 31, 2022, in trade and other payables. The revaluation of the liability amounted to gain (loss) of $0.1 million and  $3.3 million for the three and nine-month periods ended December 31, 2022 and were recorded into SG&A (2021 - losses of $6.9 million and $6.9 million, respectively). During the three and nine-month periods ended December 31, 2022, settlements in RSUs were of $0.1 million and $1.6 million respectively. The compensation is to be settled in RSUs or if the Company is unable to grant such RSUs, then a combination of cash and vested RSUs with equivalent value, is not reflected in the number of RSUs outstanding above.

The Company is required to pay royalties of 1% of its revenues in semi-annual installments, for an unlimited period to the former CEO. A provision of $0.6 million for royalty payments is included in the table above for amounts currently due but such obligation is not otherwise included in table above.

The Company has no significant off-balance sheet arrangements as at December 31, 2022, other than those mentioned above and the commitments disclosed in note 15 of the condensed consolidated interim financial statements for the three and nine-month periods ended December 31, 2022 and 2021.

Please refer also to provisions disclosed in note 7, commitments disclosed in note 15(a) and legal proceedings in note 15(b) of the condensed consolidated interim financial statements for the three and nine-month periods ended December 31, 2022 and 2021.

Accounting Policies

Our Accounting Policies

Please refer to Note 3 of the annual consolidated financial statements as at March 31, 2022 for more information about significant accounting policies used to prepare the financial statements.

When preparing the financial statements in accordance with US GAAP, the management of Neptune must make estimates and judgements that affect the amounts reported in the financial statements and the notes thereto. Such estimates are based on management’s knowledge of current events and actions that the Company may take in the future.

Critical Accounting Estimates and Judgments

The condensed consolidated interim financial statements are prepared in accordance with US GAAP. In preparing the condensed consolidated interim financial statements for the three and nine-month periods ended December 31, 2022 and 2021, management made estimates in determining transaction amounts and statement of financial position balances. Certain policies have more importance than others. We consider them critical if their application entails a substantial degree of judgment or if they result from a choice between numerous accounting alternatives and the choice has a material impact on reported results of operation or financial position. Please refer to the annual consolidated financial statements as at March 31, 2022 for more information about the Company’s most significant accounting policies and the items for which critical estimates were made in the financial statements and should be read in conjunction with the notes to the consolidated financial statements for the years ended March 31, 2022 and 2021.

Estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Critical accounting estimates are:

Estimating the write down of inventories

Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. As necessary, the Corporation records write-downs for excess, slow moving and obsolete inventory. To determine these amounts, the Corporation regularly reviews inventory quantities on hand and compares them to estimates of historical utilization, future product demand, and production requirements. Write-downs of inventories to net realizable value are recorded in cost of sales in the consolidated financial statements.

In the years ended March 31, 2022 and 2021, inventories have been reduced by $3.7 million and $19.0 million respectively, as a result of a write-down to their net realizable value, which is included in cost of sales.

The write-off of inventory in fiscal 2022 was largely related to the completion of inventory write-downs of legacy Health and Wellness products as well as inventory write downs for legacy products related to the SugarLeaf facility. Both write offs of inventories occurred in the first six months of fiscal 2022, resulting in $3.7 million of expense.

The write-off of inventory in fiscal 2021 was largely related to hand sanitizers.

In the nine-months ended December 31, 2022 and 2021, inventories have been reduced by $3.1 million and $3.0 million respectively, as a result of a write-down to their net realizable value, which is included in cost of sales.

The write-off of inventory in the nine-month period ended December 31, 2022 was related to cannabis products.

Net realizable value is subject to measurement uncertainty because it can be difficult to predict market demands and timing of supply due to logistics.

Estimating the expected credit losses for trade receivables

An allowance for current expected credit losses is maintained to reflect credit risk for trade accounts receivable based on a current expected credit loss model which factors in changes in credit quality since the initial recognition of trade accounts receivable based on customer risk categories. Current expected credit losses also consider collection history and specific risks identified on a customer-by-customer basis. Trade accounts receivable are presented net of allowances for current expected credit losses.

Most of the Company’s customers are distributors for a given territory and are privately-held, provincially owned and publicly owned companies. The profile and credit quality of the Corporation’s customers vary significantly. Adverse changes in a customer’s financial position could cause the Corporation to limit or discontinue conducting business with that customer, require the Corporation to assume more credit risk relating to that customer’s future purchases or result in uncollectible accounts receivable from that customer. Such changes could have a material adverse effect on business, consolidated results of operations, financial condition and cash flows.

The Company’s extension of credit to customers involves judgment and is based on an evaluation of each customer’s financial condition and payment history. From time to time, the Corporation will temporarily transact with customers on a prepayment basis where circumstances warrant. The Corporation’s credit controls and processes cannot eliminate credit risk.

During the year ended March 31, 2022, the Corporation transacted with a few new customers for which financial positions deteriorated during the year. The Corporation has recorded specific provisions related to these customers.

The expected credit loss for the year ended March 31, 2022 was $1.7 million and for March 31, 2021 was $7.0 million. As at March 31, 2022, 69% of our trade receivables are past due (March 31, 2021 – 83%). We have provided for 58% of past due receivables as at March 31, 2022 (March 31, 2021—68%). Most of the past due trade receivables are from legacy customers of B2B cannabis services revenues as well as legacy Health and Wellness customers, for which they were provided for in fiscal 2021. Expected credit loss is subject to estimation risk and measurement uncertainty because the financial health of certain customers is difficult to predict.

The expected credit losses for the quarters ended December 31, 2022 and 2021 were $2.9 million and $1.0 million, respectively. As for the nine-month periods ended December 31, 2022 and 2021, the expected credit losses were $3.1 million and $3.0 million, respectively. Expected credit loss is subject to estimation risk and measurement uncertainty because the financial health of certain customers is difficult to predict.

Estimating the recoverable amount of non-financial assets, to determine and measure impairment losses on goodwill, intangibles, and property, plant and equipment.

The Company assesses at each reporting date whether there is an indication that an asset group or a reporting unit may be impaired.

In the third quarter of 2022 due to the Company’s sustained decrease in share price, the Company concluded a triggering event occurred and performed a quantitative impairment test for the Sprout reporting unit. As part of the impairment testing process, the Company considered a number of factors including, but not limited to, current macroeconomic conditions such as inflation, economic growth, and interest rate movements, industry and market considerations, stock price performance (including performance relative to peers) and overall financial performance of the Sprout reporting unit. Although management used its best estimate to assess the potential impact of the changes in the general economic conditions on the Company’s business, management exercised significant judgment to estimate forecasted cash flows and discount rate, using assumptions which are subject to significant uncertainties. Based on the results of the Company’s third quarter 2022 impairment analysis, the estimated fair value of the Sprout reporting unit exceeded its carrying value, and no impairment was recognized.

During the second quarter of 2022, there were changes in the general economic and financial conditions of the markets the Company serves. The Company’s Sprout reporting unit was adversely impacted during the second quarter of 2022 by these conditions, which impacted the operating results. Accordingly, management concluded that these factors were indicators of impairment.

As a result, management performed an impairment test for the Sprout reporting unit, for which it revised its assumptions on projected earnings and cash flows growth, as well as its assumptions on discount rates used to apply to the forecasted cash flows, using its best estimate of the conditions existing at September 30, 2022. Although management used its best estimate to assess the potential impact of the changes in the general economic conditions on the Company’s business, management exercised significant judgment to estimate forecasted cash flows and discount rate, using assumptions which are subject to significant uncertainties. Accordingly, differences in estimates could affect whether a reporting unit is impaired and the dollar amount of that impairment, which could be material. The Company compared the carrying amount of the reporting unit to the fair value. The fair value of the Sprout reporting unit was determined to be lower than the carrying value and a $7,570,471 goodwill impairment expense was recorded in the quarter ended September 30, 2022. Due to the impairment losses recorded during the second quarter of 2023, there is no headroom between the fair value of the reporting unit and its carrying value and therefore, changes in assumptions in future periods may result in additional impairment charges.

The fair value of the reporting unit was estimated using a discounted cash flow model with a WACC post-tax discount rate of 11.0% and a market multiples valuation approach. The discount rate represents the risk adjusted WACC of the reporting unit, based on publicly available information and that of comparable companies operating in similar industries. Determination of the WACC requires separate analysis of the cost of equity and debt, and considers a risk premium based on an assessment of risks related to the projected cash flows of the reporting unit.

Cash flows were projected based on past experience, actual operating results and the three-year business plan including a terminal growth rate of 3.5%.

The most significant assumptions used to estimate the fair values using a discounted cash flow model included the forecasted revenue, gross margins, net working capital investment, terminal value as well as the discount rate. These significant assumptions are classified as Level 3 in the fair value hierarchy, signifying that they are not based on observable market data. A decrease in the projected cash flow or an increase in discount rate could have resulted in a higher impairment charge. Should these projections not be realized, or the discount rate needs to be increased, an impairment loss may be needed in future periods.

As of March 31, 2022, the Company made the following assessments:

Biodroga – As part of its annual impairment test, management determined that the fair value of Biodroga was higher than its carrying value and thus no impairment charge was recorded for the reporting unit. The most significant assumptions used to estimate the fair values using discounted cash flow model included the forecasted revenue, gross margins, net working capital investment, terminal value as well as the discount rate. These significant assumptions are classified as Level 3 in the fair value hierarchy, signifying that they are not based on observable market data. A decrease in the projected cash flow or an increase in discount rate could have resulted in an impairment charge. Should these projections not be realized, an impairment loss may be needed in future periods. As at March 31, 2022, the assumptions used in determining the fair value were not subject to a degree of uncertainty that would have caused impairment to be recorded as there was sufficient headroom between the fair value of the reporting unit and its carrying value.

Sprout – In 2022, as part of the annual impairment test of Sprout, management determined that the fair value of the reporting unit was lower than its carrying amount. As a result, an impairment charge of $1.5 million was allocated to the Sprout tradename and an impairment charge of $3.3 million was allocated to the goodwill of Sprout. The most significant assumptions used to estimate the fair values using discounted cash flow model included the forecasted revenue, gross margins, net working capital investment, terminal value as well as the discount rate. These significant assumptions are classified as Level 3 in the fair value hierarchy, signifying that they are not based on observable market data. A decrease in the projected cash flow or an increase in discount rate could have resulted in an impairment charge. Should these projections not be realized, an impairment loss may be needed in future periods. Due to the impairment losses recorded in the fourth quarter of fiscal 2022, there is no headroom between the fair value of the reporting unit and its carrying value and therefore, changes in assumptions in future periods may result in additional impairment charges.

Cannabis – The Corporation identified a trigger of impairment related to its Canadian cannabis asset group. Impairment indicators such as increased operating losses, decline in the share price and negative industry and economic trends were identified in the fourth quarter. The fair value of the asset group was determined to be less than the carrying value, resulting in an impairment loss of $12.3 million allocated between the building and components ($3.1 million) and the laboratory and plant equipment ($9.2 million). Management announced on June 8, 2022 the divestiture of the Canadian cannabis business. As a result, if the Corporation is unable to sell the asset of the Canadian cannabis group at their fair value, additional impairment charges may be required in fiscal 2023.

Estimating the fair value less costs to sell of our assets held for sale.

On June 8, 2022, the Company announced a planned divestiture of the Canadian cannabis business and that the Company would focus on winding up its cannabis operations pending one or more sales transactions. Following this announcement, the Company had Canadian disposal group assets that met the criteria to be classified as held for sale. As at September 30, 2022, non-current assets related to the

Canadian cannabis business are presented under assets held for sale on Neptune’s balance sheet. Comparative balance sheet amounts have not been reclassified. The disposal group has been measured at fair value less cost to sell and impaired to reflect the asset sale and purchase agreement (the “ASPA”) signed with a third-party on October 16, 2022 for approximately $3,790,340 ($5,150,000 CAD), with expected cost to sell the Canadian cannabis disposal group asset in the amount of $586,783, for net assets held for sale of $3,203,557, resulting in impairment losses of $14,530,458 and $15,346,119 respectively for the three and six-month periods ended September 30, 2022. The transaction closed on November 9, 2022.

Estimating the revenue from contracts with customers subject to variable consideration. (Refer to note 2(c) of the consolidated financial statements for more details).

The Corporation’s revenue-generating activities from the sale of products in the course of ordinary activities are recognized at a point in time when control of the products is transferred to the customer and the Corporation’s obligations have been fulfilled. The Corporation transfers control generally on shipment of the goods or in some cases, upon reception by the customer. Revenue is measured as the amount of consideration the Corporation expects to receive in exchange for the Corporation’s product as specified in the customer contract. Certain of the Corporation’s customer contracts, most notably those with the Canadian provincial and territorial agencies, may provide the customer with a right of return. In certain circumstances, the Corporation may also provide a retrospective price adjustment to a customer. These items give rise to variable consideration, which is recognized as a reduction of the transaction price based upon the expected amounts of the product returns and price adjustments at the time revenue for the corresponding product sale is recognized. The determination of the reduction of the transaction price for variable consideration requires that the Corporation make certain estimates and assumptions that affect the timing and amounts of revenue recognized. The Corporation estimates this variable consideration by taking into account factors such as historical information, current trends, forecasts, provincial and territorial inventory levels, availability of actual results and expectations of demand. For fiscal 2022, the Corporation revised its estimated provision for returns of the cannabis sales as a result of new information and experience with sales returns. The impact of the revised estimate for year ended March 31, 2022 is a reduction of the provision of $1.1 million and an increase in revenue from sales and services.

The Corporation recognizes a liability for sales refunds within other current liabilities with a corresponding decrease in revenues. Furthermore, the Corporation recognizes an asset for the value of inventory which is expected to be returned within prepaid expenses and other assets on the consolidated balance sheets with a corresponding reduction of cost of sale.

Judgment related to revenue recognition in determining whether the Company is the principal or the agent for the arrangements with suppliers of products the Corporation does not manufacture.

The Corporation may be involved with other parties, including suppliers of products, in providing goods or services to a customer when it enters into revenue transactions for the sale of products that it does not manufacture. In these instances, the Corporation must determine whether it is a principal in these transactions by evaluating the nature of its promise to the customer. The Corporation is a principal and records revenue on a gross basis if it controls a promised good before transferring that good to the customer. On the other hand, the Corporation records revenue as the net amount when it does not meet the criteria to be considered a principal.

Estimating the fair value of bonus based on market conditions (note 16 of the annual consolidated financial statements and note 12(c) of the interim condensed consolidated financial statements)

According to the employment agreement with the CEO, a long-term incentive of $15 million is payable if the Company’s US market capitalization is at least $1 billion. The Company uses a risk-neutral Monte Carlo simulation to estimate the fair-value of this instrument and recognizes the incentive over the estimated period to reach the market capitalization. The incentive is being recognized over the estimated period to reach the market capitalization. The risk-neutral Monte Carlo simulation uses level 3 inputs. The assumptions used in the simulation include a risk free-rate of 3.88% and a volatility of 75.09% for the nine-month period ended December 31, 2022 (respectively 1.52% and 66.18% for the nine-month period ended December 31, 2021) and a risk free-rate of 2.32% and a volatility of 67.35% for the twelve-month period ended March 31, 2022 (respectively 1.74% and 66.46% for the previous year). An increase or decrease in the volatility assumption significantly impacts the fair value of the long-term incentive.

Judgment related to the recognition period to be used in recording stock-based compensation that is based on market and non-market conditions and measurement of warrants issued in securities offerings (notes 14 and 16 of the annual consolidated financial statements and notes 8, 10 and 12 of the interim condensed consolidated financial statements)

On July 8, 2019, the Corporation granted 157,143 market performance options under the Corporation stock option plan at an exercise price of $4.43 per share to the CEO, expiring on July 8, 2029. The options were vest after the attainment of market performance conditions within the following ten years. The market condition was factored into the fair value. Some of these market performance options required the approval of amendments to the stock option plan and therefore the fair value of these options was revaluated up to the date of approval of the amendments (grant date).

On July 8, 2019, the Corporation granted 100,000 non-market performance options under the Corporation stock option plan at an exercise price of $4.43 per share to the CEO, expiring on July 8, 2029. These options vest after the attainment of non-market performance conditions within the following ten years. These non-market performance options required the approval of amendments to the stock option plan and therefore the fair value of these options was revalued up to the date of approval of the amendments (grant date).

On July 8, 2019, the Company granted 100,000 non-market performance options under the Company stock option plan at an exercise price of $4.43 per share to the CEO, expiring on July 8, 2029. These options vest after the attainment of non-market performance conditions within the following ten years. These non-market performance options required the approval of amendments to the stock option plan and therefore the fair value of these options was revalued up to the date of approval of the amendments (grant date). These options are valued based on level 3 inputs. During the twelve-month period ended March 31, 2022, changes in estimated probability of achievement of the non-market performance conditions or the expected number of years to achieve the performance conditions resulted in a recovery of stock-based compensation recognized under this plan. None of these non-market performance options have vested as at December 31, 2022. Changes in these assumptions would impact the timing of which the expense is recognized. These options were not exercisable as at December 31, 2022 and March 31, 2022.

On June 23, 2022, Neptune issued 645,526 June 2022 Pre-Funded Warrants, along with 1,300,000 Common Shares of the Corporation, as part of the June 2022 Direct Offering. Each June 2022 Pre-Funded Warrant was exercisable for one Common Share. The Common Shares and the June 2022 Pre-Funded Warrants were sold together with 1,945,526 Series C Warrants and 1,945,526 Series D Warrants. Each common share the accompanying June 2022 Common Warrants were sold together at a combined offering price of $2.57, for aggregate gross proceeds of $5.0 million before deducting fees and other estimated offering expenses. The June 2022 Pre-Funded Warrants are funded in full at closing except for a nominal exercise price of $0.0001 and are exercisable commencing on the closing date and will terminate when such June 2022 Pre-Funded Warrants are exercised in full. The Series C Warrants and the Series D Warrants have an exercise price of $2.32 per share and can be exercised for a period of 5 years and 2 years respectively from the date of issuance.

Proceeds of the June 2022 Direct Offering were allocated between common shares and warrants first by allocating proceeds to the warrants classified as a liability based on their fair value and then allocating the residual to the equity instruments, which includes the Pre-Funded Warrants. The fair value of the liability-classified warrants was determined using the Black-Scholes model, resulting in an initial warrant liability of $4,046,836 for the Series C Warrants and $3,080,121 for the Series D Warrants. Because the fair value of the liability classified warrant exceeds the total proceeds, no consideration was allocated to the Common.

Shares and Pre-Funded Warrants and a loss of $2,126,955 was immediately recognized in the net loss of the period as there were no additional rights or privileges identified. Total issue costs related to this private placement of $465,211, was recorded under finance costs.

On October 11, 2022, the Company closed the October 2022 Offerings  of 3,208,557 of its Common Shares and Series E Warrants  to purchase up to 6,417,114 Common Shares in the concurrent October 2022 Private Placement. The combined purchase price for one Common Share and one warrant was $1.87. The Series E Warrants have an exercise price of $1.62 per Common Share, are exercisable immediately following the date of issuance and will expire five years from the date of issuance. The Company received gross proceeds of $6,000,002 and net proceeds of $5,135,002 after deducting the placement agent fees and expenses, and the Company’s offering expenses. Based on the fair value of the warrants as at the date of closing, which was determined using a Black-Scholes model, the Company recorded the full proceeds to liabilities, with an initial liability of $7,029,614 and a loss on initial recognition of $1,029,614. Because the fair value of the liability classified warrant exceeded the total proceeds, no consideration was allocated to the Common Shares. Total issue costs related to this offering of $865,000 were recorded under finance costs.

Estimating the fair value of the identifiable assets acquired, liabilities assumed, and consideration transferred of the acquired business, including the related call option (the “Call Option”) (note 4 of the annual consolidated financial statements).

The allocation of the purchase price was based on management’s estimate of the fair values of the acquired identifiable assets and assumed liabilities using valuation techniques including income, cost and market approaches (Level 3). The Corporation utilized both the cost and market approaches to value fixed assets, which consider external transactions and other comparable transactions, estimated replacement and reproduction costs, and estimated useful lives and consideration for physical, functional and economic obsolescence.

We utilized the income approach to value intangible assets, which considers the present value of the net cash flows expected to be generated by the intangible assets, and excluding cash flows related to contributory assets.

As at the close of the transaction, the value of the asset related to the Call Option was determined to be $5.5 million, representing the difference between the market price and the contract value of the Call Option, discounted at a rate of 8.9% and assuming the transaction would take place on January 1, 2023. To establish the market price, the multiples selected were 2.3x for revenues and 12.0x for EBITDA, based on analysis of average and median industry multiples, and were adjusted to consider a 20% discount; the multiples to be used as per the contract are 3.0x for revenues and 15.0x for EBITDA, weighted at 50%.

Changes in Accounting Policies and Future Accounting Changes

The accounting policies and basis of measurement applied in the consolidated financial statements for the years ended March 31, 2022 and 2021 and for the three months ended December 31, 2022 and 2021 are the same other than as disclosed, if any, in note 3 to the consolidated financial statements.

As a result of a significant portion of its revenues, expenses, assets and liabilities being denominated in US dollars and the increasing American scope of its operations, Neptune changed its functional currency from Canadian dollars (“CAD”) to U.S. dollars (“USD”), effective October 1, 2022. This change in functional currency has been applied prospectively from the date of the change.

Issued and Outstanding Securities

The following table details the number of issued and outstanding securities as at the date of this prospectus:

Number of Securities
Issued and Outstanding

Common shares	11,996,340
Share options	677,978
Deferred share units	4,308
Restricted share units	2,789
Warrants	12,197,665
Total number of securities	24,879,080

The Company’s common shares are being traded on Nasdaq Capital Market under the symbol “NEPT”. Effective August 15, 2022, the Company’s common shares no longer trade on the TSX. Each option, restricted share, restricted share unit, deferred share unit and warrant is exercisable into one common share to be issued from the treasury of the Company.

Internal Controls Disclosure

Management evaluated the design and effectiveness of the Company’s internal control over financial reporting as of March 31, 2022 using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control Integrated Framework 2013. Based on its evaluation, management concluded that our internal control over financial reporting was not effective as of March 31, 2022 due to material weaknesses in our internal control over financial reporting. This conclusion remains accurate at December 31, 2022. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

The Company did not effectively design, implement and operate effective process-level control activities related to its key processes, such as the financial reporting process (including consolidation and journal entries), the purchase to pay process (including cutoff), the inventory process, the order to cash process and the equity process (financial instruments and stock-based compensation), account level assertions and disclosures, including entity level controls and information technology general controls (“ITGCs”).

Further, there were inadequate controls over user and privileged access to information technology (IT) systems for multiple components to adequately restrict access to appropriate finance and IT personnel and enforce appropriate segregation of duties. As a result, process-

level automated control activities and manual control activities that are dependent upon information derived from IT systems were also ineffective. The pervasive nature of these deficiencies contributed to the other material weaknesses below:

●	Inadequate oversight processes and procedures to guide individuals in applying internal control over financial reporting to prevent or timely detect material accounting errors and ensuring adherence to applicable accounting standards.
●	Ineffective risk assessment process, including (i) potential for fraud and (ii) identification and assessment of changes in the business that could impact our system of internal controls.
●	Ineffective design and implementation of control activities, general controls over technology and deployment of policies and procedures.
●	Relevant and quality information to support the functioning of internal controls was not consistently generated, used, or reviewed by the Company.
●	The Company did not sufficiently select, develop, and perform ongoing evaluations to determine that components of internal control are present and functioning.
●	The evaluation and communication process of internal control deficiencies was not timely.

During the quarter ended September 30, 2022, the following additional material weaknesses were identified:

●	Inability to prepare on a timely basis the financial statements, supporting accounting records and account reconciliations; and
●	Lack of sufficient complement of personnel with an appropriate level of knowledge and experience.

Remediation Plan

Beginning during the year ended March 31, 2021, and under the direction of our CEO and CFO, we have been developing a comprehensive plan to remediate the identified material weaknesses. We began implementing certain measures as part of the remediation plan including: (i) development of a detailed remediation plan addressing the material weaknesses related to the control environment, risk assessment and monitoring, (ii) institution of policies and processes to support the functioning of internal controls over financial reporting, (iii) design of a comprehensive risk assessment process, (iv) process level and IT general controls design enhancement and (v) hiring of individuals with appropriate skills and experience.

The turnover in accounting personnel experienced in the last nine months has delayed the implementation of the remediation plan. We remain committed to the identification, design and implementation of steps still needed to remediate the material weaknesses in our internal controls and to ensure that our internal controls over financial reporting will be designed and operating effectively by:

●	Addressing the material weaknesses related to information and communication.
●	Continuing to institute policies and processes to support the functioning of internal controls over financial reporting.
●	Implementing a comprehensive and continuous risk assessment process to identify and assess risks of material misstatement (including fraud risks).
●	Ensuring the proper implementation and operating effectiveness of process-level and IT general controls that support automated and manual control activities.
●	Establishing an adequate reporting structure to ensure authority guidelines and reinforcing communications protocols, including required information and expectations, to enable personnel to carry out their responsibilities and producing accurate financial reports.
●	Reinforcing internal control and financial reporting expertise across the organization.
●	Holding individuals accountable for their role related to internal control and providing continuous training.
●	Designing and implementing additional monitoring controls to assess the consistent operation of controls and to remediate deficiencies in a timely manner.

The material weaknesses being addressed by the above-mentioned remediation plan will not be considered remediated until the applicable controls operate for a sufficient period of time, and management concludes, through testing, that these controls are operating effectively. This has not occurred to date.

Although we have commenced the remediation process and intend to complete it as promptly as possible, we cannot estimate how long it will take to remediate these material weaknesses. In addition, new material weaknesses may be discovered that require additional time and resources to remediate. Until the remediation is complete, we plan to continue to perform additional analyses and other procedures to ensure that our consolidated financial statements are prepared in accordance with US GAAP.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Transactions

Other than the compensation agreements and other arrangements described under “Executive Compensation” and “Director Compensation” discussed below in this prospectus and the transactions described below, since April 1, 2022, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

In March 2022, we completed a registered direct offering (the “March Offering”), pursuant to which we issued and sold an aggregate of 528,572 common shares and equivalents and 1,428,572 warrants to purchase common shares, at a price equal to $11.20 per share and accompanying warrants. Armistice Capital Master Fund Ltd., a beneficial owner of more than 5% of our voting securities, was the sole investor in the March Offering.

In June 2022, we completed a registered direct offering (the “June Offering”), pursuant to which we issued and sold an aggregate of 1,945,526 common shares and equivalents and 3,891,052 warrants to purchase common shares, at a price equal to $2.57 per share and accompanying warrants. Armistice Capital Master Fund Ltd. and Sabby Volatility Warrant Master Fund, Ltd., beneficial owners of more than 5% of our voting securities, each purchased 972,763 common shares and equivalents and were each issued warrants to purchase 1,945,526 common shares in the June Offering.

On October 11, 2022, the Company announced the October 2022 RDO of 3,208,557 of its Common Shares and the Series E Warrants in the concurrent October 2022 Private Placement. Armistice Capital Master Fund Ltd., Sabby Volatility Warrant Master Fund, Ltd., and Empery Asset Master, LTD (and related entities), beneficial owners of more than 5% of our voting securities, each purchased 1,069,519 common shares, in the registered direct offering and were each issued warrants to purchase 2,139,048 common shares, respectively, in the Private Placement.

Director Independence

Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including: the source of compensation to the director, including any consulting, advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors has determined that all members of the board of directors, except Michael Cammarata, are independent directors, including for purposes of the rules of Nasdaq and the SEC. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common shares. There are no family relationships among any of our directors or executive officers. Mr. Cammarata is not an independent director under these rules because he is an executive officer of the Company.

MANAGEMENT

Director and Executive Officer Biographies

The following table provides information regarding our executive officers and directors as of April 20, 2023:

Name	Age	Position(s)
Executive Officers and Employee Director:
Michael Cammarata	37	President and Chief Executive Officer, Director
Raymond Silcock	71	Chief Financial Officer
John S. Wirt	59	Executive Vice President, Legal & Business Affairs (Chief Legal Officer)
Non-Employee Directors:
Julie Phillips	40	Chairperson of the Board
Joseph Buaron	41	Director
Michael de Geus	46	Director
Ronald Denis	70	Director
Philip Sanford	69	Director

Executive Officers

Michael Cammarata was appointed as President, Chief Executive Officer and a director of Neptune on July 8, 2019. He invested in and cofounded Schmidt’s Naturals, one of the world’s fastest growing wellness brands, leading it from fledgling start-up to acquisition in 2017 by Unilever and onto record breaking growth in 2018. He remained CEO of Schmidt’s Naturals until June 2019, leading its rapid expansion into new and innovative products, retailers and global markets. Mr. Cammarata is a new breed of unconventional CEO with a personal mission to invest and scale companies globally that will make sustainable innovation and modern wellness solutions accessible to the world. He believes that natural products are the future and that every person deserves natural products that work and minimize their harm to people, the planet and animals. Through his investments, Mr. Cammarata is looking toward future technologies, including AI and machine learning, to create stronger connections and personalized products for customers. He is a passionate advocate for ending animal testing in cosmetics. Raised in New York, Mr. Cammarata’s dyslexia made school challenging, but that perspective allowed him to identify opportunities others missed. We believe that Mr. Cammarata is qualified to serve as a member of our board of directors based on the perspective and experience he brings as our President and Chief Executive Officer.

Raymond Silcock was named Chief Financial Officer in July 2022. Prior to joining Neptune, Mr. Silcock served as Executive Vice President and Chief Financial Officer of Perrigo Company PLC from March 2019, Chief Financial Officer at INW Holdings from 2018 to 2019 and as Executive Vice President and Chief Financial Officer of CTI Foods from 2016 to 2018. In March 2019, CTI Foods filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in U.S. Bankruptcy Court in Delaware. From 2013 until the company’s sale in 2016, Mr. Silcock was Executive Vice President and Chief Financial Officer of Diamond Foods, Inc. and previously held Chief Financial Officer roles at UST, Inc., Swift & Co. and Cott Corporation. He also served on the board of Pinnacle Foods Inc. from 2008 until the company was sold in 2018. His early career was highlighted by an 18-year tenure in positions of increasing responsibility at Campbell Soup Company. Mr. Silcock is a Fellow of the Chartered Institute of Management Accountants (UK).

John S. Wirt became Chief Legal Officer, Executive Vice President of Legal and Business Affairs, and General Counsel of Neptune in August 2021. Prior to joining Neptune, Mr. Wirt served as the President of Epic Sports & Entertainment, Inc. from 2018 and the CEO of Square Ring, Inc. from 2008, both companies engaged in the sports and entertainment industries. He has also served as the President of the law firm of Wirt & Wirt, P.A. since 2014. Mr. Wirt is an AV-rated Martindale-Hubbell attorney who has been practicing law for over thirty years. Mr. Wirt began his legal career as an associate at Jenner & Block and followed that as an associate at Sidley & Austin. He earned his B.A., graduating magna cum laude from Knox College in 1985. In 1986, he received his CPA certificate from the University of Illinois, and in 1989, he graduated with honors from the University of Illinois, where he earned his Jurisprudence degree. Mr. Wirt’s previous business experience includes serving on the Board of Directors for Interactive Television Networks, a Nasdaq listed public company, where he also served as Chair of the Audit Committee. He presently serves as a director of Epic Sports, Square Ring, Wirt & Wirt, and tmc Content Group AG, a publicly-traded Swiss corporation involved in the motion picture and video industries.

Non-Employee Directors

Julie Phillips has been a director of Neptune since August 2021. She currently serves as Chief Operating Officer and Chief Creative Officer for Blackhall, a new streaming video on demand service, launching in 2024. Prior, she served as Vice President for Herschend Entertainment Studios, the media and franchise arm of Herschend Enterprises, which owns, operates and manages family-oriented theme parks, aquariums, attractions and hospitality properties in the United States in Canada, where she had held this and prior roles since 2013. Ms. Phillips also has served since April 2019 as a member of the Board of Directors of the Lane Thomas Foundation, which is dedicated to supporting families of children needing life-saving organ transplants. Previously, she served as a business development manager for Miramax and as a senior financial analyst for Raytheon (NYSE: RTX). Ms. Phillips holds an MBA from Harvard Business School and a Bachelor of Arts in Business Administration from Pepperdine University. We believe that Ms. Phillips is qualified to serve as a member of our board of directors based on her experience in marketing and her educational background.

Joseph Buaron has been a director of Neptune since April 2020. He is co-founder and CTO of goPeer, Canada’s first regulated consumer peer-to-peer lender, he additionally serves as Chief Strategy Officer to Loti Wellness Inc., a Canadian self-care consumer brand. Prior, Mr. Buaron served as CTO of Schmidt’s Naturals, where he led the technology, AI, digital marketing and consumer support divisions through transition from start-up to enterprise, and subsequently through the acquisition by Unilever, and the integration that followed. Mr. Buaron is a seasoned CTO with over two-decades related experience as an entrepreneur, investor, programmer, solutions architect, and DevOps engineer. His passion for technology reflects his recognition for the tremendous impact it has on our lives and its potential for creating a better tomorrow. Immersed in technology, Mr. Buaron strives to provide vision, leadership, form relationships, and eliminate barriers to allow the brightest minds to flourish. We believe that Mr. Buaron is qualified to serve on our board of directors due to his experience as a leader in technology roles.

Michael De Geus has been a director of Neptune since April 2020. He is a highly accomplished security executive with domestic and international cyber investigative and physical security experience. He is the founder and Chief Executive Officer of Leatherback Gear, LLC., a producer of bullet proof backpacks. He also served as a Special Agent in federal law enforcement with the Department of Homeland Security and has served on various assignments both physically and with cyber security since 2008. Previously, he served as the Director of Sales at Koro Sun Resort in the Fiji Islands and as a consultant for MD Consulting, working on various projects from developing branding and new store layouts to helping with various start-up companies. Mr. De Geus is a Ph.D. Candidate in Public Policy specializing in Homeland Security at Walden University, holds a Master of Science in International Relations from Troy State University and holds a Bachelor of Science in Criminal Justice from California State University Fullerton. We believe that Mr. De Geus is qualified to serve on our board of directors due to his management and leadership experience.

Ronald Denis has been a director of Neptune since January 2001. He has been Chief of Surgery and director of the Trauma Program at Hôpital du Sacré-Coeur in Montréal since 1997. Also, since 1987, Dr. Denis has occupied the position of medical co-director of the Canadian Formula 1 Grand Prix. Dr. Denis sits on several scientific boards and management committees. We believe that Dr. Denis is qualified to serve on our board of directors because of his extensive scientific experience.

Philip Sanford has been a director of Neptune since May 2022. He previously served on the executive team at N3 LLC, a global technology-enabled inside sales organization that was acquired by Accenture in 2020. He has advised a number of leading private equity firms and investment banks on mergers and acquisitions and going-private transactions in the consumer sector, including Bain Capital, Carlyle, Moelis, Blackstone, Kelso, Mid-Ocean Partners, Morgan Stanley Private Equity and Morgan Stanley Expansion Capital. He currently serves on the Advisory Board of Morgan Stanley Expansion Capital Funds, as well as the Boards of Ecentria, CMX and Image Skincare and formerly served as Chairman of the Board of Sprout Organics. Mr. Sanford has previously served on the Boards of Chattem, Inc and Caribou Coffee. He holds a Bachelor of Science degree in Finance, Economics and Philosophy from Austin Peay State University in Clarksville, Tenn. We believe that Mr. Sanford is qualified to serve on our board of directors due to his business and leadership experience, merger and acquisition experience, and extensive financial, accounting and governance knowledge.

Legal Proceedings with Directors or Executive Officers

There are no legal proceedings related to any of our directors or executive officers that require disclosure pursuant to Items 103 or 401(f) of Regulation S-K.

Family Relationships

There are no family relationships between or among any of our directors or executive officers. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.

Board Leadership Structure and Board’s Role in Risk Oversight

Ms. Phillips is the current chairperson of the board of directors. We believe that separating the positions of Chief Executive Officer and chairperson of the board of directors allows our Chief Executive Officer to focus on our day-to-day business, while allowing a chairperson of the board of directors to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairperson, particularly as the board of directors’ oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require that our chairperson and Chief Executive Officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent to every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction, and intellectual property. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board of directors committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board of directors committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Information Regarding Committees of the Board

Our board of directors has established an audit committee, a compensation and human resources committee, a nominating committee, and a governance committee. Each of the audit committee, compensation committee, and nominating and corporate governance committee operates under a charter that satisfies the applicable standards of the SEC and Nasdaq. A current copy of the charter for each of the audit committee, compensation committee, nominating and corporate governance committee, and research and development committee is posted on the corporate governance section of our website, https://www.investors.neptunewellness.com/governance/governance-documents/default.aspx.

EXECUTIVE COMPENSATION

The information in this section summarizes the compensation earned by our executive officers.

Our named executive officers for the year ended March 31, 2022, which consist of our principal executive officer, up to two other most highly compensated executive officers who were serving as executive officers as of March 31, 2022 and up to two additional individuals who would have been another most highly compensated executive officer but for the fact that such individual was not serving as an executive officer as of March 31, 2022, are:

●	Michael Cammarata, our President and Chief Executive Officer;
●	Randy Weaver, our former Interim Chief Financial Officer*;
●	John S. Wirt, our Executive Vice President, Legal & Business Affairs (Chief Legal Officer and General Counsel); and
●	Toni Rinow, our former Chief Financial Officer and Chief Operating Officer**.
*	Mr. Weaver left the Company on July 25, 2022.
**	Dr. Rinow left the Company on November 15, 2021.

2022 Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years indicated.

					Stock		Option		All Other
		Salary		Bonus	Awards		Awards		Compensation		Total
	Year	($)		($)	($)(1)		($)(1)		($)		($)
Michael Cammarata
President and Chief Executive Officer	2022	1,103,628		750,000	1,252,600	(2)	—		58,612	(3)	3,164,840
	2021	1,083,333		750,000	2,762,841	(2)	1,966,117	(2)	1,500,000	(2)	8,062,291
Randy Weaver(4)
Former Interim Chief Financial Officer	2022	144,000		—	—		273,386		—		417,386
	2021	—		—	—		—		—		—
John S. Wirt
Executive Vice President, Legal & Business Affairs	2022	373,653		—	—		978,453		—		1,352,106
Chief Legal Officer and General Counsel	2021	—		—	—		—		—		—
Toni Rinow(5)
Former Chief Financial Officer and	2022	612,237	(6)	—	—		—		—		612,237
Chief Operating Officer	2021	292,979		135,260	—		628,063		—		1,056,302

(1)

The amounts in these columns represent the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to our consolidated financial statements included in this prospectus. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the awards or the sale of the common shares underlying such awards.

(2)	Represents compensation in lieu of additional directors and officers’ insurance required by Mr. Cammarata’s employment agreement.
(3)

All Other Compensation for Mr. Cammarata includes contributions to Mr. Cammarata’s account under retirement plans, country club dues, premiums on group term life insurance, and occasional use of his Company-provided assistant for personal reasons.

(4)	Mr. Weaver was appointed Interim Chief Financial Officer on September 27, 2021 and was replaced by Mr. Raymond Silcock on July 25, 2022.
(5)	Dr. Rinow ceased serving as Chief Financial Officer of the Company on September 27, 2021 but remained in her position as Chief Operating Officer until her separation on November 15, 2021.
(6)	Includes $178,353 for severance pay in connection with Dr. Rinow’s separation.

Narrative Disclosure to Summary Compensation Table

Our board of directors and compensation committee review compensation annually for our chief executive officer and his direct reports. In setting executive base salaries and bonuses, and granting equity incentive awards, board of directors or compensation committee considers compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short-and long-term results that are in the best interests of our shareholders, and a long-term commitment to our Company. We target a generally competitive position, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, bonus or long-term incentives.

Our board of directors has historically determined our executives’ compensation. Our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all of his direct reports. Based on those discussions and its discretion, taking into account the factors noted above, the compensation committee determines the compensation for each executive officer other than the chief executive officer. Our board of directors discusses the compensation committee’s recommendations and ultimately approves the compensation of our chief executive officer without the chief executive officer and chief financial officer present.

Annual base salary

Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions and has been established by our board of directors taking into account each individual’s role, responsibilities, skills, and experience. Base salaries for our named executive officers are reviewed annually by our compensation committee, typically in connection with our annual performance review process, and adjusted from time to time, based on the recommendation of the compensation committee, to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. The base salary of each named executive officer is noted below for fiscal 2022:

2022 Base
Name	Salary
Michael Cammarata	$1,050,000
John S. Wirt	$600,000
Toni Rinow	$338,602

Mr. Weaver did not earn a base salary as he provided services as Interim Chief Financial Officer pursuant to an independent contractor agreement, as discussed further below.

Bonuses

For the year ended March 31, 2022, Mr. Cammarata was awarded an annual bonus of $750,000. No annual bonuses were paid to our other named executive officers and, except as discussed below, none of our named executive officers received any non-equity incentive compensation.

On September 9, 2021, our board of directors approved the payment to Mr. Cammarata of  a cash retention bonus of $750,000 for fiscal year 2022.

Long-term equity incentives

Our equity grant program is intended to align the interests of our named executive officers with those of our shareholders and to motivate them to make important contributions to our performance. In fiscal 2022, we did not grant any long-term equity incentive awards to our named executive officers, with the exception of inducement grants.

Employment and Severance Agreements

Michael Cammarata

The Company entered into an agreement with Mr. Cammarata on July 8, 2019 in connection with his appointment as the President and Chief Executive Officer of the Company (the “Cammarata Employment Agreement”). The Cammarata Employment Agreement provided for an initial annual base salary of $1 million, an annual target bonus opportunity of at least 75% of his base salary, inducement equity incentive awards granted in the form of options and restricted share units, and a one-time cash award of $15 million payable only when the Corporation’s United States market capitalization based on the 30 day volume weighted average trading price of the Common Shares on Nasdaq is at least $1 billion (the “LTIP Award”). His employment agreement contains a 12 month post-employment non-compete covenant and 18 month post-employment customer and employee non-solicit covenants.

The Cammarata Employment Agreement further provides that the Company must maintain certain levels of directors’ and officers’ liability insurance. For fiscal 2020 and 2021, in light of the expense associated with obtaining this coverage, Mr. Cammarata received (i) in fiscal 2020, $1.5 million in cash and 49,954 RSUs, each representing a right to receive one (1) Common Share, and 47,094 options to purchase Common Shares of the Corporation, and (ii) in fiscal 2021, 87,290 RSUs. Mr. Cammarata and the Company signed an amendment to the Cammarata Employment Agreement providing that Mr. Cammarata shall be issued an aggregate of 523,740 RSUs, including the 87,290 RSUs issued in fiscal 2021, in connection with this requirement. Subsequent to the end of fiscal 2021, the Company obtained the required directors’ and officers’ liability coverage.

Mr. Cammarata’s employment may be terminated at any time and for any reason. If Mr. Cammarata’s employment is terminated by the Company without Cause or by Mr. Cammarata for Good Reason, as those terms are defined in the Cammarata Employment Agreement, Mr. Cammarata will, subject to certain conditions, be entitled to (a) an amount equal to (i) 18 months of his then-current base salary; and (ii) one-half times his then current target bonus, payable in substantially equal installments for 18 months, (b) a pro-rated bonus equal to the then-current target bonus for the year in which Mr. Cammarata’s employment was terminated, (c) a lump-sum payment equal to 18 months’ premiums for health coverage, (d) the continued vesting of all of Mr. Cammarata’s unvested equity awards for 18 months and the continued exercisability of all stock options for the remainder of their full term, and (e) continued eligibility for the LTIP Award for 18 months following the date of termination if the conditions of such LTIP Award is met in such period.

Upon a Change in Control (as such term is defined in the Equity Incentive Plan), Mr. Cammarata will be entitled to (a) payment of the LTIP award, if the condition to such award has been met based on the implied valuation under the Change in Control Transaction, and (b) (i) vesting of all unvested equity awards, and (ii) all stock options that have vested shall remain exercisable for the remainder of their full term, in any event only for equity awards that constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended if the Change of Control constitutes a “change of control event” within the meaning of Treasury Regulation section 1.409A-3(i)(5)(i). In the event Mr. Cammarata’s employment is terminated within 24 months following a Change in Control (as defined in the Equity Incentive Plan), Mr. Cammarata will be entitled to (a) an amount equal to the sum of (i) 24 months of his then-current base salary, (ii) two (2) times his then-current target bonus, and (iii) a pro-rated bonus equal to the then current target bonus for the year in which he is terminated, payable as a lump sum, and (b) a lump-sum payment equal to 18 months’ premiums for health coverage.

Randy Weaver

The Company entered into an interim services agreement with CSuite Financial Partners (“CSuite”) on September 23, 2021 (the “Weaver Services Agreement”), pursuant to which Mr. Weaver, a resource of CSuite, was engaged as Interim Chief Financial Officer of the Company. The Weaver Services Agreement provided that CSuite would be paid a monthly fee of $40,000 for the services, and that the Weaver Services Agreement could be terminated upon at least five days’ written notice. Mr. Weaver’s services were terminated as of July 25, 2022.

John S. Wirt

The Company entered into an agreement with Mr. Wirt on August 10, 2021 in connection with his appointment as Executive Vice President, Legal & Business Affairs (Chief Legal Officer and General Counsel) (the “Wirt Employment Agreement”). The Wirt Employment Agreement provided for an initial annual base salary of $600,000, an annual target bonus opportunity of approximately 75% of his base salary, subject to targets set by the board of directors, and an inducement grant of options to purchase 85,715 common shares of the Company. His employment agreement contains a 12 month post-employment non-compete and customer and employee non-solicit covenants.

Mr. Wirt’s employment may be terminated at any time and for any reason. If Mr. Wirt’s employment is terminated by the Company without Cause, as that term is defined in the Wirt Employment Agreement, Mr. Wirt will, subject to certain conditions, be entitled to (a) an amount equal to (i) 12 months of his then-current base salary; and (ii) any unpaid bonus for the immediately prior year, based on actual performance and payable when others are paid, and (b) reimbursement of COBRA premiums for health coverage. Upon a termination in anticipation of or on or following a “Change in Control”, Mr. Wirt will be entitled to 18 months of his then-current base salary.

Toni Rinow

Effective as of November 15, 2021, we entered into a separation agreement (the “Separation Agreement”) with Dr. Rinow in connection with her departure from the Company in her role as Chief Operating Officer of the Company. Pursuant to the Separation Agreement, Dr. Rinow was entitled to receive (i) an amount equal to 26 weeks of her base salary, payable as salary continuation over such period, (ii) reimbursement of the cost of private benefits coverage up to the earlier of 26 weeks or upon her acceptance of employment with another company and (iii) all accrued salary and vacation days. The Separation Agreement also contains a reaffirmation of Dr. Rinow’s confidentiality and non-solicitation obligations to the Company and a general release of claims by Dr. Rinow.

Outstanding Equity Awards at Fiscal Year End

The following table presents information regarding all outstanding common share awards and options to purchase common shares held by each of our named executive officers as of March 31, 2022.

	Option awards							Share awards
									Market
					Number of			Number of	value of
			Number of	Number of	securities			shares or	shares or
			securities	securities	underlying	Option		units of	units of
			underlying	underlying	unexercised	exercise		stock that	stock that
			unexercised	unexercised	unearned	price per	Option	have not	have not
			options (#)	options (#)	options	share	expiration	vested	vested(1)
Name	Grant Date		exercisable	unexercisable	(#)	($)	date	(#)	($)
Michael Cammarata	7/8/2019	(2)	5,239	477		155.05	7/8/2029	—	—
	7/8/2019	(3)	21,429	—	235,715	155.05	7/8/2029	—	—
	7/8/2019	(2)	—	—	—	—	—	6,667	51,336
	12/16/2020	(2)	20,674	26,163	—	55.65	12/16/2030	—	—
Randy Weaver	2/14/2022	(4)	—	14,286	28,572	10.50	2/14/2027	—	—
John S. Wirt	8/13/2021	(5)	28,572	57,143	—	25.55	8/13/2026	—	—

(1)	Represents the market value of the unvested shares underlying the share awards as of March 31, 2022, based on the closing price of our common shares on such date, as reported on Nasdaq, which was $7.70 per share. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the share awards or the sale of the common shares underlying such share awards.
(2)	Vests in equal monthly installments over three years, subject to the terms, conditions and restrictions of the award agreement governing the grant.
(3)	Vest in accordance with market-based performance criteria, subject to the terms, conditions and restrictions of the award agreement governing the grant.
(4)	Vests (i) as to 14,286 common share options, in three equal annual installments over three years, and (ii) as to the remaining 28,572 common share options, following the achievement of certain performance criteria, each subject to the terms, conditions and restrictions of the award agreement governing the grants. The grant was canceled following Mr. Weaver’s separation from the Company.
(5)	Vests in equal annual installments over three years, with the first tranche vesting on the date of grant, subject to the terms, conditions and restrictions of the award agreement governing the grant.

Non-Employee Director Compensation

Effective July 21, 2021, our board of directors approved an amended non-employee director compensation policy. Pursuant to such policy, our non-employee directors were paid the following amounts for the year ended March 31, 2022 (prorated for service for a partial year): (i) CDN$100,000 per year to the chairperson of the board; (ii) CDN$50,000 per year to each other non-employee director;

(iii) an additional CDN$10,000 per year to the chairperson of the each committee (other than the Audit Committee); (iv) an additional CDN$25,000 per year to the chairperson of the audit committee; and (iv) an additional CDN$10,000 per year to each member of a committee (per committee).

The following table sets forth summary information concerning compensation paid or accrued to the members of our Board of Directors for services rendered to us for the fiscal year ended March 31, 2022.

	Fees
	Earned
	or Paid	Option	Stock	All Other
	in Cash	Awards	Awards	Compensation	Total
Name(1)	($)	($)(2)	($)(2)(3)	($)	($)
Joseph Buaron	67,830	—	18,841	—	86,671
Michael De Geus	35,910	—	18,841	—	54,751
Ronald Denis	60,648	—	—	—	60,648
John Moretz(4)	127,680	—	—	—	127,680
Jane Pemberton(5)	21,945	—	—	—	21,945
Frank Rochon(5)	34,912	—	—	—	34,912
Richard Schottenfeld(6)	7,980	—	—	—	7,980
Julie Phillips(7)	61,845	15,329	18,841	—	96,015

(1)

Michael Cammarata, our President and Chief Executive Officer and one of our named executive officers, is not included in this table as he is an employee of ours and therefore receives no compensation for his service as a director. Mr. Cammarata’s compensation is included in the section entitled “Summary Compensation Table” of this prospectus above. Philip Sanford joined our board of directors on May 19, 2022 and is therefore excluded from this table as he did not serve on our board of directors during fiscal 2022.

(2)

The amounts in these columns represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to our consolidated financial statements included in this prospectus. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the awards or the sale of the common shares underlying such awards.

(3)	Represents grants of deferred share units awarded on November 26, 2021 that vest in four equal tranches until August 26, 2022.
(4)	Mr. Moretz resigned from our board of directors on February 10, 2022.
(5)	Ms. Pemberton and Mr. Rochon ceased to be directors as of the 2021 annual shareholder meeting.
(6)	Mr. Schottenfeld resigned from our board of directors on May 17, 2021.
(7)	Ms. Phillips was elected to our board of directors at the 2021 annual shareholder meeting and was named Chair of the board of directors on February 10, 2022.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve, or have served during the last fiscal year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on our compensation committee.

DESCRIPTION OF THE REGISTRANT’S SECURITIES TO BE REGISTERED

Description of Common Shares, Preferred Shares and Warrants

The authorized share capital of the Company is comprised of an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in one or more series. As permitted by the by-laws, in accordance with its articles of incorporation, the Company created the “Series A Preferred Shares”, which are non-voting shares. The Company is offering an aggregate of up to 12,068,966 Common Shares and up to 12,068,966 Common Warrants. We are also offering up 12,068,966 to Pre-Funded Warrants to those purchasers whose purchase of Common Shares in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Shares, or as such purchaser shall otherwise elect, following the consummation of this offering in lieu of the Common Shares that would result in such excess ownership.

Common Shares

Voting Rights

Each Common Share entitles its holder to receive notice of, and to attend and vote at, all annual or special meetings of the shareholders of the Company. Each Common Share entitles its holder to one vote at any meeting of the shareholders, other than meetings at which only the holders of a particular class or series of shares are entitled to vote due to statutory provisions or the specific attributes of this class or series.

Dividends

Subject to the prior rights of the holders of Preferred Shares ranking before the Common Share as to dividends, the holders of Common Shares are entitled to receive dividends as declared by the board of directors of the Company from the Company’s funds that are duly available for the payment of dividends.

Winding-up and Dissolution

In the event of the Company’s voluntary or involuntary winding-up or dissolution, or any other distribution of the Company’s assets among its shareholders for the purposes of winding up its affairs, the holders of Common Shares shall be entitled to receive, after payment by the Company to the holders of Preferred Shares ranking prior to Common Shares regarding the distribution of the Company’s assets in the case of winding-up or dissolution, share for share, the remainder of the property of the Company, with neither preference nor distinction.

The foregoing description of the terms of the Common Shares does not purport to be complete and is subject to and qualified in its entirety by reference to the articles and general by-laws of the Company, each of which is attached hereto as an exhibit.

Preferred Shares

The Preferred Shares carry no voting rights. Preferred Shares may be issued at any time, in one or more series. The Company’s board of directors has the power to set the number of Preferred Shares and the consideration per share, as well as to determine the provisions attaching to each series of Preferred Shares (including dividends, redemption rights and conversion rights, where applicable). The shares in each series of Preferred Shares rank prior to the Common Shares of the Company with regard to payment of dividends, reimbursement of capital and division of assets in the event of the Company winding-up or dissolution. The holders of Preferred Shares shall not be entitled to receive notice of, or to attend or vote at the meetings of the shareholders, except: (i) in the event of a separate meeting or vote by class or by series as specified by law, (ii) where entitled to vote by class or series on amendments to the attributes attaching to the class or series, or (iii) where applicable, in the event of the Company’s omission to pay the number of periodical dividends, whether consecutive or not, as applicable to any series.

The board of directors of the Company has passed a by-law creating the Series A Preferred Shares. Series A Preferred Shares may be issued only as part of an acquisition by the Company of other companies or material assets. Series A Preferred Shares are non-voting, and entitle holders thereof to a fixed, preferential and non-cumulative annual dividend of 5% of the amount paid for the said shares.

As of the date of this prospectus, there are no Preferred Shares outstanding.

The foregoing description of the terms of the Preferred Shares does not purport to be complete and is subject to and qualified in its entirety by reference to the articles and general by-laws of the Company, each of which is attached hereto as an exhibit.

Pre-Funded Warrants

The Pre-Funded Warrants issued under the offering will be issued in certificated form. The following description is subject to the detailed provisions of the form of certificate for the Pre-Funded Warrants (the “Pre-Funded Warrant Certificate”). Reference should be made to the Pre-Funded Warrant Certificate for the full text of attributes of the Pre-Funded Warrants.

Each whole Pre-Funded Warrant will entitle the holder to acquire, subject to adjustment as summarized below, one Pre-Funded Warrant Share at any time until the Pre-Funded Warrants are exercised in full. The exercise price will be pre-funded except for a nominal exercise price of US$0.0001 per Pre-Funded Warrant. The Pre-Funded Warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to the Company a duly executed notice of exercise, thereby canceling all or a portion of such holder’s Pre-Funded Warrants. The Pre-Funded Warrants may be exercised on a “net” or “cashless” basis at any time.

The Pre-Funded Warrant Certificate will provide that the number of underlying Pre-Funded Warrant Shares and exercise price of the Pre-Funded Warrants will be subject to adjustment in the event of certain share dividends or distributions or of a subdivision or consolidation of the common shares or similar events.

The Pre-Funded Warrant Certificate will also provide that, during the period in which the Pre-Funded Warrants are exercisable, it will give notice to holders of Pre-Funded Warrants of certain stated events, at least 5 days prior to the record date or effective date, as the case may be, of such events.

In connection with certain specified mergers, sales, business combinations, recapitalizations or similar events (a “Fundamental Transaction”), holders of the Pre-Funded Warrants will have the right to receive, upon exercise, the same consideration as holders of common shares in respect of the Pre-Funded Warrant Shares that would be issuable upon exercise of the Pre-Funded Warrants immediately prior to such Fundamental Transaction, in addition to any additional consideration receivable by holders of common shares in connection with such Fundamental Transaction.

There is currently no market through which the Pre-Funded Warrants may be sold, and Purchasers may not be able to resell the Pre-Funded Warrants purchased under this prospectus supplement. The Pre-Funded Warrant Certificate will also contain restrictions on the number of Pre-Funded Warrant Shares that may be acquired by the holder of Pre-Funded Warrants upon any exercise of the Pre-Funded Warrants that would result in the holder and its affiliates holding in excess of 9.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon exercise of such Pre-Funded Warrants, which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. No fractional Pre-Funded Warrant Shares will be issuable upon the exercise of any Pre-Funded Warrants. Holders of Pre-Funded Warrants will not have any voting or pre-emptive rights or any other rights which a holder of common shares would have, except as set forth in the Pre-Funded Warrants.

Common Warrants

The following is a summary of certain terms and provisions of the Common Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Common Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Common Warrant for a complete description of the terms and conditions of the Common Warrants.

Duration and Exercise Price

Each Common Warrant offered hereby will have an exercise price equal to $0.33 per Common Share. The Common Warrants will be immediately exercisable and may be exercised until the five-year anniversary of the issuance date. The exercise price and number of Common Shares upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Common Shares and the exercise price. The Common Warrants will be issued separately from the Common Shares or Pre-Funded Warrants, respectively, and may be transferred separately immediately thereafter. Common Warrants will be issued in certificated form only.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Common Warrants to the extent that the holder would own more than 4.99% of the outstanding Common Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Common Warrants up to 9.99% of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants.

Cashless Exercise

If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance of the Common Shares underlying the Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the Common Warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Common Warrants and generally including any merger or consolidation with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our Common Shares, then upon any subsequent exercise of a Common Warrant, the holder will have the right to receive as alternative consideration, for each share of our Common Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of Common Shares of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of Common Shares for which the Common Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Common Warrants have the right to require us or a successor entity to redeem the Common Warrants for cash in the amount of the Black-Scholes Value (as defined in each Common Warrant) of the remaining unexercised portion of the Common Warrants on the date of the consummation of such fundamental transaction, concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the Common Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrant that is being offered and paid to the holders of our Common Shares in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our Common Shares are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional Common Shares will be issued upon the exercise of the Common Warrants. Rather, the number of Common Shares to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Right as a Shareholder

Except as otherwise provided in the Common Warrants or by virtue of the holder’s ownership of Common Shares, such holder of Common Warrants does not have the rights or privileges of a holder of our Common Shares, including any voting rights, until such holder exercises such holder’s Common Warrants.

Waivers and Amendments

No term of the Common Warrants may be amended or waived without the written consent of each holder of the Common Warrants purchased in this offering.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per Common Share equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of Common Shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Common Shares and the exercise price. Subject to the rules and regulations of the applicable trading market, we may at any time during the term of the Pre-Funded Warrant, subject to the prior written consent of the holders, reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding Common Shares.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the Pre-Funded Warrants.

Fractional Shares

No fractional Common Shares will be issued upon the exercise of the Pre-Funded Warrants. Rather, at the Company’s election, the number of Common Shares to be issued will be rounded up to the nearest whole number or the Company will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Right as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of Common Shares, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Shares, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants will provide that holders have the right to participate in distributions or dividends paid on our Common Shares.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding securities, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of securities, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction on a net exercise basis.

Amendment to Outstanding Common Warrants

In connection with this offering, we have agreed to amend the terms of common warrants previously issued to certain investors in 2022, that are also participating in this offering, to reduce the exercise price of such warrants to $0.33 and to extend the term during which those warrants could remain exercisable until five years following the closing of the offering, with the exception of warrants to purchase up to 972,763 common shares which will expire on June 23, 2029 as currently contemplated (unless such warrants expire later than such date). The following outstanding common warrants to purchase Common Shares are to be amended in connection with the closing of the current offering: (i) warrants to purchase 714,286 Common Shares issued on March 14, 2022, exercisable at a price of $11.20 per share, which expire on September 14, 2027; (ii) warrants to purchase 714,286 Common Shares issued on March 14, 2022, exercisable at a price of $11.20 per share, which expire on September 14, 2023; (iii) warrants to purchase 771,556 Common Shares issued on June 23, 2022, exercisable at a price of $2.32 per share, which expire on June 23, 2027; (iv) warrants to purchase 972,763 Common Shares issued on June 23, 2022, exercisable at a price of $2.32 per share, which expire on June 23, 2029; (v) warrants to purchase 972,763 Common Shares issued on June 23, 2022, exercisable at a price of $2.32 per share, which expire on June 24, 2024; and (vi) warrants to purchase 4,278,076 Common Shares issued on October 11, 2022, exercisable at a price of $1.62 per share, which expire on October 11, 2027.

Listing of Securities

Our Common Shares are listed on the Nasdaq under the symbol “NEPT.”  There is no trading market available for the Common Warrants or Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Common Warrants or Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Transfer Agent

The transfer agent for our Common Shares is Computershare Investor Services Inc.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the principal Canadian federal income tax consequences applicable to the acquisition, holding, and disposition of Common Shares (including a Common Share issued on the exercise of a Common Warrant or a Pre-Funded Warrant), Common Warrants, and Pre-Funded Warrants by a holder who (1) is not, and is not deemed to be, a resident of Canada for the purposes of the Income Tax Act (Canada) (the "Tax Act"), (2) deals at arm’s length with the Company and is not affiliated with the Company in each case for purpose of the Tax Act, (3) holds and beneficially owns such Common Shares, Common Warrants or Pre-Funded Warrants solely as capital property, (4) does not use or hold, and is not deemed to use or hold, the Common Shares, Common Warrants or Pre-Funded Warrants in connection with a business carried on, or deemed to be carried on, in Canada, and (5) for purposes of the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), is a resident of the U.S., has never been a resident of Canada, does not have an has not had, at any time, a permanent establishment or fixed base in Canada, and is a qualifying person or otherwise qualifies for the full benefits of the Canada-U.S. Tax convention and (6) has not acquired such Common Shares, Common Warrants or Pre-Funded Warrants in a transaction or transactions considered to be an adventure in the nature of trade, referred to in this summary as a "U.S. Holder".

This summary is not applicable to a U.S. Holder that is (i) an insurer carrying on an insurance business in Canada and elsewhere, or (ii) an “authorized foreign bank” (as defined in the Tax Act) or (iii) another U.S. Holder of special status.  Such U.S. Holders should consult their own Tax Advisors.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, all amendments thereto publicly proposed by the government of Canada, the published administrative practices of the Canada Revenue Agency, and the current provisions of the Canada-U.S. Tax Convention. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign (including without limitation, any United States) tax law or treaty. It has been assumed that all currently proposed amendments will be enacted substantially as proposed and that there is no other relevant change in any governing law or practice, although no assurance can be given in these respects.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular purchaser, and no representations with respect to the income tax consequences to any purchaser are made.  Prospective purchasers should consult their own tax advisors for advice with respect to the tax consequences to them or acquiring Common Shares, Common Warrants or Pre-Funded Warrants pursuant to this offering having regard to their particular circumstances.

Each U.S. Holder is advised to obtain tax and legal advice applicable to such U.S. Holder’s particular circumstances.

Currency Conversion

In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares, Common Warrants, and Pre-Funded Warrants must be converted into Canadian dollars based on the applicable exchange rate quoted by the Bank of Canada for the relevant day or such other rate of exchange that is acceptable to the Canada Revenue Agency.

Allocation of Cost for Common Shares and Common Warrants

A U.S. Holder who acquires Common Shares and Common Warrants pursuant to this Offering will be required to allocate the price paid for a Common Share and Warrant on a reasonable basis between the Common Share and the Common Warrant in order to determine their respective costs to such U.S. Holder for the purposes of the Tax Act.

For our purposes, we intend to allocate $0.3299 to each Common Share and $0.0001 to each Common Warrant that is being sold in combination with a Common Share based on a combined public offering price of $0.33 and believe that such allocation is reasonable. The Company's allocation, however, is not binding on the Canada Revenue Agency or on a U.S. Holder.

No gain or loss will be realized by a U.S. Holder of a Common Warrant upon the exercise of such Common Warrant. When a Common Warrant is exercised, the U.S. Holder’s cost of the Common Share acquired thereby will be equal to the adjusted cost base of the Common Warrant to such U.S. Holder, plus the amount paid on the exercise of the Common Warrant.

The adjusted cost base to a U.S. Holder of each Common Share (including a Common Share acquired on the exercise of a Common Warrant) acquired pursuant to this Offering will be determined by averaging the cost of such Common Share with the adjusted cost base to such U.S. Holder of all other Common Shares (if any) held by the U.S. Holder as capital property immediately prior to the acquisition.

Allocation of Cost for Pre-Funded Warrants and Common Warrants

A U.S. Holder who acquires Pre-Funded Warrants and Common Warrants pursuant to this Offering will be required to allocate the price paid for a Pre-Funded Warrant and Common Warrant on a reasonable basis between the Pre-Funded Warrant and the Common Warrant in order to determine their respective costs to such U.S. Holder for the purposes of the Tax Act.

For our purposes, we intend to allocate $0.3299 to each Pre-Funded Warrant and $0.0001 to each Common Warrant that is being sold in combination with a Pre-Funded Warrant based on a combined public offering price of $0.33 and believe that such allocation is reasonable. The Company's allocation, however, is not binding on the Canada Revenue Agency or on a U.S. Holder.

No gain or loss will be realized by a U.S. Holder of a Pre-Funded Warrant upon the exercise of such Pre-Funded Warrant. When a Pre-Funded Warrant is exercised, the U.S. Holder’s cost of the Common Share acquired thereby will be equal to the adjusted cost base of the Pre-Funded Warrant to such U.S. Holder, plus the amount paid on the exercise of the Pre-Funded Warrant.

The adjusted cost base to a U.S. Holder of each Common Share acquired on the exercise of a Pre-Funded Warrant acquired pursuant to this Offering will be determined by averaging the cost of such Common Share with the adjusted cost base to such U.S. Holder of all other Common Shares (if any) held by the U.S. Holder as capital property immediately prior to the acquisition.

For the income tax consequences of the exercise of a Common Warrant, see “Allocation of Cost for Common Shares and Common Warrants” above.

Dividends

Every U.S. Holder is liable to pay a Canadian withholding tax on every dividend that is or is deemed to be paid or credited to the U.S. Holder on the U.S. Holder’s Common Shares. The statutory rate of withholding tax is 25% of the gross amount of the dividend paid. The Canada-U.S. Tax Convention reduces the statutory rate with respect to dividends paid to a U.S. Holder, if that U.S. Holder is a resident of the U.S. for purposes of, and is eligible for and entitled to benefits under, the Canada-U.S. Tax Convention. Where applicable, the rate of withholding tax is generally reduced under the Canada-U.S. Tax Convention to 15% of the gross amount of the dividend if the recipient of the dividend is a resident of the U.S. for purposes of, and is eligible for and entitled to benefits under, the Canada-U.S. Tax Convention and is the beneficial owner of the dividend. If the U.S. Holder is a company that is a resident of the U.S. for purposes of, and is eligible for and entitled to benefits under, the Canada-U.S. Tax Convention, and that owns at least 10% of the voting stock of the Company and beneficially owns the dividend, the rate of withholding tax is 5% for dividends paid or credited to such corporate U.S. Holder. The Company is required to withhold the applicable tax from the dividend payable to the U.S. Holder, and to remit the tax to the Receiver General of Canada for the account of the U.S. Holder.

Disposition of Common Shares, Common Warrants or Pre-Funded Warrants

A U.S. Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a Common Share (including a Common Share issued on the exercise of a Common Warrant or a Pre-Funded Warrant), Common Warrant or Pre- Funded Warrant unless such securities constitute "taxable Canadian property" of the U.S. Holder for purposes of the Tax Act and the gain is not exempt from tax pursuant to the terms of the Canada-U.S. Tax Convention.

Provided that the Common Shares are listed on a “designated stock exchange” for purposes of the Tax Act at the time of disposition (which currently includes Nasdaq), the Common Shares, Common Warrants and Pre-Funded Warrants generally will not constitute “taxable Canadian property” of a U.S. Holder, unless at any time during the 60 month period immediately preceding the disposition: (i) the U.S. Holder, persons with whom the U.S. Holder did not deal at “arm’s length” for the purposes of the Tax Act, partnerships in which the U.S. Holder or a person with whom the U.S. Holder did not deal at “arm’s length” for the purposes of the Tax Act holds a membership interest directly or indirectly through one or more partnerships, or the U.S. Holder together with all such persons, owned 25% or more of the issued shares of any class of the Company and; (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act), or options in respect of, or interests in, or for civil law rights in, such property whether or not such property exists. Notwithstanding the foregoing, the Common Shares,

Common Warrants and Pre-Funded Warrants may otherwise in certain circumstances be deemed to be taxable Canadian property to a U.S. Holder for the purposes of the Tax Act.

Even if a Common Share, Common Warrant or Pre-Funded Warrant is considered to be “taxable Canadian property” to a U.S. Holder, the U.S. Holder may be exempt from tax under the Tax Act if such securities are “treaty-protected property” for the purposes of the Tax Act. Common Shares, Common Warrants or Pre-Funded Warrants owned by a U.S. Holder will generally be “treaty-protected property” if the gain from the disposition of such securities would, because of the Canada-U.S. Tax Convention, be exempt from tax under Part I of the Tax Act.

U.S. Holders who may hold Common Shares, Common Warrants or Pre-Funded Warrants as “taxable Canadian property” should consult their own tax advisors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of Common Shares, Common Units and Pre-Funded Units (such Common Units and Pre-Funded Units, collectively, “Units”) acquired pursuant to this offering and exercise, disposition, and lapse of Pre-Funded Warrants or Common Warrants acquired pursuant to this offering, and the acquisition, ownership, and disposition of the Common Shares received upon exercise of such Pre-Funded Warrants or Common Warrants, as the case may be (the “Warrant Shares”). The term “securities” as used in this summary includes the Units, Common Shares, Pre-Funded Warrants, Common Warrants, and Warrant Shares, as applicable.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition of securities pursuant to this offering. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. This summary does not address the U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of the securities. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of the securities.

No opinion from legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax considerations applicable to U.S. Holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed) promulgated under the Code, published rulings of the IRS, published administrative positions of the IRS and U.S. court decisions, that are in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of the securities acquired pursuant to this offering that is for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;
●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;
●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are brokers or dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; I own securities as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquired the securities in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold the securities other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are partnerships and other pass-through entities (and investors in such partnerships and entities); (i) are subject to special tax accounting rules; (j) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of our outstanding shares; (k) are U.S. expatriates or former long-term residents of the U.S.; or (l) are subject to taxing jurisdictions other than, or in addition to, the United States. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of the securities.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax consequences to such entity or arrangement and the owners of such entity or arrangement generally will depend on the activities of such entity or arrangement and the status of such owners. This summary does not address the tax consequences to any such entity or arrangement or owner. Owners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of the securities.

U.S. Federal Income Tax Consequences of the Acquisition of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a Unit or instruments similar to a Unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a Unit should be treated for U.S. federal income tax purposes as the acquisition of a Common Share and a Common Warrant (in the case of a Common Unit) or a Common Warrant and a Pre-Funded Warrant (in the case of a Pre-Funded Unit). The purchase price for each Unit will be allocated between a Common Share and a Common Warrant (in the case of a Common Unit) or a Common Warrant and a Pre-Funded Warrant (in the case of a Pre-Funded Unit) in proportion to their relative fair market values at the time such securities are issued to the U.S. Holder. Each investor must make his or her own determination of such value based on all the relevant facts and circumstances. This allocation of the purchase price for each such Unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the Common Share and a Common Warrant (in the case of a Common Unit) or a Common Warrant and a Pre-Funded Warrant (in the case of a Pre-Funded Unit) that comprise each such type of Unit. Any disposition of a Unit should be treated for U.S. federal income tax purposes as a disposition of a Common Share and a Common Warrant (in the case of a Common Unit) or a Common Warrant and a Pre-Funded Warrant (in the case of a Pre-Funded Unit) and the amount realized on the disposition should be allocated between the Common Share and the Common Warrant (in the case of a Common Unit) or the Common Warrant and the Pre-Funded Warrant (in the case of a Pre-

Funded Unit) based on their respective relative fair market values at the time of disposition (as determined by each such Unit holder based on all relevant facts and circumstances).

The foregoing treatment of the Unit and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a Unit (including alternative characterizations of a Unit). The balance of this discussion assumes that the characterization of the Units described above is respected for U.S. federal income tax purposes.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, we believe a Pre-Funded Warrant should be treated as a separate class of common shares for U.S. federal income tax purposes and a U.S. Holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of Common Shares except as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the Warrant Shares received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the Warrant Shares received upon exercise, increased by the exercise price of US$0.0001 per share. However, such characterization is not binding on the IRS, and the IRS may treat the Pre-Funded Warrant as warrants to acquire Common Shares. If so, the amount and character of a U.S. Holder’s gain with respect to an investment in Pre-Funded Warrant could change, and a U.S. Holder may not be entitled to make the “QEF Election” or “Mark-to-Market Election” described below to mitigate PFIC consequences in the event that we are classified as a PFIC. Accordingly, each U.S. Holder should consult its own tax advisor regarding the risks associated with the acquisition of a Pre-Funded Warrant pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Passive Foreign Investment Company Rules

If we are considered a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) at any time during a U.S. Holder’s holding period, the following sections will generally describe the potentially adverse U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of the securities.

In any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

We generally will be a PFIC for any tax year in which (a) 75% or more of our gross income for such tax year is passive income (the “PFIC income test”) or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by us from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if we are a PFIC, U.S. Holders will be deemed to own their proportionate share of any of our subsidiaries which is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax under the “Default PFIC

Rules Under Section 1291 of the Code” discussed below on their proportionate share of any (i) distribution on the shares of a Subsidiary PFIC and (ii) disposition or deemed disposition of shares of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of the securities are made. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of the securities.

Based on our current operations, income, assets and certain estimates and projections, including as to the relative values of our assets, including goodwill, which is based on the expected price of our Common Shares, we believe that we were not a PFIC for the taxable year ended March 31, 2022. The determination of our status as a PFIC for the taxable year ending March 31, 2023 cannot be made at this time. The determination of PFIC status for any year is very fact specific, being based on the types of income we earn and the types and value of our assets from time to time, all of which are subject to change, as well as, in part, the application of complex U.S. federal income tax rules, which are subject to differing interpretations. As a result, there can be no assurance in this regard, and the IRS may challenge our classification. Accordingly, it is possible that we may be classified as a PFIC in a past year, in the current taxable year, or in future years. If we are classified as a PFIC in any year during which a U.S. Holder holds the securities, we generally will continue to be treated as a PFIC as to such U.S. Holder in all succeeding years, regardless of whether we continue to meet the PFIC income test or PFIC asset test discussed above.

Default PFIC Rules Under Section 1291 of the Code

If we are a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of the securities will depend on whether such U.S. Holder makes a “qualified electing fund” or “QEF” election (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to the Common Shares, Pre-Funded Warrants, or the Warrant Shares. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election (a “Non-Electing U.S. Holder”) will be taxable as described below.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of the securities and (b) any excess distribution received on the securities. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the securities, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of the securities of a PFIC (including an indirect disposition of shares of a Subsidiary PFIC), and any excess distribution received on such securities (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the securities. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferential tax rates, as discussed below). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If we are a PFIC for any tax year during which a Non-Electing U.S. Holder holds the securities, it will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether it ceases to be a PFIC in one or more subsequent tax years. If we cease to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to the Common Shares, Pre-Funded Warrants, and Warrant Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code as discussed above) as if such securities were sold on the last day of the last tax year for which we were a PFIC. No such election, however, may be made with respect to the Common Warrants.

Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant, or other right to acquire stock of a PFIC (such as the Common Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. Under rules described below, the holding period for the Warrant Shares will begin on the date a U.S. Holder acquires the related Common Warrant. This will impact the availability of the QEF Election and Mark-to-Market Election with respect to the Warrant Shares. Thus, a U.S. Holder will have to account for the Warrant Shares, Common Shares and Pre-Funded Warrants under the PFIC rules and the applicable elections differently.

QEF Election

A U.S. Holder that makes a QEF Election for the first tax year in which its holding period of its Common Shares or Pre-Funded Warrants begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Common Shares or Pre-Funded Warrants. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) our net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) our ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which we are a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by us. However, for any tax year in which we are a PFIC and have no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely QEF Election generally (a) may receive a tax-free distribution from us to the extent that such distribution represents “earnings and profits” that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares or Pre-Funded Warrants to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares or Pre-Funded Warrant.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” for purposes of avoiding the default PFIC rules discussed above if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Common Shares or Pre-Funded Warrants in which we were a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which we are not a PFIC. Accordingly, if we become a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which we qualify as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as the Common Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. However, a U.S. Holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right to acquire PFIC stock. In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, under the proposed Treasury Regulations, if a U.S. Holder of the Common Shares or Pre-Funded Warrants makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to Warrant Shares and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder’s Warrant Shares. However, a U.S. Holder of Warrant Shares should be eligible to make a timely QEF Election if such U.S. Holder makes a “purging” or “deemed sale” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Warrant Shares were sold for fair market value. As a result of the “purging” or “deemed sale” election, the U.S. Holder will have a new basis and holding period in the Warrant Shares acquired upon the exercise of the Warrants for purposes of the PFIC rules. In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the Common Warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above. Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules to the securities.

Upon the exercise of a Pre-Funded Warrant, a U.S. Holder may be required to make a new QEF Election with respect to the Warrant Shares received. Each U.S. Holder should consult its own tax advisor regarding the application of the QEF Election rules to the Pre-Funded Warrants and Warrant Shares upon exercise thereof.

If we determine that we are a PFIC for this year or any future taxable year, we can make no assurances that we would provide the information necessary for U.S. Holders to make a QEF Election. U.S. Holders should consult with their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of the securities, and the availability of certain U.S. tax elections under the PFIC rules.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return. However, if we do not provide the required information with regard to us or any of our Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election with respect to the Common Shares, Pre-Funded Warrants, and Warrant Shares only if such shares are marketable stock. The Common Shares and Warrant Shares generally will be “marketable stock” if the Common Shares and Warrant Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to Section 11A of the Exchange Act or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be considered “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Provided that the Common Shares and Warrant Shares are “regularly traded” as described in the preceding sentence, such shares are expected to be marketable stock. There can be no assurance that such shares will be “regularly traded” in subsequent calendar quarters. U.S. Holders should consult their own tax advisors regarding the marketable stock rules. A Mark-to-Market Election will likely not be available with respect to the Common Warrants and Pre-Funded Warrants. Accordingly, each U.S. Holder should consult its own tax advisor regarding the availability of a Mark-to-Market Election with respect to the Common Warrants and Pre-Funded Warrants. The balance of this discussion generally assumes that a Mark-to-Market Election may be made with respect a Pre-Funded Warrant.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Common Shares, Warrant Shares or Pre-Funded Warrants generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares, Warrant Shares or Pre-Funded Warrants. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the Common Shares, Warrant Shares or Pre-Funded Warrants and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares, Warrant Shares and Pre-Funded Warrants.

Any Mark-to-Market Election made by a U.S. Holder for the Common Shares will also apply to such U.S. Holder’s Warrant Shares. As a result, if a Mark-to-Market Election has been made by a U.S. Holder with respect to its Common Shares, any Warrant Shares received will automatically be marked-to-market in the year of exercise. Because, under the proposed Treasury Regulations, a U.S. Holder’s holding period for Warrant Shares includes the period during which such U.S. Holder held the Common Warrants, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to its Warrant Shares after the beginning of such U.S. Holder’s holding period for the Warrant Shares unless the Warrant Shares are acquired in the same tax year as the year in which the U.S. Holder acquired its securities. Consequently, the default rules under Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which Warrant Shares are received. However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares, Pre-Funded Warrants, and any Warrant Shares as of the close of such tax year over (b) such U.S. Holder’s tax basis in such securities. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Common Shares, Pre-Funded Warrants, and any Warrant Shares, over (ii) the fair market value of such securities (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Common Shares, Pre-Funded Warrants, and Warrant Shares to reflect the amount included in gross income or allowed as a deduction because of such

Mark-to-Market Election. In addition, upon a sale or other taxable disposition of such securities, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return. A timely Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the securities cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Common Shares, Pre-Funded Warrants, and Warrant Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge and other income inclusion rules described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC to its shareholder.

Because the U.S. federal income tax characterization of the Pre-Funded Warrants is unclear, U.S. Holders of Pre-Funded Warrants should consult with their tax advisors as to the availability of a QEF Election or Mark-to-Market election with respect to the Pre-Funded Warrants.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of securities that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which the securities are transferred.

If finalized in their current form, the proposed Treasury Regulations applicable to PFICs would be effective for transactions occurring on or after April 1, 1992. Because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective, and there is no assurance that they will be adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of the Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions. The PFIC rules are complex, and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury Regulations which in many instances have not been promulgated and which, when promulgated, may have retroactive effect. U.S. Holders should consult their own tax advisors about the potential applicability of the proposed Treasury Regulations.

Certain additional adverse rules will apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses the securities as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such securities.

In addition, a U.S. Holder who acquires securities from a decedent will not receive a “step up” in tax basis of such securities to fair market value.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with their own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules (including the applicability and advisability of a QEF Election and Mark-to-Market Election) and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of the securities.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Common Warrants

The following discussion describes the general rules applicable to the ownership and disposition of the Common Warrants but is subject in its entirety to the special rules described above under the heading “Passive Foreign Investment Company Rules.”

Exercise of Common Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a Common Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder’s initial tax basis in the Warrant Share received on the exercise of a Common Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such Common Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Common Warrant. It is unclear whether a U.S. Holder’s holding period for the Warrant Share received on the exercise of a Common Warrant would commence on the date of exercise of the Common Warrant or the day following the date of exercise of the Common Warrant. If we are a PFIC, a U.S. Holder’s holding period for the Warrant Share for PFIC purposes will begin on the date on which such U.S. Holder acquired its Common Warrant. If the acquisition of a Pre-Funded Warrant is not treated as an acquisition of Common Shares for U.S. federal income tax purposes as described above in under the heading “Treatment of Pre-Funded Warrants”, then the foregoing rules described in this paragraph would also apply to the exercise of a Pre-Funded Warrant.

Disposition of Common Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Common Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Common Warrant sold or otherwise disposed of. Subject to the PFIC rules discussed above, any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the Common Warrant is held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Expiration of Common Warrants Without Exercise

Upon the lapse or expiration of a Common Warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the Common Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Common Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Common Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Common Warrants, or an adjustment to the exercise price of the Common Warrants, may be treated as a constructive distribution to a U.S. Holder of the Common Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the shareholders). Adjustments to the exercise price of Common Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Common Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. (See more detailed discussion of the rules applicable to distributions made by us at “— Distributions on the Common Shares, Pre-Funded Warrants, and Warrant Shares” below).

General Rules Applicable to U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of the Common Shares, Pre-Funded Warrants, and Warrant Shares

The following discussion describes the general rules applicable to the ownership and disposition of the Common Shares, Pre-Funded Warrants, and Warrant Shares, but is subject in its entirety to the special rules described above under the heading “Passive Foreign Investment Company Rules.”

Distributions on the Common Shares, Pre-Funded Warrants, and Warrant Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share,

Pre-Funded Warrant, or Warrant Share (as well as any constructive distribution on a Common Warrant as described above) will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current and accumulated “earnings and profits”, as computed under U.S. federal income tax principles. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if we are a PFIC for the tax year of such distribution or the preceding tax year. To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in such securities and thereafter as gain from the sale or exchange of such securities (see “Sale or Other Taxable Disposition of the Common Shares, Pre-Funded Warrants and Warrant Shares” below). However, we may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may be required to assume that any distribution by us with respect to such securities will constitute ordinary dividend income. Dividends received on such securities generally will not be eligible for the “dividends received deduction” generally applicable to corporations. Subject to applicable limitations and provided we are eligible for the benefits of the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended, or the Common Shares or Warrant Shares are readily tradable on a United States securities market, dividends paid by us to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that we not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of the Common Shares, Pre-Funded Warrants, and Warrant Shares

Upon the sale or other taxable disposition of the Common Shares, Pre-Funded Warrants, or Warrant Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such securities sold or otherwise disposed of. Gain or loss recognized on such sale or other taxable disposition generally will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, such securities have been held for more than one year. Preferential tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Tax Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency or on the sale, exchange or other taxable disposition of the securities generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the securities (or with respect to any constructive dividend on the Common Warrants) generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid or accrued (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Net Investment Income Tax

U.S. Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s “net investment income” generally includes, among other things, dividends and net gains from disposition of property (other than property held in the ordinary course of the conduct of a trade or business). Accordingly, dividends on and capital gain from the sale, exchange or other taxable disposition of the securities may be subject to this additional tax. U.S. Holders are urged to consult their own tax advisors regarding the additional tax on passive income.

Information Reporting; Backup Withholding Tax

Under U.S. federal income tax laws certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person. U. S. Holders may be subject to these reporting requirements unless the securities are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file IRS Form 8938.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of the securities generally may be subject to information reporting and backup withholding tax, currently at the rate of 24%, if a U.S. Holder (a) fails to furnish its correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that it has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE SECURITIES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 5, 2023, with respect to the beneficial ownership of our common shares by:

●	each of our directors;
●	each of the named executive officers;
●	all of our current directors and executive officers as a group; and
●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than five percent of our common shares.

The column entitled “Beneficial Ownership of Common Shares” is based on a total of 11,996,387 common shares outstanding as of May 5, 2023.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our Common Shares. Common shares subject to options that are currently exercisable or exercisable within 60 days of May 5, 2023 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the Common Shares beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated below, the address for each natural person listed below is care of Neptune Wellness Solutions Inc., 100-545 Promenade du Centropolis, Laval, Quebec H7T 0A3 Canada.

	Beneficial Ownership of
	Common Shares
	Number of Shares	%
Greater than 5% Shareholders:
Armistice Capital Master Fund Ltd(1)	975,295	7.8%
Sabby Volatility Warrant Master Fund, Ltd.(2)	1,095,913	8.7%
Empery Asset Management, LP(3)	989,812	7.9%
Shohaib Kassam Sumar(4)	600,000	5.0%
Named Executive Officers and Directors
Michael Cammarata(5)	530,205	4.2%
Raymond Silcock(6)	38,095	*
John S. Wirt(7)	58,100	*
Joseph Buaron(8)	2,246	*
Michael De Geus(9)	2,426	*
Ronald Denis	—	—
Julie Phillips(10)	3,306	*
Philip Sanford(11)	5,618	*
All current executive officers and directors as a group (8 persons)	608,333	4.8%

*	Denotes less than 1%.
(1)	Comprised of 975,295 common shares held directly (based upon information available to the Company as of October 31, 2022). The amounts presented exclude 5,608,375 common shares issuable upon exercise of warrants (the “Armistice Warrants”) that are currently exercisable (based upon information available to the Company as of October 31, 2022). The Armistice Warrants provide that the holder may not exercise the warrants to the extent such exercise would cause the holder, together with its affiliates, to beneficially own a number of common shares which would exceed 4.99% of the then-outstanding common shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of the Armistice Warrants which have not been exercised. The address of this entity is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor New York, NY 10022. Steven Boyd has voting and dispositive power over the securities held by Armistice Capital Master Fund Ltd.
(2)	Comprised of 1,095,913 common shares held directly (based upon information available to the Company as of January 9, 2023). The amounts presented exclude 2,910,594 common shares issuable upon exercise of warrants (the “Sabby Warrants”) that are currently exercisable (based upon information available to the Company as of January 9, 2023). The Sabby Warrants provide that the holder may not exercise the warrants to the extent such exercise would cause the holder, together with its affiliates, to beneficially own a number of common shares which would exceed 4.99% of the then-outstanding common shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of the Sabby Warrants which have not been exercised. Hal Mintz has voting and dispositive power over the securities held by Sabby Volatility Warrant Master Fund, Ltd.
(3)	Based upon information available to the Company as of October 31, 2022, comprised of (i) 624,158 common shares held by Empery Asset Master Ltd., (ii) 154,207 common shares held by Empery Tax Efficient, LP, and (iii) 211,447 common shares held by Empery Tax Efficient III, LP. The amounts presented exclude all common shares issuable upon exercise of warrants held by Empery Asset Master Ltd., Empery Tax Efficient, LP and Empery Tax Efficient III, LP, which warrants provide that the holder may not exercise the warrants to the extent such exercise would cause the holder, together with its affiliates, to beneficially own a number of common shares which would exceed 4.99% of the then-outstanding common shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of the warrants which have not been exercised. The address of these entities is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York City, NY 10020. Based upon information available to the Company as of October 31, 2022, Empery Asset Management LP is the authorized agent of each of Empery Asset Master Ltd., Empery Tax Efficient, LP and Empery Tax Efficient III, LP, has discretionary authority to vote and dispose of the securities held by each of these entities and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by each of Empery Asset Master Ltd., Empery Tax Efficient, LP and Empery Tax Efficient III, LP. Each of Empery Asset Master Ltd., Empery Tax Efficient, LP and Empery Tax Efficient III, LP, Martin Hoe and Ryan Lane disclaim any beneficial ownership of these securities.
(4)	Based upon information contained in a Schedule 13D filed with the SEC on December 27, 2022 by Mr. Shohaib Kassam Sumar. The principal business address of the investor is 13100 Rock Canyon Road, Oklahoma City, OK 73142.
(5)	Mr. Cammarata’s holdings consist of (i) 462,510 common shares held directly, and (ii) 67,695 common shares issuable pursuant to common share options that are exercisable within 60 days after May 5, 2023.
(6)	Mr. Silcock’s holdings consist of 38,095 common shares issuable pursuant to common share options that are exercisable within 60 days after May 5, 2023.
(7)	Mr. Wirt’s holdings consist of (i) 956 common shares owned by John S. Wirt IRA and (ii) 57,144 common shares issuable pursuant to common share options that are exercisable within 60 days after May 5, 2023.
(8)	Mr. Buaron’s holdings consist of (i) 1,454 common shares issuable pursuant to deferred share units that will be vested within 60 days after May 5, 2023, and (ii) 792 common shares issuable pursuant to common share options that are exercisable within 60 days after May 5, 2023.
(9)	Mr. De Geus’ holdings consist of (i) 180 common shares held directly, (ii) 1,454 common shares issuable pursuant to deferred share units that will be vested within 60 days after May 5, 2023 and (iii) 792 common shares issuable pursuant to common share options that are exercisable within 60 days after May 5, 2023.
(10)	Ms. Phillips’ holdings consist of (i) 1,793 common shares held directly, (ii) 1,036 common shares issuable pursuant to deferred share units that will be vested within 60 days after May 5, 2023 and (iii) 477 common shares issuable pursuant to common share options that are exercisable within 60 days after May 5, 2023.
(11)	Mr. Sanford’s holdings consist of 5,618 common shares held directly.

PLAN OF DISTRIBUTION

A.G.P./Alliance Global Partners, who we refer to herein as the Placement Agent, agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated May 10, 2023. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. We will enter into a securities purchase agreement directly with the investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to each investor upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about May 15, 2023.

We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof, to the extent permitted by applicable law.

Fees and Expenses

We have engaged A.G.P./Alliance Global Partners as our exclusive placement agent in connection with this offering. This offering is being conducted on a “reasonable best efforts” basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

	Per Common Share and Accompanying Common Warrant	Per Pre- Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$0.33	$0.3299	$3,999,229.36
Placement Agent fees(1)	$0.01815	$0.01814	$219,922.94
Proceeds to us, before expenses(2)	$0.31185	$0.31176	$3,779,306.42

(1)We have agreed to pay the Placement Agent a cash placement commission equal to 5.5% of the aggregate proceeds from the sale of the Common Shares and Pre-Funded Warrants sold in this offering. We have also agreed to reimburse the Placement Agent for certain expenses incurred in connection with this offering.
(2)The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the Pre-Funded Warrants or Common Warrants being issued in this offering.

We have also agreed to reimburse the Placement Agent at closing (i) for legal and other expenses incurred by them in connection with the offering in an aggregate amount up to $100,000, and (ii) non-accountable expenses payable to the Placement Agent of up to $50,000. We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses, will be approximately $385,000.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and
●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Listing

Our Common Shares are listed on The Nasdaq Capital Market under the trading symbol “NEPT.” We do not plan to list the Pre-Funded Warrants or the Common Warrants on The Nasdaq Capital Market or any other securities exchange or trading market.

Standstill

We have agreed that, subject to certain exceptions, (i) we will not conduct any issuances of our Common Shares for a period of 45 days following closing of this offering and that (ii) we will not enter into a variable rate transaction for a period of 12 months following the closing of this offering.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the Placement Agent based on the trading of our Common Shares prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the industry in which we operate, our past and present operating results, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, the previous experience of our executive officers, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Other Activities and Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Shares offered hereby, in accordance with all applicable securities laws. Any such short positions could adversely affect future trading prices of the Common Shares offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the securities purchase agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

LEGAL MATTERS

Troutman Pepper Hamilton Sanders LLP has acted as our United States counsel in connection with this offering and will pass on certain legal matters with respect to United States law in connection with this offering. Osler, Hoskin & Harcourt LLP, Canadian counsel for the Company, has passed upon the validity of the Common Shares and Warrants offered by this prospectus and certain legal matters as to Canadian law. The Placement Agent is being represented by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York in connection with this offering.

EXPERTS

KPMG, an independent registered public accounting firm, audited the consolidated financial statements of Neptune as of March 31, 2022 and for the year ended March 31, 2022, which consolidated financial statements have been included herein and in the registration statement in reliance on the report of KPMG LLP, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory paragraph that states there is substantial doubt about Neptune Wellness Solutions Inc.’s ability to continue as a going concern, including that it requires funding in the very near term in order to continue its operations and if it is unable to obtain funding in the upcoming days, it may have to liquidate its assets. The consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the going concern basis not be valid. The audit report also refers to the adoption of U.S. generally accepted accounting principles and change in its reporting currency from Canadian dollars to U.S. dollars.

The consolidated financial statements of Neptune as of March 31, 2021 and for the year ended March 31, 2021 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, predecessor independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Neptune’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), appearing elsewhere herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the Registration Statement/prospectus and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.neptunecorp.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

NEPTUNE WELLNESS SOLUTIONS INC.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Neptune Wellness Solutions Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Neptune Wellness Solutions Inc. (the Corporation) as of March 31, 2022, the related consolidated statements of loss and comprehensive loss, changes in equity, and cash flows for the year ended March 31, 2022 and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as of March 31, 2022, and the results of its operations and its cash flows for the year ended March 31, 2022, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Corporation incurred a net loss and negative cash flows from operations for the year ended March 31, 2022, had an accumulated deficit at March 31, 2022 and has no committed sources of financing available. As of the date the financial statements are authorized for issuance, the cash balance is expected to be sufficient to operate the business for only the next two to three months under the current business plan. The Corporation requires funding in the very near term in order to continue its operations. If the Corporation is unable to obtain funding in the upcoming days, it may have to liquidate its assets. These conditions cast substantial doubt about the Corporation’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Framework and Reporting Currency

As discussed in Note 2 to the consolidated financial statements, in the year ended March 31, 2022, the Corporation has retrospectively adopted U.S. generally accepted accounting principles. The financial statements were previously prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

As discussed in Note 2 to the consolidated financial statements, the Corporation has changed its reporting currency from Canadian dollars to U.S. dollars, which has been applied retrospectively.

Basis for Opinion

These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of goodwill and tradenames related to Sprout

As discussed in note 9 to the consolidated financial statements, the Corporation’s tradenames intangible asset balance was $19,272,574 and the goodwill balance was $19,550,590 related to Sprout as of March 31, 2022. As discussed in note 3(k), the Corporation’s long-lived assets, including amortizable tradename intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Corporation identified a trigger of impairment related to its long-lived assets and recorded an impairment charge of $1,527,000 for trademarks. The Corporation also assesses goodwill impairment annually in the fourth quarter. As part of the goodwill impairment test, the Corporation compared the carrying amount of the reporting unit to the fair value and recorded an impairment charge of $3,288,847. The fair value was determined using a discounted cash flow model and for goodwill, the Corporation also used the market multiples valuation approach. Significant assumptions used to estimate the fair values included the forecasted revenue, gross margins and net working capital investment, weighted average cost of capital and terminal value. For the goodwill impairment test, the market revenue multiple was also a significant assumption.

We identified the evaluation of tradenames and goodwill impairment analysis as a critical audit matter. Subjective auditor judgement was involved in evaluating the valuation models used and the significant assumptions used to determine the fair values. Minor changes to certain of the significant assumptions had a significant effect on the Corporation’s estimate of the fair value. Additionally, the audit effort associated with the estimate requires specialized skills and knowledge.

The following are the primary procedures we performed to address this critical audit matter. We compared gross margins, working capital investment and revenue growth rates to historical actual results and to the Corporation’s most recent plans. In addition, we involved valuation professionals with specialized skills and knowledge who assisted in:

●	assessing the appropriateness of the valuation models used by the Corporation;
●	comparing the discount rate used by the Corporation in the valuation to discount rate ranges that were independently developed using publicly available market data for comparable companies;
●	comparing the terminal value used by the Corporation to economic growth forecast;
●	assessing the appropriateness of the revenue market multiples used in the valuation model by comparing to multiples of publicly traded comparable companies.

Valuation of Canadian cannabis long-lived assets

As discussed in note 3(k) to the consolidated financial statements, long-lived assets, such as property plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As discussed in note 7, the carrying value of the Canadian cannabis asset group as of March 31, 2022 was $20,290,929 which included the production facility land and building of $17,101,160 and equipment of $3,189,769. Indicators of impairment such as increased operating losses, decline in the share price and negative industry and economic trends were identified in the fourth quarter. The fair value of the asset group was determined to be less than the carrying value, resulting in an impairment loss of $3,150,663 to the building and components and $9,210,460 to the laboratory and plant equipment. The fair value of the asset group was determined using the market multiple valuation approach with the significant assumption of market revenue multiple. The fair value of the individual assets of land, building and equipment was determined using market prices for comparable asset.

We identified the evaluation of the fair value of the long-lived assets as a critical audit matter. Subjective auditor judgement was involved in evaluating the market revenue multiples and market prices for comparable assets.

The following are the primary procedures we performed to address this critical audit matter. We involved valuation professionals with specialized skills and knowledge, who assisted in evaluating certain assumptions used in the fair value of the asset group and land, building and equipment. They did so by comparing (1) market revenue multiples used in evaluating the asset group to external market data for comparable businesses and (2) market prices to external market data for comparable assets.

/s/ KPMG LLP

We have served as the Corporation’s auditor since 2021.

Montreal, Quebec

July 7, 2022

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Neptune Wellness Solutions Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Neptune Wellness Solutions Inc. (the Corporation) as of March 31, 2021, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year ended March 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Corporation at March 31, 2021, and the results of its operations and its cash flows for the year ended March 31, 2021, in conformity with U.S. generally accepted accounting principles.

The Corporation’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Corporation has suffered recurring losses from operations, has negative cash flows from operations, and has stated that substantial doubt exists about the Corporation’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the Corporation’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Corporation’s auditor from 2020 to 2021.

Montréal, Canada

July 7, 2022

NEPTUNE WELLNESS SOLUTIONS INC.

Consolidated Balance Sheets

(in U.S. dollars)

		As at	As at
		March 31,	March 31,
	Notes	2022	2021
Assets
Current assets:
Cash and cash equivalents		$8,726,341	$59,836,889
Short-term investment		19,255	19,145
Trade and other receivables	5	7,599,584	8,667,209
Prepaid expenses		3,983,427	3,686,851
Inventories	6	17,059,406	17,317,423
Total current assets		37,388,013	89,527,517

Property, plant and equipment	7	21,448,123	37,345,716
Operating lease right-of-use assets	8	2,295,263	2,899,199
Intangible assets	9	21,655,035	25,956,830
Goodwill	9	22,168,288	25,453,372
Marketable securities	21	—	150,000
Other financial assets	4	—	5,615,167

Total assets		$104,954,722	$186,947,801

Liabilities and Equity

Current liabilities:
Trade and other payables	10	$22,700,849	$19,881,995
Current portion of operating lease liabilities	8	641,698	230,016
Deferred revenues		285,004	1,989,632
Provisions	11	1,118,613	2,245,658
Liability related to warrants	12	5,570,530	10,462,137
Total current liabilities		30,316,694	34,809,438

Operating lease liabilities	8	2,063,421	2,886,940
Loans and borrowings	13	11,648,320	11,312,959
Other liability	16(c)	88,688	393,155
Total liabilities		44,117,123	49,402,492
Shareholders’ Equity:
Share capital—without par value (5,554,456 shares issued and outstanding as of March 31, 2022; 4,732,090 shares issued and outstanding as of March 31, 2021)	14	317,051,125	306,618,482
Warrants	14(f)	6,079,890	5,900,973
Additional paid-in capital		55,980,367	59,625,356
Accumulated other comprehensive loss		(7,814,163)	(8,567,106)
Deficit		(323,181,697)	(248,209,952)
Total equity attributable to equity holders of the Corporation		48,115,522	115,367,753
Non-controlling interest	15	12,722,077	22,177,556
Total shareholders’ equity		60,837,599	137,545,309
Commitments and contingencies	22
Subsequent events	25
Total liabilities and shareholders’ equity		$104,954,722	$186,947,801

See accompanying notes to the consolidated financial statements.

On behalf of the Board:

/s/ Julie Philips	/s/ Michael Cammarata
Julie Philips	Michael Cammarata
Chairman of the Board	President and CEO

NEPTUNE WELLNESS SOLUTIONS INC.

Consolidated Statements of Loss and Comprehensive Loss

(in U.S. dollars)

		Years ended
		March 31,	March 31,
	Notes	2022	2021
Revenue from sales and services, net of excise taxes of $1,877,543 (2021—$38,056)		$47,695,828	$34,261,647
Royalty revenues		1,019,861	1,109,678
Other revenues		81,435	28,994
Total revenues	23	48,797,124	35,400,319

Cost of sales other than loss on inventories, net of subsidies of $924,644 (2021—$932,483 )		(52,561,404)	(30,964,709)
Cost of services		—	(12,846,937)
Impairment loss on inventories	6	(3,772,066)	(18,962,254)
Total Cost of sales and services		(56,333,470)	(62,773,900)
Gross profit (loss)		(7,536,346)	(27,373,581)

Research and development expenses, net of tax credits and grants of nil (2021—$12,272 )		(880,151)	(1,922,195)
Selling, general and administrative expenses, net of subsidies of $99,840 (2021—$1,431,033)		(60,538,424)	(63,824,118)
Impairment loss related to intangible assets	9	(1,527,000)	—
Impairment loss related to property, plant and equipment	7	(14,765,582)	(10,747,692)
Impairment loss related to right-of-use assets		—	(107,650)
Impairment loss related to goodwill	9	(3,288,847)	(26,898,016)
Net gain on sale of assets		6,469	—
Loss from operating activities		(88,529,881)	(130,873,252)

Finance income	17	7,123	825,745
Finance costs	17	(2,143,978)	(1,786,781)
Foreign exchange loss		(685,708)	(4,051,418)
Change in revaluation of marketable securities		(107,203)	169,216
Gain on revaluation of derivatives	4, 12, 21	7,035,118	7,974,549
		4,105,352	3,131,311
Loss before income taxes		(84,424,529)	(127,741,941)
Income tax recovery	18	—	3,477,711
Net loss		(84,424,529)	(124,264,230)

Other comprehensive income
Net change in unrealized foreign currency gains on translation of net investments in foreign operations (tax effect of nil for both periods)		750,248	6,737,947
Total other comprehensive income		750,248	6,737,947
Total comprehensive loss		$(83,674,281)	$(117,526,283)
Net loss attributable to:
Equity holders of the Corporation		$(74,971,745)	$(123,170,020)
Non-controlling interest	15	(9,452,784)	(1,094,210)
Net loss		$(84,424,529)	$(124,264,230)
Total comprehensive loss attributable to:
Equity holders of the Corporation		$(74,218,802)	$(116,206,145)
Non-controlling interest		(9,455,479)	(1,320,138)
Total comprehensive loss		$(83,674,281)	$(117,526,283)
Basic and diluted loss per share attributable to:
Equity holders of the Corporation		$(15.54)	$(35.55)
Non-controlling interest		$(1.96)	$(0.32)
Total loss per share	19	$(17.50)	$(35.86)
Basic and diluted weighted average number of common shares		4,824,336	3,465,059

See accompanying notes to the consolidated financial statements.

NEPTUNE WELLNESS SOLUTIONS INC.

Consolidated Statements of Changes in Equity

(in U.S. dollars)

						Accumulated
						other
						comprehensive
		Share Capital				income (loss)
								Equity
								attributable	Equity
								to equity	attributable
					Additional	Cumulative		holders of	to
					paid-in	translation		the	non-controlling
	Notes	Number	Dollars	Warrants	capital	account	Deficit	Corporation	interest	Total
Balance as at March 31, 2021		4,732,090	$306,618,482	$5,900,973	$59,625,356	$(8,567,106)	$(248,209,952)	$115,367,753	$22,177,556	$137,545,309
Net loss for the period		—	—	—	—	—	(74,971,745)	(74,971,745)	(9,452,784)	(84,424,529)
Other comprehensive income for the period		—	—	—	—	752,943	—	752,943	(2,695)	750,248
Total comprehensive loss for the period		—	—	—	—	752,943	(74,971,745)	(74,218,802)	(9,455,479)	(83,674,281)
Transaction with equity holders recorded directly in equity
Contributions by and distribution to equity holders
Share-based payment	16	—	—	—	7,816,845	—	—	7,816,845	—	7,816,845
Warrants in exchange of services rendered by non-employees	14(f)	—	—	178,917	—	—	—	178,917	—	178,917
RSUs released, net of withholding taxes	14(d), 16(b)(ii)	108,079	10,050,319	—	(11,461,834)	—	—	(1,411,515)	—	(1,411,515)
Direct Offering, net of issuance costs	14(h)	714,287	382,324	—	—	—	—	382,324	—	382,324
Total contributions by and distribution to equity holders		822,366	10,432,643	178,917	(3,644,989)	—	—	6,966,571	—	6,966,571
Balance as at March 31, 2022		5,554,456	$317,051,125	$6,079,890	$55,980,367	$(7,814,163)	$(323,181,697)	$48,115,522	$12,722,077	$60,837,599

See accompanying notes to the consolidated financial statements.

NEPTUNE WELLNESS SOLUTIONS INC.

Consolidated Statements of Changes in Equity (Continued)

(in U.S. dollars)

						Accumulated
						other
						comprehensive
		Share Capital				income (loss)
								Equity
								attributable
								to	Equity
								equity	attributable
					Additional	Cumulative		holders	to
					paid-in	translation		of the	non-controlling
	Notes	Number	Dollars	Warrants	capital	account	Deficit	Corporation	interest	Total
Balance as at March 31, 2020		2,838,233	$181,970,882	$3,997,402	$57,565,035	$(15,530,981)	$(125,039,932)	$102,962,406	$—	$102,962,406
Net loss for the period		—	—	—	—	—	(123,170,020)	(123,170,020)	(1,094,210)	(124,264,230)
Other comprehensive income (loss) for the period		—	—	—	—	6,963,875	—	6,963,875	(225,928)	6,737,947
Total comprehensive loss for the period		—	—	—	—	6,963,875	(123,170,020)	(116,206,145)	(1,320,138)	(117,526,283)
Transaction with equity holders recorded directly in equity
Contributions by and distribution to equity holders
Share-based payment	16	—	—	—	9,885,138	—	—	9,885,138	—	9,885,138
Warrants in exchange of services rendered by non-employees	14(f)	—	—	1,903,571	—	—	—	1,903,571	—	1,903,571
Share options exercised	14(b), 16(a)	142,909	10,992,879	—	(3,513,919)	—	—	7,478,960	—	7,478,960
DSUs released	14(c), 16(b)(i)	1,381	98,093	—	(98,093)	—	—	—	—	—
RSUs released, net of withholding taxes	14(d), 16(b)(ii)	16,414	3,402,824	—	(4,119,959)	—	—	(717,135)	—	(717,135)
Restricted shares issued	14(e), 16(b)(iii)	850	92,846	—	(92,846)	—	—	—	—	—
At-The-Market Offering, net of issuance costs	14(g)	154,619	13,069,149	—	—	—	—	13,069,149	—	13,069,149
Direct Offering, net of issuance costs	14(h)	136,389	12,017,902	—	—	—	—	12,017,902	—	12,017,902
Private Placement, net of issuance costs	14(i)	462,963	21,608,448	—	—	—	—	21,608,448	—	21,608,448
Business combinations	4, 14(j)	192,617	17,595,505	—	—	—	—	17,595,505	23,497,694	41,093,199
Registered Direct Offering Priced At-The-Market and Concurrent Private Placement, net of issuance costs	14(k)	785,715	45,769,954	—	—	—	—	45,769,954	—	45,769,954
Total contributions by and distribution to equity holders		1,893,857	124,647,600	1,903,571	2,060,321	—	—	128,611,492	23,497,694	152,109,186
Balance as at March 31, 2021		4,732,090	$306,618,482	$5,900,973	$59,625,356	$(8,567,106)	$(248,209,952)	$115,367,753	$22,177,556	$137,545,309

See accompanying notes to the consolidated financial statements.

NEPTUNE WELLNESS SOLUTIONS INC.

Consolidated Statements of Cash Flows

(in U.S. dollars)

		Years ended
		March 31,	March 31,
	Notes	2022	2021
Cash flows from operating activities:
Net loss for the period		$(84,424,529)	$(124,264,230)
Adjustments:
Depreciation of property, plant and equipment		2,723,751	3,961,317
Non-cash lease expense		710,984	320,669
Amortization of intangible assets		3,356,728	15,100,717
Impairment loss on goodwill	9	3,288,847	26,898,016
Share-based payment	16	7,816,845	9,885,138
Impairment loss on inventories	6	3,772,066	18,962,254
Expected credit losses		1,675,390	6,995,747
Non-employee compensation related to warrants	14(f)	178,917	1,903,571
Net finance expense		2,136,855	961,036
Unrealized foreign exchange gain		(117,297)	(1,794,737)
Change in revaluation of marketable securities		107,203	(169,216)
Interest received		8,649	37,911
Interest paid		(970,900)	(689,574)
Revaluation of derivatives		(7,035,118)	(7,974,549)
Impairment loss on property, plant and equipment	7	14,765,582	10,747,692
Impairment loss on right-of-use assets		—	107,650
Impairment loss on intangibles		1,527,000	—
Payment of lease liabilities		(703,686)	(343,064)
Income taxes expense (recovery)		—	(3,477,711)
Net loss from sale of property, plant and equipment		—	(2,635)
Changes in operating assets and liabilities	20	(3,163,414)	(13,811,460)
Net cash used in operating activities		(54,346,127)	(56,645,458)
Cash flows from investing activities:
Maturity of previously restricted short-term investments		—	9,037
Acquisition of a subsidiary, net of cash acquired	4	—	(3,137,242)
Acquisition of property, plant and equipment		(1,938,870)	(6,618,016)
Acquisition of intangible assets		(432,714)	(389,784)
Proceeds from sale of property, plant and equipment		—	14,503
Sales of Acasti shares	21	44,360	—
Net cash used in investing activities:		(2,327,224)	(10,121,502)
Cash flows from financing activities:
Repayment of loans and borrowings		—	(2,457,839)
Withholding taxes paid pursuant to the settlement of non-treasury RSUs		(1,411,515)	(717,135)
Proceeds from the issuance of shares through an At-The-Market Offering	14(g)	—	13,736,868
Proceeds from the issuance of shares and warrants through a Direct Offering	14(h)	8,000,000	12,833,713
Proceeds from the issuance of shares and warrants through a Private Placement	14(i)	—	35,300,844
Proceeds from the issuance of shares and warrants through a Registered Direct Offering Priced At-The-Market and Concurrent Private Placement	14(k)	—	55,000,000
Issuance of shares and warrants costs	14	(636,847)	(6,174,452)
Proceeds from exercise of options and pre-funded warrants	14(b)	650	7,478,960
Net cash provided by financing activities:		5,952,288	115,000,959
Foreign exchange loss on cash and cash equivalents		(389,485)	(185,672)
Net increase (decrease) in cash and cash equivalents		(51,110,548)	48,048,327
Cash and cash equivalents, beginning of period		59,836,889	11,788,562
Cash and cash equivalents as at March 31, 2022 and 2021		$8,726,341	$59,836,889
Cash and cash equivalents is comprised of:
Cash		$8,726,341	$59,836,889

See accompanying notes to the consolidated financial statements.

NEPTUNE WELLNESS SOLUTIONS INC.

Notes to Consolidated Financial Statements (Audited)

For the years ended March 31, 2022 and 2021

1.	Reporting entity:

Neptune Wellness Solutions Inc. (the “Corporation” or “Neptune”) is incorporated under the Business Corporations Act (Québec) (formerly Part 1A of the Companies Act (Québec)). The Corporation is domiciled in Canada and its registered office is located at 100-545 Promenade du Centropolis, Laval, Québec, with a 50,000 square-foot production facility located in Sherbrooke, Quebec and a 24,000 square-foot facility located in North Carolina. The consolidated financial statements of the Corporation comprise the Corporation and its subsidiaries, Biodroga Nutraceuticals Inc. (“Biodroga”), SugarLeaf Labs, Inc. (“SugarLeaf”), 9354-7537 Québec Inc., Neptune Holding USA, Inc., Neptune Health & Wellness Innovation, Inc., Neptune Forest, Inc., Neptune Care, Inc. (formerly known as Neptune Ocean, Inc.), Neptune Growth Ventures, Inc., 9418-1252 Québec Inc., Neptune Wellness Brands Canada, Inc. and Sprout Foods, Inc. (“Sprout”).

Neptune is a diversified and fully integrated health and wellness company. Through its flagship consumer-facing brands, Neptune Wellness, Forest Remedies™, Biodroga, MaxSimil®, MoodRing™, PanHash™, Sprout®, Nosh® and NurturMe®, Neptune is redefining health and wellness by building a broad portfolio of natural, plant-based, sustainable and purpose-driven lifestyle brands and consumer packaged goods products in key health and wellness markets, including cannabis, hemp, nutraceuticals, organic baby food, personal care and home care.

Share consolidation

On June 9, 2022, Neptune announced the completion of the Corporation’s proposed consolidation of its common shares (the “Common Shares”) on the basis of one (1) post-consolidation Common Share for every thirty-five (35) pre-consolidation Common Shares (the “Share Consolidation”). The post-Share Consolidation Common Shares commenced trading on the Nasdaq and the TSX at the market open on June 13, 2022. The Share Consolidation reduced the number of Common Shares issued and outstanding from approximately 198 million Common Shares to approximately 5.7 million Common Shares as at June 13, 2022. These consolidated financial statements have been retrospectively adjusted to reflect the Share Consolidation. As a result, the number of common shares, options, deferred share units (“DSUs”), restricted share units (“RSUs”), restricted shares and warrants, issuance and exercise prices of options, DSUs, RSUs, restricted shares and warrants, loss per share reflect the Share Consolidation.

Going concern

These consolidated financial statements have been prepared on a going concern basis, which presumes that the Corporation will continue realizing its assets and discharging its liabilities in the normal course of business for the foreseeable future. The Corporation has incurred significant operating losses and negative cash flows from operations since inception. To date, the Corporation has financed its operations through the public offering and private placement of Common Shares, units consisting of Common Shares and warrants, and convertible debt, the proceeds from research grants and research tax credits, and the exercises of warrants, rights and options. For the year ended March 31, 2022, the Corporation incurred a net loss of $84.4 million and negative cash flows from operations of $54.3 million, and had an accumulated deficit of $323.2 million as at March 31, 2022. Furthermore, as at March 31, 2022, the Corporation’s current liabilities and expected level of expenses for the next twelve months exceed cash on hand of $8.7 million. The Corporation currently has no committed sources of financing available.

As of the date these financial statements are authorized for issuance, the Corporation is required to actively manage its liquidity and expenses. The Corporation currently has minimal available cash balances. Payables are now in excess of available cash balances and payments of payables are not being made as the amounts become due for certain suppliers. As of the date these financial statements are authorized for issuance, the cash balance is expected to be sufficient to operate the business for only the next two to three months under the current business plan. The Corporation requires funding in the very near term in order to continue its operations. If the Corporation is unable to obtain funding in the upcoming days, it may have to liquidate its assets.

These conditions cast substantial doubt about the Corporation’s ability to continue as a going concern.

Going forward, the Corporation will seek additional financing in various forms as part of its plan to have the right funding structure in place. To achieve the objectives of its business plan, Neptune plans to raise the necessary funds through additional financings and the establishment of strategic alliances as well as additional research grants and research tax credits. While the Corporation has limited debt, all of which is subordinated, assets available for financing include real estate, accounts receivable and inventories. The ability of the Corporation to complete the needed financing and ultimately achieve profitable operations is dependent on a number of factors outside of the Corporation’s control. The Corporation’s business plan is dependent upon, amongst other things, its ability to achieve and maintain profitability, and continue to obtain adequate ongoing debt and/or equity financing with creditors, officers, directors and stakeholders to finance operations within and beyond the next twelve months.

While the Corporation has been successful in obtaining financing from public issuances, private placements, and related parties in the past, there is no certainty as to future financings.

Neptune announced on June 8, 2022 the intended divestiture of the cannabis business, which would include the sale of the Mood Ring™ and PanHash™ brands, along with the Corporation’s Sherbrooke, Quebec facility, in one or more transactions. In order to accelerate its cost savings, the Corporation will focus on winding up its cannabis operations pending a transaction. This planned action is intended to provide significant cost savings and help maximize operational efficiencies. Finally, the exit of the Canadian cannabis business (see note 25) is expected to reduce the amount of financing the Corporation seeks and is expected to facilitate working with a broader set of financing sources.

On June 23, 2022, Neptune closed an offering with several institutional investors for the purchase and sale of an aggregate of 1,945,526 common shares (including common share equivalents) of the Corporation, and accompanying two series of warrants to purchase up to an aggregate of 2,591,052 common share warrants, at an offering price of $2.57 per share and accompanying warrants in a registered direct offering priced at-the-market under Nasdaq rules. The gross proceeds from the offering are $5 million, and the net proceeds are $4.3 million.

These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the going concern basis not be valid. These adjustments could be material.

2.	Basis of preparation:
(a)	Adoption of U.S. GAAP:

In the year ended March 31, 2022, the Corporation has retrospectively adopted United States generally accepted accounting principles (“US GAAP”). The consolidated financial statements of the Corporation have been prepared in accordance with US GAAP for all periods presented. Comparative figures, which were previously prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, have been adjusted as required to be compliant with the Corporation’s accounting policies under US GAAP.

(b)	Functional and reporting currency:

Effective March 31, 2022, the Corporation has changed its reporting currency from Canadian dollars (“CAD”) to U.S. dollars (“USD”). This change in reporting currency has been applied retrospectively such that all amounts in the consolidated financial statements of the Corporation and the accompanying notes thereto are expressed in U.S. dollars. References to “$” and “USD” are U.S. dollars and references to “CAD $” and “CAD” are to Canadian dollars. For comparative purposes, historical consolidated financial statements were recast in U.S. dollars by translating assets and liabilities at the closing exchange rate in effect at the end of the respective period, revenues, expenses and cash flows at the average exchange rate in effect for the respective period and equity transactions at historical exchange rates. Translation gains and losses are included as part of the cumulative foreign currency translation adjustment, which is reported as a component of shareholders’ equity under accumulated other comprehensive loss.

The assets and liabilities of foreign operations with a functional currency other than the U.S. dollar are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated at the monthly average exchange rates for the period. Differences arising from the exchange rate changes are recorded within foreign currency translation adjustments, a component of other comprehensive income (loss).

Transactions in foreign currencies are translated to the respective functional currencies of the Corporation’s subsidiaries at the average exchange rates for the period. The monetary items denominated in currencies other than the functional currency of a subsidiary are translated at the exchange rates prevailing at the balance sheet date. Non-monetary items denominated in currencies other than the functional currency are translated at historical rates. Gains and losses resulting from re-measurement are recorded in the Corporation’s consolidated statement of loss as foreign exchange gain (loss).

(c)	Use of estimates:

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from the estimates made by management.

Estimates are based on management’s best knowledge of current events and actions that the Corporation may undertake in the future. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Estimates include the following:

●	Estimating the write down of inventory;
●	Estimating expected credit losses for receivables;
●	Estimating the recoverable amount of non-financial assets, to determine and measure impairment losses on goodwill, intangibles, and property, plant and equipment;
●	Estimating the lease term of contracts with extension options and termination options;
●	Estimating the revenue from contracts with customers subject to variable consideration. For the year ended March 31, 2022, the Corporation revised its estimated provision for returns of the cannabis sales as a result of new information and experience with sales returns. The impact of the revised estimate for year ended March 31, 2022 is a reduction of the provision of $1.1 million and an increase in revenue from sales and services;
●	Estimating the fair value of bonus, options and warrants that are based on market and non-market conditions (note 16);
●	Estimating the fair value of the identifiable assets acquired, liabilities assumed, and consideration transferred of the acquired business, including the related contingent consideration and call option (note 4); and
●	Estimating the litigation provision as it depends upon the outcome of proceedings (note 22).

3.Significant accounting policies:

(a)	Basis of consolidation:

These consolidated financial statements include the accounts of the Corporation and its subsidiaries in which the Corporation has a controlling financial interest. All intercompany balances and transactions have been eliminated from the Corporation’s consolidated financial statements. On February 10, 2021, Neptune acquired a 50.1% interest in Sprout Foods, Inc. (“Sprout” or “Sprout Foods”). The accounts of the subsidiary are included in the consolidated financial statements from that date.

(b)	Business combinations and related goodwill:

Business combinations are accounted for using the acquisition method as at the acquisition date when control is transferred. The consideration transferred for the acquisition of a business is the fair value of the assets transferred, and any liability and equity interests issued by the Corporation to the former owners of the acquired business on the date control of the acquired company is obtained. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are generally measured initially at their fair values at the acquisition date. Restructuring, transaction costs other than those associated with the issue of debt or equity securities, and other direct costs of a business combination are not considered part of the business acquisition transaction and are expensed as incurred.

The Corporation measures goodwill as the fair value for the consideration transferred less the net recognized amount of the identifiable assets acquired and liabilities assumed, including the recognized amount of any non-controlling interest in the acquiree, all measured at the acquisition date.

(c)	Derivative over its own equity:

The Corporation has issued liability-classified derivatives over its own equity and has a call option on the non-controlling interest of a subsidiary.

An embedded derivative is separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through profit or loss.

Derivatives and separable embedded derivatives are recognized initially at fair value and attributable transaction costs are expensed as incurred. Subsequent to the initial recognition, derivatives and separable embedded derivatives are measured at fair value and all changes in the fair value are recognized in profit or loss, in the line item “Gain on revaluation of derivatives”.

(d)	Cash and cash equivalents:

The Corporation considers all highly liquid, short-term investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist of time deposits with a number of U.S. and non-U.S. commercial banks and money market fund investments.

(e)	Investments:

Investments in equity investments in publicly traded companies in which the Corporation does not exercise significant influence are classified as available-for-sale securities. These securities are reported at fair values; based upon quoted market prices, and subsequent changes in the fair value are recognized in profit or loss, in the line item “Change in revaluation of marketable securities”.

(f)	Trade accounts receivable:

Trade accounts receivable consist of amounts due from normal business activities. An allowance for current expected credit losses is maintained to reflect credit risk for trade accounts receivable based on a current expected credit loss model which factors in changes in credit quality since the initial recognition of trade accounts receivable based on customer risk categories. Current expected credit losses also consider collection history and specific risks identified on a customer-by-customer basis. Trade accounts receivable are presented net of allowances for current expected credit losses.

(g)	Inventories:

Inventories are measured at the lower of cost and net realizable value. The cost of finished goods, raw materials, supplies and spare parts is based on the weighted-average cost method. The cost of finished goods and work in progress includes expenditures incurred in acquiring the inventories, production or conversion costs, sub-contractor costs and other costs incurred in bringing them to their existing location and condition, as well as any appropriate share of production overheads based on normal operating capacity.

Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

As necessary, the Corporation records write-downs for excess, slow moving and obsolete inventory. To determine these amounts, the Corporation regularly reviews inventory quantities on hand and compares them to estimates of historical utilization, future product demand, and production requirements.

Write-downs of inventories to net realizable value are recorded in cost of sales in the consolidated financial statements.

(h)	Property, plant and equipment, net:

Property, plant and equipment are measured at historical cost less accumulated depreciation and accumulated impairment losses, if any. Historical cost includes expenditures that are directly attributable to the acquisition of the asset, including all costs incurred in bringing the asset to its present location and condition.

Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment.

Depreciation is calculated on the cost of an asset using either a straight-line basis or a declining basis over the estimated useful lives of each item of property, plant and equipment.

The estimated useful lives are as follows:

Asset	Method	Period/Rate
Building and building components	Straight-line	20 to 40 years
Laboratory, and plant equipment	Straight-line	10 to 20 years
Furniture and office equipment	Declining balance	20% to 30%
Computer equipment	Straight-line	2 to 5 years

(i)	Goodwill and other Intangible assets:
(i)	Initial recognition:

Goodwill represents the excess purchase price over the estimated fair value of net assets acquired in a business combination. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Intangible assets with finite lives are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the intangible asset. The estimated useful lives are as follows:

Asset	Method	Period/Rate
Customer relationships (1)	Straight-line	10 years
Farmer relationships (1)	Straight-line	3 years
License agreements	Straight-line	31 months to 12 years
Website and trademarks	Straight-line	4 years
Tradenames	Straight-line	15 years
Computer software	Straight-line	3 to 5 years

(1)	During the year ended March 31, 2021, the amortization of customer relationships and farmer relationships, both related to SugarLeaf, was accelerated and those assets were then fully amortized.
(ii)	Subsequent expenditure:

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditures, including expenditure on internally generated goodwill and brands, are recognized in profit or loss as incurred.

(j)	Research and development:

Research and development expenditures are expensed as incurred. These costs primarily consist of employees’ salaries and benefits related to research and development activities, consultants that conduct the Corporation’s clinical trials, independent auditors and consultants to perform investigation activities on behalf of the Corporation, clinical trial materials, stock-based compensation expense, and other non-clinical costs and regulatory approvals. Advance payments for goods and services that will be used in future research and development are recognized in prepaids or other assets and are expensed when the services are performed, or the goods are used.

(k)	Impairment:
(i)	Long-lived assets:

Long-lived assets, such as property, plant, and equipment, and finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Corporation first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Any impairment loss recognized is not reversed in future periods.

(ii)	Goodwill:

Goodwill is assessed for impairment annually in the fourth quarter or more frequently if events or changes in circumstances indicate that the carrying value of a reporting unit more likely than not exceeds its fair value. Goodwill is tested for impairment at the reporting unit level, which is the operating segment, or a component, which is one level below that operating segment. Components are aggregated as a single reporting unit if they have similar economic characteristics.

Goodwill is tested for impairment when there is a triggering event indicating that the carrying amount may be impaired. When impairment indicators are identified, the Corporation compares the reporting unit’s fair value to its carrying amount, including goodwill. An impairment loss is recognized as the difference, if any, between the reporting unit’s carrying amount and its fair value, to the extent the difference does not exceed the total amount of goodwill allocated to the reporting unit. Any impairment loss recognized is not reversed in future periods.

For the purposes of annual impairment testing, the carrying amounts of goodwill are allocated to the reporting units. In conducting its annual impairment test, the Corporation first reviews qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. Factors considered in a qualitative assessment include, among other things, macroeconomic conditions, industry and market considerations, financial performance of the respective reporting unit and other relevant entity and reporting-unit specific considerations. If factors indicate that the fair value of the reporting unit is less than its carrying amount, the Corporation performs a quantitative assessment. The fair value of the reporting unit is determined by analyzing scenarios of business projections and sensitivities attempting to model various assumptions as to how the revenues and cash flows of the business may evolve depending on factors including macroeconomic conditions, industry and market considerations, cost factors and overall financial performance specific to the reporting unit. The Corporation estimates the fair values of its reporting units based on discounted cash flow (“DCF”) methodology reflecting the latest projections.

(l)	Revenue:

The Corporation’s revenue is comprised of sales of (i) nutraceutical products, (ii) cannabis and hemp products, (iii) food and beverages products, (iv) innovation products and (v) processing services. Payment terms are short-term in nature and are generally less than one year. In addition, if the good is transferred and payment is received within one year, the Company does not determine significant financing components.

Sale of products:

The Corporation’s revenue-generating activities from the sale of products in the course of ordinary activities are recognized at a point in time when control of the products is transferred to the customer and the Corporation’s obligations have been fulfilled. The Corporation transfers control generally on shipment of the goods or in some cases, upon reception by the customer. Revenue is measured as the amount of consideration the Corporation expects to receive in exchange for the Corporation’s product as specified in the customer contract. Certain of the Corporation’s customer contracts, most notably those with the Canadian provincial and territorial agencies, may provide the customer with a right of return. In certain circumstances, the Corporation may also provide a retrospective price adjustment to a customer. These items give rise to variable consideration, which is recognized as a reduction of the transaction price based upon the expected amounts of the product returns and price adjustments at the time revenue for the corresponding product sale is recognized. The determination of the reduction of the transaction price for variable consideration requires that the Corporation make certain estimates and assumptions that affect the timing and amounts of revenue recognized. The Corporation estimates this variable consideration by taking into account factors such as historical information, current trends, forecasts, provincial and territorial inventory levels, availability of actual results and expectations of demand. The Corporation recognizes a liability for sales refunds within other current liabilities with a corresponding decrease in revenues. Furthermore, the Corporation recognizes an asset for the value of inventory which is expected to be returned within prepaid expenses and other assets on the consolidated balance sheets with a corresponding reduction of cost of sale.

Processing services:

The Corporation is involved in the extraction, purification and formulation of health and wellness products. Revenue earned on processing services is recognized as the services are rendered in accordance with contractual terms, recovery of the consideration is probable and the amount of revenue can be measured reliably. The Corporation recognizes revenue from processing services in proportion to the stage of completion of the service at the reporting date. The stage of completion is assessed based on surveys of work performed. All related production costs are expensed as incurred.

Royalty revenues:

Royalties are earned under the terms of the applicable agreement and are recognized when it is probable that the economic benefits associated with the transaction will be received and the amount can be measured reliably.

Principal versus agent arrangements:

The Corporation may be involved with other parties, including suppliers of products, in providing goods or services to a customer when it enters into revenue transactions for the sale of products that it does not manufacture. In these instances, the Corporation must determine whether it is a principal in these transactions by evaluating the nature of its promise to the customer. The Corporation is a principal and records revenue on a gross basis if it controls a promised good before transferring that good to the customer. On the other hand, the Corporation records revenue as the net amount when it does not meet the criteria to be considered a principal.

(m)	Cost of revenue:

Cost of revenue includes all costs directly related to the manufacturing of products, including the cost of raw materials, direct labor, packaging, direct production costs, plant overhead, depreciation expense related to manufacturing and corresponding right-of-use assets. For manufacturing outsourced to third-party contractors, cost of revenue represents the amount invoiced by the contractors. Cost of revenue also includes the costs relating to warehousing, maintenance, inspection activities, freight and inventory write-downs.

(n)	Selling, general and administrative expenses:

Selling, general and administrative (“SG&A”) expenses include selling and administrative personal costs, sales and marketing expenses, professional fees, depreciation expense related to non-manufacturing assets, operating lease rent expense, non-manufacturing overhead, gains and losses on the sale of property, plant and equipment, and other general and administrative expenses. Additionally, SG&A expenses include a portion of costs related to employee benefits, share-based compensation expense and amortization of customer relationships and other intangibles.

(o)	Government grants:

Government grants, consisting of grants, subsidies and Quebec provincial investment tax credits, are recorded as a reduction of the related expense or cost of the asset acquired. Government grants are recognized when there is reasonable assurance that the Corporation has met or will meet the requirements of the approved grant program and there is reasonable assurance that the grant will be received.

Grants that compensate the Corporation for expenses incurred are recognized in profit or loss in reduction thereof on a systematic basis in the same years in which the expenses are recognized. Grants that compensate the Corporation for the cost of an asset are recognized in profit or loss on a systematic basis over the useful life of the asset.

(p)	Leases:

The Corporation determines if an arrangement is or contains a lease at contract inception and classifies it as either an operating or finance lease. In addition to lease agreements, the Corporation reviews all material contracts that could contain an embedded lease for potential embedded lease obligations. The Corporation recognizes a right-of-use (ROU) asset and a lease liability at the lease commencement date.

The lease liability is recognized based on the present value of the remaining fixed or in-substance fixed lease payments discounted using the Corporation’s incremental borrowing rates unless the lessor’s rate implicit in the lease is readily determinable, in which case it is used. The Corporation uses a specific incremental borrowing rate for leases, which is determined based on the geography and term of the lease. These rates are determined based on inputs provided by external banks and updated periodically. The lease liability includes the exercise of a purchase option only if the Corporation is reasonably certain to exercise as of the commencement date of the lease. The residual value guarantee amount is only included in the lease liability calculation to the extent payment is probable to the lessor as of the commencement of the lease. The right-of-use (“ROU”) asset is calculated based on the lease liability adjusted for any lease payments paid to the lessor at or before the commencement date (i.e., prepaid rent) and initial direct costs incurred by the Corporation and excluding any lease incentives received from the lessor.

Variable lease payments that do not depend on an index or a specified rate are not included in the measurement of lease liabilities but instead are recognized as expenses in the period in which the event or condition that triggers the payment occurs.

The lease term for purposes of lease accounting may include options to extend or terminate the lease when it is reasonably certain that the Corporation will exercise that option as of the commencement date of the lease. For operating leases, the lease expense is recognized on a straight-line basis over the lease term as rent expense. For finance leases, the Corporation amortizes the ROU asset on a straight-line basis and records interest expense on the lease liability created at lease commencement over the lease term.

After the commencement date, the carrying amount of lease liabilities is increased to reflect the accretion of interest and reduced to reflect lease payments made. In addition, the carrying amount of lease liabilities is remeasured when there is a change in future lease payments arising from a change in an index or specified rate, if there is a modification to the lease terms and conditions, a change in the estimate of the amount expected to be payable under residual value guarantee, or if the Corporation changes its assessment of whether it will exercise a termination, extension or purchase option. The re-measurement amount of the lease liabilities is recognized as an adjustment to the right-of-use asset, or in the consolidated statement of loss when the carrying amount of the right-of-use asset is reduced to zero.

Leases with an initial term of twelve months or less are not recorded on the consolidated balance sheets; the Corporation recognizes lease expense for these leases over their lease term.

(q)	Share-based payment:

The Corporation offers a stock option plan, which is further described in Note 16, Share-based payments.

For equity-settled awards, the grant date fair value of share-based payment awards is recognized as an expense, with a corresponding increase in equity, over the applicable vesting period of the awards. The grant date fair value takes into consideration market performance conditions when applicable. The Corporation has elected to record awards that vest on multiple instalments as multiple awards, otherwise referred to as graded vesting. For performance-based options issued, the fair value of the instrument is measured at the grant date and expensed over the vesting term when the performance targets are considered probable of being achieved. The Corporation also elected to adjust the amount recognized as an expense to reflect the number of awards for which the related service and non-market performance vesting conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that meet the related service and non-market performance conditions at the vesting date.

Equity based awards, consisting of RSUs, DSUs and cash bonus based on the price of the Corporation common share price, are initially measured based on the fair value of the share-based payment awards at grant date. The cash bonus is remeasured at the end of each reporting period, until settlement.

The fair value of the share-based payment transactions is measured using the Black-Scholes model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected volatility (based on the historical volatility), weighted average expected life of the instruments (based on contractual life, tranche vesting term and general option holder behavior), expected dividends, and the risk-free interest rate (based on government bonds). Service and non-market performance conditions attached to the transactions, if any, are not taken into account in determining fair value. Certain instruments have a market condition considered in the determination of the fair value of the award. The fair value of those awards considers the market condition and is determined generally using a Monte Carlo simulation model.

(r)	Income tax:

Income taxes are comprised of current and deferred taxes. These taxes are accounted for using the liability method. Current tax is recognized in connection with income for tax purposes, unrealized tax benefits and the recovery of tax paid in a prior period and measured using the enacted tax rates and laws applicable to the taxation period during which the income for tax purposes arose.

Deferred tax is recognized on the difference between the carrying amount of an asset or a liability, as reflected in the financial statements, and the corresponding tax base, used in the computation of income for tax purposes (temporary differences) and measured using the enacted tax rates and laws as at the balance sheet date that are expected to apply to the income that the Corporation expects to arise for tax purposes in the period during which the difference is expected to reverse. Management assesses the likelihood that a deferred tax asset will be realized, and a valuation allowance is provided to the extent that it is more likely than not that all or a portion of a deferred tax asset will not be realized. The determination of both current and deferred taxes reflects the Corporation’s interpretation of the relevant tax rules and judgement.

An unrealized tax benefit may arise in connection with a period that has not yet been reviewed by the relevant tax authority. A change in the recognition or measurement of an unrealized tax benefit is reflected in the period during which the change occurs.

Income taxes are recognized in the consolidated statement of loss, except when they relate to an item that is recognized in other comprehensive income (loss) or directly in equity, in which case, the taxes are also recognized in other comprehensive income (loss) or directly in equity respectively. Where income taxes arise from the initial accounting for a business combination, these are included in the accounting for the business combination.

Interest and penalties in respect of income taxes are not recognized in the consolidated statement of loss as a component of income taxes but as a component of interest expense.

(s)	Net earnings or loss per share:

Basic net earnings or loss per share is calculated by dividing the profit or loss attributable to common shareholders of the Corporation by the weighted average number of common shares outstanding during the period. Diluted net earnings or loss per share is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for own shares held, for the effects of all dilutive potential common shares, which comprise warrants, share options, deferred share units, restricted share units and restricted shares granted to employees and directors.

(t)	New standards and interpretations not yet adopted:

Accounting pronouncements not yet adopted

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which amends ASC Topic 848, Reference Rate Reform. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. This new guidance is optional and may be elected over time through December 31, 2022 as reference rate reform activities occur. This new guidance is not expected to have a material impact on the Corporation’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which amends ASC Subtopic 470-20, Debt with Conversion and Other Options and ASC Subtopic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity. The ASU simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. In addition, the ASU enhances information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share guidance and amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2021. Management has not yet evaluated the impact of this ASU on the consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which amends ASC Topic 805, Business Combinations, The ASU improves the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to the (1) recognition of an acquired contract liability and (2) payment terms and their direct effect on subsequent revenue recognized by the acquirer. ASU 2021-08 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2022. Management has not yet evaluated the impact of this ASU on the consolidated financial statements.

The Corporation does not intend to early adopt any of the above amendments.

4.Business combination:

The Corporation had no business acquisitions for the year ended March 31, 2022. The Corporation acquired the following business for the year ended March 31, 2021:

(a)	Acquisition of a controlling interest in Sprout Foods:

On February 10, 2021, Neptune acquired a 50.1% equity interest in Sprout Foods, Inc. (“Sprout” or “Sprout Foods”). Through Sprout Foods, Neptune entered a new market: the organic baby food market. Sprout is committed to offering products that contain whole foods, no preservatives, no concentrates, no added sugar, are USDA certified organic and are non-GMO. Sprout’s products target four markets: Stage 2 (children 6 months and up), Stage 3 (children 8 months and up), Toddler (children aged 12 months and up) and Snacks (children 8 months and up).

Upon the acquisition of 50.1% of the outstanding equity of Sprout in February 2021, the Corporation assessed its control of Sprout through its exposure and rights to variable returns from its involvement with Sprout and its ability to affect those returns through its power over Sprout. The former controlling shareholder retained a participation of 39.7% and is a minority representative through the execution of their voting power on Sprout’s Board of Directors, as long as it holds more than half of its current investment. Based on the contractual terms of the acquisition agreement, the Corporation assessed that the voting rights in Sprout, in combination with its majority representation on the Board of Directors, are the dominant factors in deciding who controls Sprout. Therefore, Sprout is consolidated in the Corporation’s consolidated financial statements.

The transaction consideration includes a cash payment of $6,000,000 and the issuance of 192,617 Neptune common shares (or 6,741,573 pre-consolidation shares) having a value of $17,595,505. Additionally, Neptune is guaranteeing a $10,000,000 note issued by Sprout in favor of Morgan Stanley Expansion Capital (“MSEC”).

Furthermore, Sprout’s other equity interest owners granted Neptune a call option (the “Call Option”) to purchase the remaining 49.9% outstanding equity interests of Sprout, at any time beginning on January 1, 2023 and ending on December 31, 2023. The total consideration payable for the additional shares (“Call Shares”) upon the exercise of the Call Option and the closing of Neptune’s acquisition of the Call Shares would be equal to the total equity value of the Call Shares, which would be based upon the applicable percentage acquired by Neptune of the total enterprise value for Sprout.

As at the close of the transaction, the value of the asset related to the Call Option was determined to be $5,523,255, representing the difference between the market price and the contract value of the Call Option, discounted at a rate of 8.9% and assuming the transaction would take place on January 1, 2023. To establish the market price, the multiples selected were 2.3x for revenues and 12.0x for EBITDA, based on analysis of average and median industry multiples, and were adjusted to consider a 20% discount; the multiples to be used as per the contract are 3.0x for revenues and 15.0x for EBITDA, weighted at 50%. As at March 31, 2022, the fair value of the asset was remeasured to nil (2021 – $5,615,167), generating a loss on re-measurement of $5,598,198 (2021 – gain of $83,428) accounted under revaluation of derivatives for the year ended on that date.

The cash consideration of this transaction was funded with the proceeds of the previous issuances of shares.

The allocation of the purchase price was based on management’s estimate of the fair values of the acquired identifiable assets and assumed liabilities using valuation techniques including income, cost and market approaches (Level 3). The Corporation utilized both the cost and market approaches to value fixed assets, which consider external transactions and other comparable transactions, estimated replacement and reproduction costs, and estimated useful lives and consideration for physical, functional and economic obsolescence. We utilized the income approach to value intangible assets, which considers the present value of the net cash flows expected to be generated by the intangible assets, and excluding cash flows related to contributory assets.

The following table summarizes the final purchase price allocation of the Sprout Foods assets acquired and liabilities assumed at the acquisition date

Fair value recognized
on acquisition
Assets acquired
Cash and cash equivalents	$2,862,758
Trade receivables	2,062,773
Inventories	7,705,273
Prepaid expenses and other current assets	178,229
Property and equipment	140,619
Right-of-use asset	892,472
Tradenames	22,364,000
Other assets	5,550,279
41,756,403
Liabilities assumed
Trade and other payables	$5,163,813
Lease liability	892,472
Promissory note	11,446,356
17,502,641
Total identifiable net assets at fair value	24,253,762
Non-controlling interest measured at fair value (49.9%)	(23,497,694)
Goodwill arising on acquisition	22,839,437
Purchase price	$23,595,505
Consist of:
Cash	$6,000,000
Common shares issued, at fair value	17,595,505
Total consideration	$23,595,505

Note:	As part of the acquisition of Sprout, net deferred tax assets of $15,251,439 were acquired for which a full valuation allowance was recognized.

The pending inquiries and potential findings described under note 22(b)(ii) could result in material litigation and may have a material adverse effect on Sprout’s business, financial condition, or results of operations.

From the date of acquisition to March 31, 2021, Sprout Foods has contributed $2,403,074 to the total revenues from sales and services and a net loss of $2,192,805 to the consolidated loss from operating activities.

The following unaudited pro forma information for the years ended March 31, 2021, represents the results of operations of the Corporation as if the acquisition of Sprout Foods had occurred on April 1, 2020. This pro forma information does not purport to be indicative of the results that would have occurred for the periods presented or that may be expected in the future.

March 31,
(unaudited)	2021
Total revenues	53,823,888
Net loss	(150,267,710)

Acquisition-related costs for the year ended March 31, 2021 of $314,122 have been excluded from the consideration transferred and have been recognized as an expense within selling, general and administrative expenses in the consolidated statement of loss.

The gross amount of the trade accounts receivable amount to $3,826,350 of which $1,763,577 was expected to be uncollectible at the acquisition date.

The goodwill recognized in connection with this acquisition is primarily attributable to synergies with existing business, and other intangibles that do not qualify for separate recognition including assembled workforce. Goodwill and intangible assets are not deductible for income tax purposes.

5.Trade and other receivables:

	March 31,	March 31,
	2022	2021
Trade receivables	$6,987,865	$6,099,627
Sales taxes receivable	497,824	740,201
Accrued and other receivables	47,985	547,039
Tax credits receivable	14,487	—
Grants and subsidies receivables	51,423	1,280,342
	$7,599,584	$8,667,209

Wage and rent subsidies related to the Canada Emergency Wage Subsidy (CEWS) and Canada Emergency Rent Subsidy (CERS) were recorded during the year ended March 31, 2022 in the amount of $1,024,484 with $51,423 receivable as at March 31, 2022 (2021 – $2,363,516 and $1,280,342 respectively). This has been recorded in cost of goods sold and selling, general and administrative expenses, against the related salary and rent expenses, in the amounts of $924,644 and $99,840, respectively, compared to $932,483 and $1,431,033 for the previous year.

The aging of trade receivable balances and the allowance for doubtful accounts as at March 31, 2022 and 2021 were as follows:

	March 31,	March 31,
	2022	2021
Current	$4,898,533	$2,372,855
Past due 0-30 days	909,643	1,002,752
Past due 31-120 days	423,836	1,001,901
Past due over 121 days	10,388,106	9,637,609
Trade receivables	16,620,118	14,015,117
Less expected credit loss	(9,632,253)	(7,915,490)
	$6,987,865	$6,099,627

The movement in expected credit loss in respect of trade receivables was as follows:

	March 31,	March 31,
	2022	2021
Balance, beginning of year	$7,915,490	$514,595
Bad debt expenses	2,505,738	7,339,626
Foreign exchange loss	41,373	405,148
Recoveries collected	(830,348)	(343,879)
Balance, end of year	$9,632,253	$7,915,490

Credit risk is the risk of a loss if a customer or counterparty to a financial asset fails to meet its contractual obligations, and arises primarily from the Corporation’s trade receivables. The Corporation may also have credit risk relating to cash and cash equivalents and short-term investments, which are managed by dealing only with highly-rated Canadian institutions. The carrying amount of these financial assets, as disclosed in the consolidated statements of financial position, represents the Corporation’s credit exposure at the reporting date. The Corporation’s trade receivables and credit exposure fluctuate throughout the year. The Corporation’s average trade receivables and credit exposure during the year may be higher than the balance at the end of that reporting period.

As at March 31, 2022, no customers accounted for more than 10% of total trade receivables included in trade and other receivables. As at March 31, 2021, one customer accounted for 23.3% of total trade accounts included in trade and other receivables.

Most of the Corporation’s customers are distributors for a given territory and are privately-held, provincially owned and publicly owned companies. The profile and credit quality of the Corporation’s customers vary significantly. Adverse changes in a customer’s financial position could cause the Corporation to limit or discontinue conducting business with that customer, require the Corporation to assume more credit risk relating to that customer’s future purchases or result in uncollectible accounts receivable from that customer. Such changes could have a material adverse effect on business, consolidated results of operations, financial condition and cash flows.

The Corporation’s extension of credit to customers involves judgment and is based on an evaluation of each customer’s financial condition and payment history. From time to time, the Corporation will temporarily transact with customers on a prepayment basis where circumstances warrant. The Corporation’s credit controls and processes cannot eliminate credit risk.

During the year ended March 31, 2022, the Corporation transacted with a few new customers, for which financial positions deteriorated during the year. The Corporation has recorded specific provisions related to these customers.

6.Inventories:

	March 31,	March 31,
	2022	2021
Raw materials	$7,920,190	$6,917,716
Work in progress	1,016,916	5,912,935
Finished goods	7,974,690	3,455,365
Supplies and spare parts	147,610	1,031,407
	$17,059,406	$17,317,423

During the years ended March 31, 2022 and 2021, inventories have been reduced by $3,772,066 and $18,962,254 respectively, as a result of a write-down to their net realizable value, which is included in cost of sales.

7.Property, plant and equipment:

The Corporation’s property, plant and equipment balances consisted of the following:

	Years ended
	March 31,	March 31,
	2022	2021
Land	$182,831	$182,001
Building and building components	27,226,065	26,499,100
Laboratory and plant equipment	37,372,148	36,583,756
Furniture and office equipment	597,075	539,648
Computer equipment	878,101	692,855
Total	$66,256,220	$64,497,360
Less: Accumulated depreciation and impairment loss	(44,808,097)	(27,151,644)
	$21,448,123	$37,345,716

Depreciation expense has been recorded in the following accounts in the consolidated statements of loss:

	Years ended
	March 31,	March 31,
	2022	2021
Cost of sales	$1,902,214	$2,442,208
Selling, general and administrative expenses	821,537	1,519,109
	$2,723,751	$3,961,317

As of March 31, 2022, the Corporation identified a trigger of impairment related to its Canadian cannabis asset group and recorded an impairment charge of $12,361,123. Impairment indicators such as increased operating losses, decline in the share price and negative industry and economic trends were identified in the fourth quarter. The fair value of the asset group was determined to be less than the carrying value, resulting in an impairment loss of $3,150,663 of the building and components and $9,210,460 to the laboratory and plant equipment. After impairment, the carrying value of the Canadian cannabis asset group as of March 31, 2022 was $20,290,929 which included the production facility land and building of $17,101,160 and equipment of $3,189,769. The fair value of the asset group was determined using the market multiple valuation approach with the significant assumption of market revenue multiple. The fair value of the individual assets of land, building and equipment was determined using market prices for comparable asset (level 3).

During the quarter ended September 30, 2021, the Corporation impaired the equipment of the Canadian cannabis long-lived assets that were subject to impairment write downs as of March 31, 2021. As at September 30, 2021, the fair value of these long-lived assets was established to be nil and as such an impairment charge of $1,424,517 was recorded.

During the quarter ended September 30, 2021, the Corporation impaired the long-lived assets of the SugarLeaf reporting unit as they were no longer generating economic benefits. The fair value of these long-lived assets was established to be nil and as such an impairment charge of $979,942 was recorded.

As of March 31, 2021, as result of Neptune’s transition into the Consumer Packaged Good (“CPG”) industry, the Corporation tested its property, plant and equipment related to its cannabis processing business for impairment. As of March 31, 2021, certain equipment with a carrying value of $10,689,806 were no longer expected to be used. The fair value was estimated to $1,475,880 based on comparable transactions and market data (level 3). Consequently, an impairment loss of $9,213,926 was recognized as at March 31, 2021 on the consolidated statement of loss and comprehensive loss, under impairment loss related to property, plant and equipment.

During the year ended March 31, 2021, the Corporation also impaired $1,533,766 of property, plant, and equipment related to the SugarLeaf reporting unit (refer to note 9). Subsequent to the impairment, the Corporation revised the useful life of certain plant equipment and as a result, an amount of $951,540 of accelerated amortization for these property, plant and equipment was recorded.

8.Leases:

The Corporation has operating leases for a variety of different assets, which include land, and buildings and certain manufacturing and office equipment.

The operating lease costs, included within cost of sales and general and administrative expenses amounted to $710,984 (2021 – $320,669).

During the year ended March 31, 2021, the Corporation entered into the following significant operating leases:

In January 2021, the Corporation entered into a new building lease and recorded a right-of-use asset and a lease liability of $1,350,240. Annual payments start at $168,267 and end at $219,540. The lease term is 10 years, which includes the initial lease term of 5 years and a renewal option of 5 years that is reasonably certain to be exercised.

In February 2021, the Corporation entered into a new building lease and recorded a right-of-use asset and a lease liability of $892,472. Annual payments start at $192,772 and end at $225,153. The initial lease term expires in November 2025. There is one renewal option of 5 years that is not reasonably certain to be exercised.

Additional information related to operating leases was as follows:

The following table summarizes the lease liabilities amounts recognized in the consolidated balance sheets:

	March 31,	March 31,
	2022	2021
Current	$641,698	$230,016
Non-current	2,063,421	2,886,940
Total	$2,705,119	$3,116,956

The following table summarizes the movements in cash and non-cash flows from operating leases:

	Years ended
	March 31,	March 31,
	2022	2021
Operating cash flow payments for operating lease liabilities	$(25,201)	$(36,445)
Operating cash inflow payments for sublease classified as operating lease	61,166	21,320
Operating leases from business combination	—	892,472
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	275,840	1,282,743

The Corporation has calculated the weighted-average remaining lease term, presented in years below, and the weighted-average discount rate for the operating lease population. The Corporation uses the incremental borrowing rate as the lease discount rate, unless the lessor’s rate implicit in the lease is readily determinable, in which case it is used.

	March 31,	March 31,
	2022	2021
Weighted-average remaining operating lease term (in years)	6.34	5.38
Weighted-average operating lease discount rate	5.69%	6.12%

(a)	Maturity analysis – contractual undiscounted cash flows:

March 31,
2022
2023	$753,444
2024	575,223
2025	457,263
2026	340,263
2027	194,593
2028 and thereafter	878,569
Total lease liabilities payments	$3,199,355
Less: Imputed interest	(494,236)
Total operating lease liabilities	$2,705,119

9.Intangible assets and goodwill:

					Weighted
			Accumulated		remaining
		Accumulated	impairment		average useful
As at March 31, 2022	Cost	amortization	losses	Net	life (in years)
Customer relationships	11,127,771	(9,896,889)	—	1,230,882	4.75
Farmer relationships	10,446,700	(10,446,700)	—	—	—
Patents	288,541	(288,541)	—	—	—
License agreements	4,088,843	(3,050,053)	—	1,038,790	3.79
Website and trademarks	529,441	(457,836)	—	71,605	1.00
Computer software	710,525	(669,341)	—	41,184	0.25
Tradenames	22,504,329	(1,704,755)	(1,527,000)	19,272,574	14.00
Intangible assets	$49,696,150	$(26,514,115)	$(1,527,000)	$21,655,035	7.73
Goodwill	$127,442,658	$—	$(105,274,370)	$22,168,288	N/A

					Weighted
			Accumulated		remaining
		Accumulated	impairment		average useful
As at March 31, 2021	Cost	amortization	losses	Net	life (in years)
Customer relationships	11,077,278	(9,525,598)	—	1,551,680	5.75
Farmer relationships	10,399,298	(10,399,298)	—	—	—
Patents	287,231	(287,231)	—	—	—
License agreements	4,070,290	(2,309,950)	—	1,760,340	4.79
Website and trademarks	95,221	(24,554)	—	70,667	2.00
Computer software	707,301	(297,006)	—	410,295	1.25
Tradenames	22,364,201	(200,353)	—	22,163,848	15.00
Intangible assets	$49,000,820	$(23,043,990)	$—	$25,956,830	8.57
Goodwill	$126,864,388	$—	$(101,411,016)	$25,453,372	N/A

Amortization expense has been recorded in the following accounts in the consolidated statement of loss:

	Years ended
	March 31,	March 31,
	2022	2021
Cost of sales	$582,096	$901,856
Selling, general and administrative expenses	2,774,632	14,198,861
	$3,356,728	$15,100,717

The estimated aggregate amortization expense related to intangible assets with finite useful life for each of the next five fiscal years is as follows:

	2023	2024	2025	2026	2027
Estimated aggregate amortization expense	$2,514,571	$2,442,943	$2,442,943	$2,342,144	$2,032,939

Goodwill as of March 31, 2022 and March 31, 2021 was as follows:

	Notes	Goodwill
Balance as at March 31, 2020		$30,104,661
Business acquisition	4	22,839,437
Impairment loss		(26,898,016)
Effect of movements in exchange rates		(592,710)
Balance as at March 31, 2021		25,453,372
Impairment loss		(3,288,847)
Effect of movements in exchange rates		3,763
Balance as at March 31, 2022		$22,168,288

An impairment test of goodwill is performed on an annual basis, or more frequently if an impairment indicator is triggered. Impairment is determined by assessing the recoverable amount of the reporting unit to which goodwill is allocated and comparing it to the reporting units’ carrying amount. For the purpose of impairment testing, this represents the lowest level within the Corporation at which the goodwill is monitored for internal management purposes.

The aggregate amount of goodwill is allocated to each reporting unit as follows:

	March 31,	March 31,
	2022	2021
Biodroga	$2,617,698	$2,613,935
Sprout	19,550,590	22,839,437
	$22,168,288	$25,453,372

(a)	Annual impairment testing of Biodroga:

The Corporation performed its annual impairment testing of the Biodroga goodwill as at March 31, 2022 and 2021. The fair value of the Biodroga reporting unit’s operations was determined to be higher than the carrying value and resulted in no impairment of goodwill recorded in the year ended March 31, 2022 and March 31, 2021.

The fair value of the reporting unit was estimated using discounted cash flow model with a WACC pre-tax discount rate of 15.175% (2021 – 12.13%) and also used the market multiples valuation approach. The discount rate represents the WACC for comparable companies operating in similar industries as the reporting unit, based on publicly available information. Determination of the WACC requires separate analysis of the cost of equity and debt, and considers a risk premium based on an assessment of risks related to the projected cash flows of the reporting unit. We believe these assumptions are consistent with the assumptions that a hypothetical marketplace participant would use.

Cash flows were projected based on past experience, actual operating results and the three-year business plan including a terminal growth rate of 2.5% (2021 – 2.5%).

The most significant assumptions used to estimate the fair values using discounted cash flow model included the forecasted revenue, gross margins, net working capital investment, terminal value as well as the discount rate. These significant assumptions are classified as Level 3 in the fair value hierarchy, signifying that they are not based on observable market data. A decrease in the projected cash flow or an increase in discount rate could have resulted in an impairment charge. Should these projections not be realized, an impairment loss may be needed in future periods. As at March 31, 2022, the assumptions used in determining the fair value were not subject to a degree of uncertainty that would have caused impairment to be recorded as there was sufficient headroom between the fair value of the reporting unit and its carrying value.

These significant assumptions are classified as Level 3 in the fair value hierarchy, signifying that they are not based on observable market data. The model is particularly sensitive to the future expected cash flows in the upcoming periods, should these not be realized, an impairment loss may be needed in future periods.

(b)	Accelerated amortization and impairment of SugarLeaf Labs:

During the year ended March 31, 2021, the downturn in oil prices for cannabis persisted (as was the case for the previous year), and the commercial viability of the SugarLeaf reporting unit was reviewed. Management noted that the customers for which a customer relationship intangible asset was acquired with the SugarLeaf reporting unit had ceased placing orders and there were minimal active business relationships with these customers. As the reporting unit was no longer viable given declining pricing and demand, the Corporation would not benefit from these relationships and thus decided to take accelerated amortization for this intangible asset, in the amount of $5,803,135 during the year ended March 31, 2021.

Also, Neptune was not producing or selling any products resulting from the farmer relationships acquired with the SugarLeaf reporting unit. Furthermore, SugarLeaf did not have any contracts with customers and there was no commercial viability to these supplier relationships with the farmers. Neptune will not realize future economic benefits from these relationships and thus, management decided to take accelerated amortization for this intangible asset, in the amount of $4,749,174 during the year ended March 31, 2021.

Amortization charges are recorded in selling, general and administrative expenses.

As a result of the above events, management determined there were impairment indicators during the quarter ended December 31, 2020 and performed an impairment test of the SugarLeaf reporting unit, for which the fair value of goodwill of the SugarLeaf reporting unit was estimated at $6.0 million, which resulted in an impairment of goodwill of $26,898,016. Management also tested other long-lived assets for impairment and consequently, Neptune recorded an impairment loss on property, plant and equipment and right-of-use assets in the amount of $1,533,766 and $107,650 respectively, during the year ended March 31, 2021.

Fair value was determined using the market approach using Level 3 inputs. Significant assumptions used in determining the fair value were the revenue of the SugarLeaf reporting unit and revenue multiples derived from comparable company transactions.

During the year ended March 31, 2022, negative industry and economic trends were identified in the second quarter. The fair value of the asset group was determined to be less than the carrying value, resulting in an impairment loss of $2,323,062 to other long-lived assets. The fair value of the asset group was determined using market multiple valuation approach with the significant assumption of market revenue multiple. The fair value of the individual assets of land, building and equipment was determined using market prices for comparable asset.

(c)	Impairment testing of Sprout:

The Corporation performed an annual impairment testing of the Sprout goodwill in the fourth quarter. The Corporation compared the carrying amount of the reporting unit to the fair value. The fair value of the Sprout reporting unit was determined to be lower than the carrying value and $3,288,847 goodwill impairment expense was recorded in the year ended March 31, 2022.

The fair value of the reporting unit was estimated using a discounted cash flow model with a WACC pre-tax discount rate of 9.4% and also used the market multiples valuation approach. The discount rate represents the WACC for comparable companies operating in similar industries as the reporting unit, based on publicly available information. Determination of the WACC requires separate analysis of the cost of equity and debt, and considers a risk premium based on an assessment of risks related to the projected cash flows of the reporting unit.

Cash flows were projected based on past experience, actual operating results and the three-year business plan including a terminal growth rate of 3%.

The Corporation also identified a trigger of impairment related to its long-lived assets and recorded an impairment charge of $1,527,000 for trademarks. The fair value was determined using a discounted cash flow model.

The most significant assumptions used to estimate the fair values using discounted cash flow model included the forecasted revenue, gross margins, net working capital investment, terminal value as well as the discount rate. These significant assumptions are classified as Level 3 in the fair value hierarchy, signifying that they are not based on observable market data. A decrease in the projected cash flow or an increase in discount rate could have resulted in an impairment charge. Should these projections not be realized, an impairment loss may be needed in future periods. Due to the impairment losses recorded in the fourth quarter of fiscal 2022, there is no headroom between the fair value of the reporting unit and its carrying value and therefore, changes in assumptions in future periods may result in additional impairment charges.

The assumptions used by the Corporation in the cash flow forecast discounting model are classified as Level 3 in the fair value hierarchy, signifying that they are not based on observable market data. The model is particularly sensitive to the future expected cash flows in the upcoming periods, should these not be realized, an impairment loss may be needed in future periods.

10.Trade and other payables:

	March 31,	March 31,
	2022	2021
Trade payables	$10,667,780	$12,154,734
Accrued liabilities and other payables	11,211,335	5,841,675
Employee salaries and benefits payable	576,826	1,750,375
Short-term portion of long-term payables	244,908	135,211
	$22,700,849	$19,881,995

11.Provisions

(a)

During the year ended March 31, 2019, the Corporation received a judgment from the Superior Court of Québec (the “Court”) in respect of certain royalty payments alleged to be owed and owing to a former chief executive officer of the Corporation (the “Former CEO”) pursuant to the terms of an agreement entered into on February 23, 2001 between Neptune and the Former CEO (the “Royalty Agreement”). The Corporation appealed the judgment which was dismissed by the Court of Appeal of Québec in February 2021. Under the terms of the Royalty Agreement and as maintained by the court, annual royalties of 1% of the sales and other revenue made by the Corporation on a consolidated basis are payable by the Corporation to the Former CEO biannually, but only to the extent that the cost of the royalty would not cause the Corporation to have a loss before interest, taxes and amortization (in which case, the payments would be deferred to the following fiscal year).

As of March 31, 2022, a provision of $362,809 (March 31, 2021 - $1,489,854) has been recorded by the Corporation. During the current fiscal year, the Corporation increased the provision by $626,914, recorded foreign currency translation adjustments of $4,122 and made payments totaling $1,758,081 to the Former CEO in relation to this provision. During the prior fiscal year, the Corporation increased the provision by $571,619, recorded foreign currency translation adjustments of $124,818 and made no payments to the Former CEO in relation to this provision.

(b)

In September 2020, Neptune submitted a claim and demand for arbitration against Peter M. Galloway and PMGSL Holdings, LLC (collectively “PMGSL”) in accordance with the SugarLeaf Asset Purchase Agreement (“APA”) dated May 9, 2019 between Neptune, PMGSL, Peter M. Galloway and Neptune Holding USA, Inc. Separately, PMGSL submitted a claim and demand for arbitration against Neptune. The Neptune claims and PMGSL claims have been consolidated into a single arbitration and each are related to the purchase by Neptune of substantially all of the assets of the predecessor entities of PMGSL Holdings, LLC. Neptune is claiming, among other things, breach of contract and negligent misrepresentation by PMGSL in connection with the APA and is seeking, among other things, equitable restitution and any and all damages recoverable under law. PMGSL is claiming, among other things, breach of contract by Neptune and is seeking, among other things, payment of certain compensation contemplated by the APA. A merit hearing in the arbitration started in April 2022 with a further week of testimony starting August 1, 2022. On June 15, 2022, a one-day hearing took place on Neptune’s motion to enforce a settlement agreement reached on April 2021 (which was repudiated by PMGSL in June 2021). Final oral argument is scheduled for July 7, 2022, after which the arbitrator will issue a decision on whether the settlement is enforceable. While Neptune believes there is no merit to the claims brought by PMGSL, a judgment in favor of PMGSL may have a material adverse effect on our business and Neptune intends to continue vigorously defending itself. Based on currently available information, a provision of $600,000 has been recognized for this case as at March 31, 2022 ($600,000 as at March 31, 2021).

(c)

A supplier of cannabis initiated a lawsuit against 9354-7537 Quebec Inc. (operating as Neptune Wellness Solutions, Inc.) (“Neptune”) for breach of a Wholesale Cannabis Supply Agreement (the “Supply Agreement”) for the purchase of cannabis trim. The purchased trim was rejected by Neptune due to quality concerns. The supplier refused to refund the purchase price and ultimately sued Neptune for breach of the Supply Agreement. The matter proceeded to trial in November 2021, and on March 23, 2022, an arbitrator entered an arbitration award against Neptune for the full purchase price of the trim. With fees and costs, the final arbitrator’s award entered against Neptune is of $1,127,024, plus applicable interest. A provision of $1,127,024 has been recognized in trade and other payables.

(d)

On November 15, 2021, the Corporation announced restructuring initiatives. These initiatives resulted in immediate reductions in personnel and a severance charge of $850,799 and was paid before year-end.

(e)	As at March 31, 2022, the Corporation has various additional other provisions for legal obligations for an aggregate amount of $155,804 (March 31, 2021 – $155,804).

12.Liability related to warrants:

During the years ended March 31, 2022 and 2021, the Corporation issued common share, pre-funded warrants and warrants as part of its financing arrangements which are exercisable for a variable number of shares. Common shares and pre-funded warrants are classified as equity. Warrants are classified as liabilities rather than equity.

On March 14, 2022, Neptune issued a total of 185,715 pre-funded warrants (“Pre-Funded Warrants”), along with 528,572 common shares of the Corporation , as part of a registered direct offering (“Direct Offering”), and with each Pre-Funded Warrant, which qualified as equity, exercisable for one Common Share. The common shares and the Pre-Funded Warrants were sold together with 714,286 Series A Warrants (the “Series A Warrants”) to purchase up to an aggregate of 714,286 common shares, and with 714,286 Series B Warrants (the “Series B Warrants” and collectively with the Series A Warrants, the “Common Warrants”) to purchase up to another aggregate of 714,286 common shares. Each common share and Pre-Funded Warrants and the accompanying Common Warrants were sold together at a combined offering price of $11.20, for aggregate gross proceeds of $8.0 million before deducting fees and other estimated offering expenses. The Pre-Funded Warrants are funded in full at closing except for a nominal exercise price of $0.0035 and are exercisable commencing on the Closing Date and will terminate when such Pre-Funded Warrants are exercised in full. The Series A Warrants have an exercise price of $11.20 per share and are exercisable six months after the closing date and will expire five and a half years from the date of issuance. The Series B Warrants have an exercise price of $11.20 per share and are exercisable six months after the closing date and expire 18 months from the date of issuance.

Proceeds of the Direct Offering were allocated between common shares and warrants first by allocating proceeds to the warrants classified as a liability and measured at fair value each period with changes in fair value recorded in the income statement based on their fair value and then allocating the residual to the equity instruments, which includes the Pre-Funded Warrants. The fair value of the liability-classified warrants was determined using the Black-Scholes model, resulting in an initial warrant liability of $4,757,559 for the Series A Warrants and $2,857,755 for the Series B Warrants. The residual amount of $306,868 and $107,818 was then allocated to the Common Share and Pre-Funded Warrants on a relative fair value basis. The Pre-Funded Warrants were exercised in full on March 30, 2022 for gross proceeds of $650.

The Series A Warrants and Series B Warrants liability was determined using the Black-Scholes model. Series A Warrants and Series B Warrants are revalued each period-end at fair value through profit and loss in “gain on revaluation of derivatives”. The change in fair value of the warrant liability between the issuance date and the end of the fiscal year was a decrease of $1,572,299.

During the previous fiscal year, on October 22, 2020, Neptune issued a total of 300,926 warrants (“2020 Warrants”) with an exercise price of $78.75 expiring on October 22, 2025. The warrants, issued as part of the Private Placement entered into on October 20, 2020 (see note 14 (i)), are exercisable beginning anytime on or after April 22, 2021 until October 22, 2025. Proceeds were allocated between common shares and warrants first by allocating proceeds to the warrants classified as liability and measured at fair value and then allocating the residual to the equity instruments. The fair value of the warrants was determined using the Black-Scholes model, resulting in an initial warrant liability of $11,831,000. The residual amount of $23,169,000 was then allocated to the Common Share. Warrants are revalued each period-end at fair value through profit and loss. The change in fair value of this warrant liability for the twelve-month period ended March 31, 2022 was a decrease of $5,877,802 (2021—a decrease of $5,893,160).

On February 19, 2021, the Corporation issued 196,429 warrants (“2021 Warrants”) with an exercise price of $78.75 expiring on August 19, 2026. The warrants, issued as part of a Registered Direct Offering entered into on February 17, 2021 (see note 14(f)(ii)), are exercisable beginning anytime on or after August 19, 2021 until August 19, 2026. Proceeds were allocated between common shares and first by allocating proceeds to the warrants classified as liability and measured at fair value with changes in fair value recorded in the income statement based on their fair value and then allocating the residual to the equity instruments.

The fair value of the warrants was determined using the Black-Scholes model, resulting in an initial warrant liability of $6,288,998. The residual amount of $48,711,002 was then allocated to the Common Shares. Warrants are revalued each period-end at fair value through profit and loss. The change in fair value of this warrant liability for the twelve-month period ended March 31, 2022 was a decrease of $3,990,948 (2021 -1,976,093).

Changes in the value of the liability related to the warrants for the years ended March 31, 2022 and 2021 were as follows:

	Warrants	Amount
Outstanding as at March 31, 2020	—	$—
Warrants issued during the year	497,355	18,119,998
Revaluation		(7,869,253)
Movements in exchange rates		211,392
Outstanding as at March 31, 2021	497,355	10,462,137
Warrants issued during the year	1,428,574	7,585,314
Revaluation		(12,633,316)
Movements in exchange rates		156,395
Outstanding as at March 31, 2022	1,925,929	5,570,530

The following table provides the relevant information on the outstanding warrants as at March 31, 2022:

		Number of	Number of
		warrants	warrants	Exercise
Reference	Date of issuance	outstanding	exercisable	price	Expiry date
2020 Warrants	October 22, 2020	300,926	300,926	$78.75	October 22, 2025
2021 Warrants	February 19, 2021	196,429	196,429	$78.75	August 19, 2026
Series A Warrants	March 14, 2022	714,287	—	$11.20	September 14, 2027
Series B Warrants	March 14, 2022	714,287	—	$11.20	March 14, 2028
		1,925,929	497,355	$28.64

The derivative warrant liabilities are measured at fair value at each reporting period and the reconciliation of changes in fair value is presented in the following tables:

	2020 Warrants		2021 Warrants
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021
Balance - beginning of year	$6,174,137	$—	$4,288,000	$—
Warrants issued during the year	—	11,831,000	—	6,288,998
Change in fair value	(5,877,802)	(5,893,160)	(3,990,948)	(1,976,093)
Translation effect	13,434	236,297	9,652	(24,905)
Balance - end of year	$309,769	$6,174,137	$306,704	$4,288,000

	Series A Warrants		Series B Warrants
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021
Balance - beginning of year	$—	$—	$—	$—
Warrants issued during the year	4,757,559	—	2,827,755	—
Change in fair value	(1,572,299)	—	(1,192,267)	—
Translation effect	85,556	—	47,753	—
Balance - end of year	$3,270,816	$—	$1,683,241	$—

The fair value of the derivative warrant liabilities was estimated using the Black-Scholes option pricing model and based on the following assumptions:

	2020 Warrants		2021 Warrants
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021
Share price	$7.70	$45.85	$7.70	$45.85
Exercise price	$78.75	$78.75	$78.75	$78.75
Dividend yield	0.00%	0.00%	0.00%	0.00%
Risk-free interest	2.44%	0.80%	2.49%	1.01%
Remaining contractual life (years)	3.57	4.57	4.39	5.39
Expected volatility	83.2%	76.1%	83.5%	72.0%

	Series A Warrants		Series B Warrants
	March 31,	March 14, 2022	March 31,	March 14, 2022
	2022	(Issue date)	2022	(Issue date)
Share price	$7.70	$45.85	$7.70	$45.85
Exercise price	$11.20	$11.20	$11.20	$11.20
Dividend yield	0.00%	0.00%	0.00%	0.00%
Risk-free interest	1.94%	2.12%	1.46%	1.58%
Remaining contractual life (years)	5.46	5.50	1.46	1.50
Expected volatility	77.5%	76.1%	87.0%	83.3%

The Corporation measured its derivative warrant liabilities at fair value on a recurring basis. These financial liabilities were measured using level 3 inputs. The Corporation uses the historical volatility of the underlying share to establish the expected volatility of the warrants. An increase or decrease in this assumption to estimate the fair values using the Black-Scholes option pricing model would result in a decrease or an increase in the fair value of the instruments, respectively.

13.Loans and borrowings:

	March 31,	March 31,
	2022	2021
Loans and borrowings:
Promissory note of $10,000,000 issued by Sprout, guaranteed by the Corporation and secured through a first-ranking mortgage on all movable assets of Sprout current and future, corporeal and incorporeal, and tangible and intangible. The outstanding principal balance bears interest at the rate of 10.0% per annum, payable quarterly in arrears on the last day of each fiscal quarter during the term, commencing March 31, 2021. The principal is payable on February 1, 2024.	$11,648,320	$11,312,959
	11,648,320	11,312,959
Less current portion of loans and borrowings	—	—
Loans and borrowings	$11,648,320	$11,312,959

During the years ended March 31, 2022 and 2021, interest expense of $1,000,000 and $293,250 respectively were recognized on loans and borrowings. There are no covenants to be met for the loans and borrowings outstanding as at March 31, 2022 and 2021.

14.	Capital and other components of equity:
(a)	Share capital:

Authorized capital stock:

Unlimited number of shares without par value:

●	Common shares

Preferred shares, issuable in series, rights, privileges and restrictions determined at time of issuance:

●	Series A preferred shares, non-voting, non-participating, fixed, preferential, and non-cumulative dividend of 5% of paid-up capital, exchangeable at the holder’s option under certain conditions into common shares (none issued and outstanding).

All issued shares are fully paid.

(b)	Share options exercised:

During the twelve-month period ended March 31, 2022, Neptune issued no common shares of the Corporation upon exercise of stock options.

During the twelve-month period ended March 31, 2021, Neptune issued 142,909 common shares of the Corporation upon exercise of stock options at a weighted average exercise price of $54.61 per common; including, 714 common shares were issued upon exercise of market performance options at a weighted average exercise price of $43.19 per common share, for a total cash consideration of $7,478,960.

(c)	DSUs released:

During the twelve-month period ended March 31, 2022, Neptune issued no common shares of the Corporation to former and current members of the Board of Directors. During the twelve-month period ended March 31, 2021, Neptune issued 1,381 common shares of the Corporation to a former member of the Board of Directors at a weighted average price of $72.44 per common share for past services.

(d)	RSUs released:

During the twelve-month period ended March 31, 2022, Neptune issued 108,079 common shares of the Corporation to the CEO as part of his employment agreement at a weighted average price of $39.74 per common share. Withholding taxes of $1,411,515 were paid by the Corporation pursuant to the issuance of these RSUs resulting in the Corporation not issuing an additional 64,105 RSUs.

During the twelve-month period ended March 31, 2021, Neptune issued 16,414 common shares of the Corporation to the CEO as part of his employment agreement at a weighted average price of $155.05 per common share. Withholding taxes of $717,135 were paid by the Corporation pursuant to the issuance of these RSUs resulting in the Corporation not issuing an additional 10,254 RSUs.

(e)	Restricted shares:

During the twelve-month period ended March 31, 2022, Neptune issued no restricted common shares of the Corporation to employees.

During the twelve-month period ended March 31, 2021, Neptune issued 850 common shares of the Corporation to employees at a weighted average price of $116.74 per common share for past services. Although issued as restricted shares under the equity incentive plan, there was no actual restriction nor restricted period on the shares, and they immediately converted into registered shares upon acceptance by the employees.

(f)	Warrants:

On March 14, 2022, as part of the Direct Offering described under note 14(h), Neptune issued a total of 185,715 pre-funded warrants (“Pre-Funded Warrants”), with each Pre-Funded Warrant exercisable for one Common Share. The Pre-Funded Warrants are funded in full at closing except for a nominal exercise price of $0.0035 and are exercisable commencing on the Closing Date, and will terminate when such Pre-Funded Warrants are exercised in full. The Pre-Funded Warrants were exercised in full on March 30, 2022 for gross proceeds of $650.

Changes in the value of equity related to the warrants for the years ended March 31, 2022 and 2021 were as follows:

	March 31, 2022		March 31, 2021
	Weighted average	Number of	Weighted average	Number of
	exercise price	warrants	exercise price	warrants
Warrants outstanding at April 1, 2021 and 2020	$325.34	176,429	$325.34	176,429
Issued	0.0035	185,715	—	—
Exercised	0.0035	(185,715)	—	—
Warrants outstanding at March 31, 2022 and 2021	$325.34	176,429	$325.34	176,429
Warrants exercisable at March 31, 2022 and 2021	$325.34	176,429	$325.34	147,858

Warrants of the Corporation classified as equity are composed of the following as at March 31, 2022 and March 31, 2021:

			March 31, 2022			March 31, 2021
	Number	Number		Number	Number
	outstanding	exercisable	Amount	outstanding	exercisable	Amount
Warrants IFF (i)	57,143	57,143	$1,630,210	57,143	28,572	$1,451,293
Warrants AMI (ii)	119,286	119,286	4,449,680	119,286	119,286	4,449,680
	176,429	176,429	$6,079,890	176,429	147,858	$5,900,973

(i)

During the year ended March 31, 2020, Neptune granted 57,143 warrants (“Warrants IFF”) with an exercise price of $420.00 expiring on November 7, 2024. The warrants, granted in exchange for services to be rendered by non-employees, vest proportionally to the services rendered. An expense of $178,917 was recognized during the twelve-month period ended March 31, 2022 (2021 - $822,316) under the research and development expenses.

(ii)

During the year ended March 31, 2020, Neptune granted 119,286 warrants (“Warrants AMI”) with an exercise price of $280.00 with 85,715 expiring on October 3, 2024 and 33,572 expiring on February 5, 2025. The warrants, granted in exchange for services to be rendered by non-employees, vest proportionally to the services rendered. The warrants fully vested in fiscal year ended March 31, 2021 and as such no expense was recognized in relation to those instruments in the year ended March 31, 2022. During the twelve-month period ended March 31, 2021, expenses of $1,113,884 were recognized in selling, general and administrative expenses.

(g)	At-The-Market Offering:

On March 11, 2020, Neptune entered into an Open Market Sale Agreement with Jefferies LLC pursuant to which the Corporation may from time to time sell, through at-the-market (ATM) offerings with Jefferies LLC acting as sales agent, such common shares as would have an aggregate offer price of up to $50 million.

During the twelve-month period ended March 31, 2021, the Corporation sold a total of 154,619 shares through the ATM program over the Nasdaq stock market, for gross proceeds of $13,736,868 and net proceeds of $13,069,149. The 3% commissions paid and other transaction costs amounted to $667,719. The shares were sold at the prevailing market prices which resulted in an average of approximately $88.55 per share. The ATM Offering was terminated as of February 16, 2021.

(h)	Direct Offerings:

On March 14, 2022, Neptune issued a total of 528,572 common shares of the Corporation , along with 185,715 pre-funded warrants (“Pre-Funded Warrants”), as part of a registered direct offering (“Direct Offering”), with each Pre-Funded Warrant exercisable for one Common Share. The common shares and the Pre-Funded Warrants were sold together with 714,287 Series A Warrants (the “Series A Warrants”) and 714,287 Series B Warrants (the “Series B Warrants” and collectively with the Series A Warrants, the “Common Warrants”) to purchase up to an aggregate of 1,428,572 common shares. Each common share and Pre-Funded Warrants and the accompanying Common Warrants were sold together at a combined offering price of $11.20, for aggregate gross proceeds of $8.0 million before deducting fees and other estimated offering expenses. The Pre-Funded Warrants are funded in full at closing except for a nominal exercise price of $0.0035 and are exercisable commencing on the Closing Date, and will terminate when such Pre-Funded

Warrants are exercised in full. The Series A Warrants have an exercise price of $11.20 per share and are exercisable six months after the closing date, and will expire five and one half years from the date of issuance. The Series B Warrants have an exercise price of $11.20 per share and are exercisable six months after the closing date, and expire 18 months from the date of issuance. Common Warrants are recognized as liabilities, as the exercise price of the warrants is in USD, whereas the Corporation’s functional currency is the Canadian dollar. The proceeds were allocated amongst common shares and Pre-Funded Warrants using the relative fair value approach after allocating proceeds to the Common Warrants corresponding to their fair value. The residual amount of $306,868 and $107,818 was then allocated to the Common Share and Pre-Funded Warrants. Total issue costs related to this private placement amounted to $636,847, of which $33,012 were recorded against share capital and the portion related to the warrants, in the amount of $603,835, was recorded under finance costs.

On July 13, 2020, the Corporation issued 136,389 common shares at an offering price of $92.75 per share for gross proceeds of $12,649,998 and net proceeds of $12,017,902. The transaction costs amounted to $801,462.

(i)	Private placement:

During the year ended March 31, 2021, Neptune completed a private placement with certain US healthcare focused institutional investors for a private placement of 462,963 common shares and 300,926 warrants. Each warrant is exercisable for one common share at an exercise price of $78.75. The gross proceeds of this offering were $35,000,000 before deducting fees and other offering expenses.

Proceeds were allocated first to the warrants based on their fair value and then the residual to the common shares, resulting in an initial warrant liability of $11,831,000 (note 12) and $23,169,000 recorded in the equity of the Corporation. Purchase warrants are recognized as liabilities, as the exercise price of the warrants is in USD, whereas the Corporation’s functional currency is the Canadian dollar. Total issue costs related to this private placement amounted to $2,081,879, of which $1,560,552 were recorded against share capital and the portion related to the warrants, in the amount of $521,327, was recorded under finance costs.

(j)	Business combination:

On February 10, 2021, as part of the consideration paid for the acquisition of a 50.1% interest in Sprout Foods, Inc., Neptune issued 192,617 common shares of the Corporation, for a total consideration of $17,595,505 representing the fair value of the common shares at the date of acquisition (note 4).

(k)	Registered Direct Offering Priced At-The-Market and Concurrent Private Placement:

On February 17, 2021, Neptune entered into definitive agreements with institutional investors for the purchase of 785,715 common shares. The Corporation has also agreed to issue to the investors, in a concurrent private placement, unregistered common share purchase warrants to purchase an aggregate of 196,429 common shares. Each common share and accompanying quarter of a warrant are being sold together at a combined offering price of $70.00, pursuant to a registered direct offering, priced at-the-market under Nasdaq rules, for aggregate gross proceeds of approximately $55.0 million before deducting fees and other estimated offering expenses. The warrants will have an exercise price of $78.75 per share, will be exercisable commencing on the six-month anniversary of the date of issuance, and will expire 5.5 years from the date of issuance. The offering closed on February 19, 2021.

Proceeds were allocated first to the warrants based on their fair value and then the residual to the common shares, resulting in an initial warrant liability of $6,288,998 (note 12) and $48,711,002 recorded in the equity of the Corporation. Purchase warrants are recognized as liabilities, as the exercise price of the warrants is in USD, whereas the Corporation’s functional currency is the Canadian dollar. Total issue costs related to this private placement amounted to $2,958,406, of which $2,609,043 were recorded against share capital and the portion related to the warrants, in the amount of $349,363, was recorded under finance costs.

15.Non-controlling interest:

The summarized financial information of Sprout Foods, Inc. subsidiary is provided below, based on their financial statements prepared in accordance with US GAAP. This information is based on amounts before inter-company eliminations and include the effects of the Corporation’s purchase price adjustments.

Summarized statement of loss and comprehensive loss:

	Year ended	February 10, 2021
	March 31, 2022	to March 31, 2021
Revenue from contracts with customers	$25,971,480	$2,403,074
Cost of sales	(28,200,621)	(3,192,259)
Selling, general and administrative expenses	(9,459,448)	(1,253,251)
Impairment loss on intangible assets	(1,527,000)	—
Impairment loss on goodwill	(3,288,847)	—
Finance costs	(2,427,165)	(140,218)
Loss before tax	(18,931,601)	(2,182,654)
Income tax	(11,854)	(1,398)
Net loss	(18,943,455)	(2,184,052)
Total comprehensive loss	(18,948,855)	(2,635,006)
Loss attributable to the subsidiary’s non-controlling interest	(9,452,784)	(1,094,210)
Comprehensive loss attributable to the subsidiary’s non-controlling interest	$(9,455,479)	$(1,320,138)

Summarized statement of balance sheets:

	March 31,	March 31,
	2022	2021
Current assets	$12,260,375	11,338,209
Non-current assets	39,000,367	51,263,341
Current liabilities	5,991,483	6,125,690
Non-current liabilities	25,362,259	12,031,860
Total equity	19,907,000	44,444,000
Attributable to:
Equity holders to parent	$7,184,923	$22,266,444
Non-controlling interest	12,722,077	22,177,556

Summarized statement of cash flow:

	Year ended	February 10, 2021
	March 31, 2022	to March 31, 2021
Cash flow used in operating activities	$(10,214,243)	$(2,225,032)
Cash flow used in investment activities	(122,136)	—
Cash flow from (used in) financing activities(1)	11,280,528	(26,286)
Net increase (decrease) in cash and cash equivalents	$944,149	$(2,251,318)

(1)	Cash flow from financing activities is provided through intercompany advances.

16.Share-based payment:

Under the Corporation’s share-based payment arrangements, a total stock-based compensation of $7,816,845 was recognized in the consolidated statement of loss and comprehensive loss for the twelve-month period ended March 31, 2022 (2021 - $9,885,138).

As at March 31, 2022, the Corporation had the following share-based payment arrangements:

(a)	Corporation stock option plan:
(i)	Stock option plan:

The Corporation has established a stock option plan for directors, officers, employees and consultants. The exercise price of the stock options granted under the plan is not lower than the closing price of the common shares listed on the TSX on the eve of the grant. The terms and conditions for acquiring and exercising options are set by the Board of Directors, subject, among others, to the following limitations: the term of the options cannot exceed ten years and every stock option granted under the stock option plan will be subject to conditions no less restrictive than a minimum vesting period of 18 months and a gradual and equal acquisition of vesting rights at least on a quarterly basis. The Corporation’s stock-option plan allows the Corporation to issue a number of stock options not exceeding 15% of the number of common shares issued and outstanding at the time of any grant. The total number of stock options issuable to a single holder cannot exceed 5% of the Corporation’s total issued and outstanding common shares at the time of the grant, with the maximum of 2% for any one consultant.

The number and weighted average exercise prices of stock options are as follows:

			2022		2021
			Weighted		Weighted
			average		average
			exercise	Number of	exercise	Number of
	Notes		price	options	price	options
Options outstanding at April 1st, 2022 and 2021			$65.91	121,208	$65.76	229,784
Granted			25.41	286,554	56.91	57,839
Exercised	14	(b)	—	—	51.88	(142,193)
Forfeited			37.41	(94,298)	127.32	(24,222)
Expired			89.90	(7,143)	—	—
Options outstanding at March 31, 2022 and 2021			$37.41	306,321	$65.91	121,208
Options exercisable at March 31, 2022 and 2021			$56.68	102,883	$67.23	61,526

	2022
	Options outstanding		Exercisable options
	Weighted
	remaining		Weighted	Weighted
	contractual	Number of	number of	average
Exercise	life	options	options	exercise
price	outstanding	outstanding	exercisable	price
$43.40 - $66.85	4.87	67,858	—	—
$66.86 - $71.75	4.35	135,071	29,665	69.30
$71.76 - $82.60	5.18	86,294	60,131	74.55
$82.61 - $181.65	2.61	10,350	7,102	149.45
$181.66 - $232.75	6.50	6,748	5,985	210.00
		306,321	102,883

The fair value of options granted has been estimated using the Black-Scholes option pricing model and based on the weighted average of the following assumptions for options granted to employees during the twelve-month period ended March 31, 2022 and 2021 as at the date of grant:

	Year ended	Year ended
	March 31, 2022	March 31, 2021
Exercise price and share price	$25.41	$56.91
Dividend yield	—	—
Risk-free interest	0.94%	0.46%
Estimated life (years)	4.29	3.74
Expected volatility	82.73%	98.65%

The weighted average fair value of the options granted to employees during the twelve-month period ended March 31, 2022 was $13.68 (2021 - $54.00).

Stock-based compensation recognized under this plan amounted to $2,101,474 for the twelve-month period ended March 31, 2022 (2021 - $1,363,318). Unrecognized compensation cost of $1,408,530 as at March 31, 2022 with a weighted average period remaining of 1.16 years. Unrecognized compensation cost of $1,662,751 as at March 31, 2021 with a weighted average period remaining of 1.55 years.

(ii)	Non-market performance options:

On July 8, 2019, the Corporation granted 100,000 non-market performance options under the Corporation stock option plan at an exercise price of $155.05 per share to the CEO, expiring on July 8, 2029. These options vest after the attainment of non-market performance conditions within the following ten years. These non-market performance options required the approval of amendments to the stock option plan and therefore the fair value of these options was revalued up to the date of approval of the amendments (grant date). None of these non-market performance options have vested as at March 31, 2022. These options were not exercisable as at March 31, 2022 and 2021.

During the twelve-month period ended March 31, 2022, changes in estimated probability of achievement of the non-market performance conditions or the expected number of years to achieve the performance conditions resulted in a recovery of stock-based compensation recognized under this plan amounted to $(689,464). Stock-based compensation expense of $88,621 was recognized for the year ended March 31, 2021.

(iii)	Market performance options:

On July 8, 2019, the Corporation granted 157,142 market performance options under the Corporation stock option plan at an exercise price of $155.05 per share to the CEO, expiring on July 8, 2029. These options vest after the attainment of market performance conditions within the following ten years. Some of these market performance options required the approval of amendments to the stock option plan and therefore the fair value of these options was revaluated up to the date of approval of the amendments (grant date).

The number and weighted average exercise prices of market performance options are as follows:

			2022		2021
			Weighted		Weighted
			average		average
			exercise	Number of	exercise	Number of
	Notes		price	options	price	options
Options outstanding at April 1, 2021 and 2020			$155.05	157,142	$154.12	157,857
Exercised	14	(b)	—	—	40.64	(715)
Options outstanding at March 31, 2022 and 2021			$155.05	157,142	$155.05	157,142
Options exercisable at March 31, 2022 and 2021			$155.05	21,429	$155.05	21,429

Stock-based compensation recognized under this plan amounted to $2,465,163 and $2,337,085 respectively for the years ended March 31, 2022 and 2021. Unrecognized compensation cost at March 31, 2022 is $12,134,126 with a weighted average period remaining of 1.16 years (2021 - $14,539,128 with a weighted average period remaining of 2.16 years).

(b)	Deferred Share Units, Restricted Share Units and Restricted Shares:

The Corporation has established an equity incentive plan for employees, directors and consultants of the Corporation. The plan provides for the issuance of restricted share units, performance share units, restricted shares, deferred share units and other share-based awards, subject to restricted conditions as may be determined by the Board of Directors. Upon fulfillment of the restricted conditions, as the case may be, the plan provides for settlement of the awards outstanding through shares.

(i)	Deferred Share Units (“DSUs”)

The number and weighted average share prices of DSUs are as follows:

			2022		2021
			Weighted		Weighted
			average		average
			share	Number of	share	Number of
	Notes		price	DSUs	price	DSUs
DSUs outstanding at April 1, 2022 and 2021			$63.00	3,362	$68.39	3,544
Granted			19.26	3,106	63.00	1,199
Released through the issuance of common shares	14	(c)	—	—	68.82	(1,381)
DSUs outstanding at March 31, 2022 and 2021			$66.45	6,468	$63.00	3,362
DSUs exercisable at March 31, 2022 and 2021			$39.93	2,753	$58.50	809

Of the 6,468 DSUs outstanding as at March 31, 2022 (2021 – 3,362), 1,944 DSUs vested upon services to be rendered during a period of twelve months from date of grant (2021 – 809). The fair value of the DSUs is determined to be the share price at the date of grant and is recognized as stock-based compensation, through additional paid-in capital, over the vesting period.

Stock-based compensation recognized under this plan amounted to $49,826 and $63,407 respectively for the years ended March 31, 2022 and 2021.Unrecognized compensation cost of $11,873 as at March 31, 2022 with a weighted average period remaining of 0.31 years. ($4,992 unrecognized compensation cost as at March 31, 2021 with a weighted average period remaining of 0.11 years).

(ii)	Restricted Share Units (“RSUs”)

During the year ended March 31, 2020, as part of the employment agreement of the CEO, the Corporation granted RSUs which vest over three years in 36 equal instalments. During the year ended March 31, 2021, Neptune granted additional RSUs to the CEO and to executives of the Corporation, which vest over periods ranging from 6 months to 3 years. The fair value of the RSUs is determined to be the share price at the date of grant and is recognized as stock-based compensation, through additional paid-in capital, over the vesting period. The fair value of the RSUs granted during the twelve-month period ended March 31, 2022 was $16.19 per unit (2021 - $58.50).

			2022		2021
			Weighted		Weighted
			average		average
			share	Number of	share	Number of
	Notes		price	RSUs	price	RSUs
RSUs outstanding at April 1st, 2022 and 2021			$92.08	95,845	$155.05	59,999
Granted			16.19	111,915	58.50	62,514
Forfeited			51.65	(10,538)	—	—
Released through the issuance of common shares	14	(d)	50.53	(108,079)	155.05	(16,414)
Withheld as payment of withholding taxes	14	(d)	10.61	(64,105)	155.05	(10,254)
RSUs outstanding at March 31, 2022 and 2021			$59.75	25,038	$92.08	95,845

Stock-based compensation recognized under this plan amounted to $3,889,846 and $5,931,983 respectively for the years ended March 31, 2022 and 2021. Unrecognized compensation cost at March 31, 2022 is $235,075 with a weighted average remaining life of 1.30 years (2021 - $5,081,038 unrecognized compensation cost with a weighted average remaining life of 0.6 years).

On November 14, 2021, the Corporation and its CEO entered into an agreement pursuant to which the CEO’s existing employment agreement was amended to waive the Corporation’s obligation to procure directors and officers insurance coverage of up to $15 million for the period covering July 1, 2021 to July 31, 2022. The parties agreed that if the Corporation had successfully completed a strategic partnership prior to December 31, 2021, the CEO would have been entitled to approximately $6.9 million in cash and would have been granted fully vested options to purchase 8.5 million shares of the Corporation’s common stock. As the strategic partnership was not consummated by December 31, 2021, the CEO will be entitled to a grant of vested RSUs with a value of approximately $4.7 million. The Corporation has accrued the liability to the CEO $4,708,063 as at March 31, 2022 in trade and other payables, with a charge to selling general and administrative expenses. The compensation to be settled in RSUs or if the Corporation is unable to grant such RSUs, then a combination of cash and vested RSUs with equivalent value, is not reflected in the number of RSUs outstanding above.

(iii)	Restricted Shares

During the year ended March 31, 2021, the Corporation granted restricted shares to employees for past services. The fair value of the restricted shares is determined to be the higher of the 10-day VWAP on TSX and Nasdaq prior to the date of grant and is recognized as stock-based compensation, through additional paid-in capital on date of release.

The number and weighted average share prices of restricted shares are as follows:

			2022		2021
			Weighted		Weighted
			average		average
			share	Number of	share	Number of
	Notes		price	RSUs	price	RSUs
Restricted shares outstanding at April 1st, 2022 and 2021			$—	—	$—	—
Granted			—	—	146.65	1,004
Forfeited			—	—	146.65	(154)
Released through the issuance of common shares	14	(e)	—	—	146.65	(850)
Restricted shares outstanding at March 31, 2022 and 2021			$—	—	$—	—
Restricted shares exercisable at March 31, 2022 and 2021			$—	—	$—	—

Stock-based compensation recognized under this plan amounted to nil and $100,724 for the years ended March 31, 2022 and 2021.

(c)	Long term cash bonus:

According to the employment agreement with the CEO, a long-term incentive of $15 million is payable if the Corporation’s US market capitalization is at least $1 billion. Based on the risk-neutral Monte Carlo simulation, the Corporation could reach this market capitalization in 6.51 years (2021 – 5.56 years). The incentive is recognized over the estimated period to reach the market capitalization. The assumptions used in the simulation include a risk free-rate of 2.32% and a volatility of 67.35% (respectively 1.74% and 66.46% for the previous year). As at March 31, 2022, the liability related to this long-term incentive of $88,688 ($393,155 as at March 31, 2021) is presented in Other liability in the consolidated balance sheets. During the year ended March 31, 2022, a recovery of $304,467 (2021- a recovery of $471,341) was recorded in connection with the long-term incentive under selling, general and administrative expenses in the consolidated statement of loss.

17.Finance income and finance costs:

(a)	Finance income:

	Years ended
	March 31,	March 31,
	2022	2021
Interest income	$7,123	$38,327
Other finance income	—	787,418
Finance income	$7,123	$825,745

(b)	Finance costs:

		Years ended
		March 31,	March 31,
	Notes	2022	2021
Interest charges and other finance costs		$540,143	$622,841
Interest expense on loans and borrowings	13	1,000,000	293,250
Warrants issuance costs	12	603,835	870,690
Finance costs		$2,143,978	$1,786,781

18.Income taxes:

Income tax (recovery) expense:

	2022	2021
Current	$—	$—
Deferred taxes recovery	—	(3,477,711)
Total tax recovery	$—	$(3,477,711)

Reconciliation of effective tax rate:

	2022	2021
Loss before income taxes	$(84,424,529)	$(127,741,941)
Basic combined Canadian statutory income tax rate 1	26.50%	26.50%
Income tax	$(22,372,500)	$(33,851,614)
Increase (decrease) resulting from:
Change in valuation allowance	18,982,099	26,696,339
Permanent difference on impairment on goodwill	788,642	999,782
Permanent difference related to derivative	(1,656,038)	(2,004,305)
Non deductible and tax exempt items	71,653	(347,773)
Non-deductible stock-based compensation	2,050,909	2,660,390
Foreign exchange	236,512	(101,188)
Difference in statutory tax rates of foreign subsidiaries	1,121,068	2,778,258
Other permanent differences	474,339	(571,275)
Adjustments in relation to prior years	303,316	263,675
Total tax recovery	$—	$(3,477,711)

1	The Canadian combined statutory income tax rate.

Components of the net deferred tax asset (liability)

	March 31,	March 31,
	2022	2021
Net operating losses (“NOL”) and tax credit carryforwards	$76,346,005	$61,321,242
Intangible assets and goodwill	554,187	653,006
Reserves and accruals not currently deductible for tax purposes	290,413	389,037
Financing fees not currently deductible for tax purposes	1,446,462	22,651
Research and development costs	3,098,560	533,372
Non-deductible interest	3,349,307	3,985,157
Other	1,693,301	1,723,027
Subtotal	86,778,235	68,627,492
Less: valuation allowance	83,934,321	64,418,752
Total net deferred tax assets	2,843,914	4,208,740
Property, plant and equipment	—	(2,991,756)
Intangible assets and goodwill	(1,921,815)	—
Right-of-use assets	(767,164)	(748,475)
Other	(154,935)	(468,509)
Total deferred tax liabilities	(2,843,914)	(4,208,740)
Net deferred tax	$—	$—

Management assesses the available positive and negative evidence to determine the valuation allowance required with respect to the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the years. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth.

On the basis of this evaluation, as of March 31, 2022, a valuation allowance of $83,934,321 has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized.

Tax losses carried forward

We have income tax NOL carryforwards which will expire on various dates in the next 20 years as follows:

	Federal	Provincial/State
2027	46,000
2028	—
2029	—
2030	—	149,000
2031	474,000	1,523,000
2032	4,249,000	741,000
2033	11,099,000	11,210,000
2034	16,244,000	15,247,000
2035	11,275,000	10,429,000
2036	18,956,000	18,399,000
2037	9,835,000	9,178,000
2038	22,000	18,000
2039	7,974,000	8,473,000
2040	32,672,000	39,443,000
2041	42,380,000	40,506,000
2042	38,544,000	38,149,000
	$193,770,000	$193,465,000

As at March 31, 2022, the Corporation had NOL that can be carried forward indefinitely ($101,174,000 for federal purposes and $96,884,000 for States purposes).

As at March 31, 2022, the Corporation had realized and unrealized capital losses of $2,060,000 ($2,709,000 in 2021) that can be carried forward indefinitely.

Tax credits receivable and recoverable

Unused federal Investment tax credits may be used to reduce federal income tax payable and expire as follows:

2023	$174,000
2024	60,000
2025	43,000
2026	73,000
2027	116,000
2028	51,000
2029	113,000
2030	179,000
2031	216,000
2032	126,000
2033	104,000
2034	94,000
2035	234,000
2036	168,000
2037	127,000
2038	50,000
2039	58,000
$1,986,000

The amounts recorded as tax credits receivable or recoverable are subject to a government tax audit and the final amount received may differ from those recorded.

19.Loss per share:

Diluted loss per share was the same amount as basic loss per share, as the effect of options, DSUs, RSUs and warrants would have been anti-dilutive, as the Corporation has incurred losses in each of the periods presented. All outstanding options, DSUs, RSUs and warrants could potentially be dilutive in the future.

20.Supplemental Cash Flow Disclosure

(a)	Changes in operating assets and liabilities:

	March 31,	March 31,
	2022	2021
Trade and other receivables	$(163,066)	$(8,518,941)
Prepaid expenses	(279,770)	(994,471)
Inventories	(2,674,208)	(17,631,474)
Trade and other payables	2,654,024	11,965,278
Deferred revenues	(1,563,113)	634,393
Provisions	(1,137,281)	733,755
Changes in operating assets and liabilities	$(3,163,414)	$(13,811,460)

(b)	Non-cash transactions:

	March 31,	March 31,
	2022	2021
Acquired property, plant and equipment included in trade and other payables	$155,352	$158,309
Intangible assets included in trade and other payables	109,971	72,043

21.Fair-value:

The Corporation uses various methods to estimate the fair value recognized in the consolidated financial statements. The fair value, hierarchy reflects the significance of inputs used in determining the fair values:

●	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date;
●	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices);
●	Level 3 – Fair value based on valuation techniques which includes inputs related to the asset or liability that are not based on observable market data (unobservable inputs).

Financial assets and liabilities measured at fair value on a recurring basis are the investment in Acasti Pharma Inc. (“Acasti”), the call option granted to Neptune by Sprout’s non-controlling interest owners of equity (the “Call Option”), the liability to CEO for long-term incentive, and liability related to warrants.

The following table presents the Corporation’s hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2022 and 2021:

		March 31, 2022
	Notes	Level 1	Level 2	Level 3	Total
Assets
Other financial assets - Sprout Call Option	4	$—	$—	$—	$—
Total		$—	$—	$—	$—
Liabilities
Liability related to warrants	12	$—	$—	$5,570,530	$5,570,530
Total		$—	$—	$5,570,530	$5,570,530

		March 31, 2021
	Notes	Level 1	Level 2	Level 3	Total
Assets
Marketable securities - Acasti Shares		$150,000	$—	$—	$150,000
Other financial assets - Sprout Call Option	4	—	—	5,615,167	5,615,167
Total		$150,000	$—	$5,615,167	$5,765,167
Liabilities
Liability related to warrants	12	$—	$—	$10,462,137	$10,462,137
Total		$—	$—	$10,462,137	$10,462,137

As at March 31, 2022, the Corporation has no common shares of Acasti (31,250 as at March 31, 2021, considering the 8 to 1 reverse stock split). The investment was measured using Acasti’s stock market price. The fair value of the investment in Acasti was $150,000 or $4.80 per share as at March 31, 2021.

During the year ended March 31, 2021, 750,000 Acasti pre-consolidation shares were sold on the market for net proceeds of $420,219. During the year ended March 31, 2022, the remaining 31,250 shares, were sold on the market for net proceeds of $55,610.

The net change in fair value of the investment including any gain or loss on the sale of the shares amounted to a $101,634 loss and a $151,799 gain respectively for the years ended March 31, 2022 and 2021 and were recognized in the profit and loss statement.

As at the close of the acquisition of Sprout, 2021, the fair value of the asset related to the Call Option was determined to be $5,523,255, representing the excess of the market price over the contract value of the Call Option, discounted at a rate of 8.9% and assuming the exercise of the Call Option to acquire the remaining interest in Sprout would take place on January 1, 2023. To establish the market price, the multiples selected were 2.3x for revenues and 12.0x for EBITDA, based on analysis of average and median industry multiples, and were adjusted for a 20% discount; the multiples to be used as per the contract are 3.0x for revenues and 15.0x for EBITDA, weighted at 50%. Changes in the underlying assumptions of budgeted revenues as well as lower revenue market multiples resulted in a revaluation of the Call Option to nil during the year ended March 31, 2022. The measurement is based on level 3 inputs.

The following table presents a reconciliation of the beginning and ending balance of the Call Option:

		Years ended
		March 31,	March 31,
	Notes	2022	2021
Balance as at April 1st 2021 and 2020		$5,615,167	$—
Increase arising from business combination	4	—	5,523,255
Change in fair value		(5,606,683)	83,428
Effect of movements in exchange rate		(8,484)	8,484
Balance as at March 31, 2022 and 2021		$—	$5,615,167

The liabilities related to warrants were recorded at their fair value using a Black-Scholes pricing model. Warrants are revalued each period-end at fair value through profit and loss using level 3 inputs (note 12).

The Corporation has determined that the carrying values of its short-term financial assets and liabilities approximate their fair values given the short-term nature of these instruments. The carrying value of the short-term investment also approximates its fair value given the short-term maturity of the reinvested funds. For variable rate loans and borrowings, the fair value is considered to approximate the carrying amount.

The fair value of the fixed rate loans and borrowings and long-term payable is determined by discounting future cash flows using a rate that the Corporation could obtain for loans with similar terms, conditions and maturity dates. The fair value of these instruments approximates the carrying amounts and was measured using level 3 inputs.

22.Commitments and contingencies:

(a)	Commitments:
(i)	On November 2, 2017, Neptune entered into an exclusive commercial agreement for a specialty ingredient in combination with cannabinoids coming from cannabis or hemp for a period of 11 years with minimum annual volumes of sales starting in 2019. On January 31, 2020, Neptune entered into other commercial agreements for the same specialty ingredient in combination with fish oil products for a period of 8 years in replacement of a previous terminated agreement. According to these agreements signed with the same third-party’s beneficial owner, Neptune will pay royalties on sales. To maintain the exclusivity, Neptune must reach minimum annual volumes of sales for the duration of the agreements for which minimum volumes are being reached. The corresponding total remaining amount of minimum royalties is $3,878,449.
(ii)	On April 14, 2020, the Corporation signed a two-year agreement with the Jane Goodall Institute (“JGI”) in which Neptune agreed to donate 5% of the net sales of products branded as Forest Remedies with the JGI identification to support continued research, conservation and education efforts. For the year ended March 31, 2022 and 2021, the donations on sales were negligeable.
(iii)	On March 21, 2019, the Corporation received a judgment from the Court regarding certain previously disclosed claims made by a corporation controlled by the former CEO against the Corporation in respect to certain royalty payments alleged to be owed and owing to the former CEO pursuant to the terms of an agreement entered into on February 23, 2001 between Neptune and the former CEO (the “Agreement”). The Court declared that under the terms of the agreement, the Corporation is required to pay royalties of 1% of its revenues in semi-annual instalments, for an unlimited period. Based on currently available information, a provision of $362,809 for royalty payments has been recognized as of March 31, 2022 ($1,489,854 as at March 31, 2021). Refer to note 11.
(iv)	On May 28, 2021, Sprout entered into a license agreement with Moonbug Entertainment Limited (“Moonbug”), pursuant to which it would license certain intellectual property, relating to characters from the children’s entertainment property CoComelon, for use on certain Sprout products through December 31, 2023 in exchange for a royalty on net sales. Sprout is required to make minimum guaranteed annual payments to Moonbug of $200,000 over the term of the agreement. The agreement may be extended for an additional three years in exchange for an additional minimum guaranteed annual payment to Moonbug of $200,000 over the extended term of the agreement. Royalties payable under the agreement are set off against minimum guaranteed payments made.

(b)	Contingencies:

In the normal course of business, the Corporation is involved in various claims and legal proceedings, for which the outcomes, inflow or outflow of economic benefits, are uncertain. The most significant of which are ongoing are as follows:

(i)	In September 2020, Neptune submitted a claim and demand for arbitration against Peter M. Galloway and PMGSL Holdings, LLC (collectively “PMGSL”) in accordance with the SugarLeaf Asset Purchase Agreement (“APA”) dated May 9, 2019 between Neptune, PMGSL, Peter M. Galloway and Neptune Holding USA, Inc. Separately, PMGSL submitted a claim and demand for arbitration against Neptune. The Neptune claims and PMGSL claims have been consolidated into a single arbitration and each are related to the purchase by Neptune of substantially all of the assets of the predecessor entities of PMGSL Holdings, LLC. Neptune is claiming, among other things, breach of contract and negligent misrepresentation by PMGSL in connection with the APA and is seeking, among other things, equitable restitution and any and all damages recoverable under law. PMGSL is claiming, among other things, breach of contract by Neptune and is seeking, among other things, payment of certain compensation contemplated by the APA. A merit hearing in the arbitration started in April 2022 with a further week of testimony starting August 1, 2022. On June 15, 2022, a one-day hearing took place on Neptune’s motion to enforce a settlement agreement reached on April 2021 (which was repudiated by PMGSL in June 2021). Final oral argument is scheduled for July 7, 2022, after which the arbitrator will issue a decision on whether the settlement is enforceable. While Neptune believes there is no merit to the claims brought by PMGSL, a judgment in favor of PMGSL may have a material adverse effect on our business and Neptune intends to continue vigorously defending itself. Based on currently available information, a provision of $600,000 has been recognized for this case as at March 31, 2022 ($600,000 as at March 31, 2021).
(ii)	On February 4, 2021, the United States House of Representatives Subcommittee on Economic and Consumer Policy, Committee on Oversight and Reform (the “Subcommittee”), published a report, “Baby Foods Are Tainted with Dangerous Levels of Arsenic, Lead, Cadmium, and Mercury” (the “Report”), which stated that, with respect to Sprout, “independent testing of Sprout Organic Foods has confirmed that their baby foods contain concerning levels of toxic heavy metals.” The Report further stated that after receiving reports alleging high levels of toxic metals in baby foods, the Subcommittee requested information from Sprout but did not receive a response.

On February 11, 2021, following the acquisition of a 50.1% stake in Sprout by Neptune, the Subcommittee contacted Sprout, reiterating its requests for documents and information about toxic heavy metals in Sprout’s baby foods. Sprout provided an initial response to the Subcommittee on February 25, 2021 and is cooperating with the Subcommittee requests.

Further, on February 24, 2021, the Office of the Attorney General of the State of New Mexico (“NMAG”) delivered to Sprout a civil investigative demand requesting similar documents and information with regards to the Report and the NMAG’s investigation into possible violations of the False Advertising Act of New Mexico. Sprout is responding to the requests of the NMAG.

Since February 2021, several putative consumer class action lawsuits have been brought against Sprout alleging that its products (the “Products”) contain unsafe and undisclosed levels of various naturally occurring heavy metals, namely lead, arsenic, cadmium and mercury. There are currently two active putative class action lawsuits, which allege that Sprout violated various state consumer protection laws and make other state and common law warranty and for unjust enrichment claims related to the alleged failure to disclose the presence of these metals, whereas consumers would have allegedly either not purchased the Products or would have paid less had Sprout made adequate disclosures. These putative class actions seek to certify a nationwide class of consumers as well as various state subclasses. These kinds of class actions have also been separately filed against all of the major baby food manufacturers in federal courts across the country. The U.S. Judicial Panel on Multidistrict Litigation (“JPML”) declined a request to centralize all of the consumer class action lawsuits against all of the baby food manufacturers into a single multidistrict proceeding. One of the class actions is currently pending in New Jersey Superior Court. The other class action is currently pending in the U.S. District Court for the Central District of California, but has been ordered to be transferred to the U.S. District for the District of New Jersey. Sprout denies the allegations in these lawsuits and contends that its baby foods are safe and properly labeled. No provision has been recorded in the financial statements for these cases.

In addition to the consumer class actions discussed above, Sprout is currently named in a lawsuit filed on June 16, 2021 in the state court of California alleging some form of personal injury from the ingestion of Sprout’s Products, purportedly due to unsafe and undisclosed levels of various naturally occurring heavy metals. This lawsuit alleges injuries related to neurological development disorders, such as autism spectrum disorder and attention deficit hyperactivity disorder. Sprout denies that its Products contributed to any of these injuries and will defend the case vigorously. No provision has been recorded in the financial statements for this matter.

In addition, the Office of the Attorney General for the District of Columbia (“OAG”) recently sent a letter to Sprout, similar to letters sent to other baby food manufacturers, alleging potential labeling and marketing misrepresentations and omissions regarding the health and safety of its baby food products, constituting an unlawful trade practice. Sprout has agreed to meet with the OAG and will vigorously defend against the allegations. No provision has been recorded in the financial statements for this matter.

These matters may have a material adverse effect on Sprout’s, financial condition, or results of operations.

(iii)	On March 16, 2021, a purported shareholder class action was filed in United States District Court for the Eastern District of New York against the Corporation and certain of its current and former officers alleging violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 with respect to the Corporation’s acquisition of SugarLeaf Labs, Inc. The Corporation believes these claims are without merit and intends to vigorously defend itself. No provision has been recorded in the financial statements for this matter.
(iv)	A supplier of cannabis initiated a lawsuit against 9354-7537 Quebec Inc. (operating as Neptune Wellness Solutions, Inc.) (“Neptune”) for breach of a Wholesale Cannabis Supply Agreement (the “Supply Agreement”) for the purchase of cannabis trim. The purchased trim was rejected by Neptune due to quality concerns. The supplier refused to refund the purchase price and ultimately sued Neptune for breach of the Supply Agreement. The matter proceeded to trial in November 2021, and on March 23, 2022, an arbitrator entered an arbitration award against Neptune for the full purchase price of the trim. With fees and costs, the final arbitrator’s award entered against Neptune is of $1,127,024, plus applicable interest. A provision of $1,127,024 has been recognized in trade and other payables.

The outcome of these claims and legal proceedings against the Corporation cannot be determined with certainty and is subject to future resolution, including the uncertainties of litigation.

23.Operating Segments:

The Corporation measures its performance based on a single segment, which is the consolidated level, as the previous segment income (loss) before corporate expenses is not used in internal management reports that are reviewed by the Corporation’s Chief Operating Decision Maker, management believing that such information is no longer relevant in evaluating the results of the Corporation.

a)	Geographical information:

Revenue is attributed to geographical locations based on the origin of customers’ location:

	Years ended
	March 31,	March 31,
	2022	2021
Canada	$12,447,125	$13,433,549
United States	35,330,138	20,857,092
Other countries	1,019,861	1,109,678
	$48,797,124	$35,400,319

b)	Information about major customers:

During the year ended March 31, 2022, the Corporation realized revenues amounting to $5,005,000 from one customer accounting for 10.26% of consolidated revenues. During the year ended March 31, 2021, the Corporation realized revenues amounting to $5,261,979 from one customer accounting for 14.86% of consolidated revenues.

c)	Revenues

The Corporation derives revenue from the sales of goods which are recognized at a point in time and the processing services which are recognized over time as follows:

	Years ended
	March 31,	March 31,
	2022	2021
Recognized at a point in time
Nutraceutical products	$13,622,744	$12,183,362
Cannabis and hemp products	7,779,092	314,827
Food and beverages products	26,220,519	2,403,075
Innovation products	73,473	10,960,359
Recognized over time
Processing services	—	8,400,024
	$47,695,828	$34,261,647

d)	Geographical information on long-lived assets:

Long-lived assets of the Corporation are located in the following geographical location:

	March 31,	March 31,
	2022	2021
Canada	$20,724,674	$35,644,781
United States	723,449	1,700,935
Total property, plant and equipment	$21,448,123	$37,345,716

	March 31,	March 31,
	2022	2021
Canada	$2,353,054	$3,792,982
United States	19,301,981	22,163,848
Total intangible assets	$21,655,035	$25,956,830

	March 31,	March 31,
	2022	2021
Canada	$2,625,851	$2,613,935
United States	19,542,437	22,839,437
Total goodwill	$22,168,288	$25,453,372

24.Related parties:

Related party transactions and balances not disclosed elsewhere in these notes of the financial statements are as follows:

On November 11, 2019, Neptune announced that the Corporation entered into a collaboration agreement with International Flavors & Fragrances Inc. (“IFF”) to co-develop hemp-derived products for the mass retail and health and wellness markets. App Connect Service, Inc. (“App Connect”), a company indirectly controlled by Michael Cammarata, CEO and Director of Neptune, is also a party to the agreement to provide related branding strategies and promotional activities.

Neptune will be responsible for the marketing and the sales of the products and will receive the amounts from the product sales. Neptune will in turn pay a royalty to IFF and App Connect associated with the sales of the co-developed products. The payment of royalties to App Connect, subject to certain conditions, has been approved by the TSX.

During the years ended March 31, 2022 and 2021, the Corporation recorded a negligeable amount of royalty expense pursuant to the co-development contract and no royalties were paid to date.

25.Subsequent events:

On June 8, 2022, Neptune announced that the launch of a new Consumer Packaged Goods (“CPG”) focused strategic plan to reduce costs, improve the Corporation’s path to profitability and enhance current shareholder value. This plan builds on the Corporation’s initial strategic review that took place in fall of 2021 and focuses on two primary actions: (1) planned accelerated divestiture of the Canadian cannabis business and (2) a realignment of focus and operational resources toward increasing the value of Neptune’s consumer products business. With the planned divestiture of its cannabis business, Neptune is renewing its focus on the core brands – Sprout Organics and Biodroga Solutions.

On June 9, 2022, Neptune announced the completion of the Corporation’s proposed consolidation of its common shares (the “Common Shares”) on the basis of one (1) post-consolidation Common Share for every thirty-five (35) pre-consolidation Common Shares (the “Share Consolidation”). The post-Share Consolidation Common Shares commenced trading on the Nasdaq and the TSX at the market open on June 13, 2022. The Share Consolidation reduced the number of Common Shares issued and outstanding from approximately 198 million Common Shares to approximately 5.7 million Common Shares as at June 13, 2022.

On June 23, 2022, Neptune closed agreements with several institutional investors for the purchase and sale of an aggregate of 1,300,000 common shares of the Corporation, 645,526 pre-funded warrants and accompanying series of warrants to purchase up to an aggregate of 2,591,052 common shares warrants, at an offering price of $2.57 per share and accompanying warrants in a registered direct offering priced at-the-market under Nasdaq rules. Each series of warrants have an exercise price of $2.32 per share and are immediately exercisable upon issuance. One series of warrants will expire two years following the date of issuance and one series of warrants will expire five years following the date of issuance. The gross proceeds from the offering are $5 million, prior to deducting placement agent’s fees and other offering expenses payable by Neptune. The Pre-funded warrants were fully exercised on June 24, 2022 for $64.55.

(b)	(Unaudited)

On July 13, 2022, Neptune announced that Sprout has entered into an amendment of each of its existing Promissory notes. In connection with this amendment, investment funds managed by MSEC have financed an additional $3 million in Promissory notes to Sprout. The maturity date of the note facility of February 1, 2024 is consistent with the maturity date of the existing Promissory notes with MSEC and Neptune. The $13.0 million of amended Promissory notes are secured, have a 10% interest rate per annum, increasing by 1% per annum every three months during the term of the Promissory notes. The interest will be compounded and added to the principal amount on a quarterly basis. The amended Promissory notes may be converted, in whole or in part, at any time upon the mutual consent of Sprout, the Corporation and MSEC, into common shares of the Corporation. MSEC was issued 372,670 common shares of Neptune, of an approximate value of $570,000, in connection with this financing.

On October 11, 2022, the Corporation closed a registered direct offering of 3,208,557 common shares and 6,417,114 warrants in a concurrent private placement. The Corporation received gross proceeds of approximately $6.0 million in connection with the offering, before deducting placement agent fees and related offering expenses. The net proceeds to the Corporation from the offering, after deducting the placement agent fees and expenses, and the Corporation’s offering expenses were approximately $5.15 million.

On October 17, 2022, the Corporation announced that it had entered into a binding agreement for the sale of its Canadian cannabis business, including the Sherbrooke building, for $3.8 million (C$5.15 million) to be paid to the Corporation in cash. The transaction closed on November 9, 2022. The Corporation recorded a loss on remeasurement of the assets to fair value less cost of sale in the in the amount of $15.3 million in the six-months ended September 30, 2022.

On October 21, 2022, the Corporation announced that it had agreed to settle and resolve a putative shareholder class action lawsuit filed against Neptune and certain of its current and former officers and directors (refer to note 22(b)iii), captioned Gong v. Neptune Wellness Solutions, Inc. pending in the United States District Court for the Eastern District of New York, for a gross payment to the class of between $4 and $4.25 million, with the exact amount being within the Corporation’s control and dependent on the type of consideration used. The settlement is subject to court approval and certification by the court of the class. The Corporation recorded a litigation settlement expense of $4.0 million in the six-months ended September 30, 2022.

On August 26, 2022, Sprout entered into an additional $250,000 Secured Promissory Note, which is on the same terms as the Secured Promissory Note entered into with MSEC discussed above. Neptune issued 36,765 common shares for a value of $75,736 in connection with this Secured Promissory Note in connection with this commitment. On November 8, 2022, Sprout entered into an agreement to issue an additional $525,000 of Secured Promissory Notes, on the same terms as the Secured Promissory Note entered into with MSEC discussed above. In connection with this financing, Neptune will issue common shares to the holders of these Secured Promissory

Notes for a value of $105,000. On March 10, 2023, Sprout entered into an additional $300,000 Secured Promissory Note, on the same terms as the Secured Promissory Note entered into with MSEC discussed above. Neptune issued a warrant to purchase up to 111,111 common shares at an exercise price of $0.54. The warrant expires March 10, 2028.

On January 13, 2023, Neptune announced that it has closed on a senior secured notes financing (such notes, the “Notes”) for gross proceeds of $4,000,000 with CCUR Holdings, Inc. and Symbolic Logic, Inc. (collectively, the “Noteholders”). The Notes will mature 12 months from the initial closing and bear interest at a rate of 16.5% per annum. The notes are secured by the assets of Neptune excluding the assets of Sprout. Interest will be payable in kind on the first 6 monthly payment dates after the initial closing date and thereafter will be payable in cash. Pursuant to the terms of the Notes, the Company also issued to the Noteholders warrants to purchase an aggregate of 850,000 shares of Neptune common stock, with each warrant exercisable for 5 years following the initial issuance at a price of $0.53 per common share. Subject to certain conditions, a prepayment of up to $2,000,000 was required no later than March 31, 2023. On March 9, 2023, the Company entered into a Waiver and First Amendment to the Notes (the “Waiver Agreement”). The Waiver Agreement waives certain administrative, regulatory and financial statement related covenants as further described in the Waiver Agreement as required by the terms of the Notes. The lender has the right to demand immediate repayment in the event of default. Furthermore, in connection with the Waiver Agreement, the Notes were amended to provide that the Purchasers shall be paid an exit fee in the aggregate amount of $200,000, payable as follows: (i) on or prior to May 15, 2023, $100,000 and (ii) on the Maturity Date (as defined in the Note Purchase Agreement), $100,000 and the interest rate was increased to 24% for a period extending until the Company meets specified criteria in the Waiver Agreement. In addition, the mandatory prepayment of $2,000,000 previously due March 31, 2023 was extended to be due no later than May 15, 2023.

On January 25, 2023, Neptune announced that its organic baby food brand subsidiary, Sprout Organics, has entered into an accounts receivable factoring facility with Alterna Capital Solutions, LLC (“Alterna”). The maximum available is $5 million. The terms of the agreement include a Funds Usage Fee of prime plus 1% with a minimum interest rate of 8% per annum. Alterna was granted a security interest in Sprout’s accounts receivable. The agreement will remain in effect for a 12-month period, effective January 23, 2023, and will be automatically renewed. Neptune provided a commercial guaranty in connection with this agreement.

On April 17, 2023, the Company entered into an agreement with the representative of the minority stockholders of Sprout that provides that the purchase price for the Call Option to purchase the remaining 49.9% of outstanding equity interests of Sprout, if the option is exercised prior to June 15, 2023, would be $13.0 million, consisting of at least $10.5 million in cash with the remainder payable in Common Shares.

Effective April 18, 2023, Sprout and MSEC amended the MSEC promissory note, providing that the maturity date was extended to December 31, 2024, and that the note will bear interest at the rate of 15.0% per annum through and including December 31, 2023, payable in kind, and 10.0% per annum, payable in kind, and 5.0% per annum payable in cash, from and after January 1, 2024. The foregoing amendment did not amend the terms of the other notes payable by Sprout.

NEPTUNE WELLNESS SOLUTIONS INC.

Condensed Consolidated Interim Balance Sheets

(Unaudited) (in U.S. dollars)

		As at	As at
		December 31,	March 31,
	Notes	2022	2022

Assets

Current assets:
Cash and cash equivalents		$3,404,023	$8,726,341
Short-term investment		17,540	19,255
Trade and other receivables		4,919,568	7,599,584
Prepaid expenses		2,937,662	3,983,427
Inventories	4	16,942,808	17,059,406
Total current assets		28,221,601	37,388,013

Property, plant and equipment	5	1,862,667	21,448,123
Operating lease right-of-use assets		2,144,362	2,295,263
Intangible assets	6	17,343,178	21,655,035
Goodwill	6	14,396,380	22,168,288
Total assets		$63,968,188	$104,954,722

Liabilities and Equity

Current liabilities:
Trade and other payables		$21,984,254	$22,700,849
Current portion of operating lease liabilities		489,849	641,698
Deferred revenues		—	285,004
Provisions	7	5,936,933	1,118,613
Liability related to warrants	8	1,444,058	5,570,530
Total current liabilities		29,855,094	30,316,694

Operating lease liabilities		2,229,583	2,063,421
Loans and borrowings	9	15,936,658	11,648,320
Other liability	12(c)	23,000	88,688
Total liabilities		48,044,335	44,117,123

Shareholders' Equity:
Share capital - without par value (11,778,392 shares issued and outstanding as of December 31, 2022; 5,560,829 shares issued and outstanding as of March 31, 2022)	10(a)	321,791,727	317,051,125
Warrants	10(f)	6,117,600	6,079,890
Additional paid-in capital		57,303,078	55,980,367
Accumulated other comprehensive loss		(14,539,294)	(7,814,163)
Deficit		(357,075,395)	(323,181,697)
Total equity attributable to equity holders of the Company		13,597,716	48,115,522

Non-controlling interest	11	2,326,137	12,722,077
Total shareholders' equity		15,923,853	60,837,599

Commitments and contingencies	15
Subsequent events	18
Total liabilities and shareholders' equity		$63,968,188	$104,954,722

See accompanying notes to the condensed consolidated interim financial statements.

On behalf of the Board:

/s/ Julie Philips	/s/ Michael Cammarata

Julie Philips	Michael Cammarata

Chair of the Board	President and CEO

NEPTUNE WELLNESS SOLUTIONS INC.

Condensed Consolidated Interim Statements of Loss and Comprehensive Loss

(Unaudited) (in U.S. dollars)

For the three and nine-month periods ended December 31, 2022 and 2021

		Three-month periods ended		Nine-month periods ended
	Notes	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Revenue from sales net of excise taxes of nil and $643,476 (2021 - $746,870 and $1,127,569 )		$11,945,092	$14,371,095	$39,668,246	$36,502,490
Royalty revenues		263,816	276,670	766,736	701,330
Other revenues		—	20,164	32,996	61,249
Total revenues	16	12,208,908	14,667,929	40,467,978	37,265,069

Cost of sales other than impairment loss on inventories, net of subsidies of nil and nil (2021 - ($3,952) and $927,753 )		(10,328,349)	(13,026,604)	(37,293,901)	(36,109,528)
Impairment gain (loss) on inventories	4	—	12,765	(3,079,997)	(2,996,333)
Total Cost of sales		(10,328,349)	(13,013,839)	(40,373,898)	(39,105,861)
Gross profit (loss)		1,880,559	1,654,090	94,080	(1,840,792)

Research and development expenses		(28,836)	(301,645)	(451,121)	(652,421)
Selling, general and administrative expenses, net of subsidies of nil and nil (2021 - ($427)and $100,178 )	12(c)	(8,727,323)	(18,429,528)	(35,188,695)	(49,902,087)
Impairment loss related to intangible assets	6	—	—	(2,593,529)	—
Impairment loss related to property, plant and equipment	5	—	—	—	(2,404,459)
Impairment loss on assets held for sale	2(d)	—	—	(15,346,119)	—
Impairment loss on right of use assets		(271,057)	—	(271,057)	—
Impairment loss related to goodwill	6	—	—	(7,570,471)	—
Net gain on sale of property, plant and equipment		84,998	6,490	170,000	6,490
Loss from operating activities		(7,061,659)	(17,070,593)	(61,156,912)	(54,793,269)

Finance income		—	2,956	1,440	10,299
Finance costs		(1,362,776)	(363,466)	(2,658,305)	(1,180,368)
Loss on issuance of derivatives	8	(1,029,614)	—	(3,156,569)	—
Foreign exchange gain (loss)		524,571	(601,347)	6,545,401	(386,865)
Change in revaluation of marketable securities		—	(17,640)	—	(107,564)
Gain on revaluation of derivatives	8, 14	8,367,871	1,245,134	16,083,681	8,706,973
Gain on settlement of liability		66,169	—	66,169	—
		6,566,221	265,637	16,881,817	7,042,475
Loss before income taxes		(495,438)	(16,804,956)	(44,275,095)	(47,750,794)

Income tax (recovery) expense		(2,013)	50	(14,543)	(11,894)
Net loss		(497,451)	(16,804,906)	(44,289,638)	(47,762,688)

Other comprehensive loss
Net change in unrealized foreign currency gains (losses) on translation of net investments in foreign operations (tax effect of nil for all periods)		(231,490)	332,074	(6,725,131)	(384,432)
Total other comprehensive loss		(231,490)	332,074	(6,725,131)	(384,432)

Total comprehensive loss		$(728,941)	$(16,472,832)	$(51,014,769)	$(48,147,120)

Net income (loss) attributable to:
Equity holders of the Company		$1,288,110	$(15,009,015)	$(33,893,698)	$(43,029,506)
Non-controlling interest	11	(1,785,561)	(1,795,891)	(10,395,940)	(4,733,182)
Net loss		$(497,451)	$(16,804,906)	$(44,289,638)	$(47,762,688)

Total comprehensive income (loss) attributable to:
Equity holders of the Company		$1,056,620	$(14,676,941)	$(40,618,829)	$(43,413,938)
Non-controlling interest		(1,785,561)	(1,795,891)	(10,395,940)	(4,733,182)
Total comprehensive loss		$(728,941)	$(16,472,832)	$(51,014,769)	$(48,147,120)

Basic income (loss) per share attributable to:
Common Shareholders of the Company	13	$0.06	$(3.14)	$(4.01)	$(9.03)

Diluted income (loss) per share attributable to:
Common Shareholders of the Company	13	$0.06	$(3.14)	$(4.01)	$(9.03)

Basic weighted average number of common shares		11,030,838	4,781,190	8,462,761	4,765,762
Diluted weighted average number of common shares		11,094,967	4,781,190	8,462,761	4,765,762

The Company has removed certain captions compared to prior filings, as they are not required by US GAAP.

See accompanying notes to the condensed consolidated interim financial statements.

NEPTUNE WELLNESS SOLUTIONS INC.

Condensed Consolidated Interim Statements of Changes in Equity

(Unaudited) (in U.S. dollars)

For the three and nine-month periods ended December 31, 2022 and 2021

						Accumulated
						other
						comprehensive
		Share Capital				loss		Equity	Equity
					Additional	Cumulative		attributable to	attributable to
					paid-in	translation		equity holders	non-controlling
	Notes	Number	Dollars	Warrants	capital	account	Deficit	of the Company	interest	Total
Balance as at March 31, 2022		5,560,829	$317,051,125	$6,079,890	$55,980,367	$(7,814,163)	$(323,181,697)	$48,115,522	$12,722,077	$60,837,599

Net loss for the period		—	—	—	—	—	(33,893,698)	(33,893,698)	(10,395,940)	(44,289,638)
Other comprehensive loss for the period		—	—	—	—	(6,725,131)	—	(6,725,131)	—	(6,725,131)
Total comprehensive loss for the period		—	—	—	—	(6,725,131)	(33,893,698)	(40,618,829)	(10,395,940)	(51,014,769)

Transaction with equity holders recorded directly in equity
Contributions by and distribution to equity holders
Share-based payment	12	—	—	—	2,832,438	—	—	2,832,438	—	2,832,438
Common shares issued in connection with debt financing	9, 10(g)	409,435	645,921	—	—	—	—	645,921	—	645,921
Warrants reclassified from liability	8	—	—	37,710	—	—	—	37,710	—	37,710
Warrants exercised	8	384,446	1,769,000	—	—	—	—	1,769,000	—	1,769,000
RSUs released, net of withholding taxes	10(d), 12(b)(ii)	269,599	2,325,681	—	(1,509,727)	—	—	815,954	—	815,954
Direct Offering, net of issuance costs	8	5,154,083	—	—	—	—	—	—	—	—
Total contributions by and distribution to equity holders		6,217,563	4,740,602	37,710	1,322,711	—	—	6,101,023	—	6,101,023

Balance as at December 31, 2022		11,778,392	$321,791,727	$6,117,600	$57,303,078	$(14,539,294)	$(357,075,395)	$13,597,716	$2,326,137	$15,923,853

See accompanying notes to the condensed consolidated interim financial statements.

NEPTUNE WELLNESS SOLUTIONS INC.

Condensed Consolidated Interim Statements of Changes in Equity

(Unaudited) (in U.S. dollars)

For the three and nine-month periods ended December 31, 2022 and 2021

		Attributable to equity holders of the Company
						Accumulated
						other
						comprehensive
		Share Capital				loss		Equity	Equity
					Additional	Cumulative		attributable to	attributable to
					paid-in	translation		equity holders	non-controlling
		Number	Dollars	Warrants	capital	account	Deficit	of the Company	interest	Total
Balance as at September 30, 2022		8,516,894	$321,769,905	$6,079,890	$56,306,211	$(14,307,804)	$(358,363,505)	$11,484,697	$4,111,698	$15,596,395

Net loss for the period		—	—	—	—	—	1,288,110	1,288,110	(1,785,561)	(497,451)
Other comprehensive loss for the period		—	—	—	—	(231,490)	—	(231,490)	—	(231,490)
Total comprehensive loss for the period		—	—	—	—	(231,490)	1,288,110	1,056,620	(1,785,561)	(728,941)

Transaction with equity holders recorded directly in equity
Contributions by and distribution to equity holders
Share-based payment	12	—	—	—	1,005,455	—	—	1,005,455	—	1,005,455
Warrants reclassified from liability	8	—	—	37,710	—	—	—	37,710	—	37,710
RSUs released, net of withholding taxes	10(d), 12(b)(ii)	52,941	21,822	—	(8,588)	—	—	13,234	—	13,234
Direct Offering, net of issuance costs	8	3,208,557	—	—	—	—	—	—	—	—
Total contributions by and distribution to equity holders		3,261,498	21,822	37,710	996,867	—	—	1,056,399	—	1,056,399

Balance as at December 31, 2022		11,778,392	$321,791,727	$6,117,600	$57,303,078	$(14,539,294)	$(357,075,395)	$13,597,716	$2,326,137	$15,923,853

See accompanying notes to the condensed consolidated interim financial statements.

NEPTUNE WELLNESS SOLUTIONS INC.

Condensed Consolidated Interim Statements of Changes in Equity (Continued)

(Unaudited) (in U.S. dollars)

For the three and nine-month periods ended December 31, 2022 and 2021

						Accumulated
						other
						comprehensive
		Share Capital				loss		Equity	Equity
					Additional	Cumulative		attributable to	attributable to
					paid-in	translation		equity holders	non-controlling
	Notes	Number	Dollars	Warrants	capital	account	Deficit	of the Company	interest	Total
Balance as at March 31, 2021		4,732,090	$306,618,482	$5,900,973	$59,625,356	$(8,567,106)	$(248,209,952)	$115,367,753	$22,177,556	$137,545,309

Net loss for the period		—	—	—	—	—	(43,029,506)	(43,029,506)	(4,733,182)	(47,762,688)
Other comprehensive loss for the period		—	—	—	—	(384,432)	—	(384,432)	—	(384,432)
Total comprehensive loss for the period		—	—	—	—	(384,432)	(43,029,506)	(43,413,938)	(4,733,182)	(48,147,120)

Transaction with equity holders recorded directly in equity
Contributions by and distribution to equity holders
Share-based payment	12	—	—	—	6,251,713	—	—	6,251,713	—	6,251,713
Warrants in exchange of services rendered by non-employees	10(f)(i)	—	—	178,917	—	—	—	178,917	—	178,917
RSUs released, net of withholding taxes	10(d), 12(b)(ii)	51,095	6,639,592	—	(7,618,291)	—	—	(978,699)	—	(978,699)
Total contributions by and distribution to equity holders		51,095	6,639,592	178,917	(1,366,578)	—	—	5,451,931	—	5,451,931

Balance as at December 31, 2021		4,783,185	$313,258,074	$6,079,890	$58,258,778	$(8,951,538)	$(291,239,458)	$77,405,746	$17,444,374	$94,850,120

See accompanying notes to the condensed consolidated interim financial statements.

NEPTUNE WELLNESS SOLUTIONS INC.

Condensed Consolidated Interim Statements of Changes in Equity (Continued)

(Unaudited) (in U.S. dollars)

For the three and nine-month periods ended December 31, 2022 and 2021

		Attributable to equity holders of the Company
						Accumulated
						other
						comprehensive
		Share Capital				loss		Equity	Equity
					Additional	Cumulative		attributable to	attributable to
					paid-in	translation		equity holders	non-controlling
		Number	Dollars	Warrants	capital	account	Deficit	of the Company	interest	Total
Balance as at September 30, 2021		4,779,141	$312,187,161	$6,054,623	$58,316,478	$(9,283,612)	$(276,230,443)	$91,044,207	$19,240,265	$110,284,472

Net loss for the period		—	—	—	—	—	(15,009,015)	(15,009,015)	(1,795,891)	(16,804,906)
Other comprehensive income for the period		—	—	—	—	332,074	—	332,074	—	332,074
Total comprehensive income for the period		—	—	—	—	332,074	(15,009,015)	(14,676,941)	(1,795,891)	(16,472,832)

Transaction with equity holders recorded directly in equity
Contributions by and distribution to equity holders
Share-based payment	12	—	—	—	1,013,795	—	—	1,013,795	—	1,013,795
Warrants in exchange of services rendered by non-employees	10(f)(i)	—	—	25,267	—	—	—	25,267	—	25,267
RSUs released, net of withholding taxes	10(d), 12(b)(ii)	4,044	1,070,913	—	(1,071,495)	—	—	(582)	—	(582)
Total contributions by and distribution to equity holders		4,044	1,070,913	25,267	(57,700)	—	—	1,038,480	—	1,038,480

Balance as at December 31, 2021		4,783,185	$313,258,074	$6,079,890	$58,258,778	$(8,951,538)	$(291,239,458)	$77,405,746	$17,444,374	$94,850,120

See accompanying notes to the condensed consolidated interim financial statements.

NEPTUNE WELLNESS SOLUTIONS INC.

Condensed Consolidated Interim Statements of Cash Flows

(Unaudited) (in U.S. dollars)

For the three and nine-month periods ended December 31, 2022 and 2021

		Nine-month periods ended
		December 31,	December 31,
	Notes	2022	2021

Cash flows from operating activities:
Net loss for the period		$(44,289,638)	$(47,762,688)
Adjustments:
Depreciation of property, plant and equipment		652,196	2,135,961
Non-cash lease expense		385,800	563,428
Amortization of intangible assets		1,352,787	2,436,219
Impairment loss on goodwill	6	7,570,471	—
Share-based payment	12	2,832,438	6,251,713
Impairment loss on inventories	4	3,079,997	2,996,333
Expected credit losses		496,846	1,978,705
Non-employee compensation related to warrants	10(f)(i)	—	178,917
Loss on issuance of derivatives		3,156,569	—
Net finance expense		2,656,865	1,170,069
Unrealized foreign exchange (gain) loss		(6,545,401)	10,568
Change in revaluation of marketable securities		—	107,564
Interest received		1,440	7,796
Interest paid		(215,019)	(961,463)
Gain on settlement of liability		(66,169)	—
Revaluation of derivatives		(16,083,681)	(8,706,973)
Impairment loss on property, plant and equipment	5	—	2,404,459
Impairment loss on assets held for sale	5	15,346,119	—
Impairment loss on right-of-use assets		271,057	—
Impairment loss on intangibles		2,593,529	—
Payment of lease liabilities		(253,795)	(236,802)
Income tax expense		14,543	11,894
Net gains from sale of property, plant and equipment		(170,000)	—
Changes in operating assets and liabilities		6,543,514	(6,394,409)
Income taxes paid		(360)	(11,894)
Net cash used in operating activities		(20,669,892)	(43,820,603)
Cash flows from investing activities:
Proceeds on sale of assets		170,000	—
Proceeds from the sale of Cannabis assets	2(d)	3,121,778	—
Acquisition of property, plant and equipment		(601,743)	(1,034,982)
Acquisition of intangible assets		—	(434,168)
Sales of Acasti shares	21	—	44,509
Net cash provided by (used in) investing activities:		2,690,035	(1,424,641)
Cash flows from financing activities:
Increase in loans and borrowings, net of financing fees		3,800,000	—
Withholding taxes paid pursuant to the settlement of non-treasury RSUs		(574,153)	(978,699)
Gross proceeds from the issuance of shares and warrants through a Direct Offering	8	5,000,002	—
Proceeds from the issuance of shares and warrants through a Registered Direct Offering Priced At-The-Market and Concurrent Private Placement	8	6,000,002	—
Warrants issuance costs	8	(1,330,211)	—
Proceeds from exercise of options and pre-funded warrants	8	65	—
Net cash provided by (used in) financing activities:		12,895,705	(978,699)
Foreign exchange loss on cash and cash equivalents		(238,166)	(454,341)
Net decrease in cash and cash equivalents		(5,322,318)	(46,678,284)
Cash and cash equivalents, beginning of period		8,726,341	59,836,889
Cash and cash equivalents as at December 31, 2022 and 2021		$3,404,023	$13,158,605

Cash and cash equivalents are comprised of:
Cash		$3,404,023	$13,158,605

See accompanying notes to the condensed consolidated interim financial statements.

NEPTUNE WELLNESS SOLUTIONS INC.

Condensed Consolidated Interim Statements of Cash Flows (continued)

(Unaudited) (in U.S. dollars)

For the three and nine-month periods ended December 31, 2022 and 2021

Additional cash flow disclosure:

Changes in operating assets and liabilities:

	Nine-month periods ended
	December 31,	December 31,
	2022	2021

Trade and other receivables	$2,489,793	$(2,541,426)
Prepaid expenses	798,493	(2,162,076)
Inventories	(2,544,635)	(2,720,569)
Trade and other payables	1,599,623	2,684,869
Deferred revenues	(285,006)	(303,765)
Provisions	4,550,934	(1,112,762)
Other liabilities	(65,688)	(238,680)
Changes in operating assets and liabilities	$6,543,514	$(6,394,409)

1.Reporting entity:

Neptune Wellness Solutions Inc. (the “Company” or “Neptune”) is incorporated under the Business Corporations Act (Québec) (formerly Part 1A of the Companies Act (Québec)). The Company is domiciled in Canada and its registered office is located at 100-545 Promenade du Centropolis, Laval, Québec. The condensed consolidated interim financial statements of the Company comprise the Company and its subsidiaries, Biodroga Nutraceuticals Inc. (“Biodroga”), SugarLeaf Labs, Inc. (“SugarLeaf”), 9354-7537 Québec Inc., Neptune Holding USA, Inc., Neptune Health & Wellness Innovation, Inc., Neptune Forest, Inc., Neptune Care, Inc. (formerly known as Neptune Ocean, Inc.), Neptune Growth Ventures, Inc., 9418-1252 Québec Inc., Neptune Wellness Brands Canada, Inc. and Sprout Foods, Inc. (“Sprout”). All subsidiaries are wholly-owned, except for Sprout for which the Company has a 50.1% interest.

Neptune is a diversified and fully integrated health and wellness company. Through its flagship consumer-facing brands, Neptune Wellness, Forest Remedies™, Biodroga, MaxSimil®, Sprout®, Nosh® and NurturMe®, Neptune is redefining health and wellness by building a broad portfolio of natural, plant-based, sustainable and purpose-driven lifestyle brands and consumer packaged goods products in key health and wellness markets, including nutraceuticals, organic baby food, personal care and home care.

On June 8, 2022, Neptune announced the launch of a new Consumer Packaged Goods (“CPG”) focused strategic plan to reduce costs, improve the Company’s path to profitability and enhance current shareholder value. This plan builds on the Company’s initial strategic review that took place in fall of 2021 and focuses on two primary actions: (1) the divestiture of the Company’s Canadian cannabis business and (2) a realignment of focus and operational resources toward increasing the value of Neptune’s CPG business.

Sale of Cannabis Assets

On October 17, 2022, Neptune announced an agreement to sell substantially all of its Cannabis assets (including, but not limited to, the production facility located in Sherbrooke, Québec and certain legal entities including various related brand names and trademarks, including MoodRing and PanHash) to PurCann Pharma Inc. These assets were reported as Assets Held For Sale (“AHFS”) as of September 30, 2022. On November 9, 2022 the sale to PurCann Pharma Inc. was completed.

Share consolidation and delisting from TSX

On June 9, 2022, Neptune announced the completion of the Company’s proposed consolidation of its common shares (the “Common Shares”) on the basis of one (1) post-consolidation Common Share for every thirty-five (35) pre-consolidation Common Shares (the “Share Consolidation”). The post-consolidation Common Shares commenced trading on the Nasdaq and the TSX at the market open on June 13, 2022. The Share Consolidation reduced the number of Common Shares issued and outstanding from approximately 198 million Common Shares to approximately 5.7 million Common Shares as at June 13, 2022. These consolidated financial statements have been retroactively adjusted to reflect the Share Consolidation. As a result, the number of common shares, options, deferred share units (“DSUs”), restricted share units (“RSUs”), restricted shares and warrants, issuance and exercise prices of options, DSUs, RSUs, restricted shares and warrants, loss per share reflect the Share Consolidation.

On July 29, 2022, Neptune announced that it has applied and received approval for a voluntary delisting of its common shares from the Toronto Stock Exchange (“TSX”). The delisting from the TSX will not affect the Company’s listing on the Nasdaq Capital Market (“Nasdaq”). Neptune’s common shares were delisted from the TSX at the close of trading on August 15, 2022.

Going concern

These condensed consolidated interim financial statements have been prepared on a going concern basis, which presumes that the Company will continue realizing its assets and discharging its liabilities in the normal course of business for the foreseeable future. The Company has incurred significant operating losses and negative cash flows from operations since inception. To date, the Company has financed its operations primarily through the public offering and private placement of Common Share units, consisting of Common Shares and warrants, and convertible debt, the proceeds from research grants and research tax credits, and the exercises of warrants, rights and options. For the nine-month period ended December 31, 2022, the Company incurred a net loss of $44.3 million and negative cash flows from operations of $20.7 million, and had an accumulated deficit of $357.1 million as of December 31, 2022. For the year ended March 31, 2022, the Company incurred a net loss of $84.4 million and negative cash flows from operations of $54.3 million. Furthermore, as at December 31, 2022, the Company’s current liabilities and expected level of expenses for the next twelve months exceed cash on hand of $3.4 million and its total current liabilities exceed its total current assets. Accordingly, the Company is required to actively manage its liquidity and expenses and payments of payables are not being made as the amounts become due for certain suppliers.

The Company currently has no committed sources of financing available other than from the transactions completed after period-end from the debt financing and the accounts receivable factoring facility (see note 18).

As of the date these financial statements are authorized for issuance, the cash balance is expected to be sufficient to operate the business for the next one to two months under the current business plan. The Company requires funding in the very near term in order to continue its operations. If the Company is unable to obtain funding in the near-term, it may have to cease operations and liquidate its assets.

These conditions cast substantial doubt about the Company’s ability to continue as a going concern.

Going forward, the Company will seek additional financing in various forms. To achieve the objectives of its business plan, Neptune plans to raise the necessary funds through additional securities offerings and the establishment of strategic alliances. The ability of the Company to complete the needed financing and ultimately achieve profitable operations is dependent on a number of factors outside of the Company’s control. The Company’s business plan is dependent upon, among other things, its ability to achieve and maintain profitability, continue to obtain adequate ongoing debt and/or equity financing to finance operations within and beyond the next twelve months. See note 18 regarding a new debt issuance in January 2023 and related waiver.

While the Company has been successful in obtaining financing from public issuances and private placements, there is no certainty as to future financings.

These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the going concern basis not be valid. These adjustments could be material.

2.Basis of preparation:

(a)	Adoption of U.S. GAAP:

As at March 31, 2022, the Company retroactively adopted United States generally accepted accounting principles (“US GAAP”). The consolidated financial statements of the Company have been prepared in accordance with US GAAP for all periods presented. Comparative figures, which were previously prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, have been adjusted as required to be compliant with the Company’s accounting policies under US GAAP.

(b)	Functional and reporting currency:

Effective March 31, 2022, the Company changed its reporting currency from Canadian dollars (“CAD”) to U.S. dollars (“USD”). This change in reporting currency has been applied retroactively such that all amounts in the consolidated financial statements of the Company and the accompanying notes thereto are expressed in U.S. dollars. References to “$” and “USD” are U.S. dollars and references to “CAD $” and “CAD” are to Canadian dollars. For comparative purposes, historical consolidated financial statements were recast in U.S. dollars by translating (i) assets and liabilities at the closing exchange rate in effect at the end of the respective period, (ii) revenues, expenses and cash flows at the average exchange rate in effect for the respective period and (iii) equity transactions at historical exchange rates. Translation gains and losses are included as part of the cumulative foreign currency translation adjustment, which is reported as a component of shareholders’ equity under accumulated other comprehensive loss.

The assets and liabilities of foreign operations with a functional currency other than the U.S. dollar are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated at the monthly average exchange rates for the period. Differences arising from the exchange rate changes are recorded within foreign currency translation adjustments, a component of other comprehensive income (loss).

Transactions in foreign currencies are translated to the respective functional currencies of the Company’s subsidiaries at the average exchange rates for the period. The monetary items denominated in currencies other than the functional currency of a subsidiary are translated at the exchange rates prevailing at the balance sheet date. Non-monetary items denominated in currencies other than the functional currency are translated at historical rates. Gains and losses resulting from re-measurement are recorded in the Company’s consolidated statement of loss as foreign exchange gain (loss).

As a result of the divesture of its Canadian cannabis business, a significant portion of its remaining revenues, expenses, assets and liabilities are denominated in US dollars. In addition, and as a result of the increasing operations in the U.S., Neptune changed its functional currency from Canadian dollars (“CAD”) to U.S. dollars (“USD”), effective October 1, 2022. This change in functional currency has been applied prospectively from the date of the change.

All assets and liabilities were reported using the same USD values as previously reported under the USD reporting currency described above. The cumulative translation account in Neptune was effectively frozen and the accumulated balance as at September 30, 2022 is carried forward. Changes in the cumulative translation account after October 1, 2022 relate to conversion of subsidiary financial statements whose functional currency is not USD. As of October 1, 2022, the 2020 Warrants and 2021 Warrants no longer met the criteria for liability classification and therefore were reclassified to equity on this date (see note 10(f)).

(c)	Use of estimates:

The preparation of the condensed consolidated interim financial statements in accordance with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from the estimates made by management.

Estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Estimates include the following:

●	Estimating the write down of inventory.
●	Estimating expected credit losses for receivables.
●	Estimating the recoverable amount of non-financial assets, to determine and measure impairment losses on goodwill, intangibles, and property, plant and equipment.
●	Estimating the lease term of contracts with extension options and termination options.
●	Estimating the revenue from contracts with customers subject to variable consideration.
●	Estimating the fair value of bonus, options and warrants that are based on market and non-market conditions (note 12).
●	Estimating the fair value of the identifiable assets acquired, liabilities assumed, and consideration transferred of the acquired business, including the related contingent consideration and call option.
●	Estimating the litigation provision as it depends upon the outcome of proceedings (note 7).
(d)	Assets held for sale:

On June 8, 2022, the Company announced a planned divestiture of the Canadian cannabis business and that the Company would focus on winding up its cannabis operations pending one or more sales transactions. Following this announcement, the Canadian cannabis disposal group assets met the criteria to be classified as held for sale. At September 30, 2022, the disposal group had been measured at fair value less cost to sell and impaired to reflect the asset sale and purchase agreement (the “ASPA”) signed with a third-party on October 16, 2022 for $3,790,340 ($5,150,000 CAD), with cost to sell the Canadian cannabis disposal group asset in the amount of $586,783, for net assets held for sale of $3,203,557, resulting in impairment losses of nil and $15,346,119 respectively for the three and nine-month periods ended December 31, 2022. The transaction closed on November 9, 2022.

3.Significant accounting policies:

These unaudited Consolidated Interim Financial Statements have been prepared in accordance U.S. GAAP and on a basis consistent with those accounting principles followed by the Company and disclosed in note 2 of its Annual Consolidated Financial Statements for the year ended March 31, 2022, (except as disclosed in note 3(c) to these financial statements) and should be read in conjunction with and Notes thereto.

(a)	Basis of consolidation:

These consolidated financial statements include the accounts of the Company and its subsidiaries in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated from the Company’s consolidated financial statements. On February 10, 2021, Neptune acquired a 50.1% interest in Sprout Foods, Inc. (“Sprout” or “Sprout Foods”). The accounts of the subsidiary are included in the consolidated financial statements from that date.

(b)	New standards and interpretations not yet adopted:

Accounting pronouncements not yet adopted

In October 2021, the FASB issued ASU 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which amends ASC Topic 805, Business Combinations, ASU 2021-18 improves the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to the (1) recognition of an acquired contract liability and (2) payment terms and their direct effect on subsequent revenue recognized by the acquirer. ASU 2021-08 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2022. Management has not yet evaluated the impact of this ASU on the Company’s consolidated financial statements and the Company does not intend to adopt ASU 2021-18 until its fiscal year beginning April 1, 2023.

In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and earlier adoption is permitted beginning in the first quarter of fiscal 2019. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments - Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”). The purpose of this amendment is to create a two-tier rollout of major updates, staggering the effective dates between larger public companies and all other entities. This granted certain classes of companies, including Smaller Reporting Companies (“SRCs”), additional time to implement major FASB standards, including ASU 2016-13. Larger public companies will still have an effective date for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. All other entities are permitted to defer adoption of ASU 2016-13, and its related amendments, until the earlier of fiscal periods beginning after December 15, 2022. The Company will adopt ASU 2016-13 for its fiscal year beginning April 1, 2023, and the Company’s evaluation of the potential impact of adoption is in process.

(c)	Assets held for sale:

The Company classifies long-lived assets or disposal groups to be sold as assets held for sale in the period in which all of the following conditions are met: management, having the authority to approve the action, commits to a plan to sell the asset or disposal group; the asset or disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets or disposal groups; an active program to locate a buyer and other actions required to complete the plan to sell the asset or disposal group have been initiated; the sale of the asset or disposal group is probable, and transfer of the asset or disposal group is expected to qualify for recognition of a completed sale within one year; the assets of disposal group are subject to an asset sale and purchase agreement (see notes 2(d)); and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Assets and liabilities directly associated with assets held for sale are measured at the lower of carrying amount and fair value less costs to sell immediately prior to their classification. Any loss resulting from this measurement is recognized in the period in which the held-for sale criteria are met. Conversely, gains are not recognized on the sale of a long-lived asset or disposal group until the date of the sale.

Assets classified as held for sale, and the assets and liabilities included within the disposal group classified as held for sale are presented separately on the face of the balance sheet. Non-current assets that are classified as held for sale are not depreciated.

4.Inventories:

	December 31,	March 31,
	2022	2022

Raw materials	$5,154,170	$7,920,190
Work in progress	—	1,016,916
Finished goods	11,433,593	7,974,690
Supplies and spare parts	355,045	147,610
	$16,942,808	$17,059,406

During the three and nine-month periods ended December 31, 2022, the Company recorded impairment losses of nil and $3,079,997 respectively (2021 – impairment losses of $2,996,333 and $2,996,333, respectively) as a result of inventory measurements to their net realizable value. The impairment loss during the nine-month period ended December 31, 2022 is related to cannabis inventories that were impaired because they were subsequently sold or expected to be sold at prices lower than costs.

5.Property, plant and equipment:

As at September 30, 2022, property, plant and equipment related to the Canadian cannabis asset group were classified as assets held for sale on the balance sheet (refer to note 2(d)). As indicated in note 2(d), the Cannabis related assets were written down, resulting in impairment losses of nil and $15,346,119 respectively for the three and nine-month periods ended December 31, 2022.

During the three-month and nine-month period ended December 31, 2021 the Company recognized impairment losses of nil and $2,404,459, respectively. The Company impaired certain equipment of the Canadian cannabis long-lived assets to nil resulting in an impairment charge of $1,424,517 for the nine-month period ended December 31, 2021 and an impairment reversal gain of $10,243 for the three-month period ended December 31, 2021. In addition, the Company impaired the long-lived assets of the SugarLeaf reporting unit as they were no longer generating economic benefits. The fair value of these long-lived assets was established to be nil and as such an impairment charge of $979,942 was recorded during the nine-month period ended December 31, 2021.

6.Goodwill and intangible assets:

The Company assesses at each reporting date whether there is an indication that an asset group or a reporting unit may be impaired.

In the third quarter of 2022 due to the Company’s sustained decrease in share price, the Company concluded a triggering event occurred and performed a quantitative impairment test for the Sprout reporting unit. As part of the impairment testing process, the Company considered a number of factors including, but not limited to, current macroeconomic conditions such as inflation, economic growth, and interest rate movements, industry and market considerations, stock price performance (including performance relative to peers) and overall financial performance of the Sprout reporting unit. Although management used its best estimate to assess the potential impact of the changes in the general economic conditions on the Company’s business, management exercised significant judgment to estimate forecasted cash flows and discount rate, using assumptions which are subject to significant uncertainties. Based on the results of the Company’s third quarter 2022 impairment analysis, the estimated fair value of the Sprout reporting unit exceeded its carrying value, and no impairment was recognized.

During the second quarter of 2022, there were changes in the general economic and financial conditions of the markets the Company serves. The Company’s Sprout reporting unit was adversely impacted during the second quarter of 2022 by these conditions, which impacted the operating results. Accordingly, management concluded that these factors were indicators of impairment.

As a result, management performed an impairment test for the Sprout reporting unit, for which it revised its assumptions on projected earnings and cash flows growth, as well as its assumptions on discount rates used to apply to the forecasted cash flows, using its best estimate of the conditions existing at September 30, 2022. Although management used its best estimate to assess the potential impact of the changes in the general economic conditions on the Company’s business, management exercised significant judgment to estimate forecasted cash flows and discount rate, using assumptions which are subject to significant uncertainties. Accordingly, differences in estimates could affect whether a reporting unit is impaired and the dollar amount of that impairment, which could be material. The Company compared the carrying amount of the reporting unit to the fair value. The fair value of the Sprout reporting unit was determined to be lower than the carrying value and a $7,570,471 goodwill impairment expense was recorded in the quarter ended September 30, 2022.

The fair value of the reporting unit was estimated using a discounted cash flow model with a WACC post-tax discount rate of 11.0% and a market multiples valuation approach. The discount rate represents the risk adjusted WACC of the reporting unit, based on publicly available information and that of comparable companies operating in similar industries. Determination of the WACC requires separate analysis of the cost of equity and debt, and considers a risk premium based on an assessment of risks related to the projected cash flows of the reporting unit.

Cash flows were projected based on past experience, actual operating results and the three-year business plan including a terminal growth rate of 3.5%.

The most significant assumptions used to estimate the fair values using a discounted cash flow model included the forecasted revenue, gross margins, net working capital investment, terminal value as well as the discount rate. These significant assumptions are classified as Level 3 in the fair value hierarchy, signifying that they are not based on observable market data. A decrease in the projected cash flow or an increase in discount rate could have resulted in a higher impairment charge. Should these projections not be realized, or the discount rate needs to be increased, an impairment loss may be needed in future periods. Due to the impairment losses recorded during the second quarter of 2023, there is no headroom between the fair value of the reporting unit and its carrying value and therefore, changes in assumptions in future periods may result in additional impairment charges.

The aggregate amount of goodwill is allocated to each reporting unit as follows:

	December 31,	March 31,
	2022	2022

Biodroga	$2,424,414	$2,625,851
Sprout	11,971,966	19,542,437
	$14,396,380	$22,168,288

The Company also identified a trigger of impairment related to its intangible assets and recorded impairment charges of nil and $2,593,529 respectively for Sprout trademarks during the three and six-month periods ended September 30, 2022. The fair value was determined using a relief from royalty discounted cash flow model.

7.Provisions

(a)	During the year ended March 31, 2019, the Company received a judgment from the Superior Court of Québec (the “Court”) in respect of certain royalty payments alleged to be owed and owing to a former chief executive officer of the Company (the “Former CEO”) pursuant to the terms of an agreement entered into on February 23, 2001 between Neptune and the Former CEO (the “Royalty Agreement”). The Company appealed the judgment which was dismissed by the Court of Appeal of Québec in February 2021. Under the terms of the Royalty Agreement and as maintained by the court, annual royalties of 1% of the sales and other revenue made by the Company on a consolidated basis are payable by the Company to the Former CEO biannually, but only to the extent that the cost of the royalty would not cause the Company to have a loss before interest, taxes and amortization (in which case, the payments would be deferred to the following fiscal year).

As of December 31, 2022, a provision of $606,346 (March 31, 2022 - $362,809) has been recorded by the Company. During the three and nine-month periods ended December 31, 2022, the Company increased the provision by $64,415 and $281,244 respectively, recorded foreign currency translation adjustments of $9,317 and $(37,707) respectively, and made no payments to the Former CEO in relation to this provision. During the three and nine-month periods ended December 31, 2021, the Company increased the provision by $135,757 and $651,229 respectively, recorded foreign currency translation adjustments of $(6,061) and $3,750 respectively, and made payments totaling $7,515 and $1,763,991 respectively to the Former CEO in relation to this provision.

Effective as of September 20, 2022, the Company notified the Former CEO that it was exercising its legal rights to terminate the Royalty Agreement. In response to such termination, the Former CEO is seeking a declaratory judgment that the Company did not have the legal right to terminate the Royalty Agreement.

(b)	In September 2020, Neptune submitted a claim and demand for arbitration against Peter M. Galloway and PMGSL Holdings, LLC (collectively “PMGSL”) in accordance with the SugarLeaf Asset Purchase Agreement (“APA”) dated May 9, 2019 between Neptune, PMGSL, Peter M. Galloway and Neptune Holding USA, Inc. Separately, PMGSL submitted a claim and demand for arbitration against Neptune. The Neptune claims and PMGSL claims have been consolidated into a single arbitration and each are related to the purchase by Neptune of substantially all of the assets of the predecessor entities of PMGSL Holdings, LLC. Neptune is claiming, among other things, breach of contract and negligent misrepresentation by PMGSL in connection with the APA and is seeking, among other things, equitable restitution and any and all damages recoverable under law. PMGSL is claiming, among other things, breach of contract by Neptune and is seeking, among other things, payment of certain compensation contemplated by the APA. A merit hearing in the arbitration took place in April 2022 and August 1, 2022. While Neptune believes there is no merit to the claims brought by PMGSL, a judgment in favor of PMGSL may have a material adverse effect on our business and Neptune intends to continue vigorously defending itself. Based on currently available information, a provision of $600,000 has been recognized for this case as at December 31, 2022 ($600,000 as at March 31, 2022).

(c)	A supplier of cannabis initiated a lawsuit against the Company’s subsidiary, 9354-7537 Quebec Inc., (“9354”) for breach of a Wholesale Cannabis Supply Agreement (the “Supply Agreement”) for the purchase of cannabis trim. The purchased trim was rejected by 9354 due to quality concerns. The supplier refused to refund the purchase price and ultimately sued 9354 for breach of the Supply Agreement. The matter proceeded to trial in November 2021, and on March 23, 2022, an arbitrator entered an arbitration award against 9354 for the full purchase price of the trim. With fees and costs, the final arbitrator’s award entered against 9354 was $1,127,024, plus applicable interest. During the quarter ended June 30, 2022, the parties engaged into settlement negotiations which resulted in the execution of a settlement agreement dated July 13, 2022. As at June 30, 2022, the payable was revised to the settlement amount of $543,774 which resulted in the recognition of a settlement gain of $583,430 under Selling, general and administrative expenses for the three-month period ended June 30, 2022. During the three-month period ended September 30, 2022, the Company made a payment of $187,025 to the supplier, and recorded foreign currency translation adjustments of $(12,496). This provision was included in trade and other payables. The Company made the final payment on October 12, 2022. As at December 31, 2022, the balance of this payable was nil.
(d)	On March 16, 2021, a purported shareholder class action was filed in United States District Court for the Eastern District of New York against the Company and certain of its current and former officers alleging violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, with respect to the Company’s acquisition of SugarLeaf Labs, Inc. On October 21, 2022, the Company announced that it had agreed to settle and resolve the purported shareholder class action for a gross payment to the class of between $4 and $4.25 million, with the exact amount being within the Company’s control and dependent on the type of consideration used. The settlement was subject to court approval and certification by the court of the class. On March 16, 2023 the settlement offer was accepted and the first payment in the amount of $500,000 was paid on March 22, 2023. Two additional payments of $500,000 each are due 30 days and 60 days after the first payment. The rest is payable either in cash ($2,500,000) or in shares ($2,750,000) at Neptune’s election, within 31 days after the Final Approval Order is entered. As of December 31, 2022, a provision and an expense within selling, general administration of $4,000,000 (March 31, 2022 - nil) has been recorded by the Company.
(e)	As at December 31, 2022, the Company has various additional other provisions for legal fees obligations for an aggregate amount of $730,587 (March 31, 2022 – $155,804).

8.Liability related to warrants:

The Company has issued common shares, pre-funded warrants and warrants as part of its financing arrangements which are exercisable for a variable number of shares. Common shares and pre-funded warrants are classified as equity. Warrants are classified as liabilities rather than equity. As of October 1, 2022, as a result of the change in functional currency of Neptune, the 2020 Warrants and 2021 Warrants no longer met the criteria for liability classification and therefore were reclassified as equity prospectively (see note10(f)).

On October 11, 2022, the Company closed a registered direct offering (“October 2022 Direct Offering”) of 3,208,557 of its Common Shares and warrants (“Series E Warrants”) to purchase up to 6,417,114 Common Shares in the concurrent Private Placement. The combined purchase price for one Common Share and one warrant was $1.87. The Series E Warrants have an exercise price of $1.62 per Common Share, are exercisable immediately following the date of issuance and will expire five years from the date of issuance. The Company received gross proceeds of $6,000,002 and net proceeds of $5,135,002 after deducting the placement agent fees and expenses, and the Company’s offering expenses. Based on the fair value of the warrants as at the date of closing, which was determined using a Black-Scholes model, the Company recorded the full proceeds to liabilities, with an initial liability of $7,029,614 and a loss on initial recognition of $1,029,614. Because the fair value of the liability classified warrant exceeded the total proceeds, no consideration was allocated to the Common Shares. Total issue costs related to this offering of $865,000 were recorded under finance costs.

On June 23, 2022, Neptune issued a total of 645,526 pre-funded warrants (“Pre-Funded Warrants”), along with 1,300,000 common shares of the Company, as part of a registered direct offering (“June 2022 Direct Offering”). Each Pre-Funded Warrant was exercisable for one Common Share. The common shares and the Pre-Funded Warrants were sold together with 1,945,526 Series C Warrants (the “Series C Warrants”), and 1,945,526 Series D Warrants (the “Series D Warrants”) and collectively, the “June 2022 Common Warrants”. Each of the June 2022 Common Warrant is exercisable for one common share. Each of the common share and Pre-Funded Warrants and the accompanying June 2022 Common Warrants were sold together at a combined offering price of $2.57, for aggregate gross proceeds of $5,000,002 before deducting fees and other estimated offering expenses. The Pre-Funded Warrants are funded in full at closing except for a nominal exercise price of $0.0001 and are exercisable commencing on the Closing Date and will terminate when such Pre-Funded Warrants are exercised in full. The Series C Warrants and the Series D Warrants have an exercise price of $2.32 per share and can be exercised for a period of 5 years and 2 years respectively from the date of issuance. On October 6, 2022, the Company agreed to extend the termination date of 972,763 Series C Warrants by two years.

Proceeds of the June 2022 Direct Offering were allocated between common shares and warrants first by allocating proceeds to the warrants classified as a liability based on their fair value and then allocating the residual to the equity instruments, which includes the Pre-Funded Warrants. The fair value of the liability-classified warrants was determined using the Black-Scholes model, resulting in an initial warrant liability of $4,046,836 for the Series C Warrants and $3,080,121 for the Series D Warrants. Because the fair value of the liability classified warrant exceeded the total proceeds, no consideration was allocated to the Common Shares and Pre-Funded Warrants and a loss $2,126,955 was immediately recognized in the net loss of the period as there were no additional rights or privileges identified. The Company is in need of financing to be able to continue its activities as described in note 1. The Pre-Funded Warrants were exercised in full on June 24, 2022 for gross proceeds of $65. Total issue costs related to this private placement of $465,211, were recorded under finance costs.

During the month of August 2022, a total of 201,207 Series C Warrants and 972,763 Series D Warrants were exercised at $2.32 each in cashless transactions, which resulted in an aggregate total of 384,446 shares being issued for an aggregate value of $1,769,000.

The fair value of the Series C Warrants and Series D Warrants liability was determined using the Black-Scholes model. Warrants are revalued each period-end at fair value and accounted for in the Company’s profit and loss statement under “gain on revaluation of derivatives”.

Changes in the value of the liability related to the warrants for the nine-month period ended December 31, 2022 and 2021 were as follows:

	Warrants	Amount

Outstanding as at March 31, 2021	497,355	$10,462,137
Revaluation	(8,853,111)
Movements in exchange rates	32,916
Outstanding as at December 31, 2021	497,355	1,641,942

Outstanding as at March 31, 2022	1,925,929	$5,570,530
Warrants issued during the period	10,308,166	14,156,571
Warrants exercised during the period	(1,173,970)	(1,769,000)
Warrants reclassified to equity during the period	(497,355)	(37,710)
Revaluation gain	(16,083,681)
Movements in exchange rates	(392,652)
Outstanding as at December 31, 2022	10,562,770	1,444,058

The following table provides the relevant information on the outstanding warrants as at December 31, 2022:

		Number of	Number of
		warrants	warrants
Reference	Date of issuance	outstanding	exercisable	Exercise price	Expiry date

Series A Warrants	March 14, 2022	714,287	714,287	$11.20	September 14, 2027
Series B Warrants	March 14, 2022	714,287	714,287	$11.20	March 14, 2028
Series C Warrants	June 23, 2022	771,556	771,556	$2.32	June 23, 2027
Series C Warrants	June 23, 2022	972,763	972,763	$2.32	June 23, 2029
Series D Warrants	June 23, 2022	972,763	972,763	$2.32	June 24, 2024
Series E Warrants	October 11, 2022	6,417,114	6,417,114	$1.62	October 11, 2027

		10,562,770	10,562,770	$3.10

The holders of warrants listed above will be entitled to participate in dividends and other distributions of assets by the Company to its holders of common shares as though the holder then held common shares.

The derivative warrant liabilities are measured at fair value at each reporting period and the reconciliation of changes in fair value for the respective nine-month periods is presented in the following tables:

	2020 Warrants		2021 Warrants
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Balance - beginning of period	$309,769	$6,174,137	$306,704	$4,288,000

Warrants reclassified to equity during the period	(19,058)	—	(18,652)	—
Change in fair value to date of transfer to equity	(279,056)	(5,300,014)	(276,527)	(3,553,097)
Translation effect	(11,655)	20,701	(11,525)	12,215

Balance - end of period	$—	$894,824	$—	$747,118

	Series A Warrants		Series B Warrants
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Balance - beginning of period	$3,270,816	$—	$1,683,241	$—

Change in fair value	(3,099,783)	—	(1,622,926)	—
Translation effect	(136,418)	—	(59,975)	—

Balance - end of period	$34,615	$—	$340	$—

	Series C Warrants		Series D Warrants
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Balance - beginning of period	$—	$—	$—	$—

Warrants issued during the period	4,046,836	—	3,080,121	—
Warrants exercised during the period	(365,224)	—	(1,403,776)	—
Change in fair value	(3,339,370)	—	(1,337,675)	—
Translation effect	(121,760)	—	(51,319)	—

Balance - end of period	$220,482	$—	$287,351	$—

	Series E Warrants
	December 31, 2022	December 31, 2021

Balance - beginning of period	$—	$—

Warrants issued during the period	7,029,614	—
Change in fair value	(6,128,344)	—

Balance - end of period	$901,270	$—

The fair value of the derivative warrant liabilities was estimated using the Black-Scholes option pricing model and based on the following assumptions:

	2020 Warrants		2021 Warrants
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Share price	N/A	$14.35	N/A	$14.35
Exercise price	N/A	$78.75	N/A	$78.75
Dividend yield	N/A	—	N/A	—
Risk-free interest	N/A	1.10%	N/A	1.22%
Remaining contractual life (years)	N/A	3.81	N/A	4.64
Expected volatility	N/A	80.4%	N/A	79.2%

	Series A Warrants		Series B Warrants
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Share price	$0.32	$—	$0.32	$—
Exercise price	$11.20	$—	$11.20	$—
Dividend yield	—	—	—	—
Risk-free interest	4.02%	—	4.75%	—
Remaining contractual life (years)	4.71	—	0.71	—
Expected volatility	94.2%	—	135.7%	—

	Series C Warrants		Series D Warrants
		June 23, 2022		June 23, 2022
	December 31, 2022	(Grant date)	December 31, 2022	(Grant date)

Share price	$0.32	$2.90	$0.32	$2.90
Exercise price	$2.32	$2.32	$2.32	$2.32
Dividend yield	—	—	—	—
Risk-free interest	4.05%	3.38%	4.58%	3.21%
Remaining contractual life (years)	4.48	5.00	1.48	2.00
Expected volatility	94.1%	84.0%	112.4%	88.7%

	Series E Warrants
		October 11, 2022
	December 31, 2022	(Grant date)

Share price	$0.32	$1.54
Exercise price	$1.62	$1.62
Dividend yield	—	—
Risk-free interest	4.02%	4.14%
Remaining contractual life (years)	4.78	5.00
Expected volatility	93.6%	90.4%

The Company measured its derivative warrant liabilities at fair value on a recurring basis. These financial liabilities were measured using level 3 inputs. The Company uses the historical volatility of the underlying share to establish the expected volatility of the warrants. An increase or decrease in this assumption to estimate the fair values using the Black-Scholes option pricing model would result in an increase or a decrease in the fair value of the instruments, respectively.

9.Loans and borrowings:

	December 31, 2022	March 31, 2022

Loans and borrowings:

Promissory note originally of $10,000,000 and increased to $13,000,000 on July 13, 2022, issued by Sprout, guaranteed by the Company and secured through a first-ranking mortgage on all movable current and future, corporeal and incorporeal, and tangible and intangible assets of Sprout. The outstanding principal balance bears interest at the rate of 10.0% per annum, increasing by 1.00% every three months commencing September 30, 2022. Interest is accrued and added to the principal amount of the loan and is presented net of borrowing costs. The principal and accrued interest may also be converted, in whole or in part, at any time before February 1, 2024, upon the mutual consent of Sprout, the Company and MSEC, into common shares of the Company.

	$15,261,355	$11,648,320

Promissory note of $250,000 issued by Sprout on August 26, 2022, guaranteed by the Company and secured by the issued and outstanding capital stock of Sprout. The outstanding principal balance bears interest at the rate of 10.0% per annum, increasing by 1.00% every three months commencing September 30, 2022. Interest is accrued and added to the principal amount of the loan and is presented net of borrowing costs. The principal is payable on February 1, 2024 in cash, or, upon the prior consent of the holder, fully or partially in common shares of Neptune at the Company's discretion.	201,428	—

Promissory notes totaling $550,000 issued by Sprout on November 8, 2022, guaranteed by the Company and secured by the issued and outstanding capital stock of Sprout. The outstanding principal balance bears interest at the rate of 10.0% per annum, increasing by 1.00% every three months commencing December 31, 2022. Interest is accrued and added to the principal amount of the loan and is presented net of borrowing costs. The principal is payable on February 1, 2024 in cash, or, upon the prior consent of the holder, fully or partially in common shares of Neptune at the Company's discretion.	473,875	—

	15,936,658	11,648,320
Less current portion of loans and borrowings	—	—
Loans and borrowings	$15,936,658	$11,648,320

On July 13, 2022, Sprout entered into an amendment of each of its existing Secured Promissory Notes. In connection with this amendment, investment funds managed by Morgan Stanley Expansion Capital (“Morgan Stanley” or “MSEC”) agreed to immediately commit an additional $3 million in Secured Promissory Notes to Sprout. The maturity date of the note facility of February 1, 2024 is consistent with the maturity date of the existing Secured Promissory Notes with MSEC and Neptune. The $13.0 million of amended Secured Promissory Notes have a 10% interest rate per annum, increasing by 1% per annum every three months during the term of the Secured Promissory Notes. The interest will be compounded and added to the principal amount on a quarterly basis. MSEC was issued 372,670 common shares of Neptune, of a value of $570,185, in connection with this commitment.

On August 26, 2022, Sprout entered into an additional $250,000 Secured Promissory Note, which is on the same terms as the Secured Promissory Note entered into with MSEC discussed above. Neptune issued 36,765 common shares for a value of $75,736 in connection with this Secured Promissory Note in connection with this commitment.

On November 8, 2022, Sprout entered into three agreements to issue an additional aggregate $550,000 of Secured Promissory Notes, on the same terms as the Secured Promissory Note entered into with MSEC discussed above. In connection with these financings, Neptune issued 146,330 common shares for a value of $96,578 to the holders of these Secured Promissory Notes on February 15, 2023.

During the three and nine-month periods ended December 31, 2022, interest expense of $311,679 and $786,311 respectively were recognized on loans and borrowings (2021 - $252,055 and $756,888). All covenants for the loans and borrowings outstanding as at December 31, 2022 and March 31, 2022 were respected.

10.Capital and other components of equity:

(a)	Share capital:

Authorized capital stock:

Unlimited number of shares without par value:

●	Common shares

Preferred shares, issuable in series, rights, privileges and restrictions determined at time of issuance:

●	Series A preferred shares, non-voting, non-participating, fixed, preferential, and non-cumulative dividend of 5% of paid-up capital, exchangeable at the holder’s option under certain conditions into common shares (none issued and outstanding).

All issued shares are fully paid.

(b)	Share options exercised:

During the three and nine-month periods ended December 31, 2022 and 2021, Neptune issued no common shares of the Company upon exercise of stock options.

(c)	DSUs released:

During the three and nine-month periods ended December 31, 2022 and 2021 , Neptune issued no common shares of the Company for the release of DSUs to former and current members of the Board of Directors.

(d)	RSUs released:

During the nine-month period ended December 31, 2022, Neptune issued 269,599 common shares of the Company for RSUs released to the CEO as part of his employment agreement at a weighted average price of $5.60 per common share. The Company, with the consent of the CEO delayed issuance of an additional 173,493 RSUs. Withholding taxes of $815,953 were paid by the Company pursuant to the issuance of these RSUs.

During the nine-month period ended December 31, 2021, Neptune issued 51,095 common shares of the Company to the CEO as part of his employment agreement at a weighted average price of $155.05 per common share. Withholding taxes of $978,699 were paid by the Company pursuant to the issuance of these RSUs, resulting in the Company not issuing an additional 27,133 RSUs.

(e)	Restricted shares:

During the three and nine-month periods ended December 31, 2022 and 2021, Neptune issued no restricted common shares of the Company to employees.

(f)	Warrants:

As of October 1, 2022, as a result of the change in functional currency of Neptune, the 2020 Warrants and 2021 Warrants no longer met the criteria for liability classification and therefore were reclassified as equity prospectively. The reclassification did not impact the net earnings for the period.

On June 23, 2022, as part of the June 2022 Direct Offering described under note 8, Neptune issued a total of 645,526 pre-funded warrants (“Pre-Funded Warrants”), with each Pre-Funded Warrant exercisable for one Common Share. The Pre-Funded Warrants were funded in full at closing except for a nominal exercise price of $0.001 and were exercisable commencing on the Closing Date, and were to terminate when such Pre-Funded Warrants would be exercised in full. The Pre-funded warrants were fully exercised on June 24, 2022 for $65.

Changes in the value of equity related to the warrants were as follows:

	December 31, 2022		December 31, 2021
	Weighted		Weighted
	average	Number of	average	Number of
	exercise price	warrants	exercise price	warrants

Warrants outstanding at April 1, 2022 and 2021	$325.34	176,429	$325.34	176,429
Issued	0.0001	645,526	—	—
Reclassification from liability related to warrants	78.75	497,355	—	—
Exercised	0.0001	(645,526)	—	—
Warrants outstanding at December 31, 2022 and December 31, 2021	$120.36	673,784	$325.34	176,429

Warrants exercisable at December 31, 2022 and December 31, 2021	$143.32	673,784	$325.34	176,429

Warrants of the Company classified as equity are composed of the following as at December 31, 2022 and March 31, 2022:

	December 31, 2022			March 31, 2022
	Number	Number	Number	Number
	outstanding	exercisable	Amount	outstanding	exercisable	Amount

Warrants IFF (i)	57,143	57,143	1,630,210	57,143	57,143	1,630,210
Warrants AMI (ii)	119,286	119,286	4,449,680	119,286	119,286	4,449,680
2020 Warrants (iii)	300,926	300,926	19,058	—	—	—
2021 Warrants (iv)	196,429	196,429	18,652	—	—	—
	673,784	673,784	$6,117,600	176,429	176,429	$6,079,890

(i)	During the year ended March 31, 2020, Neptune granted 57,143 warrants (“Warrants IFF”) with an exercise price of $420.00 expiring on November 7, 2024. The warrants, granted in exchange for services to be rendered by non-employees, vest proportionally to the services rendered. No expense was recognized during the three and nine-month periods ended December 31, 2022 (2021 - $25,267 and $178,917 respectively) under the research and development expenses.
(ii)	During the year ended March 31, 2020, Neptune granted 119,286 warrants (“Warrants AMI”) with an exercise price of $280.00 with 85,715 expiring on October 3, 2024 and 33,572 expiring on February 5, 2025. The warrants, granted in exchange for services to be rendered by non-employees, vest proportionally to the services rendered. The warrants fully vested in fiscal year ended March 31, 2021 and as such no expense was recognized in relation to those instruments since then.
(iii)	During the year ended March 31, 2021, Neptune issued a total of 300,926 warrants (“2020 Warrants”) with an exercise price of $78.75 expiring on October 22, 2025. The warrants, issued as part of the Private Placement entered into on October 20, 2020, are exercisable beginning anytime on or after April 22, 2021 until October 22, 2025. Initially classified as liability, the 2020 Warrants which had a fair value of $19,058 were reclassified as equity on October 1, 2022 as a result of the change in functional currency. The holders of these warrants will be entitled to participate in dividends and other distributions of assets by the Company to its holders of common shares as though the holder then held common shares.
(iv)	On February 19, 2021, the Corporation issued 196,429 warrants (“2021 Warrants”) with an exercise price of $78.75 expiring on August 19, 2026. The warrants, issued as part of a Registered Direct Offering entered into on February 17, 2021, are exercisable beginning anytime on or after August 19, 2021 until August 19, 2026. Initially classified as liability, the 2021 Warrants which had a fair value of $18,652 were reclassified as equity on October 1, 2022 as a result of the change in functional currency. The holders of these warrants will be entitled to participate in dividends and other distributions of assets by the Company to its holders of common shares as though the holder then held common shares.
(g)	Common shares issued in connection with debt financing:

On July 13, 2022, Neptune issued 372,670 common shares for a value of $570,185 in connection with the amendment of the Secured Promissory Notes that were issued by Sprout for the payment of borrowing costs. In connection with this amendment, investment funds managed by MSEC have provided an additional $3 million in Secured Promissory Notes to Sprout.

On September 9, 2022, Neptune issued 36,765 common shares for a value of $75,736 in connection with a new $250,000 Secured Promissory Notes that were issued by Sprout, for the payment of borrowing costs.

11.Non-controlling interest:

The summarized financial information of Sprout is provided below. This information is based on amounts before inter-company eliminations and include the effects of the Company’s purchase price adjustments.

Summarized statement of loss and comprehensive loss:

	Three-month period ended		Nine-month period ended
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021
Revenue from contracts with customers	$8,380,966	$6,791,703	$24,903,038	$19,456,048
Cost of sales	(7,825,211)	(7,020,841)	(23,748,469)	(19,914,902)
Selling, general and administrative expenses	(3,184,805)	(2,185,582)	(9,412,606)	(7,157,115)
Impairment loss on goodwill and intangible assets	—	—	(10,164,000)	—
Finance costs	(934,685)	(1,184,310)	(2,396,967)	(1,857,471)
Loss before tax	(3,563,735)	(3,599,030)	(20,819,004)	(9,473,440)
Income tax (expense) recovery	(14,543)	50	(14,543)	(11,894)
Net loss	(3,578,278)	(3,598,980)	(20,833,547)	(9,485,334)
Total comprehensive loss	(3,578,278)	(3,598,980)	(20,833,547)	(9,485,334)
Loss attributable to the subsidiary's non-controlling interest	(1,785,561)	(1,803,089)	(10,395,940)	(4,752,152)
Comprehensive loss attributable to the subsidiary's non-controlling interest	$(1,785,561)	$(1,795,891)	$(10,395,940)	$(4,733,182)

Summarized statement of balance sheets:

	December 31,	March 31,
	2022	2022
Current assets	$13,911,380	12,260,375
Non-current assets	28,184,381	39,000,367
Current liabilities	8,010,791	5,991,483
Non-current liabilities	34,454,862	25,362,259
Total equity	(369,892)	19,907,000
Attributable to:
Equity holders of the Company	$(2,696,029)	$7,184,923
Non-controlling interest	2,326,137	12,722,077

Summarized statement of cash flow:

	Three-month period ended		Nine-month period ended
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021
Cash flow used in operating activities	$(1,873,210)	$(531,533)	$(5,798,310)	$(8,605,043)
Cash flow used in investment activities	—	(55,519)	—	(56,765)
Cash flow from financing activities(1)	1,999,408	859,130	5,249,408	8,831,765
Net increase (decrease) in cash and cash equivalents	$126,198	$272,078	$(548,902)	$169,957

(1)	Cash flow from financing activities is partially provided through intercompany advances.

12.Share-based payment:

Under the Company’s share-based payment arrangements, stock-based compensation expenses of $1,005,455 and $2,832,438 were recognized on equity share based awards and expenses of $110,859 and $3,263,437 on liability based awards in the consolidated statement of loss and comprehensive loss for the three and nine-month periods ended December 31, 2022 respectively (2021 - equity expenses of $1,013,795 and $6,251,713 respectively) and nil for liability based awards for the three and nine-month periods ended December 31, 2021.

As at December 31, 2022, the Company had the following share-based payment arrangements:

(a)	Company stock option plan:
(i)	Stock option plan:

The Company has established a stock option plan for directors, officers, employees and consultants. The exercise price of the stock options granted under the plan is not lower than the closing price of the common shares listed on the Nasdaq on the eve of the grant. The terms and conditions for acquiring and exercising options are set by the Board of Directors, subject to, among others, the following limitations: the term of the options cannot exceed ten years and every stock option granted under the stock option plan will be subject to conditions no less restrictive than a minimum vesting period of 18 months and a gradual and equal acquisition of vesting rights at least on a quarterly basis. The Company’s stock-option plan allows the Company to issue a number of stock options not exceeding 15% of the number of common shares issued and outstanding at the time of any grant. The total number of stock options issuable to a single holder cannot exceed 5% of the Company’s total issued and outstanding common shares at the time of the grant, provided that the maximum number of stock options issuable to a single consultant cannot exceed 2% of the Company’s total issued and outstanding common shares at the time of the grant.

The number and weighted average exercise prices of stock options are as follows:

		2022		2021
		Weighted		Weighted
		average		average
		exercise	Number of	exercise	Number of
	Notes	price	options	price	options
Options outstanding at April 1st, 2022 and 2021		$37.41	306,321	$65.91	121,208
Granted		1.60	229,715	29.97	220,125
Forfeited/Cancelled		16.00	(65,361)	37.82	(86,815)
Expired		50.71	(47,033)	90.20	(7,143)
Options outstanding at December 31, 2022 and 2021		$18.55	423,642	$45.10	247,375

Options exercisable at December 31, 2022 and 2021		$39.25	131,119	$56.59	98,387

	December 31, 2022
	Options outstanding		Exercisable options
	Weighted
	remaining		Weighted	Weighted
	contractual	Number of	Number of	average
	life	options	options	exercise
Exercise price	outstanding	outstanding	exercisable	price

$1.55 - $1.59	4.63	115,715	19,048	1.55
$1.60 - $6.07	4.74	114,000	—	—
$6.08 - $27.90	3.71	106,431	57,621	25.51
$27.91 - $42.96	3.55	28,669	10,804	30.23
$42.97 - $157.38	7.21	58,827	43,646	76.08
		423,642	131,119

The fair value of options granted has been estimated using the Black-Scholes option pricing model and based on the weighted average of certain assumptions. The Company granted respectively no options and 114,000 options to non-employees during the three and nine-

month periods ended December 31, 2022 (none for the three and nine-month periods ended December 31, 2021) resulting in a $128,680 and a nil stock-based compensation expense, respectively for the nine-month periods ended December 31, 2022 and 2021.

Nine-month periods ended
	December 31,	December 31,
Black-Scholes assumptions used	2022	2021

Share price	$10.50-$155.05	$18.20-$155.05
Exercise price	$10.50-$155.05	$19.25-$155.05
Dividend yield	nil	nil
Risk-free interest	0.13% - 2.04%	0.13% - 2.04%
Expected life (years)	3.54	3.47
Expected volatility	53.52% - 91.94%	53.52% - 86.04%

Stock-based compensation recognized under this plan amounted to $299,406 and $774,679 respectively for the three and nine-month periods ended December 31, 2022 (2021 - $162,735 and $1,598,378). Unrecognized compensation cost at December 31, 2022 is $399,386 with a weighted average period remaining of 1.03 years (2021 - $1,584,133 with a weighted average period remaining of 1.29 years).

(ii)	Non-market performance options:

On July 8, 2019, the Company granted 100,000 non-market performance options under the Company stock option plan at an exercise price of $4.43 per share to the CEO, expiring on July 8, 2029. These options vest after the attainment of non-market performance conditions within the following ten years. These non-market performance options required the approval of amendments to the stock option plan and therefore the fair value of these options was revalued up to the date of the approval of the amendments (grant date). None of these non-market performance options have vested as at December 31, 2022. These options were not exercisable as at December 31, 2022 and 2021.

No stock-based compensation expense was recognized during the three and nine-month periods ended December 31, 2022 (three and nine-month periods ended December 31, 2021- $99,849 and $301,013 respectively).

(iii)	Market performance options:

On July 8, 2019, the Company granted 157,142 market performance options under the Company stock option plan at an exercise price of $4.43 per share to the CEO, expiring on July 8, 2029. These options vest after the attainment of market performance conditions within the following ten years. Some of these market performance options required the approval of amendments to the stock option plan and therefore the fair value of these options was revaluated up to the date of the approval of the amendments (grant date).

The number and weighted average exercise prices of market performance options are as follows:

		2022		2021
		Weighted		Weighted
		average		average
		exercise	Number of	exercise	Number of
	Notes	price	options	price	options

Options outstanding at April 1, 2022 and 2021		$155.05	157,142	$155.05	157,142
Options outstanding at December 31, 2022 and 2021		$155.05	157,142	$155.05	157,142

Options exercisable at December 31, 2022 and 2021		$155.05	21,429	$155.05	21,429

Stock-based compensation recognized under this plan amounted to $573,588 and $1,776,579 respectively for the three and nine-month periods ended December 31, 2022. Stock-based compensation expenses of $618,162 and $1,863,558 were recognized for three and nine-month periods ended December 31, 2021 respectively. Unrecognized compensation cost at December 31, 2022 is $9,484,197 with a weighted average period remaining of 6.76 years (2021 - $12,610,370 with a weighted average period remaining of 7.76 years).

(b)	Deferred Share Units and Restricted Share Units:

The Company has established an equity incentive plan for employees, directors and consultants of the Company. The plan provides for the issuance of restricted share units, performance share units, restricted shares, deferred share units and other share-based awards, subject to restricted conditions as may be determined by the Board of Directors. Upon fulfillment of the restricted conditions, as the case may be, the plan provides for settlement of the awards outstanding through shares.

(i)	Deferred Share Units (“DSUs”)

The number and weighted average share prices of DSUs are as follows:

		2022		2021
		Weighted		Weighted
		average		average
		share	Number of	share	Number of
	Notes	price	DSUs	price	DSUs

DSUs outstanding at April 1, 2022 and 2021		$66.45	4,308	$63.00	1,202
DSUs outstanding at December 31, 2022 and 2021		$66.45	4,308	$19.00	4,308

DSUs exercisable at December 31, 2022 and 2021		$66.45	4,308	$48.18	1,976

Of the 4,308 DSUs outstanding as at December 31, 2022 (2021 – 4,308), 1,555 DSUs vested during the nine-month period ended December 31, 2021 upon services to be rendered during a period of twelve months from date of grant (2021 – 1,108). The fair value of the DSUs is determined to be the share price at the date of grant and is recognized as stock-based compensation, through additional paid-in capital, over the vesting period.

Stock-based compensation recognized under this plan amounted to $— and $13,025 respectively for the three and nine-month periods ended December 31, 2022. Stock-based compensation expenses of $23,928 and $29,235 were recognized for three and nine-month periods ended December 31, 2021 respectively.

(ii)Restricted Share Units (‘‘RSUs’’)

During the year ended March 31, 2020, as part of the employment agreement of the CEO, the Company granted RSUs which vest over three years in 36 equal instalments. During the year ended March 31, 2021, Neptune granted additional RSUs to the CEO and to executives of the Company, which vest over periods ranging from 6 months to 3 years. The fair value of the RSUs is determined to be the share price at the date of grant and is recognized as stock-based compensation, through additional paid-in capital, over the vesting period. The fair value of the RSUs granted during the nine-month period ended December 31, 2022 was $3.31 per unit.

		2022		2021
		Weighted		Weighted
		average		average
		share	Number of	share	Number of
	Notes	price	RSUs	price	RSUs

RSUs outstanding at April 1st, 2022 and 2021		$59.75	25,038	$92.08	95,845
Granted		3.31	436,449	—	11,751
Forfeited		19.25	(15,606)	—	(2,858)
Released through the issuance of common shares	10(d)	5.60	(269,599)	155.05	(51,095)
Withheld as payment of withholding taxes	10(d)	5.60	(173,493)	155.05	(27,133)
RSUs outstanding at December 31, 2022 and 2021		$60.04	2,789	$148.49	26,510

Stock-based compensation recognized under this plan amounted to $132,461 and $268,155 respectively for the three and nine-month periods ended December 31, 2022. Stock-based compensation expenses of $109,121 and $2,459,529 were recognized for three and nine-month periods ended December 31, 2021 respectively. There is no unrecognized compensation cost at December 31, 2022 (2021 - $501,720 unrecognized compensation cost with a weighted average remaining life of 0.76 years).

On November 14, 2021, the Company and its CEO entered into an agreement pursuant to which the CEO’s existing employment agreement was amended to waive the Company’s obligation to procure directors and officers insurance coverage of up to $15 million for the period covering July 1, 2021 to July 31, 2022. The parties agreed that if the Company had successfully completed a strategic partnership prior to December 31, 2021, the CEO would have been entitled to approximately $6.9 million in cash and would have been granted fully vested options to purchase 8.5 million shares of the Company’s common stock. As the strategic partnership was not consummated by December 31, 2021, the CEO was entitled to monthly cash payments for an aggregate value of approximately $6.9 million or the issuance over time of a fixed amount of fully vested RSUs, at the option of the Company.

The balance of the liability accrual to the CEO is $8,587 (including withholding taxes) as at December 31, 2022, in trade and other payables. The revaluation of the liability amounted to a loss of $110,859 and a gain of $3,263,437 respectively for the three and nine-month periods ended December 31, 2022 and were recorded into selling, general and administrative expenses (2021 – nil for both periods). During the three and nine-month periods ended December 31, 2022, settlements in RSUs were of $132,681 and $1,555,585 respectively. The compensation to be settled in RSUs or if the Company is unable to grant such RSUs, then a combination of cash and vested RSUs with equivalent value, is not reflected in the number of RSUs outstanding above.

(c)	Long term cash bonus:

According to the employment agreement with the CEO, a long-term incentive of $15 million is payable if the Company’s US market capitalization is at least $1 billion. The Company uses a risk-neutral Monte Carlo simulation to estimate the fair-value of this instrument and recognizes the incentive over the estimated period to reach the market capitalization.

As at December 31, 2022, the liability related to this long-term incentive of $23,000 ($88,688 as at March 31, 2022) is presented in Other liability in the consolidated balance sheets. During the nine-month period ended December 31, 2022, a recovery of $65,688 (2021 – a recovery of $238,155) was recorded in connection with the long-term incentive under selling, general and administrative expenses in the consolidated statement of loss. During the three-month period ended December 31, 2022, the Company recorded a recovery of $1,000 (2021 – a recovery of $85,468).

13.Income (Loss) per share:

The Company presents basic net income per share using the two-class method. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to equity holders and that determines basic net income per share for each class of stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings that would have been available to equity holders. A participating security is defined as a security that may participate in undistributed earnings with shares.

The Company’s capital structure includes securities that participate with shares on a one-for-one basis for distribution of dividends. The following classes of warrants are considered participating securities as they are entitled to participate in dividend distributions alongside equity holders for which the two-class method is applied in computing earnings per share: Series A Warrants, Series B Warrants, Series C Warrants, Series D Warrants, Series E Warrants, 2020 Warrants and 2021 Warrants. The Company determines the diluted net income per share by using the more dilutive of the two class-method or the treasury stock method. The issued and unexercised liability and equity classified warrants do not participate in losses of the Company, thus an allocation of losses is not performed when the Company is in a loss position.

The effects of options, DSUs, RSUs and warrants are excluded from the calculation of diluted loss per share for periods in which a company sustains a loss. Accordingly, diluted loss per share was the same as basic loss per share, except for the three-month period ended December 31, 2022, because the Company has incurred losses in each of the other periods presented. All outstanding options, DSUs, RSUs and warrants could potentially be dilutive in the future.

	Three-month periods ended		Nine-month periods ended
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021
Net income (loss) attributed to equity holders	$1,288,110	$(15,009,015)	$(33,893,698)	$(43,029,506)
Less: Undistributed earnings attributed to warrant holders	(631,070)	—	—	—
Basic net income (loss) attributed to common shareholders	$657,040	$(15,009,015)	$(33,893,698)	$(43,029,506)
Dilutive net income (loss) attributed to common shareholders	$657,040	$(15,009,015)	$(33,893,698)	$(43,029,506)
Basic weighted-average number of common shares outstanding	11,030,838	4,781,190	8,462,761	4,765,762
Effect of dilutive securities
Options, RSUs, DSUs	64,129	—	—	—
Dilutive weighted-average number of common shares outstanding	11,094,967	4,781,190	8,462,761	4,765,762
Net income (loss) per share attributable to common shareholders of the Company
Basic earnings (loss) per share	$0.06	$(3.14)	$(4.01)	$(9.03)
Dilutive earnings (loss) per share	$0.06	$(3.14)	$(4.01)	$(9.03)

The following table summarizes outstanding securities not included in the computation of diluted net income (loss) per share as the effect would have been anti-dilutive for each respective period.

	Three-month periods ended		Nine-month periods ended
	December 31,	December 31,	December 31,	December 31,
Securities	2022	2021	2022	2021
Options, RSUs, DSUs	523,752	435,335	587,881	435,335
Warrants	11,236,554	673,784	11,236,554	673,784

14.Fair-value:

The Company uses various methods to estimate the fair value recognized in the consolidated financial statements. The fair value hierarchy reflects the significance of inputs used in determining the fair values:

●	Level 1 ‒ Unadjusted quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date;
●	Level 2 ‒ Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices);
●	Level 3 ‒ Fair value based on valuation techniques which includes inputs related to the asset or liability that are not based on observable market data (unobservable inputs).

Financial assets and liabilities measured at fair value on a recurring basis are the assets held for sale, the call option granted to Neptune by Sprout’s non-controlling interest owners of equity (the “Call Option”) and the liability related to warrants.

The following table presents the Company’s hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2022 and March 31, 2022:

		December 31, 2022
	Notes	Level 1	Level 2	Level 3	Total
Liabilities
Liability related to warrants	8	$—	$—	$1,444,058	$1,444,058
Total		$—	$—	$1,444,058	$1,444,058

		March 31, 2022
	Notes	Level 1	Level 2	Level 3	Total
Liabilities
Liability related to warrants	8	$—	$—	$5,570,530	$5,570,530
Total		$—	$—	$5,570,530	$5,570,530

On June 8, 2022, the Company announced a planned divestiture of the Canadian cannabis business and the Company will focus on winding up its cannabis operations pending one or more sales transactions. Following this announcement, the disposal group was first measured based on level 3 inputs, at fair value less cost to sell using market prices for comparative assets, and then based on level 1 inputs during the quarter ended September 30, 2022, as per the ASPA (note 2(d)).

On February 10, 2021, Sprout’s other equity interest owners granted Neptune a call option (the “Call Option”) to purchase the remaining 49.9% outstanding equity interests of Sprout, at any time beginning on January 1, 2023 and ending on December 31, 2023. On December 31, 2022 and March 31, 2022, the Call Option was measured based on level 3 inputs to nil. For the three and nine-month periods ended December 31, 2022, the Company recorded gains on re-measurement of nil (2021 – losses of $(376,753) and $(146,138) respectively).

The liabilities related to warrants were recorded at their fair value using a Black-Scholes pricing model. Warrants are revalued each period end at fair value through profit and loss using level 3 inputs (note 8).

The Company has determined that the carrying values of its short-term financial assets and liabilities approximate their fair values given the short-term nature of these instruments. The carrying value of the short-term investment also approximates its fair value given the short-term maturity of the reinvested funds. For variable rate loans and borrowings, the fair value is considered to approximate the carrying amount.

The fair value of the fixed rate loans and borrowings and long-term payable is determined by discounting future cash flows using a rate that the Company could obtain for loans with similar terms, conditions and maturity dates. The fair value of these instruments approximates the carrying amounts and was measured using level 3 inputs.

15.Commitments and contingencies:

(a)	Commitments:
(i)	On January 31, 2020, Neptune entered into an exclusive license agreement for a specialty ingredient in combination with fish oil products in nutraceutical products for a period of 8 years. Neptune is required to pay royalties on sales for these products. To maintain exclusivity, Neptune must reach annual minimum volumes of sales for the duration of the agreement or make corresponding minimum royalty payments. The total remaining amount of minimum royalties under the license agreement is $1,148,564. Failure to make the minimum royalty payments will solely result in the license granted thereunder becoming non-exclusive.
(ii)	On March 21, 2019, the Company received a judgment from the Court regarding certain previously disclosed claims made by a corporation controlled by the former CEO against the Company in respect to certain royalty payments alleged to be owed and owing to the former CEO pursuant to the terms of an agreement entered into on February 23, 2001 between Neptune and the former CEO (the “Agreement”). The Court declared that under the terms of the agreement, the Company is required to pay royalties of 1% of its revenues in semi-annual instalments, for an unlimited period. Based on currently available information, a provision of $606,346 for royalty payments has been recognized as of December 31, 2022 ($362,809 as at March 31, 2022). Refer to note 7.
(iii)	On May 28, 2021, Sprout entered into a license agreement with Moonbug Entertainment Limited (“Moonbug”), pursuant to which it would license certain intellectual property, relating to characters from the children’s entertainment property

CoComelon, for use on certain Sprout products through December 31, 2023 in exchange for a royalty on net sales. Sprout is required to make minimum guaranteed annual payments to Moonbug of $200,000 over the term of the agreement. The agreement may be extended for an additional three years in exchange for an additional minimum guaranteed annual payment to Moonbug of $200,000 over the extended term of the agreement. Royalties payable under the agreement are set off against minimum guaranteed payments made.
(b)	Contingencies:

In the normal course of business, the Company is involved in various claims and legal proceedings, for which the outcomes, inflow or outflow of economic benefits, are uncertain. The most significant of which are ongoing are as follows:

(i)	In September 2020, Neptune submitted a claim and demand for arbitration against Peter M. Galloway and PMGSL Holdings, LLC (collectively “PMGSL”) in accordance with the SugarLeaf Asset Purchase Agreement (“APA”) dated May 9, 2019 between Neptune, PMGSL, Peter M. Galloway and Neptune Holding USA, Inc. Separately, PMGSL submitted a claim and demand for arbitration against Neptune. The Neptune claims and PMGSL claims have been consolidated into a single arbitration and each are related to the purchase by Neptune of substantially all of the assets of the predecessor entities of PMGSL Holdings, LLC. Neptune is claiming, among other things, breach of contract and negligent misrepresentation by PMGSL in connection with the APA and is seeking, among other things, equitable restitution and any and all damages recoverable under law. PMGSL is claiming, among other things, breach of contract by Neptune and is seeking, among other things, payment of certain compensation contemplated by the APA. A merit hearing in the arbitration started in April 2022 with a further week of testimony from August 1-5, 2022. On June 15, 2022, a one-day hearing took place on Neptune’s motion to enforce a settlement agreement reached on April 2021 (which was repudiated by PMGSL in June 2021). Following oral argument on July 7, 2022, that motion was denied. While Neptune believes there is no merit to the claims brought by PMGSL, a judgment in favor of PMGSL may have a material adverse effect on our business and Neptune intends to continue vigorously defending itself. Based on currently available information, a provision of $600,000 has been recognized for this case as at December 31, 2022 ($600,000 as at March 31, 2022).
(ii)	On February 4, 2021, the United States House of Representatives Subcommittee on Economic and Consumer Policy, Committee on Oversight and Reform (the “Subcommittee”), published a report, “Baby Foods Are Tainted with Dangerous Levels of Arsenic, Lead, Cadmium, and Mercury” (the “Report”), which stated that, with respect to Sprout, “independent testing of Sprout Organic Foods has confirmed that their baby foods contain concerning levels of toxic heavy metals.” The Report further stated that after receiving reports alleging high levels of toxic metals in baby foods, the Subcommittee requested information from Sprout but did not receive a response. On February 11, 2021, following the acquisition of a 50.1% stake in Sprout by Neptune, the Subcommittee contacted Sprout, reiterating its requests for documents and information about toxic heavy metals in Sprout’s baby foods. Sprout provided an initial response to the Subcommittee on February 25, 2021 and is cooperating with the Subcommittee requests.

Further, on February 24, 2021, the Office of the Attorney General of the State of New Mexico (“NMAG”) delivered to Sprout a civil investigative demand requesting similar documents and information with regards to the Report and the NMAG’s investigation into possible violations of the False Advertising Act of New Mexico. Sprout is responding to the requests of the NMAG.

Since February 2021, several putative consumer class action lawsuits have been brought against Sprout alleging that its products (the “Products”) contain unsafe and undisclosed levels of various naturally occurring heavy metals, namely lead, arsenic, cadmium and mercury. Sprout has denied the allegations in these lawsuits and contends that its baby foods are safe and properly labeled. The claims raised in these lawsuits were brought in the wake of the highly publicized Report. All such putative class actions have since been dismissed. No provision has been recorded in the financial statements for these cases.

In addition to the consumer class actions discussed above, Sprout is currently named in three lawsuits (filed in California State Court on June 16, 2021, filed in Hawaii State Court on January 9, 2023 and filed in Nevada Federal Court on March 3, 2023, respectively) alleging some form of personal injury from the ingestion of Sprout’s Products, purportedly due to unsafe and undisclosed levels of various naturally occurring heavy metals. These lawsuits generally allege injuries related to neurological development disorders such as autism spectrum disorder and attention deficit hyperactivity disorder. Sprout denies that its Products contributed to any of these injuries. In addition, the Office of the Attorney General for the District of Columbia (“OAG”) sent a letter to Sprout dated October 1, 2021, similar to letters sent to other baby food manufacturers, alleging potential labeling and marketing misrepresentations and omissions regarding the health and safety of its baby food products, constituting an unlawful trade practice. Sprout has agreed to meet with the OAG and will vigorously defend against the allegations. No provision has been recorded in the financial statements for this matter.

These matters may have a material adverse effect on Sprout’s financial condition, or results of operations.

The outcome of these claims and legal proceedings against the Company cannot be determined with certainty and is subject to future resolution, including the uncertainties of litigation.

16.Operating Segments:

The Company measures its performance based on a single segment, which is the consolidated level used in internal management reports that are reviewed by the Company’s Chief Operating Decision Maker.

a)	Geographical information:

Revenue is attributed to geographical locations based on the origin of customers’ location:

	Three-month periods ended		Nine-month periods ended
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021
Canada	$1,347,700	$4,560,116	$7,074,759	$8,920,392
United States	10,597,392	9,831,143	32,626,483	27,643,347
Other countries	263,816	276,670	766,736	701,330
	$12,208,908	$14,667,929	$40,467,978	$37,265,069

Long-lived assets of the Company are located in the following geographical location:

	December 31,	March 31,
	2022	2022
Canada	$536,905	$20,724,674
United States	1,325,762	723,449
Total property, plant and equipment	$1,862,667	$21,448,123

	December 31,	March 31,
	2022	2022
Canada	$1,688,339	$2,353,054
United States	15,654,839	19,301,981
Total intangible assets	$17,343,178	$21,655,035

	December 31,	March 31,
	2022	2022
Canada	$2,424,414	$2,625,851
United States	11,971,966	19,542,437
Total goodwill	$14,396,380	$22,168,288

b)	Revenues

The Company derives revenue from the sales of goods which are recognized at a point in time as follows:

	Three-month periods ended		Nine-month periods ended
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021
Nutraceutical products	$3,541,002	$3,927,334	$11,844,529	$11,168,555
Cannabis and hemp products	23,337	3,516,488	2,740,664	5,659,039
Food and beverages products	8,380,753	6,927,617	25,083,053	19,606,381
Innovation products	—	(344)	—	68,515
	$11,945,092	$14,371,095	$39,668,246	$36,502,490

17.Related parties:

Related party transactions and balances not disclosed elsewhere in these notes of the financial statements are as follows:

On November 11, 2019, Neptune announced that the Company entered into a collaboration agreement with International Flavors & Fragrances Inc. (“IFF”) to co-develop hemp-derived products for the mass retail and health and wellness markets. App Connect Service, Inc. (“App Connect”), a company indirectly controlled by Michael Cammarata, CEO and Director of Neptune, is also a party to the agreement to provide related branding strategies and promotional activities. Neptune will be responsible for the marketing and the sales of the products and will receive the amounts from the product sales. Neptune will in turn pay a royalty to IFF and App Connect associated with the sales of the co-developed products. The payment of royalties to App Connect, subject to certain conditions, has been approved by the TSX. During the three and nine-month periods ended December 31, 2022 and 2021, the Company recorded a negligible amount of royalty expense pursuant to the co-development contract and no royalties were paid to date.

18.Subsequent events:

On January 13, 2023, Neptune announced that it has closed on a senior secured notes financing (such notes, the “Notes”) for gross proceeds of $4,000,000 with CCUR Holdings, Inc. and Symbolic Logic, Inc. (collectively, the “Noteholders”). The Notes will mature 12 months from the initial closing and bear interest at a rate of 16.5% per annum. The notes are secured by the assets of Neptune excluding the assets of Sprout. Interest will be payable in kind on the first 6 monthly payment dates after the initial closing date and thereafter will be payable in cash. Pursuant to the terms of the Notes, the Company also issued to the Noteholders warrants to purchase an aggregate of 850,000 shares of Neptune common stock, with each warrant exercisable for 5 years following the initial issuance at a price of $0.53 per common share. Subject to certain conditions, a prepayment of up to $2,000,000 was required no later than March 31, 2023. On March 9, 2023, the Company entered into a Waiver and First Amendment to the Notes (the “Waiver Agreement”). The Waiver Agreement waives certain administrative, regulatory and financial statement related covenants as further described in the Waiver Agreement as required by the terms of the Notes. The lender has the right to demand immediate repayment in the event of default. Furthermore, in connection with the Waiver Agreement, the Notes were amended to provide that the Purchasers shall be paid an exit fee in the aggregate amount of $200,000, payable as follows: (i) on or prior to May 15, 2023, $100,000 and (ii) on the Maturity Date (as defined in the Note Purchase Agreement), $100,000 and the interest rate was increased to 24% for a period extending until the Company meets specified criteria in the Waiver Agreement. In addition, the mandatory prepayment of $2,000,000 previously due March 31, 2023 was extended to be due no later than May 15, 2023.

On January 25, 2023, Neptune announced that its organic baby food brand subsidiary, Sprout Organics, has entered into an accounts receivable factoring facility with Alterna Capital Solutions, LLC (“Alterna”). The maximum available is $5 million. The terms of the agreement include a Funds Usage Fee of prime plus 1% with a minimum interest rate of 8% per annum. Alterna was granted a security interest in Sprout’s accounts receivable. The agreement will remain in effect for a 12-month period, effective January 23, 2023, and will be automatically renewed. Neptune provided a commercial guaranty in connection with this agreement.

On March 10, 2023, Sprout entered into an additional $300,000 secured promissory note, on the same terms as the secured promissory notes issued to MSEC described in these notes of the financial statements. In connection with the Secured Promissory Note, Neptune issued a warrant to purchase up to 111,111 common shares at an exercise price of $0.54. The warrant expires March 10, 2028.

On April 17, 2023, the Company entered into an agreement with the representative of the minority stockholders of Sprout that provides that the purchase price for the Call Option to purchase the remaining 49.9% of outstanding equity interests of Sprout, if the option is exercised prior to June 15, 2023, would be $13.0 million, consisting of at least $10.5 million in cash with the remainder payable in Common Shares.

Effective April 18, 2023, Sprout and MSEC amended the MSEC promissory note, providing that the maturity date was extended to December 31, 2024, and that the note will bear interest at the rate of 15.0% per annum through and including December 31, 2023, payable in kind, and 10.0% per annum, payable in kind, and 5.0% per annum payable in cash, from and after January 1, 2024. The foregoing amendment did not amend the terms of the other notes payable by Sprout.

4,415,162 Common Shares

Pre-Funded Warrants to Purchase up to 7,706,050 Common Shares

Common Warrants to Purchase up to 12,121,212 Common Shares

Up to 19,827,262 Common Shares Underlying the Common Warrants and Pre-Funded Warrants

PROSPECTUS

Sole Placement Agent

A.G.P.

The date of this prospectus is May 11, 2023